As filed with the Securities and Exchange Commission on July 2, 1998
                                                           Registration No. 333-
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                   ----------
                                    FORM SB-2
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                                   ----------
                         FIRST INDEPENDENCE CORPORATION
             (Exact name of registrant as specified in its charter)

         Delaware                         6035                     36-3899950
         --------                         ----                     ----------
(State or other jurisdiction of (Primary Standard Industrial   (I.R.S. Employer)
incorporation or organization)  Classification Code Number)   Identification No.

                                 Myrtle & Sixth
                           Independence, Kansas 67301
                                 (316) 331-1660
       (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                                   ----------
             Larry G. Spencer, President and Chief Executive Officer
                         First Independence Corporation
                                 Myrtle & Sixth
                           Independence, Kansas 67301
                                 (316) 331-1660
       (Name, address, including zip code, and telephone number, including area code, of agent for service)
                                   ----------
                  Please send copies of all communications to:

                            Martin L. Meyrowitz, P.C.
                                Beth A. Freedman
                         SILVER, FREEDMAN & TAFF, L.L.P.
      (a limited liability partnership including professional corporations)
                            1100 New York Avenue, NW
                            Washington, DC 20005-3934
                                 (202) 414-6100
                                   ----------
        Approximate date of commencement of proposed sale to the public:
   As soon as practicable after this Registration Statement becomes effective.

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [X]

                                                 CALCULATION OF REGISTRATION FEE
===========================================================================================================================
                                                                Proposed Maximum    Proposed Maximum
   Title of Each Class of                    Amount to be        Offering Price         Aggregate              Amount of
Securities to be Registered                  Registered(1)        Per Share (1)     Offering Price(1)      Registration Fee
---------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $.01 per share    185,590 shares(1)(2)       $NA (2)          $2,381,000 (2)             $702
===========================================================================================================================

(1)  Estimated solely for the purpose of calculating the registration fee.

(2) The number of shares to be issued by the Registrant is based upon an independent appraisal of The Neodesha Savings & Loan Association, F.S.A. (the company being acquired). Based upon such appraisal, the Registrant will issue a number of shares equal to $2,381,000, based on the average of the closing bid and ask quotation on the NASDAQ market for the ten trading days ending on the expiration date of the offering.

         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS

                         FIRST INDEPENDENCE CORPORATION
                         185,590 Shares of Common Stock
                              (Anticipated Maximum)

         First Independence Corporation (the "Company") is offering its common stock to the depositors of The Neodesha Savings and Loan Association, FSA ("Neodesha") (through subscription rights) and the public pursuant to a plan by which Neodesha is combining with First Federal Savings and Loan Association of Independence ("First Federal" or the "Association") through the conversion of Neodesha from the mutual to the stock form of organization and the simultaneous merger of Neodesha with and into the Association (the "Merger Conversion"). The Merger Conversion must be approved by the Office of Thrift Supervision and by a majority of the votes eligible to be cast by members of Neodesha. No common stock will be sold if Neodesha does not receive these approvals, or if First Independence Corporation does not receive orders for at least the minimum number of shares. Pursuant to Neodesha's plan of merger conversion ("Plan of Merger Conversion"), non-transferable rights to subscribe for the Company's common stock ("Subscription Rights") have been given, in order of priority, to: (1) Eligible Account Holders (deposit account holders of Neodesha as of December 31,
1996); (2) Tax-Qualified Employee Plans; (3) Supplemental Eligible Account Holders (deposit account holders of Neodesha as of June 30, 1998); (4) members of Neodesha, other than Eligible Account Holders and Supplemental Eligible
Account Holders, as of ________ ___, 1998, the voting record date for the Special Meeting ("Other Members"); and (5) officers, directors and employees of Neodesha (the "Subscription Offering"). Concurrently, and subject to the prior rights of holders of Subscription Rights, the Company is offering its common stock for sale in a community offering to members of the general public, with a first preference to natural persons residing in Wilson County, Kansas (the "Community Offering"). It is anticipated that shares not subscribed for in the Subscription and Community Offering will be offered to certain members of the general public on a best efforts basis through a selected dealers arrangement (the "Syndicated Community Offering") (the Subscription Offering, the Community Offering and the Syndicated Community Offering are referred to collectively as the "Subscription and Community Offering"). All purchases will be subject to the maximum and minimum purchase limitations and other terms and conditions described in the Prospectus including Neodesha's and the Company's right, in their sole discretion, to reject orders received in the Community and the Syndicated Community Offering in whole or in part.

                              ---------------------

         An independent appraiser has estimated the pro forma market value of Neodesha, as a stock institution, to be between $1,530,000 and $2,070,000. Subject to regulatory approval, First Independence Corporation may sell up to $2,380,500 of its common stock. The actual purchase price per share cannot currently be determined because it will be equal to 95% of the average market price of First Independence Corporation common stock (based on the average of the closing bid and ask quotations on the Nasdaq SmallCap Market) for the ten trading days ending on the expiration date of this offering. On June 9, 1998, the average of the closing bid and ask quotations for a share of Company common stock on the Nasdaq SmallCap Market was $13.81. If that price was the average market price for the ten trading days ending on the expiration date of this offering, the actual purchase price per share would be $13.12. As a result, subscribers must order, and submit payments or authorize withdrawals for a specific dollar amount of First Independence Corporation common stock. No fractional shares of common stock will be issued. Based on these estimates, First Independence is making the following offering of shares of common stock:

     o Price per share
         Minimum/Maximum:                $11.15  to $15.09

     o Estimated Expenses:               $450,000

     o Net Proceeds to First Independence Corporation
         Minimum/Maximum/Maximum,
         as adjusted:                    $1,080,000  to $1,620,000 to $1,930,500

     o Net Proceeds per Share (based on midpoint price per share)
         Minimum/Maximum/Maximum,
         as adjusted:                    $9.26 to $10.27 to $10.64

                               -------------------

Please refer to Risk Factors beginning on page 9 of this Prospectus.

These securities are not deposits or accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

Neither the Securities and Exchange Commission, the Office of Thrift Supervision, the Federal Deposit Insurance Corporation, nor any state securities regulator has approved or disapproved these securities or determined if this Prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

Trident Securities, Inc. will use its best efforts to assist First Independence Corporation in selling at least the minimum number of shares but does not guarantee that this number will be sold. All funds received from subscribers will be held in an interest bearing savings account at the Association until the completion or termination of the Merger Conversion. First Independence Corporation's common stock is listed on the Nasdaq SmallCap Market under the symbol "FFSL".

For information on how to subscribe, call the Stock Information Center at (316) 325-2268.

                              --------------------

                            Trident Securities, Inc.

                The date of this Prospectus is _________ __, 1998

                                  [MAP TO COME]






















THE SHARES OF COMMON STOCK OFFERED HEREBY ARE NOT SAVINGS ACCOUNTS OR SAVINGS DEPOSITS AND ARE NOT INSURED BY THE SAVINGS ASSOCIATION INSURANCE FUND.

                               PROSPECTUS SUMMARY


         The following summary does not purport to be complete and is qualified in its entirety by the detailed information and financial statements appearing elsewhere herein.


First Independence Corporation

         The Company, a Delaware corporation, was organized by the Association for the purpose of becoming a thrift institution holding company for the Association. The Company is authorized to engage in any activity permitted by Delaware law.

         The principal asset of the Company is the outstanding stock of the Association, its wholly owned subsidiary. The Company presently has no separate operations, and its business consists only of the business of the Association, although it does hold some investment securities and the loan on the ESOP. All references to the Company, unless otherwise indicated, refer to the Company and the Association on a consolidated basis, as the context requires.

         The Company's sources of funds are primarily dividends from the Association, borrowings and the issuance of shares of capital stock. For a description of certain restrictions on the Association's ability to pay dividends to the Company, see "Common Stock Prices and Dividends."

         The Company and the Association are subject to examination and comprehensive regulation and oversight by the OTS and by the Federal Deposit Insurance Corporation ("FDIC"). The Association is further subject to regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board") governing reserves required to be maintained against transaction accounts and non-personal time deposits. The Association is a member of the Federal Home Loan Bank ("FHLB") of Topeka, which is one of the 12 regional banks constituting the FHLB System and its savings deposits are backed by the full faith and credit of the United States Government and are insured by the Savings Association Insurance Fund ("SAIF") to the maximum extent permitted by law.

         As of March 31, 1998, the Company had total assets of $124.5 million, deposits of $84.2 million and stockholders' equity of $11.6 million. For the six months ended March 31, 1998, the Company recorded net earnings of $375,000.

         The Company's executive offices are located at Myrtle & Sixth, Independence, Kansas 67301 and its telephone number at that location is (316) 331-1660.

The Neodesha Savings and Loan Association, FSA

         Neodesha began operation in 1887 as a state-chartered mutual savings institution. In June, 1993, Neodesha converted to a federally chartered mutual savings and loan association. Its savings accounts have been insured since 1939 and Neodesha has been a member of the FHLB System since 1939. Neodesha's operations are conducted through its home office in Neodesha, Kansas.

         As of March 31, 1998, Neodesha had total assets of $13.7 million, deposits of $12.1 million and retained earnings of $1.1 million. For the six months ended March 31, 1998, Neodesha recorded net earnings of $30,000.

         The business of Neodesha consists primarily of attracting deposits from the general public and using those deposits to originate one- to four-family residential mortgage and consumer loans, to purchase investment securities and to make other investments.

The Merger Conversion

         The Subscription Offering and Direct Community Offering are being made in connection with the conversion of Neodesha from a mutual to a stock savings and loan association and the simultaneous merger of Neodesha with and into the Association. Net conversion proceeds are expected to increase the net worth of the Company, which may support future deposit growth and expanded operations and permit expansion of the Company's lending and investment activities and other financial services to the public. The Merger Conversion is subject to certain conditions, including the prior approval of the Plan of Merger Conversion (the "Plan") by certain of Neodesha's members at a Special Meeting to be held on ____________, 1998. After the Merger Conversion, members of Neodesha will have no voting rights in the Company unless they become Company stockholders. Depositors as of December 31, 1996 ("Eligible Account Holders") and depositors as of June 30, 1998 ("Supplemental Eligible Account Holders), however, will have certain liquidation rights in Neodesha. See "The Merger Conversion - Effects on Depositors and Borrowers of Neodesha Liquidation Rights."

         Subscription Offering and Direct Community Offering. The Company is offering 185,590 newly issued shares of Common Stock in the Subscription Offering. Certain depositors of Neodesha, the ESOP of the Company, and directors, officers, and employees of Neodesha will receive subscription rights to purchase the Common Stock. No person may sell, assign or transfer their subscription rights. Persons found to be selling or otherwise transferring their rights to purchase Common Stock in the Subscription Offering, or purchasing Common Stock on behalf of another person will be subject to forfeiture of such rights and possible federal penalties and sanctions. See "The Merger Conversion
- Restriction on Transfer of Subscription Rights and Shares."

         The Plan of  Merger  Conversion  places  limitations  on the  amount of
Common Stock which may be purchased in the Merger Conversion by various categories of persons, including an overall limitation of $100,000 of Company Common Stock which may be purchased in the Merger Conversion by any one person or group of persons acting in concert (other than the Tax-Qualified Employee
Plan). The minimum purchase limitation is $250 of Common Stock. In addition, no fractional shares of Common Stock will be issued. See "The Merger Conversion - Purchase Limitations." If the Merger Conversion is not approved by the members of Neodesha at the Special Meeting, or if all of the shares offered in the Merger Conversion are not sold, no shares will be issued, the Merger Conversion will not take place, all subscription funds received will be returned promptly with interest at the Association's passbook rate and all withdrawal authorizations will be terminated.

         Concurrently with the Subscription Offering, the Company is offering all unsubscribed shares, if any, to members of the general public to whom this Prospectus is delivered, with a preference to natural persons residing in Wilson County, Kansas. The Direct Community Offering may be extended by the Company up to 45 days beyond the date of the completion of the Subscription Offering or, in the event that the Company resolicits stock purchase orders, for such longer period as the OTS may approve.

         Stock Pricing and Number of Shares of Common Stock to be Issued in the Conversion. The actual per share purchase price for the Conversion Stock will be equal to 95% of the average of the market price of the Company's Common Stock (which is the average of the closing bid and ask quotations on the Nasdaq SmallCap Market) for the ten trading days ending on the date of expiration of the Subscription Offering or Direct Community Offering, whichever is later (the "Pricing Date"). The total number of shares of Conversion Stock to be issued will be determined by dividing the Aggregate Purchase Price by the per share purchase price. The total number of shares to be issued may be significantly increased or decreased without a resolicitation of subscriptions, unless such an increase or decrease results in an Aggregate Purchase Price which is outside the Valuation Range (without giving effect to any shares which may be issued pursuant to the Aggregate Purchase Price being within 15% above the high end of the Valuation Range), a price per share below $11.15 or above $15.09, or is otherwise determined by the Company and Neodesha to be material.

         The Company has established a Stock Information Center, managed by Trident Securities, to coordinate the Subscription and Community Offering, including tabulating orders and answering questions about the Subscription and Community Offering received by telephone. All subscribers will be instructed to mail payment to the Stock Information Center or deliver payment directly to the Company's main office. Payment for shares of Common Stock may be made by cash (if delivered in person), check or money order or by authorization of withdrawal from deposit accounts maintained with Neodesha. Such funds will not be available for withdrawal and will not be released until the Merger Conversion is completed or terminated. The Company will not accept wire transfers for the payment of stock for any reason. See "The Merger Conversion - Method of Payment for Subscriptions."

         The aggregate pro forma market value of Neodesha, as converted, was estimated by Ferguson & Company ("Ferguson"), which is experienced in appraising converting thrift institutions, to be the Valuation Range. The Board of Directors of Neodesha has reviewed the Valuation Range as stated in the appraisal and compared it with recent stock trading prices as well as recent pro forma market value estimates for other financial institutions. The Board of Directors has also reviewed the appraisal report, including the assumptions and methodology utilized therein, and determined that it was not unreasonable. The appraisal is not intended to be, and must not be interpreted as, a recommendation of any kind as to the advisability of voting to approve the Merger Conversion or of purchasing shares of Common Stock. Moreover, the appraisal is necessarily based on many factors which change from time to time. See "Pro Forma Data" and "The Merger Conversion - Stock Pricing and Number of Shares to be Issued" for a description of the manner in which such valuation was made and the limitations on its use.

Use of Proceeds

         The net proceeds from the sale of Conversion Stock in the Merger Conversion will increase the net worth of the Company, which may support future deposit growth and expanded lending and investment activities. On an interim basis the proceeds may be invested in short-term securities.

Interests of Certain Persons in the Merger Conversion

         Certain members of Neodesha's management and Board of Directors have interests in the Merger Conversion in addition to their interests as members of Neodesha generally. These interests relate to (i) the formation and maintenance of a Neodesha, Kansas Advisory Board which will initially consist of the non-employee directors of Neodesha; (ii) the Company has agreed to grant to President Miller, Vice President Holmquist and each non-employee director of Neodesha options to purchase, upon consummation of the Merger Conversion, 3,000, 1,500, and 1,000 shares, respectively, of Common Stock (all with an exercise price equal to the fair market value on the date of grant and subject to vesting over five years); (iii) the Company has agreed to enter into a three-year employment agreement with Franklin Miller, president of Neodesha, upon consummation of the Merger Conversion, which provides for the payment of salary equal to his current compensation, the payment of 299% of his "base amount" (five-year average) compensation under certain circumstances in connection with a change of control of the Company and the use of a company car; and (iv) the eligibility of former employees of Neodesha who become employees of the Company for certain employee benefits. See "The Merger Conversion - Interests of Certain Persons in the Merger Conversion."

Dividends

         The Company has paid a cash dividend on its Common Stock in each quarter since the Association's conversion to stock form in October 1993. The most recent quarterly dividend declared by the Company was for $.075 per share and was paid on May 22, 1998. The Company anticipates that it will continue to pay quarterly cash dividends on the Common Stock, although there can be no assurance as to the amount or timing of future dividends. The payment of dividends in the future is at the discretion of the Company's Board of Directors and will depend on the Company's operating results and financial condition, availability of funds, regulatory limitations, tax considerations and other factors. See "Common Stock Prices and Dividends."

Market for Common Stock

         The Company's Common Stock is quoted on the Nasdaq SmallCap Market under the symbol "FFSL." See "Common Stock Prices and Dividends."

Forward-Looking Statements

         In connection with this offering, when used in this Prospectus, in the Company's press releases or other public or shareholder communications, and in oral statements made with the approval of an authorized executive officer, the words or phrases "will likely result", "are expected to", "will continue", "is anticipated", "estimate", "project" or similar expressions are intended to identify "forward-looking statements." Such statements are subject to risks and uncertainties, including but not limited to changes in economic conditions in the Company's and Neodesha's market area, changes in policies by regulatory agencies, fluctuations in interest rates, demand for loans in the Company's and Neodesha's market area and competition, all or some of which could cause actual results to differ materially from historical earnings and those presently anticipated or projected. The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made and are subject to the above-stated qualifications in any event. The Company wishes to advise readers that the factors listed above could affect the Company's financial performance and could cause the Company's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.

         The Company does not undertake -- and specifically declines any obligation -- to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

                 SELECTED CONSOLIDATED FINANCIAL INFORMATION OF
                         FIRST INDEPENDENCE CORPORATION


                                                                                              September 30,
                                                      March 31,     ----------------------------------------------------------------
                                                        1998         1997           1996          1995          1994         1993(1)
                                                        ----         ----           ----          ----          ----         -------
                                                                                         (In Thousands)
Selected Financial Condition Data:
----------------------------------
Total assets ...................................      $124,494      $112,523      $108,539      $101,904      $ 94,593      $ 96,166
Cash, cash equivalents and interest-
 bearing deposits ..............................         6,377         3,151         1,763         2,115         1,415        20,146
Loans receivable, net ..........................        85,264        74,559        67,683        60,370        56,895        58,089
Mortgage-backed securities - at cost ...........        20,902        23,528        28,039        28,594        29,617        13,963
Investment securities - at cost ................         5,000         3,000         2,000         1,000         4,245           271
Securities available for sale ..................         3,346         4,783         5,894         7,358            12            --
Real estate acquired through
 foreclosure, net ..............................            15            12            12            62           234         1,409
Deposits .......................................        84,172        76,229        69,356        67,927        64,384        84,941
Borrowings .....................................        27,300        23,700        24,300        18,800        15,400         3,000
Stockholders' equity ...........................        11,554        11,529        13,003        13,600        13,351         6,103



                                                  Six Months
                                                 Ended March 31,                                Year Ended September 30,
                                              --------------------     -------------------------------------------------------------
                                               1998        1997          1997          1996         1995         1994        1993(1)
                                                                                       (In Thousands)
Selected Operations Data:
-------------------------
Total interest income ...................     $ 4,377      $ 3,970      $ 8,069      $ 7,773      $ 7,186      $ 6,296      $ 6,570
Total interest expense ..................       2,680        2,488        5,059        4,669        3,852        2,857        3,490
                                              -------      -------      -------      -------      -------      -------      -------
  Net interest income ...................       1,697        1,482        3,010        3,104        3,334        3,439        3,080
Provision for losses on loans ...........          --           --           --           --           --           45          332
                                              -------      -------      -------      -------      -------      -------      -------
Net interest income after
 provision for loan losses ..............       1,697        1,482        3,010        3,104        3,334        3,394        2,748
Other income ............................         113          106          281          331          267          216          217
Gain on sale of investments .............          --           --           --          251           --           --          326
General, administrative and
 other expense ..........................      (1,147)      (1,050)      (2,111)      (2,384)      (1,820)      (1,653)      (1,506)
                                              -------      -------      -------      -------      -------      -------      -------
   Earnings before income tax
    expense and cumulative
    effect of change in
    accounting principle ................         663          538        1,180        1,302        1,781        1,957        1,785
Income tax expense ......................         288          206          468          487          694          750          465
                                              -------      -------      -------      -------      -------      -------      -------
   Earnings before cumulative
    effect of change in
    accounting principle ................         375          332          712          815        1,087        1,207        1,320
Cumulative effect of change
  in accounting principle ...............          --           --           --           --           --          241           --
                                              -------      -------      -------      -------      -------      -------      -------
Net earnings ............................     $   375      $   332      $   712      $   815      $ 1,087      $ 1,448      $ 1,320
                                              -------      =======      =======      =======      =======      =======      =======
Basic earnings per share ................     $   .41      $   .33      $   .73      $   .72      $   .87      $   .99          N/A
                                              =======      =======      =======      =======      =======      =======      =======


                                                            Six Months
                                                           Ended March 31,                    Year Ended September 30,
                                                          ----------------      ----------------------------------------------------
                                                          1998       1997       1997        1996       1995       1994       1993(1)
                                                          ----       ----       ----        ----       ----       ----       -------
Selected Financial Ratios and Other Data:
-----------------------------------------
Performance Ratios:
   Return on assets (ratio of net earnings
    to average total assets) ..........................    0.64%      0.61%      0.65%      0.78%      1.12%      1.61%      1.50%
   Interest rate spread information:
     Average during period ............................    2.52       2.26       2.31       2.36       2.87       3.38       3.45
     End of period ....................................    2.25       2.17       2.19       2.17       2.36       3.34       2.94
     Net interest margin(2) ...........................    2.99       2.79       2.81       3.02       3.52       3.91       3.64
   Ratio of operating expense to average
    total assets ......................................    1.97       1.93       1.92       2.28       1.88       1.82       1.61
   Return on equity (ratio of net earnings
    to average equity) ................................    6.53       5.60       6.09       6.21       8.16      11.21      24.63

Quality Ratios:
   Non-performing assets to total assets at
    end of period(3) ..................................     .51        .91       1.25       0.57       0.77       1.27       2.81
   Allowance for loan losses to non-performing
    assets at end of period(3) ........................  102.97      69.83      47.64     112.36      87.45      55.31      24.72
   Allowance for loan losses to non-performing
    loans at end of period ............................  105.50      70.46      48.05     114.62      94.91      68.62      51.66

Capital Ratios:
   Equity to total assets, at end of period ...........    9.28      10.50      10.25      11.98      13.35      14.11       6.35
   Average equity to average assets ...................    9.86      10.90      10.62      12.57      13.78      14.38       6.08
   Ratio of average interest-earning assets
    to average interest-bearing liabilities ...........  109.90     111.25     110.64     114.50     115.83     116.42     104.66
   Dividend payout ratio(4) ...........................   36.18      36.29      34.93      27.37      16.47       7.73        N/A
   Number of full service offices .....................       2          2          2          1          1          1          1

-------------

(1) Does not reflect proceeds from the Association's conversion to stock form and stock issuance by First Independence Corporation which was completed on October 5, 1993.

(2)  Net interest income divided by average interest-earning assets.

(3) Includes non-accruing loans, accruing loans delinquent 90 days or more and assets acquired though foreclosure.

(4) Dividends paid per share divided by earnings per share. The ratio for 1994 does not give pro forma effect for annualizing dividends paid.

                 SELECTED CONSOLIDATED FINANCIAL INFORMATION OF
                THE NEODESHA SAVINGS AND LOAN ASSOCIATION, F.S.A.


                                                                                                    September 30,
                                                            March 31,     ----------------------------------------------------------
                                                             1998         1997         1996         1995         1994          1993
                                                             ----         ----         ----         ----         ----          ----
                                                                                         (In Thousands)
Selected Financial Condition Data:
----------------------------------
Total assets .........................................      $13,679      $14,155      $14,411      $13,799      $14,477      $13,943
Cash, cash equivalents and interest-bearing
    deposits .........................................          650          635          772          559          796        1,319
Loans receivable, net ................................        9,088        9,468        9,489        9,049        8,940        9,116
Mortgage-backed securities -- at cost: ...............          238          253          253          253          253          627
Investment securities -- at cost:
    U.S. Treasury ....................................          898          897        1,097        1,098        1,099          806
    Agency ...........................................        1,517        1,617        1,516        1,516        1,817        1,105
   Municipal .........................................          603          603          602          602          602           --
Deposits .............................................       12,065       12,854       12,698       11,673       12,742       12,904
Borrowings ...........................................          400          100          500          950          650           --
Retained earnings - substantially restricted .........        1,122        1,092        1,015        1,012          941          854




                                                       Six Months
                                                      Ended March 31,                           Year Ended September 30,
                                                    ------------------      --------------------------------------------------------
                                                     1998        1997        1997         1996       1995        1994         1993
                                                     ----        ----        ----         ----       ----        ----         ----
                                                                                       (In Thousands)
Selected Operations Data:
-------------------------
Total interest income ..........................    $   507     $   519     $ 1,046     $ 1,045     $ 1,009     $ 1,013     $ 1,122
Total interest expense .........................        271         274         560         571         496         461         548
                                                    -------     -------     -------     -------     -------     -------     -------
   Net interest income .........................        236         245         486         474         513         552         573
Provision for losses on loans ..................          3           3           6           6           6          36          24
                                                    -------     -------     -------     -------     -------     -------     -------
Net interest income after provision for
   loan losses .................................        233         242         480         468         507         516         549
Other income ...................................         61          64         135         140         124         104         112
General, administrative and
   other expense ...............................       (253)       (255)       (510)       (604)       (538)       (538)       (520)
                                                    -------     -------     -------     -------     -------     -------     -------
   Earnings before income tax expense
   and cumulative effect of change
   in accounting principle .....................         41          51         105           4          91          82         141
Income tax expense .............................         11          13          28           1          20          18          46
                                                    -------     -------     -------     -------     -------     -------     -------
   Earnings before cumulative effect of
   change in accounting principle ..............         30          38          77           3          71          64          95
Cumulative effect of change in
   accounting principle ........................         --          --          --          --          --          23          --
                                                    -------     -------     -------     -------     -------     -------     -------
Net earnings ...................................    $    30     $    38     $    77     $     3     $    71     $    87     $    95
                                                    =======     =======     =======     =======     =======     =======     =======


                                                                      Six Months
                                                                     Ended March 31,              Year Ended September 30,
                                                                    ----------------    --------------------------------------------
                                                                    1998       1997      1997      1996      1995     1994     1993
                                                                    ----       ----      ----      ----      ----     ----     ----
Selected Financial Ratios and Other Data:
-----------------------------------------
Performance Ratios:
   Return on assets (ratio of net earnings to average total
      assets) ..................................................     0.43%     0.53%     0.54%     0.02%     0.51%    0.60%    0.66%
   Interest rate spread information:
     Average during period .....................................     3.49      3.54      3.48      3.40      3.86     4.16     4.27
     End of period .............................................     3.44      3.45      3.73      3.49      3.61     4.32     4.46
     Net interest margin(1) ....................................     3.63      3.66      3.61      3.52      3.94     4.15     4.26
   Ratio of operating expense to average total assets ..........     3.68      3.62      3.58      4.22      3.88     3.73     3.59
   Return on equity (ratio of net earnings to average equity) ..     5.37      7.21      7.25       .29      7.30     9.67    11.54

Quality Ratios:
   Non-performing assets to total assets at end of period(2) ...     1.43      1.41      1.29      0.91      1.59     4.41     5.06
   Allowance for loan losses to non-performing assets
        at end of period(2) ....................................    43.59     45.75     48.90     77.10     48.64    23.66    21.82
   Allowance for loan losses to non-performing loans
        at end of period .......................................    49.13     52.67     56.69     77.10     57.53    30.92    31.14

Capital Ratios:
   Equity to total assets, at end of period ....................     8.20      7.28      7.71      7.04      7.34     6.50     6.12
   Average equity to average assets ............................     8.09      7.37      7.45      7.26      7.00     6.25     5.69
   Ratio of average interest-earning assets to average
        interest-bearing liabilities ...........................   103.49    103.02    103.12    102.88    102.13    99.90    99.84

Other data:
   Number of full service offices ..............................        1         1         1         1         1        1        1

-------------

(1)  Net interest income divided by average interest-earning assets.

(2) Includes non-accruing loans, accruing loans delinquent 90 days or more and assets acquired through foreclosure.

                                  RISK FACTORS

         The following factors, in addition to those discussed elsewhere in this Prospectus, should be considered by investors before deciding whether to purchase the Common Stock offered in the Offering.

Interest Rate Risk Exposure

         The Company's profitability is dependent to a large extent upon its net interest income, which is the difference between its interest income on interest-earning assets, such as loans and investments, and its interest expense on interest-bearing liabilities, such as deposits and borrowings. When interest rates rise, the Company's net interest income tends to be adversely impacted since its liabilities tend to reprice more quickly than its assets. Conversely, in a declining rate environment the Company's net interest income is generally positively impacted since its assets tend to reprice more slowly than its liabilities. Changes in the level of interest rates also affect the amount of loans originated by the Company and, thus, the amount of loan and commitment fees, as well as the market value of the Company's interest-earning assets. Moreover, increases in interest rates also can result in disintermediation, which is the flow of funds away from savings institutions into direct investments, such as corporate securities and other investment vehicles, which generally pay higher rates of return than savings institutions. Finally, a flattening of the "yield curve" (i.e., a decline in the difference between long and short-term interest rates), could adversely impact net interest income to the extent that the Company's assets have a longer average term than its liabilities.

         In managing its asset/liability mix, the Company has, depending on the relationship between long- and short-term interest rates, market conditions and consumer preference, placed more emphasis on managing net interest margin than on better matching the interest rate sensitivity of its assets and liabilities in an effort to enhance net interest income. In particular, because of customer demand, a large majority of the Company's residential loans carry fixed interest rates. As a result, the Company will continue to be significantly vulnerable to changes in interest rates and to decreases in the difference between long- and short-term interest rates.

         The Company is also subject to reinvestment risk relating to interest rate movements. Changes in interest rates can affect the average life of loans and mortgage related securities. Decreases in interest rates can result in increased prepayments of loans and mortgage related securities, as borrowers refinance to reduce borrowing costs. Under these circumstances, the Company is subject to reinvestment risk to the extent that it is not able to reinvest such prepayments at rates that are comparable to the rates on the maturing loans or securities.

         Despite the Company's efforts to limit its sensitivity to interest rate changes, at March 31, 1998, the Association's net portfolio value would have declined by 18% in the event of an instantaneous 200 basis point increase in general interest rates. See "Management's Discussion and Analysis of Financial Condition and Results of Operations of the Company - Asset/Liability Management."

Diversified Lending Risks

         The Company's current operating strategy includes an increased emphasis on originating real estate construction loans. This lending category is generally considered to involve a higher degree of risk than that for traditional single-family residential lending, because, among other factors, such loans involve larger loan balances to a single borrower or groups of related borrowers. In addition some loans may default despite the Company's policies and procedures for loan underwriting. At March 31, 1998, the Company had a balance of $13.3 million in residential construction loans. Risk of loss on a construction loan depends largely upon the concurrence of the initial estimate of the property's value at completion of construction and the estimated cost (including interest) of construction, as well as the availability of permanent take-out financing. During the construction phase, a number of factors could result in delays and cost overruns. If the estimate of value proves to be inaccurate, the Company may be confronted, at or prior to the maturity of the loan, with a project which, when completed, has a value which is insufficient to ensure full repayment. See "Business of the Company -- Lending Activities - Construction Lending."

Competition

         Both the Association and Neodesha experience significant competition in their local market areas in both originating real estate and other loans and attracting deposits. This competition arises from other savings institutions as well as credit unions, mortgage banks, commercial banks, mutual funds and national and local securities firms. Due to their size, many competitors can achieve certain economies of scale and as a result offer a broader range of products and services than the Association and Neodesha. The Association and Neodesha attempt to mitigate the effect of such factors by emphasizing customer service and community outreach. Such competition may limit the Company's growth in the future.

Geographic Concentration of Business Activities

         The Association's and Neodesha's lending and deposit gathering activities are focused primarily on the local communities of Independence and Neodesha, Kansas, respectively (although the Association has recently expanded its lending activities through its new loan production office in Lawrence, Kansas). In the event that such communities experienced an economic slow down or a decline in real estate values, the results of operations of the Company could be materially adversely affected. See "Business of the Company -- Market Area."

Market For Common Stock

         Although the Company's Common Stock has been quoted on the Nasdaq "Small Cap" Market under the symbol "FFSL" for several years, there can be no assurance that an active or liquid trading market will continue. A public market having the desirable characteristics of depth, liquidity and orderliness depends upon the presence in the marketplace of both willing buyers and sellers of the Common Stock at any given time, which is not within the control of the Company or any market maker. Accordingly, there can be no assurance that purchasers will be able to sell their shares at or above the Purchase Price. See "Market for Common Stock."

Takeover Defensive Provisions

         Certain provisions included in the Company's certificate of incorporation and bylaws are designed to encourage potential acquirors to negotiate directly with the Board of Directors of the Company. By discouraging non-negotiated takeover attempts, these provisions may have the effect of delaying or preventing attempts to change the control of the Company, including attempts which might result in the payment to stockholders of a premium over the market price for the Company's shares. These provisions include a classified board of directors, lack of cumulative voting and authority for stockholders to call a special meeting, authority for the Company to issue preferred stock and additional common stock, certain restrictions on acquisitions of or offers to acquire 10% or more of the outstanding voting stock of the Company, supermajority vote requirements for amendments to certain provisions of the certificate of incorporation and to the bylaws, and the requirement that certain business combinations be approved by either at least 80% of the Company's outstanding voting stock or by a two-thirds vote of the Board of Directors or satisfy certain minimum price requirements. In addition, a federal regulation prohibits transfers of, or agreements to transfer, the legal or beneficial ownership of subscription rights or the stock issued upon their exercise prior to completion of a conversion. This regulation also prohibits direct or indirect acquisitions of (or offers to acquire) the beneficial ownership of more than 10% of the stock of a converted savings institution without prior OTS approval. The Change in Savings and Loan Control Act and the Savings and Loan Holding Company Act, as amended (as well as regulations promulgated pursuant to both of these Acts) also require OTS approval prior to the acquisition of "control" (as defined in the regulations) of an insured institution, including a holding company thereof. See "Restrictions on Acquisitions of Stock and Related Takeover Defensive Provisions."

Regulatory Oversight

         The Association and Neodesha are subject to extensive regulation, supervision and examination by the OTS as their chartering authority and primary federal regulator, and by the FDIC, which insures their deposits up to applicable limits. The Association and Neodesha are members of the FHLB of Topeka and are subject to certain limited regulation by the Federal Reserve Board. As the savings and loan holding company of the Association, the Company is subject to regulation and oversight by the OTS. See "Regulation." Such regulation and supervision governs the activities in which an institution can engage and is intended primarily for the protection of the insurance fund and depositors. Regulatory authorities have been granted extensive discretion in connection with their supervisory and enforcement activities which are intended to strengthen the financial condition of the banking industry, including the imposition of restrictions on the operation of an institution, the classification of assets by the institution, the adequacy of an institution's capital and allowance for loan losses and the assessment of fees to protect the insurance funds. See "Regulation - Federal Regulation of Savings Associations" and "- Regulatory Capital Requirements." Any change in such regulation and oversight, whether by the OTS, the Federal Reserve Board, the FDIC or Congress, could have a material impact on the Company, the Association and their respective operations.

Risk of Delay in Completion of the Offering

         The Subscription and Community Offering will expire at ____, Independence, Kansas time, on _____ __, 1998 unless extended by Neodesha and the Company. If the offering is extended beyond _______ _, 1998, all subscribers will have the right to modify or rescind their subscriptions and to have their subscription funds returned with interest. There can be no assurance that the Subscription and Community Offering will not be extended as set forth above.

         A material delay in the completion of the sale of all unsubscribed shares in the Subscription and Community Offering or otherwise may result in a significant increase in the costs in completing the Merger Conversion. Significant changes in the Company's or Neodesha's operations and financial condition, the aggregate market value of the shares to be issued in the Merger Conversion and general market conditions may occur during such material delay. See "The Merger Conversion - Risk of Delay in Completion of the Offering."

Capability of the Company's Data Information System to Accommodate the Year 2000

         Like many financial institutions, the Association and Neodesha rely upon computers for the daily conduct of their business and for information systems processing. There is concern among industry experts that on January 1, 2000 computers will be unable to "read" the new year and there may be widespread computer malfunctions. The Company and Neodesha generally rely on software and hardware developed by independent third parties to provide the information systems they use and management has been advised by the Company's and Neodesha's information systems providers that the issue is being addressed. The Company and Neodesha are also in the process of reviewing internally developed programs to assure year 2000 compliance. Based on information currently available, management of the Company and Neodesha do not believe that significant additional costs will be incurred in connection with the year 2000 issue.

                         FIRST INDEPENDENCE CORPORATION

         The Company, a Delaware corporation, was organized by the Association for the purpose of becoming a thrift institution holding company for the Association. The Company is authorized to engage in any activity permitted by Delaware law.

         The principal asset of the Company is the outstanding stock of the Association, its wholly-owned subsidiary. The Company presently has no separate operations, and its business consists only of the business of the Association. All references to the Company, unless otherwise indicated, refer to the Company and the Association on a consolidated basis, as the context requires.

         The Company's sources of funds are primarily dividends from the Association, borrowings and the issuance of shares of capital stock. For a description of certain restrictions on the Association's ability to pay dividends to the Company, see "Common Stock Prices and Dividends."

         The Company and the Association are subject to examination and comprehensive regulation and oversight by the OTS and by the FDIC. The Association is further subject to regulations of Federal Reserve Board governing reserves required to be maintained against transaction accounts and non-personal time deposits. The Association is a member of the FHLB of Topeka, which is one of the 12 regional banks constituting the FHLB System and its savings deposits are backed by the full faith and credit of the United States Government and are insured by the SAIF to the maximum extent permitted by law.

         The Company's executive offices are located at Myrtle & Sixth, Independence, Kansas 67301 and its telephone number at that location is (316) 331-1660.


                 THE NEODESHA SAVINGS AND LOAN ASSOCIATION, FSA

         Neodesha began operations in 1887 as a state-chartered mutual savings institution. In June, 1993, Neodesha converted to a federally chartered mutual savings and loan association. Its savings accounts have been insured since 1939 and Neodesha has been a member of the FHLB System since 1939. Neodesha's operations are conducted through its home office in Neodesha, Kansas.

         As of March 31, 1998, Neodesha had total assets of $13.7 million, deposits of $12.1 million and retained earnings of $1.1 million.

         The business of Neodesha consists primarily of attracting deposits from the general public and using those deposits to originate one- to four-family residential mortgage and consumer loans, to purchase investment securities and to make other investments.

         Neodesha's deposits are backed by the full faith and credit of the United States Government and are insured to the maximum extent permitted by law by the SAIF. Neodesha is subject to examination and comprehensive regulation by the OTS and the FDIC. Neodesha is also a member of the FHLB of Topeka.

         The home office of Neodesha is located at 801 Main Street, Neodesha, Kansas 66757. Its telephone number at that address is (316) 325-3033.


                                 PRO FORMA DATA

Selected Pro Forma Combined Financial Information

         The following selected pro forma combined financial information has been prepared based on the purchase method of accounting. This method of accounting for business combinations requires that all assets and liabilities of Neodesha be adjusted to their fair market value as of the date of acquisition.

         The actual net proceeds from the sale of the Conversion Stock cannot be determined until the Merger Conversion is completed. However, net proceeds are currently estimated to be between $1,080,000 and $1,620,000. Such estimate and the pro forma information which follows are computed based on an Aggregate Purchase Price at the minimum, midpoint, maximum and 15% above the maximum of the Valuation Range on the assumptions that (i) the number of shares of Conversion Stock at the indicated points within the Valuation Range were sold at the indicated prices per share (which ranges between 15% above and 15% below the average of the closing bid and ask quotations of the Company's Common Stock on the Nasdaq SmallCap Market on June 9, 1998) at the beginning of the appropriate periods and resulted in net proceeds as indicated; (ii) the net proceeds were invested at the beginning of the appropriate periods to yield an annualized return of 5.44%, the one-year treasury bill rate on June 9, 1998 less applicable federal and state taxes at 38.0% of such return resulting in a pro forma after tax return of 3.37%; and (iii) other expenses of the Merger Conversion (including a fee of $85,000 to Trident for its services in connection with the Merger Conversion) will aggregate $450,000. The net earnings for the periods have been adjusted for the pro forma effect of the resulting assumed increase in Neodesha's and the Company's interest income. No effect has been given to (i) the withdrawals from savings and deposit accounts for the purpose of subscribing for shares of the Conversion Stock to be offered in the Subscription and Community Offering or (ii) the liquidation account to be established for the benefit of depositors of Neodesha. See "The Merger Conversion - Effects on
Depositors and Borrowers of Neodesha." The pro forma information may be materially affected by the actual Aggregate Purchase Price and the number of shares of Conversion Stock issued in the Merger Conversion.

         This information should be read in conjunction with the other pro forma financial information, the accompanying pro forma notes and the consolidated financial statements for the respective institutions and the related notes thereto included elsewhere in this Prospectus. The per share prices shown are for illustrative purposes only, and reflect the minimum, midpoint and maximum of the per share price range within which shares may be issued in the Merger Conversion without a resolicitation of subscriptions. The pro forma net earnings derived from the assumptions set forth above should not be considered indicative of the actual results of operations of Neodesha or of the Company for any period, and the assumptions regarding investment yield should not be considered indicative of the actual yields expected during this and any future period. The book value data should not be regarded as indicative of the fair market value of the Conversion Stock, nor does it represent amounts that would be available in the event of liquidation.



                                                           Pro Forma Information - Aggregate Purchase Price
                                              --------------------------------------------------------------------------
                                                                                                                15% Above
                                                       Minimum of         Midpoint of        Maximum of         Maximum of
                                                       Valuation          Valuation          Valuation          Valuation
                                                         Range              Range              Range              Range
                                                         -----              -----              -----              -----
                                                                               (Dollars in Thousands)
Number of  shares  of the
  Company Common Stock to
  be issued at the  following
  prices:
     $11.15  per share .............                    137,176            161,383            185,590            213,429
     $13.12  per share .............                    116,599            137,176            157,752            181,415
     $15.09  per share .............                    101,391            119,283            137,176            157,752

Gross proceeds .........................                 $1,530             $1,800             $2,070             $2,381
Less offering expenses..................                    450                450                450                450
                                                       --------           --------           --------           --------
     Estimated net proceeds.............                 $1,080             $1,350             $1,620             $1,931
                                                         ======             ======             ======             ======


                                      At or For the Six Months Ended                    At or For the Year Ended
                                              March 31, 1998                                September 30, 1997
                              ---------------------------------------------    ---------------------------------------------
                                                                    15%                                             15%
                                                                   Above                                           Above
                                Minimum    Midpoint    Maximum    Maximum      Minimum    Midpoint     Maximum    Maximum
                                  of          of          of         of           of         of           of         of
                               Valuation   Valuation   Valuation  Valuation    Valuation  Valuation    Valuation  Valuation
                                 Range       Range       Range      Range        Range      Range        Range      Range
                                 -----       -----       -----      -----        -----      -----        -----      -----
                                                                 (Dollars in Thousands, except per share data)
Net earnings:
 Historical-- Company ......   $    375    $    375    $    375    $    375    $    712    $    712    $    712    $    712
 Historical-- Neodesha .....         30          30          30          30          77          77          77          77
                               --------    --------    --------    --------    --------    --------    --------    --------
 Historical -- Combined ....        405         405         405         405         789         789         789         789
 Pro forma earnings from
  proceeds .................         18          22          27          32          36          45          54          65
 ESOP ......................        (10)        (12)        (14)        (16)        (21)        (24)        (28)        (33)
 Purchase accounting
  effect on earnings .......         54          54          54          54         108         108         108         108
                               --------    --------    --------    --------    --------    --------    --------    --------
  Pro forma combined net
   earnings ................   $    467    $    469    $    472    $    475    $    912    $    918    $    923    $    929
                               ========    ========    ========    ========    ========    ========    ========    ========

Per Share:
 Historical-- Company ......   $   0.41    $   0.41    $   0.41    $   0.41    $   0.73    $   0.73    $   0.73    $   0.73
 Pro forma combined basic
  net earnings  per share at
  the following assumed
  prices:
    $11.15   per share......   $   0.44    $   0.44    $   0.43    $   0.42    $   0.82    $   0.81    $   0.80    $   0.79
    $13.12   per share......   $   0.45    $   0.45    $   0.44    $   0.44    $   0.84    $   0.83    $   0.82    $   0.81
    $15.09   per share......   $   0.46    $   0.46    $   0.45    $   0.45    $   0.85    $   0.84    $   0.84    $   0.83

Total stockholders' equity
 (net worth):
  Historical-- Company .....   $ 11,554    $ 11,554    $ 11,554    $ 11,554    $ 11,529    $ 11,529    $ 11,529    $ 11,529
  Historical-- Neodesha ....      1,122       1,122       1,122       1,122       1,092       1,092       1,092       1,092
                               --------    --------    --------    --------    --------    --------    --------    --------
  Historical-- Combined ....     12,676      12,676      12,676      12,676      12,621      12,621      12,621      12,621
  Estimated net offering
   proceeds ................      1,080       1,350       1,620       1,930       1,080       1,350       1,620       1,931
  Common stock acquired
   by ESOP .................       (153)       (180)       (207)       (238)       (153)       (180)       (207)       (238)
  Purchase accounting
   effect on equity ........     (1,122)     (1,122)     (1,122)     (1,122)     (1,092)     (1,092)     (1,092)     (1,092)
                               --------    --------    --------    --------    --------    --------    --------    --------
   Pro forma combined
    stockholders' equity ...   $ 12,481    $ 12,724    $ 12,967    $ 13,246    $ 12,456    $ 12,699    $ 12,942    $ 13,222
                               ========    ========    ========    ========    ========    ========    ========    ========

Per share:
 Historical-- Company ......   $  12.09    $  12.09    $  12.09    $  12.09    $  11.78    $  11.78    $  11.78    $  11.78
 Pro forma combined net
  stockholders' equity per
  share at the following
  assumed prices:
    $11.15   per share......   $  11.42    $  11.39    $  11.36    $  11.33    $  11.17    $  11.14    $  11.12    $  11.09
    $13.12   per share......      11.64       11.64       11.65       11.65       11.38       11.38       11.39       11.40
    $15.09   per share......      11.81       11.84       11.86       11.90       11.54       11.57       11.60       11.64

                    PRO FORMA CONDENSED FINANCIAL STATEMENTS
                                   (Unaudited)

         The following unaudited pro forma combined condensed balance sheets as of March 31, 1998 and the unaudited combined condensed statements of earnings for the six months ended March 31, 1998 and for the year ended September 30, 1997 combine the historical financial statements of the Company and Neodesha. The pro forma combined condensed statements are presented under the purchase method of accounting for business combinations. The purchase method of accounting requires that all assets and liabilities be adjusted to their estimated fair market value as of the date of acquisition.

         The pro forma statements are provided for informational purposes only. The pro forma combined condensed statements of earnings are not necessarily indicative of actual results that would have been achieved had the acquisition been consummated at the beginning of the periods presented, and is not indicative of future results. The pro forma financial statements should be read in conjunction with the audited financial statements and the notes thereto of Neodesha and the Company, and their unaudited interim financial statements included elsewhere herein.

           UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS

                                  BALANCE SHEET
                                 March 31, 1998


                                                                                    Pro Forma        Purchase
                                                                                    Conversion       Accounting            Pro Forma
                                                          Company     Neodesha      Adjustments      Adjustments            Combined
                                                          -------     --------      -----------      -----------            --------
                                                                                  (Dollars in Thousands)
ASSETS
Cash, cash equivalents and interest-
 bearing deposits .................................     $   6,337     $     650     $   1,170(a)      $      --            $   8,197
Investment securities held to maturity ............         5,000         3,018            --                --                8,018
Investment securities available for sale ..........         3,346            --            --                --                3,346
Mortgage-backed securities held to
     maturity .....................................        20,902           238            --                --               21,140
Loans receivable ..................................        85,264         9,088            --                --               94,352
Premises and equipment ............................         1,308           376            --              (376)(b)            1,308
Federal Home Loan Bank stock ......................         1,423           140            --                --                1,563
Real estate acquired through foreclosure ..........            15            22            --                --                   37
Other assets ......................................           859           147            --                --                1,006
                                                        ---------     ---------     ---------         ---------            ---------
          Total assets ............................     $ 124,494     $  13,679     $   1,170         $    (376)           $ 138,967
                                                        =========     =========     =========         =========            =========


LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits ..........................................     $  84,172     $  12,065     $      --         $      --            $  96,237
Advances from Federal Home Loan Bank ..............        27,300           400            --                --               27,700
Negative goodwill .................................            --            --            --               889 (d)              778
Other liabilities .................................         1,468            92            --              (143)(c)            1,417
                                                        ---------     ---------     ---------         ---------            ---------
          Total liabilities .......................       112,940        12,557            --               746 (b)          126,243
Stockholders' equity ..............................        11,554         1,122         1,170(a)         (1,122)(c)(d)        12,724
                                                        ---------     ---------     ---------         ---------            ---------
                                                        $ 124,494     $  13,679     $   1,170         $    (376)           $ 138,967
                                                        =========     =========     =========         =========            =========


See notes to Pro Forma Unaudited Combined Condensed Financial Statements.

           UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS

                              STATEMENT OF EARNINGS
                         Six months ended March 31, 1998


                                                                             Pro Forma       Purchase
                                                                             Conversion      Accounting          Pro Forma
                                                 Company     Neodesha        Adjustments     Adjustments         Combined
                                                 -------     --------        -----------     -----------         --------
                                                           (Dollars in thousands, except per share data)
Total interest income...............         $     4,377   $        507   $           37 (e) $         --      $     4,921
Total interest expense..............               2,680            271               --               --            2,951
                                            ------------  -------------    -------------    -------------      -----------
     Net interest income............               1,697            236               37 (e)           --            1,970
Provision for losses on loans.......                 ---              3               --               --                3
                                            ------------   ------------     ------------    -------------      -----------
Net interest income after provision for
     losses on loans................               1,697            233               37 (e)           --            1,967
Other income........................                 113             61               --               44 (f)          218
Other expenses......................              (1,147)          (253)             (20)(g)           15 (h)       (1,405)
                                            ------------   ------------     ------------    -------------      -----------
Earnings before income taxes........                 663             41               17               59              780
Income tax expense..................                (288)           (11)              (7)(i)           (5)(j)         (311)
                                            ------------   ------------      -----------    -------------      -----------
Net earnings........................        $        375   $         30      $        10    $          54      $       469
                                            ============   ============      ===========    =============      ===========
Earnings per share
     Basic..........................           $     .41                                                          $    .45
     Diluted........................                 .38                                                               .42
Average common shares
    Basic...........................             924,407                                                         1,048,355
     Diluted........................             995,600                                                         1,119,548


See notes to Pro Forma Unaudited Combined Condensed Financial Statements.

           UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS

                              STATEMENT OF EARNINGS
                          Year ended September 30, 1997


                                                                            Pro Forma        Purchase
                                                                           Conversion       Accounting        Pro Forma
                                               Company      Neodesha       Adjustments      Adjustments       Combined
                                               -------      --------       -----------      -----------       --------
                                                           (Dollars in thousands, except per share data)
Total interest income...............         $     8,069   $      1,046    $      73 (e)   $        --      $     9,188
Total interest expense..............               5,059            560           --                --            5,619
                                            ------------   ------------    ---------       -----------      -----------
     Net interest income............               3,010            486           73 (e)            --            3,569
Provision for losses on loans.......                  --              6           --                --                6
                                            ------------   ------------    ---------       -----------      -----------
Net interest income after provision
     for losses on loans............               3,010            480           73 (e)            --            3,563
Other income........................                 281            135           --                89 (f)          505
Other expense.......................              (2,111)          (510)         (39)(g)            30 (h)       (2,630)
                                            ------------   ------------    ---------       -----------      -----------
Earnings before income taxes........               1,180            105           34               119            1,438
Income tax expense..................                (468)           (28)         (13)(i)           (11)(j)         (520)
                                            ------------   ------------    ---------       -----------      -----------
Net earnings........................        $        712   $         77    $      21       $       108      $       918
                                            ============   ============    =========       ===========      ===========
Earnings per share
   Basic............................           $     .73                                                       $    .83
   Diluted..........................                 .68                                                            .77
Average common shares
   Basic............................             980,858                                                      1,118,034
   Diluted..........................           1,051,516                                                      1,188,692


See notes to Pro Forma Unaudited Combined Condensed Financial Statements.

      NOTES TO PRO FORMA UNAUDITED COMBINED CONDENSED FINANCIAL STATEMENTS

General

         The pro forma unaudited combined condensed balance sheet as of March 31, 1998 gives effect to the Merger Conversion between the Holding Company and Neodesha as if the business combination had occurred as of that date. The pro forma combined condensed balance sheet reflects the business combination using the purchase method of accounting. The pro forma unaudited combined condensed statements of earnings for the year ended September 30, 1997 and the six-month period ended March 31, 1998 reflect the historical results of operations of the respective institutions for the periods presented. Pro forma adjustments have been made to reflect the Merger Conversion and purchase accounting adjustments as if the Merger Conversion had occurred at the beginning of the earliest period presented.

Pro Forma Adjustments

(a) Net proceeds of offering ($1,350,000 at midpoint of the Valuation Range), after deducting amount of stock purchased by ESOP ($180,000).
(b)  Write-off of property and equipment.
(c)  Adjustment to deferred tax due to write-off of property and equipment.
(d)  Negative goodwill.
(e)  Earnings on net proceeds.
(f)  Amortization of negative goodwill on a ten-year straight-line basis.
(g)  ESOP expense.
(h)  Remove depreciation expense (due to write-off of property and equipment).
(i)  Tax effect of (e) and (g).
(j)  Tax effect of (h).

                                 CAPITALIZATION

         The following table sets forth the capitalization, including deposit accounts, of the Company and Neodesha as of March 31, 1998, and the pro forma capitalization on a combined basis giving effect to the merger and the proposed sale of the Conversion Stock in the Merger Conversion, which is to be accounted for under the purchase method of accounting for business combinations. Any changes in the number of shares of Common Stock to be issued and the actual per share purchase price from those assumed for purposes of this table may materially affect such pro forma capitalization.


                                                     March 31, 1998                Pro Forma Combined Capitalization Based Upon
                                                 -----------------------    --------------------------------------------------------
                                                                                                                          15% Above
                                                                            Minimum of     Midpoint of   Maximum of       Maximum of
                                                                            Valuation       Valuation     Valuation        Valuation
                                                 Company        Neodesha       Range          Range          Range           Range
                                                 -------        --------       -----          -----          -----           -----
                                                                                     (In thousands)
Savings deposits ..........................      $ 84,172       $ 12,065      $ 96,237       $ 96,237       $ 96,237       $ 96,237
                                                 ========       ========      ========       ========       ========       ========
Borrowings:
   FHLB advances ..........................      $ 27,300       $    400      $ 27,700       $ 27,700       $ 27,700       $ 27,700
                                                 ========       ========      ========       ========       ========       ========
Stockholders' equity
   Preferred stock ........................      $     --       $     --      $     --       $     --       $     --       $     --
   Common stock ...........................            15             --            16             16             17             17
   Additional paid-in capital .............         7,188             --         8,267          8,537          8,807          9,117
   Retained earnings ......................         9,689          1,122         9,689          9,689          9,689          9,689
   Unrealized gain on securities
       available for sale, net ............            20             --            20             20             20             20
   Treasury stock at cost
       (542,699 shares) ...................        (5,155)            --        (5,155)        (5,155)        (5,155)        (5,155)
   Required ESOP contribution .............          (181)            --          (334)          (361)          (389)          (420)
   Unearned stock compensation ............           (22)            --           (22)           (22)           (22)           (22)
                                                 --------       --------      --------       --------       --------       --------
   Total stockholders' equity .............      $ 11,554       $  1,122      $ 12,481       $ 12,724       $ 12,967       $ 13,246
                                                 ========       ========      ========       ========       ========       ========

--------

(1) See "The Merger Conversion -- Effects on Depositors and Borrowers of Neodesha" for information concerning the liquidation account to be established as a result of the Merger Conversion as well as the liquidation account established pursuant to the Association's 1993 conversion from mutual to stock form. See also "Common Stock Prices and Dividends," "Regulation" and Note L of the Notes to the Company's Consolidated Financial Statements regarding restrictions on future dividend payments.


                                 USE OF PROCEEDS

         The net Merger Conversion proceeds from the sale of the Common Stock will increase the net worth of the Company and may support future deposit growth and expanded lending and investment activities. The Company may retain up to 50% of such proceeds, and the balance will become part of the Association's general funds. On an interim basis, the proceeds may be invested in short term securities. The Company has considered and may continue to consider certain acquisition possibilities, but has no agreement or understanding at the present time with respect to any acquisition other than Neodesha. There can be no assurance that the Company will effect any acquisition. The Company reserves the right to use the proceeds in any manner authorized by law.

         The final appraisal of Neodesha may reflect a significantly different Valuation Range and the Aggregate Purchase Price may be different than any of the numbers set forth herein. The Aggregate Purchase Price for the Conversion Stock will not be determined until after the termination of the Subscription and Direct Community Offerings. Accordingly, the net proceeds to the Company may vary from the estimate set forth herein. See "Pro Forma Data." The net proceeds to the Company will also vary if the Aggregate Purchase Price is adjusted to reflect a change in the estimated pro forma market value of Neodesha, and will reflect the actual expenses incurred in the Merger Conversion.

                        COMMON STOCK PRICES AND DIVIDENDS

         The Company's Common Stock has been traded on the Nasdaq SmallCap Market under the symbol "FFSL" since the consummation of the Association's conversion to stock form in October 1993. Presented below are the high and low bid prices for the Common Stock as reported on the Nasdaq SmallCap Market, as well as the amount of dividends paid on the Common Stock, for each quarter since the Association's October 7, 1993 conversion to stock form. Amounts have been adjusted to reflect a two-for-one stock split (in the form of a 100% stock dividend paid January 24, 1997) in fiscal 1997.

                                    Price Range                        Dividends
Quarter Ended                          High           Low               Declared
-------------                          ----           ---               --------

December 31, 1993                 $   6.375       $   5.750         $       --

March 31, 1994                        6.250           5.813              .0250
June 30, 1994                         6.125           5.500              .0250
September 30, 1994                    6.875           6.125              .0250
December 31, 1994                     6.750           6.125              .0250

March 31, 1995                        7.625           6.375              .0375
June 30, 1995                         7.875           7.500              .0375
September 30, 1995                    9.250           7.750              .0375
December 31, 1995                     9.375           9.250              .0375

March 31, 1996                        9.375           9.250              .0500
June 30, 1996                         9.250           8.875              .0500
September 30, 1996                    9.375           8.875              .0500
December 31, 1996                    10.250           9.375              .0500

March 31, 1997                       11.750          10.250              .0625
June 30, 1997                        11.750          10.750              .0625
September 30, 1997                   14.000          11.375              .0625
December 31, 1997                    14.625          13.625              .0625

March 31, 1998                       15.000          13.500              .0750
June 30, 1998
   (through ________, 1998)           _____           _____              _____


         On June 9, 1998, the average of the closing bid and ask quotations of the Common Stock as reported on the Nasdaq SmallCap Market was $13.81. On
February 25, 1998, the last trading day before announcement of the Merger Conversion, the average of the closing bid and ask quotations of the Common Stock was $14.8125. As of March 31, 1998, the Company had 955,693 outstanding shares of Common Stock, held by approximately 207 stockholders of record. This number of stockholders does not reflect the number of persons or entities who may hold their stock in nominee or "street" name through brokerage firms or others.

         The Company anticipates that it will continue to pay quarterly cash dividends on the Common Stock, although there can be no assurance as to the amount or timing of future dividends. The payment of dividends in the future is at the discretion of the Company's Board of Directors and will depend on the Company's operating results and financial condition, availability of funds, regulatory limitations, tax considerations and other factors.

         The Company is a legal entity separate and distinct from the Association. The principal source of the Company's funds on an unconsolidated basis is expected to be dividends from the Association. There are various statutory and regulatory limitations on the extent to which the Association can pay dividends to the Company. See Note L of the Notes to the Company's Consolidated Financial Statements. In addition to dividends from the Association, the Company may obtain funds through borrowings and through the sale of additional equity securities. See "Regulation."

                              THE MERGER CONVERSION

         The OTS has approved the Plan of Merger Conversion, subject to the approval of the Plan by the members of Neodesha and to the satisfaction of certain other conditions imposed by the OTS. Such approval, however, does not constitute a recommendation or endorsement of the Plan by the OTS.

General

         On February 18, 1998 the Boards of Directors of the Company, the Association and Neodesha, respectively, unanimously adopted the Plan subject to approval by the OTS and the members of Neodesha. Pursuant to the Plan, Neodesha will combine with the Association through the conversion of Neodesha from a mutual savings and loan association to a stock savings and loan association and the simultaneous merger of Neodesha with and into the Association. The OTS has approved the Plan, subject to its approval by the affirmative vote of the members of Neodesha holding not less than a majority of the total number of votes eligible to be cast at a special meeting (the "Special Meeting") called for that purpose to be held on __________, 1998.

         Subscription Rights are being offered in a Subscription Offering to deposit account holders as of December 31, 1996, Tax-Qualified Employee Plans, deposit account holders as of June 30, 1998, voting members of Neodesha as of __________, 1998, and officers, directors and employees of Neodesha.
Additionally, certain members of the general public are being afforded the opportunity to subscribe for Company Common Stock in the Direct Community Offering. See " - Subscription Offering" and " - Direct Community Offering." Subscriptions for shares will be subject to the maximum and minimum purchase limitations set forth in the Plan of Conversion.

Business Purposes

         Under federal regulations the merger of a mutual institution, such as Neodesha, with and into a stock institution, such as the Association, requires the issuance of equity securities of the surviving institution, in this case the Company. The Board of Directors of Neodesha has approved the Merger Conversion in the belief that the Merger Conversion is in the best interests of Neodesha, the depositors and borrowers of Neodesha, and the communities served by Neodesha. The Merger Conversion will enhance Neodesha's competitive position and further the interests of the depositors and borrowers of Neodesha and the communities served by Neodesha by promoting a program of sound growth, increasing funds and capital available for lending, and providing additional resources for expansion of services, as well as by providing an enhanced opportunity for attracting and retaining qualified personnel.

         Certain members of Neodesha's management and Board of Directors have interests in the Merger Conversion in addition to their interests as members of Neodesha generally. These interests include (i) the formation and maintenance of a Neodesha, Kansas Advisory Board (which will initially include all non-employee directors of Neodesha); (ii) the agreement by the Company to grant to President Miller, Vice President Holmquist and each non-employee director of Neodesha options to purchase, upon consummation of the Merger Conversion, 3,000, 1,500, and 1,000 shares, respectively, of Common Stock (all with an exercise price equal to the fair market value on the date of grant and subject to vesting over five years); (iii) the agreement by the Company to enter into a three year employment agreement with Franklin Miller, president of Neodesha, upon consummation of the Merger Conversion, which provides for the payment of salary equal to his current compensation, the payment of 299% of his "base amount" (five-year average) compensation under certain circumstances in connection with a change of control of the Company and the use of a company car; and (iv) the eligibility of former employees of Neodesha who become employees of the Company for certain employee benefits.

Effects on Depositors and Borrowers of Neodesha

         Voting Rights. Deposit account holders of Neodesha will have no voting rights in the resulting institution ("Resulting Institution") or the Company and will therefore not be able to elect directors of either entity or to control their affairs. Voting rights as to the Company will be held exclusively by its stockholders. Each purchaser of Company Common Stock shall be entitled to vote on any matters to be considered by the Company stockholders. A stockholder will be entitled to one vote for each share of Common Stock owned. See "Description of Capital Stock." The Company intends to supply each stockholder with quarterly and annual reports and proxy statements.

         Deposit Accounts and Loans. Upon consummation of the Merger Conversion, each deposit account holder in Neodesha will have a deposit account in the Resulting Institution equivalent in withdrawable amount to the withdrawal value and upon substantially the same terms and conditions (other than voting and liquidation rights) as existed prior to such consummation. The existence of Neodesha as a financial institution will be terminated by the Merger Conversion and the Resulting Institution will assume all of the rights, franchises, interests, obligations and liabilities of Neodesha. The Resulting Institution will continue to be a member of the FHLB System. Furthermore, the Merger Conversion will not affect the loan accounts, the balances of these accounts, or the obligations of the borrowers under their individual contractual arrangements with Neodesha.

         Liquidation Rights. The Association and Neodesha have no plans whatsoever to liquidate in the foreseeable future, whether or not the Merger Conversion is completed. However, if there should ever be a complete liquidation, either before or after Merger Conversion, deposit account holders of both institutions would receive the protection of insurance by the SAIF up to applicable limits. Subject thereto, liquidation rights before and after the Merger Conversion would be as follows:

         Liquidation Rights in Present Mutual Association. In addition to the protection of SAIF insurance up to applicable limits, in the event of a complete liquidation each holder of a deposit account in Neodesha in its present mutual form would receive his or her pro rata share of any assets of Neodesha remaining after payment of claims of all creditors (including the claims of all depositors in the amount of the withdrawal value of their accounts). Such holder's pro rata share of such remaining assets, if any, would be in the same proportion of such assets as the balance in his or her deposit account was to the aggregate balance in all deposit accounts in Neodesha at the time of liquidation.

         Liquidation Rights in Proposed Resulting Institution. After the Merger Conversion, each deposit account holder, in the event of a complete liquidation, would have a claim of the same general priority as the claims of all other general creditors of the Resulting Institution in addition to the protection of SAIF insurance up to applicable limits. Therefore, except as described below, the deposit account holder's claim would be solely in the amount of the balance in his or her deposit account plus accrued interest. The holder would have no interest in the value of the Resulting Institution above that amount.

         The Plan of Merger Conversion provides that there shall be established, upon the completion of the Merger Conversion, a special "liquidation account" for the benefit of Eligible Account Holders of Neodesha (i.e., depositors at December 31, 1996) and Supplemental Eligible Account Holders (i.e., depositors at June 30, 1998), who continue to maintain their deposit accounts, in an amount equal to the regulatory capital of Neodesha as of the date of its latest statement of financial condition contained in the final prospectus relating to the sales of shares of Company Common Stock in the Merger Conversion. Each Eligible Account Holder and Supplemental Eligible Account Holder would have an initial interest in such liquidation account for each deposit account held in Neodesha on their respective qualifying dates. A deposit account holder's interest as to each deposit account would be in the same proportion of the total liquidation account as the balance in his or her account on December 31, 1996 and June 30, 1998 was to the aggregate balance in all deposit accounts of Eligible Account Holders and Supplemental Eligible Account Holders, respectively, on such date. However, if the amount in the deposit account of an Eligible Account Holder or Supplemental Eligible Account Holder on any annual closing date of the Resulting Institution is less than the lowest amount in such account on December 31, 1996 or June 30, 1998, as applicable, and on any subsequent closing date, then the deposit account holder's interest in this special liquidation account would be reduced by an amount proportionate to any such reduction, and the deposit account holder's interest would cease to exist if such deposit account were closed.

         In addition, the interest in the special liquidation account would never be increased despite any increase in the balance of the deposit account holder's related account after Merger Conversion, and would only decrease. Any assets remaining after the above liquidation rights of Eligible Account Holders and Supplemental Eligible Account Holders and other creditors were satisfied would be distributed to the Company as the sole stockholder of the Resulting Institution.

         No merger, consolidation, bulk purchase of assets with assumptions of deposit accounts and other liabilities, or similar transactions, with a SAIF-insured institution in which Neodesha is not the surviving institution, shall be considered to be a complete liquidation for purposes of distribution of the liquidation account and, in any such transaction, the liquidation account would be assumed to the full extent authorized by regulations of the OTS as then in effect. The OTS has stated that the consummation of a transaction of the type described in the preceding sentence in which the surviving entity is not a SAIF-insured institution would be reviewed on a case-by-case basis to determine whether the transaction should constitute a "complete liquidation" requiring distribution of any then remaining balance in the liquidation account. While the Company believes that such a transaction should not constitute a complete liquidation, there can be no assurance that the OTS will not adopt a contrary position.

         Common Stock. For information as to the characteristics of the Common Stock to be issued under the Plan of Merger Conversion, see "Dividends" and "Description of Capital Stock." Common Stock issued under the Plan of Merger Conversion cannot, and will not, be insured by the SAIF.

Tax Consequences of Merger Conversion

         The Company has received an opinion from its legal counsel Silver, Freedman & Taff, L.L.P. to the effect that, based in part on certain representations made by the Company and Neodesha, for federal income tax purposes: (i) the Merger Conversion will be a non-taxable reorganization under
Section 368(a)(1)(A) of the Internal Revenue Code of 1986 ("Code"); (ii) no gain or loss will be recognized by Neodesha or the Association as a result of the Merger Conversion; (iii) the basis of Neodesha's assets in the hands of the Association will be the same as the basis of those assets in the hands of Neodesha immediately prior to the transaction; (iv) the holding period of the Neodesha assets in the hands of the Association will include the period during which such assets were held by Neodesha; (v) the Association will succeed to and take into account the earnings and profits, or deficit in earnings and profits, of Neodesha as of the date of the Merger Conversion; (vi) the Association will succeed to and take into account immediately after the Merger Conversion the dollar amounts of Neodesha's bad debt reserve accounts of which Neodesha has taken a bad debt deduction for taxable years ending on or before the date of the Merger Conversion and the bad debt reserves will not be required to be restored to gross earnings of either Neodesha or the Association for the taxable year of Merger Conversion; (vii) no gain or loss will be recognized by the Association upon receipt of money for Conversion Stock of the Company; (viii) gain, if any, will be recognized by savings depositors of Neodesha upon the issuance to them of withdrawable savings deposits in the Association in the same dollar amount as their savings deposits in Neodesha, interests in the liquidation account of the Association, and non-transferable Subscription Rights to purchase Conversion Stock, in exchange for their Neodesha savings deposits, to the extent of the fair market value of the Subscription Rights; (ix) no earnings, gain, or loss will be recognized by savings depositors, employees or officers of Neodesha as a result of the exercise of non-transferable Subscription Rights; (x) the basis of the savings deposits in the Association received by the savings depositors of Neodesha will, in each instance, be the same as the basis of their savings deposits in Neodesha which are surrendered in exchange therefor, decreased by the fair market value of the subscription rights received and increased by the amount of gain recognized on the exchange; (xi) the basis of the non-transferable subscription rights will be their fair market value; (xii) the basis of the Company Common Stock to its shareholders will be the purchase price thereof plus, in the case of Conversion Stock acquired by depositors of Neodesha, the basis, if any, in the subscription rights; and (xiii) a shareholder's holding period for Conversion Stock acquired through the exercise of the non-transferable subscription rights shall begin on the date on which the subscription rights are exercised.

         A number of the opinions described above are premised upon a letter of Ferguson which, based on certain assumptions, states that the subscription rights to be received by Eligible Account Holders, Supplemental Eligible Account Holders and other eligible subscribers do not have any economic value at the time of distribution or at the time the subscription rights are exercised, whether or not a public offering takes place.

         The Company has also received an opinion of Grant Thornton, LLP that the Merger Conversion will not be a taxable transaction for Kansas income tax purposes.

         The opinions of Silver, Freedman & Taff, L.L.P., Grant Thornton and Ferguson have no binding effect on the IRS or the Kansas tax authorities, and there is no assurance that the conclusions in any of those opinions would be sustained by a court if contested by such authorities.

Subscription Offering

         In accordance with federal regulations, nontransferable Subscription Rights have been granted under the Plan of Merger Conversion to the following persons in the following order of priority: (1) Eligible Account Holders (deposit account holders of Neodesha as of December 31, 1996); (2) Tax-Qualified Employee Plans (defined benefit and contribution plans of the Company, the Association or Neodesha, qualified under Section 401 of the Internal Revenue Code); (3) Supplemental Eligible Account Holders (deposit account holders of Neodesha as of June 30, 1998); (4) members of Neodesha, other than Eligible Account Holders and Supplemental Eligible Account Holders, at the close of business on _________, 1998, the voting record date for the Special Meeting ("Other Members"); and (5) officers, directors and employees of Neodesha. All subscriptions received will be subject to the availability of Company Common Stock after satisfaction of all subscriptions of all persons having prior rights in the Subscription Offering, and to the maximum and minimum purchase limitations set forth in the Plan of Merger Conversion (and described below). The beneficiaries of IRA and Keogh accounts are deemed to have the same subscription rights as other depositors. However, the IRA and Keogh accounts maintained in Neodesha do not permit investment in the Common Stock. Preference categories are more fully described below.

                  Category No. 1 is reserved for Neodesha's Eligible Account Holders. Subscription Rights to purchase shares under this category will be allocated among Eligible Account Holders to permit each such depositor to purchase shares in this Category in an amount equal to the greater of $100,000 of Common Stock, one-tenth of one percent (.10%) of the total shares offered in the Merger Conversion, or 15 times the product (rounded down to the next whole number) obtained by multiplying the total number of shares of Common Stock to be issued by a fraction of which the numerator is the amount of the qualifying deposits of the Eligible Account Holder and the denominator is the total amount of the qualifying deposits of the Eligible Account Holders in Neodesha, in each case on the Eligibility Record Date. To the extent shares are oversubscribed in this category, shares shall be allocated first to permit each subscribing Eligible Account Holder to purchase, to the extent possible, 100 shares and thereafter among each subscribing Eligible Account Holder pro rata in the same proportion that his Qualifying Deposit bears to the total Qualifying Deposits of all subscribing Eligible Account Holders whose subscriptions remain unsatisfied.

                  Category  No. 2  provides  for the  issuance  of  Subscription
         Rights to Tax-Qualified Employee Plans to purchase up to 10% of the total amount of shares of Common Stock issued in the Subscription Offering on a second priority basis. However, such plans shall not, in the aggregate, purchase more than 10% of the Conversion Stock issued. The Company's ESOP intends to purchase a total of 10% of the Company's Common Stock sold in the Merger Conversion under this category. Subscription Rights received pursuant to this category shall be subordinated to all rights received by Eligible Account Holders to purchase shares pursuant to Category No. 1; provided, however, that notwithstanding any provision of the Plan of Merger Conversion to the contrary, the Tax-Qualified Employee Plans shall have first priority Subscription Rights to the extent that the total number of shares of Common Stock sold in the Merger Conversion exceeds the maximum of the Valuation Range.

                  Category No. 3 is reserved for Neodesha's Supplemental Eligible Account Holders. Subscription Rights to purchase shares under this category will be allocated among Supplemental Eligible Account Holders to permit each such depositor to purchase shares in this Category in an amount equal to the greater of $100,000 of Common Stock, one-tenth of one percent (.10%) of the total shares of Common Stock offered in the Merger Conversion, or 15 times the product (rounded down to the next whole number) obtained by multiplying the total number of shares of Common Stock to be issued by a fraction of which the numerator is the amount of the qualifying deposit of the Supplemental Eligible Account Holder and the denominator is the total amount of the qualifying deposits of the Supplemental Eligible Account Holders in Neodesha in each case on ______ __, 1998 (the "Supplemental Eligibility Record Date"), subject to the overall purchase limitation after satisfying the subscriptions of Eligible Account Holders and Tax Qualified Employee Plans. Any non-transferable Subscription Rights received by an Eligible Account Holder shall reduce, to the extent thereof, the subscription rights to be distributed to such person as a Supplemental Eligible Account Holder. In the event of an oversubscription for shares, the shares available shall be allocated first to permit each subscribing Supplemental Eligible Account Holder, to the extent possible, to purchase a number of shares sufficient to make his total allocation (including the number of shares, if any, allocated in accordance with Category No. 1) equal to 100 shares, and thereafter among each subscribing Supplemental Eligible Account Holder pro rata in the same proportion that his Qualifying Deposit bears to the total Qualifying Deposits of all subscribing Supplemental Eligible Account Holders whose subscriptions remain unsatisfied.

                  Category No. 4 provides, to the extent that shares are then available after satisfying the subscriptions of Eligible Account Holders, Tax-Qualified Employee Plans and Supplemental Eligible Account Holders, for the issuance of Subscription Rights to Other Members to purchase in this Category up to the greater of $100,000 of Common Stock, or one-tenth of one percent (.10%) of the Common Stock offered in the Merger Conversion. In the event of an oversubscription, the shares available shall be allocated among the subscribing Other Members pro rata in the same proportion that his number of votes on the Voting Record Date bears to the total number of votes on the Voting Record Date of all subscribing Other Members on such date. Such number of votes shall be determined based on Neodesha's mutual charter and bylaws in effect on the date of approval by members of this Plan of Merger Conversion.

                  Category No. 5 provides for the issuance of Subscription Rights to officers, directors and employees of Neodesha, to purchase in this Category up to $100,000 of the Common Stock to the extent that shares are available after satisfying the subscriptions of eligible subscribers in preference Categories 1, 2, 3 and 4. The total number of shares which may be purchased under this Category may not exceed 25% of the number of shares of Conversion Stock. In the event of an oversubscription, the available shares will be allocated pro rata among all subscribers in this category based on the number of shares ordered by each subscriber.

Direct Community Offering

         Any shares not subscribed for in the Subscription Offering will be available for purchase in a Direct Community Offering to the general public, with a preference to natural persons residing in Wilson County, Kansas. The Direct Community Offering is being made concurrently with the Subscription Offering, and may continue after the end of the Subscription Offering for a period of up to 45 days or for such longer period as the OTS may approve. Purchase orders received during the Direct Community Offering shall be filled on a when received basis up to a maximum of $100,000 per purchaser. The Conversion Stock will be offered and sold in a manner to achieve the widest practicable distribution of the Conversion Stock. In the event of an extension for longer than such 45-day period, purchasers will be notified and may increase, decrease or cancel their purchase orders under conditions prescribed by the Director in approving the extension. Purchase orders may not otherwise be decreased or changed by the purchaser without the approval of the Company. The Company has the right, in its sole discretion, to reject orders, in whole or in part, in the Direct Community Offering.

Purchase Limitations

         The following purchase limitations apply to all purchases of the Conversion Stock.

         (1) No less than $250 worth of the Conversion Stock may be purchased by any person purchasing Conversion Stock offered in the Merger Conversion.

         (2) No person, by himself or herself or with an Associate or with a group of persons acting in concert (other than a Tax-Qualified Employee Plan), including individuals on joint accounts or having the same address on Neodesha's records, may subscribe for or purchase more than $100,000 of the Conversion Stock offered in the Merger Conversion.

         (3) Directors and Officers of Neodesha and their associates may not purchase an aggregate of more than 35% of the Conversion Stock.

         Depending upon market and financial conditions, the Boards of Directors of the Company and Neodesha, with the approval of the OTS, may increase the purchase limitations set forth in categories (1) and (2) above. Under such circumstances, either written or oral notification of the increase will be provided, to the extent possible, to those persons who subscribed for the maximum purchase limitation. Subscribers would then have the opportunity to subscribe for additional shares of Conversion Stock up to the new maximum purchase limitation.

         Each person purchasing Conversion Stock will be deemed to confirm that such purchase does not conflict with the above purchase limitations. Directors of the Company or Neodesha will not be deemed to be Associates or a group acting in concert in purchasing Conversion Stock solely as a result of their being directors of the Company or Neodesha.

Independent Valuation

         Federal regulations require that the aggregate purchase price of shares of stock of a thrift institution sold in connection with the conversion of the thrift institution, must be based on an appraised aggregate pro forma market value of the converting institution as determined on the basis of an independent valuation. The Company has retained the appraisal firm of Ferguson to make such a valuation of the aggregate pro forma market value of Neodesha to the Company and, accordingly, the Conversion Stock to be offered and sold. For its appraisal services, Ferguson will receive a fee of approximately $25,000 plus reimbursement of ordinary and customary out-of-pocket expenses required in connection with the appraisal and any updates.

         The appraisal was prepared in reliance upon the information contained in this prospectus including Neodesha's and the Company's consolidated financial statements. The appraiser also considered the following factors among others: the present and projected operating results and financial condition of Neodesha and the Company, the economic and demographic conditions in Kansas, the quality and depth of Neodesha's and the Company's management and personnel, certain historical, financial and other information relating to Neodesha and the Company, a comparative evaluation of the operating and financial statistics of Neodesha and the Company with those of other comparable financial institutions, the aggregate size of the offering of the Conversion Stock, the impact of the Merger Conversion on Neodesha's and the Company's net worth and earnings potential, the trading market for comparable financial institutions' stocks, and general conditions in the markets for such common stocks. However, Ferguson does not guarantee the accuracy or completeness of such information. No detailed individual analysis of the separate components of Neodesha's assets and liabilities was performed, nor was the accuracy of the information provided by Neodesha and the Company verified in connection with this evaluation. The Boards of Directors reviewed the appraisal, including the methodology and the appropriateness of the assumptions utilized by Ferguson and determined that in their opinions the appraisal was not unreasonable. The Valuation Range may be amended with the approval of the OTS in connection with changes in the financial condition or operating results of Neodesha or market conditions generally. As described below, an amendment to the Valuation Range above $2,380,500 would not be made without a resolicitation of subscriptions and/or proxies except in limited circumstances.

         On the basis of the foregoing, the appraiser has advised the Company and Neodesha that in its opinion at June 15, 1998, the date as of which such valuation was made, the aggregate estimated pro forma market value of Neodesha upon Merger Conversion would have been within the range of $1,530,000 to $2,070,000 or 15% above and below the $1,800,000 midpoint of the range in accordance with federal regulations.

         Depending upon market and financial conditions subsequent to the date of this prospectus and the length of time needed for the sale of the Conversion Stock, the independent valuation may be updated as required by federal regulations. Subscribers and other purchasers will be notified of any material change in the valuation that would cause the Aggregate Purchase Price to be outside of the valuation range.

         Immediately prior to completion of the Merger Conversion, the appraiser will provide Neodesha and the Company with an updated valuation reflecting current financial and market conditions. The Aggregate Purchase Price at which the Conversion Stock is to be sold must be consistent with this updated final valuation. If the Aggregate Purchase Price is not within the final valuation range approved by the OTS, completion of the Merger Conversion will be delayed until the updated final valuation has received approval from the Director.

          THE INDEPENDENT VALUATION IS NOT INTENDED AND MUST NOT BE CONSTRUED AS A RECOMMENDATION OF ANY KIND AS TO THE ADVISABILITY OF PURCHASING THE CONVERSION STOCK. MOREOVER, BECAUSE SUCH VALUATION IS NECESSARILY BASED UPON ESTIMATES AND PROJECTIONS OF A NUMBER OF MATTERS (INCLUDING CERTAIN ASSUMPTIONS AS TO THE AMOUNT

OF NET PROCEEDS AND THE EARNINGS THEREON), ALL OF WHICH ARE SUBJECT TO CHANGE FROM TIME TO TIME, NO ASSURANCE CAN BE GIVEN THAT PERSONS PURCHASING SHARES IN THE MERGER CONVERSION WILL THEREAFTER BE ABLE TO SELL THE SHARES AT PRICES RELATED TO THE FOREGOING VALUATION OF THE PRO FORMA MARKET VALUE.

Purchase Price and Number of Shares

         The Aggregate Purchase Price for all shares of Conversion Stock to be issued will be consistent with an independent valuation of the pro forma market value of Neodesha, as converted.

         Based on the Valuation Range as of June 15, 1998, the aggregate pro forma market value of Neodesha upon Merger Conversion would be within the Valuation Range of $1,530,000 to $2,070,000 with a midpoint of $1,800,000. The Aggregate Purchase Price at which the Conversion Stock is sold will be consistent with the Valuation Range, unless market and financial conditions at the time of the final updated valuation cause a change in this Valuation Range. In such event, a revised Valuation Range would be subject to further OTS approval. If the estimated pro forma market value of Neodesha as so determined is not within the Valuation Range, a resolicitation of subscriptions may be made, the Plan of Merger Conversion may be terminated or such other action as the OTS may permit may be taken; provided that if the pro forma market value of Neodesha upon Merger Conversion has increased to an amount which does not exceed $2,380,500 (15% above the high end of the Valuation Range), the Company and Neodesha do not intend to resolicit subscriptions unless it is determined after consultation with the OTS that a resolicitation is required.

         All shares to be issued in the Merger Conversion will be sold at the same actual purchase price per share, which shall be equal to 95% of the average of the market price of the Company's Common Stock (which is the average of the closing bid and ask quotations on the Nasdaq SmallCap Market) for the ten trading days ending on the Pricing Date. Assuming a price per share of $13.81, which was the average of the closing bid and ask quotations for the Company's Common Stock as of June 9, 1998, a minimum of 101,391 shares and a maximum of 185,590 shares (or 213,429 shares if the Valuation Range is increased by 15%) of Conversion Stock will be issued.

         Depending upon market and financial conditions, the number of shares of Conversion Stock issued may be more or less than the range in number of shares shown above. The total number of shares to be issued in the Merger Conversion will be determined by dividing the actual purchase price into the appropriate aggregate price for the shares within the current Valuation Range as determined by Ferguson. However, no fractional shares of Common Stock will be issued. The total number of shares of the Conversion Stock to be issued and sold to each purchaser will be determined promptly after the Pricing Date by dividing the Aggregate Purchase Price by the actual purchase price per share, with a refund for the differences between (i) such amount paid and (ii) the portion of such amount representing the actual purchase price multiplied by the highest possible number of whole shares.

Marketing Arrangements

         The Company has retained Trident, a broker-dealer registered with the Securities and Exchange Commission (the "SEC") and a member of the National Association of Securities Dealers, Inc. (the "NASD"), to consult with and advise the Company and Neodesha and to assist in the distribution of shares in the offering on a best-efforts basis. Among the services Trident will perform are
(i) training and educating Company and Neodesha employees, who will be performing certain ministerial functions in the offering, regarding the mechanics and regulatory requirements of the stock sale process, (ii) keeping records of orders for shares of Common Stock, (iii) targeting sales efforts including preparation of marketing materials, (iv) assisting in the collection of proxies from members of Neodesha for use at the Special Meeting, and (v) providing its registered stock representatives to staff the Stock Center and meeting with and assisting potential subscribers. For its services, Trident will receive a success fee of $85,000. If the offering is terminated before completion, Trident will be entitled to retain any fee or expense payments already accrued or received.

         To the extent registered broker-dealers are utilized ("Selected Dealers"), the Company will pay a fee (to be negotiated, but not to exceed 4.5% of the aggregate Purchase Price of shares of Common Stock sold in the Direct Community Offering) to such dealers, including any sponsoring dealer fees. Fees paid to Trident and to any other broker-dealer may be deemed to be underwriting fees, and Trident and such other broker-dealers may be deemed to be underwriters. The Company has agreed to reimburse Trident for its reasonable out-of-pocket expenses (not to exceed

$12,500), and its legal fees and expenses (not to exceed $35,000) and to indemnify Trident against certain claims or liabilities, including certain liabilities under the Securities Act.

         Directors and executive officers of the Company and Neodesha may, to a limited extent, participate in the solicitation of offers to purchase Common Stock. Sales will be made from a Stock Center located away from the publicly accessible areas (including teller windows) of Neodesha's offices. Other employees of Neodesha may participate in the offering in administrative capacities, providing clerical work in effecting a sales transaction or answering questions of a potential purchaser provided that the content of the employee's responses is limited to information contained in this Prospectus or other offering document. Other questions of prospective purchasers will be directed to executive officers or registered representatives of Trident. Such other employees have been instructed not to solicit offers to purchase Common Stock or provide advice regarding the purchase of Common Stock. To the extent permitted under applicable law, directors and executive officers of the Company and Neodesha may participate in the solicitation of offers to purchase Common Stock. The Company will rely on Rule 3a4-1 under the Exchange Act and sales of Common Stock will be conducted within the requirements of Rule 3a4-1, so as to permit officers, directors and employees to participate in the sale of Common Stock. No officer, director or employee of the Company or Neodesha will be compensated in connection with his or her participation by the payment of commissions or other remuneration based either directly or indirectly on the transactions in the Common Stock.

         A Stock Center will be established at Neodesha's office, in an area separated from Neodesha's banking operations. No sales activities will be conducted in the public areas of Neodesha's offices, but persons will be able to obtain a Prospectus and sales information at such places, and employees will inform prospective purchasers to direct their questions to the Stock Center and will provide such persons with the telephone number of the Stock Center. Completed stock orders will be accepted at such places, and will be promptly forwarded to the Stock Center for processing.

         Neodesha and the Company will make reasonable efforts to comply with the securities laws of all states in the United States in which persons entitled to subscribe for shares, pursuant to the Plan of Merger Conversion, reside. However, no shares will be offered or sold under the Plan of Merger Conversion to any such person who (1) resides in a foreign country or (2) resides in a state of the United States in which a small number of persons otherwise eligible to subscribe for shares under the Plan of Merger Conversion reside or as to which Neodesha and the Company determine that compliance with the securities law of such state would be impracticable for reasons of cost or otherwise, including, but not limited to, a requirement that Neodesha or the Company or any of their officers, directors or employees register, under the securities laws of such state, as a broker, dealer, salesmen or agent. No payments will be made in lieu of the granting of Subscription Rights to any such person.

Method of Payment for Subscriptions

         For Subscription Rights to be exercised, a completed Order Form and certification with the required payment must be received by the Company or Neodesha by ____ p.m., Independence, Kansas time, on ___________, 1998, unless the period of the Subscription Offering and Direct Community Offering is extended. Any Order Forms not received during the Subscription Offering and Direct Community Offering period, or any executed defectively, or any received without full payment, will not be accepted and the Subscription Rights will expire. The Company may seek correction of defectively executed forms, or may waive an immaterial irregularity but does not represent that it will do so. After receipt by the Company or Neodesha, subscriptions may not be modified, withdrawn or canceled without the consent of the Company, except in the event of an extension of the 45-day period after the termination of the Subscription Offering for completion of the sale of all unsubscribed shares. In such event, subscribers will be entitled to increase, decrease or cancel their subscriptions under conditions set by the Director.

         Full payment for subscriptions may be made (i) in cash if delivered in person at the Stock Information Center, (ii) by check, bank draft, or money order, or (iii) by authorization of withdrawal from deposit accounts maintained with Neodesha. Appropriate means by which such withdrawals may be authorized are provided on the Order Form. However, neither the Company nor Neodesha may knowingly lend money to any person for the purpose of purchasing shares in the Merger Conversion. Payments from private third parties or payments through electronic transfer of funds will not be accepted. No wire transfers will be accepted. Interest will be paid on payments made by cash, check, bank draft or money order at the Association's passbook rate from the date payment is received until the completion or termination of the Merger Conversion. If payment is made by authorization of withdrawal from deposit accounts, the funds authorized to be withdrawn from a deposit account will continue to accrue interest at the contractual rates until completion or termination of the Merger Conversion (unless the certificate matures after the date of receipt of the Order Form but prior to closing, in which case funds will earn interest at the passbook rate from the date of maturity until consummation of the Merger Conversion ), but a hold will be placed on such funds, thereby making them unavailable to the depositor until completion or termination of the Merger Conversion. At the completion of the Merger Conversion, the funds received in the Subscription and Community Offering will be used to subscribe for the shares of Common Stock ordered. The shares of Common Stock issued in the Merger Conversion cannot and will not be insured by the FDIC or any other government agency. In the event that the Merger Conversion is not consummated for any reason, all funds submitted will be promptly refunded with interest as described above.

         Interest penalties for early withdrawal applicable to certificate accounts will not apply to withdrawals authorized for the purchase of Conversion Stock. However, if the remaining balances in certificate accounts are less than the minimum qualifying balance, the certificates evidencing such accounts will be canceled upon consummation of the offering, and the remaining balances will thereafter earn interest at the passbook rate. Interest will be paid on all amounts authorized for withdrawal from savings accounts until the date of the completion or termination of the Subscription Offering and Direct Community Offering.

         A depositor interested in using his or her Neodesha IRA funds to purchase Common Stock must do so through a self-directed IRA. Since neither Neodesha nor the Company offers such accounts, a depositor will be allowed to make a trustee-to-trustee transfer of the IRA funds to a trustee offering a self-directed IRA program with the agreement that such funds will be used to purchase the Company's Common Stock in the offering. There will be no early withdrawal or IRS interest penalties for such transfers. The new trustee would hold the Common Stock in a self-directed account in the same manner as Neodesha now holds the depositor's IRA funds. An annual administrative fee may be payable to the new trustee. Depositors interested in using funds in a Neodesha IRA to purchase Common Stock should contact the Stock Center at Neodesha as soon as possible so that the necessary forms may be forwarded for execution and returned prior to the Expiration Date.

         The ESOP will not be required to pay for the shares subscribed for at the time it subscribes, but rather, may pay for such shares of Common Stock subscribed for upon consummation of the Merger Conversion, provided that there is in force from the time of its subscription until such time, a loan commitment to lend to the ESOP, at such time, the aggregate purchase price of the shares for which it subscribed.

         Cash, checks, bank drafts and money orders received in anticipation of stock purchases by subscribers will be placed in a savings account established specifically for this purpose. Interest will be paid on subscriptions made by check or in cash at the Association's passbook rate from the date payment is received until consummation or termination of the Merger Conversion.

         All refunds and any interest due will be paid after completion of the Merger Conversion. Certificates representing shares of Common Stock purchased will be mailed to purchasers at the last address of such persons appearing on the records of Neodesha, or to such other address as may be specified in properly completed Order Forms, as soon as practicable following consummation of the sale of all shares of Conversion Stock. Any certificates returned as undeliverable will be disposed of in accordance with applicable law.

         To ensure that each purchaser receives a prospectus at least 48 hours prior to the Expiration Date in accordance with Rule 15c2-8 under the Exchange Act, no prospectus will be mailed any later than five days prior to such date or hand delivered any later than two days prior to such date. Execution of the Order Form will confirm receipt or delivery in accordance with Rule 15c2-8. Order Forms will only be distributed with a prospectus. The Company will accept for processing only orders submitted on original Order Forms. Photocopies or facsimile copies of Order Forms will not be accepted. Payment by cash, check, money order, bank draft or debit authorization to an existing account at Neodesha must accompany the Order Form. No wire transfers will be accepted.

         In order to ensure that Eligible Account Holders, Supplemental Eligible Account Holders and Other Members are properly identified as to their stock purchase priorities, depositors as of the Eligibility Record Date (December 31, 1996), Supplemental Eligibility Record Date (June 30, 1998) and/or the Voting Record Date (_____

__, 1998) must list all accounts on the Order Form giving all names on each account and the account number as of the applicable record date.

         In the event that the Merger Conversion is not consummated for any reason, all funds submitted in the Subscription Offering and Direct Community Offering will be promptly refunded after termination of the offering. Subscription Rights are non-transferable and non-negotiable, and may only be exercised by the holder on his or her own behalf.

Risk of Delayed Offering

          In the event that all shares of the Conversion Stock are not sold in the Subscription Offering and concurrent Direct Community Offering, the Company may extend the Direct Community Offering for a period of 45 days from the Subscription Expiration Date. Further extensions are subject to OTS approval. Some converting financial institutions and their holding companies have had to obtain extensions from the OTS for the consummation of their offerings. An extension may be necessitated by volatility of the market for the stock of thrift institutions or by periods of widespread operating losses in the industry. If the offering is extended beyond _____, 1998, all subscribers will have the right to modify or rescind their subscriptions and to have their subscription funds returned with interest. There can be no assurance that the offering will not be extended as set forth above.

         A material delay in the completion of the sale of all unsubscribed shares of Conversion Stock may result in a significant increase in the costs in completing the Merger Conversion. Significant changes in Neodesha's operations and financial condition, the aggregate market value of the shares to be issued in the Merger Conversion and general market conditions may occur during such material delay. In the event the Merger Conversion is not consummated within 24 months after the date of the Special Meeting of Members, Neodesha would charge accrued Merger Conversion costs to then current period operations.

Approval, Interpretation, Amendment and Termination

         All interpretations of the Plan of Merger Conversion, as well as the completeness and validity of order forms and stock order and account withdrawal authorizations, will be made by Neodesha and the Company and will be final, subject to the authority of the OTS and the requirements of applicable law. The Plan of Merger Conversion provides that, if deemed necessary or desirable by the Boards of Directors of Neodesha and the Company, the Plan of Merger Conversion may be substantively amended by the Boards of Directors of Neodesha and the Company, as a result of comments from regulatory authorities or otherwise, at any time with the concurrence of the OTS and the SEC. In the event the Plan of Merger Conversion is substantially amended, other than a change in the maximum purchase limits set forth herein, the Company intends to notify subscribers of the change and to refund subscription funds with interest unless subscribers affirmatively elect to increase, decrease or maintain their subscriptions. The Plan of Merger Conversion will terminate if the sale of all shares is not completed within 24 months after the date of the Special Meeting of Members. The Plan of Merger Conversion may be terminated by the Boards of Directors of the Company and Neodesha with the concurrence of the OTS, at any time. A specific resolution approved by a two-thirds vote of the Boards of Directors of the Company and Neodesha would be required to terminate the Plan of Merger Conversion prior to the end of such 24-month period.

Restrictions on Transferability

         Prior to the completion of the Merger Conversion, the OTS conversion regulations prohibit any person with subscription rights, including Eligible Account Holders, Tax-Qualified Employee Plans, Supplemental Eligible Account Holders, Other Members and employees, officers and directors, from transferring or entering into any agreement or understanding to transfer the legal or beneficial ownership of the subscription rights issued under the Plan or the shares of Common Stock to be issued upon their exercise. Such rights may be executed only by the person to whom they are granted and only for his account. Each person exercising such subscription rights will be required to certify that he is purchasing shares solely for his own account and that he has no agreement or understanding regarding the sale or transfer of such shares. The OTS regulations also prohibit any person from offering or making an announcement of an offer or intent to make an offer to purchase such subscription rights or shares of Common Stock prior to the completion of the Merger Conversion.

         Neodesha and the Company may pursue any and all legal and equitable remedies in the event they become aware of the transfer of subscription rights and will not honor orders known by them to involve the transfer of such rights.

         Except as to directors, executive officers of Neodesha and the Company and their associates, the shares of Common Stock sold pursuant to the Merger Conversion will be freely transferable. Shares purchased by directors, executive officers or their associates in the Merger Conversion shall be subject to the restrictions that said shares shall not be sold during the period of one year following the date of purchase, except in the event of the death of the stockholder, in which event such restriction shall be released. Accordingly, stock certificates issued by the Company to directors, executive officers and associates shall bear a legend giving appropriate notice of such restriction and, in addition, Neodesha and the Company will give appropriate instructions to the transfer agent for the Company's Common Stock with respect to the applicable restriction upon transfer of any restricted shares. Any shares issued at a later date as a stock dividend, stock split or otherwise, to holders of restricted stock, shall be subject to the same restrictions that may apply to such restricted stock. Company Common Stock (like the stock of most companies) is subject to the requirements of the Securities Act. Accordingly, Company Common Stock may be offered and sold only in compliance with registration requirements or pursuant to an applicable exemption from registration.

         Company Common Stock received in the Merger Conversion by persons who are not "affiliates" of the Company may be resold without registration. Shares received by affiliates of the Company (primarily the directors, officers and principal stockholders of the Company) will be subject to the resale restrictions of Rule 144 under the Securities Act, which are discussed below.

         Rule 144 generally requires that there be publicly available certain information concerning the Company, and that sales thereunder be made in routine brokerage transactions or through a market maker. If the conditions of Rule 144 are satisfied, each affiliate (or group of persons acting in concert with one or more affiliates) is entitled to sell in the public market, without registration, in any three-month period, a number of shares which does not exceed the greater of (i) 1% of the number of outstanding shares of Company Common Stock, or (ii) if the stock is admitted to trading on a national securities exchange or reported through the automated quotation system of a registered securities association, the average weekly reported volume of trading during the four weeks preceding the sale.

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                    AND RESULTS OF OPERATIONS OF THE COMPANY

General

         Effective October 5, 1993, First Federal converted from a federally chartered mutual savings association to a federally chartered stock savings association and concurrently became a subsidiary of the Company. The Company owns all of the outstanding stock of First Federal and the Company's earnings are primarily dependent on the operations of First Federal. Currently, the Company has no other business activity other than acting as the holding company for First Federal. As a result, the following discussion relates primarily to the activities of First Federal.

         The Company's business consists of attracting deposits from the general public and using such deposits primarily to make residential mortgage and other loans. The Company's revenues are derived principally from interest charges on mortgage loans and mortgage-backed securities and, to a lesser extent, from interest earned on investment securities and interest-bearing deposits. In addition, the Company receives fees from loan originations, late payments and for various services related to transaction and other deposit accounts, and dividends on its Federal Home Loan Bank ("FHLB") stock.

         The operations of the Company, and savings institutions and their holding companies in general, are significantly affected by general economic conditions and the related monetary and fiscal policies of regulatory agencies. Deposit flows and cost of funds are influenced by interest rates on competing investments and general market rates of interest. Lending activities are affected by the demand for financing of real estate and other types of assets, which in turn is affected by the interest rates at which such financing may be offered and other factors including the availability of funds.

         Historically, the Company's principal business was the origination for its portfolio of long-term, fixed rate mortgage loans, using funds provided by passbook and short-term certificate of deposit accounts. During the early 1980's, the Board commenced the development and implementation of a strategy designed to reduce vulnerability to interest rate fluctuations by increasing the Company's adjustable rate assets. As a result of the implementation of this strategy, management believes that the Company has reduced its vulnerability to changes in interest rates.

Comparison of Financial Condition at March 31, 1998 and September 30, 1997 for the Company

         The Company's total assets increased $12.0 million, or 10.64%, from $112.5 million at September 30, 1997 to $124.5 million at March 31, 1998. This increase was primarily a result of an increase of $10.7 million in net loans receivable, $3.2 million in cash and cash equivalents, and $1.0 million in investment securities. These increases in assets were funded by increases in savings deposits of $8.0 million, advances from the Federal Home Loan Bank of Topeka of $3.6 million, checks issued in excess of cash items of $300,000, and a decrease in mortgage-backed securities of $3.1 million.

         Loans  receivable   increased  $10.7  million  from  $74.6  million  at
September 30, 1997, to $85.3 million at March 31, 1998. The increase was primarily due to construction loan originations at the Company's new loan production office in Lawrence, Kansas. These construction loans generally have terms of six months or less and interest rates tied to the prime rate plus a margin. To a lesser extent, the increase was due to originations in the Company's market area consisting primarily of 15- and 30-year fixed-rate loans, mortgage loans with a fixed rate for the first three years of the loan term that automatically convert to one-year adjustable rate loans during the fourth year of the loan term, and, to a lesser extent, one-year adjustable rate mortgages.

         The allowance for loan losses totaled $656,000, or .77% of total loans at March 31, 1998, which represented a $12,000 decrease from the $668,000, or
 .90% of total loans, at September 30, 1997. The ratio of the allowance for loan losses as a percent of non-performing loans increased from 48.05% at September 30, 1997 to 105.50% at March 31, 1998. At March 31, 1998, the Company's
non-performing loans were comprised primarily of one- to four-family residential loans. See "Non-performing Assets."

         The allowance for loan losses is determined based upon an evaluation of pertinent factors underlying the types and qualities of the Company's loans. Management considers such factors as the repayment status of a loan, the estimated net realizable value of the underlying collateral, the borrower's ability to repay the loan, current and anticipated economic conditions which might affect the borrower's ability to repay the loan and the Company's past statistical history concerning charge-offs.

         Total deposits increased $8.0 million from $76.2 million at September 30, 1997, to $84.2 million at March 31, 1998. Deposits increased primarily as a result of public units depositing short-term funds into the "Platinum" money fund account. The "Platinum" money fund account offers tiered rates on a limited transaction account with the highest rate paid on balances of $50,000 and above. Management feels the "Platinum" money fund provides a lower risk, insured alternative for deposit customers considering higher risk investments in order to get higher yields than money market accounts.

         Total borrowed funds increased $3.6 million from $23.7 million at September 30, 1997 to $27.3 million at March 31, 1998. The increase was from advances obtained from the Federal Home Loan Bank of Topeka. The FHLB advances allowed the Association to invest the funds borrowed in loans receivable at a positive spread.

         Total stockholders' equity increased $25,000 from $11,529,000 at September 30, 1997 to $11,554,000 at March 31, 1998. The increase was primarily due to the Company's net earnings from operations of $375,000, fair value adjustment of $68,000 on ESOP shares committed for release, the repayment of employee stock ownership debt of $36,000, the amortization of unearned stock compensation of $22,000, common stock options exercised of $9,300, and unrealized gains on securities available for sale of $5,000. These increases were partially offset by the Company's use of $364,000 to repurchase 24,500 shares of common stock and dividends of $127,000 paid to stockholders.

Comparison of Financial Condition at September 30, 1997 and September 30, 1996 for the Company

         The Company's total assets increased $4.0 million, or 3.7%, from $108.5 million at September 30, 1996 to $112.5 million at September 30, 1997. This increase was primarily due to increases in net loans receivable of $6.9 million, cash and cash equivalents of $1.4 million, premises and equipment of $400,000, investment securities of $100,000 and Federal Home Loan Bank stock of $100,000. These increases in assets, along with reductions in advances from the Federal Home Loan Bank of Topeka of $600,000, checks issued in excess of cash items of $500,000 and other accrued expenses and liabilities of $400,000 were funded by increases in deposits of $6.8 million and decreases in mortgage-backed securities of $4.7 million.

         Total loans receivable increased $6.9 million from $67.7 million at September 30, 1996, to $74.6 million at September 30, 1997. Increased economic activity in the Company's lending area resulted in loan originations exceeding loan repayments. The loan portfolio is comprised primarily of first mortgage loans secured by one- to four-family residential real estate located in the Company's market area. The increase in one- to four-family mortgage loans consisted primarily of 15- and 30-year fixed-rate loans and, to a lesser extent, one-year adjustable rate mortgages and mortgage loans with a fixed rate for the first three years of the loan term that automatically convert to one- year adjustable rate loans during the fourth year.

         The allowance for loan losses totaled $668,000 at September 30, 1997 which represented a $22,000 decrease from the allowance for loan losses at September 30, 1996. The ratio of the allowance for loan losses as a percent of total loans decreased from 1.02% at September 30, 1996 to .90% at September 30, 1997, primarily due to the increase in total loans receivable at September 30, 1997. The allowance for loan losses as a percent of non-performing loans decreased from 114.62% at September 30, 1996 to 48.05% at September 30, 1997, due to the increase in non-performing loans at September 30, 1997. At September 30, 1997, the Company's non-performing loans were comprised primarily of one- to four-family residential loans.

         The allowance for loan losses is determined based upon an evaluation of pertinent factors underlying the types and qualities of the Company's loans. Management considers such factors as the repayment status of a loan, the estimated net realizable value of the underlying collateral, the borrower's ability to repay the loan, current and anticipated economic conditions which might affect the borrower's ability to repay the loan and the Company's past statistical history concerning charge-offs.

         Total deposits increased $6.8 million from $69.4 million at September 30, 1996, to $76.2 million at September 30, 1997. Deposits increased in fiscal 1997 primarily as a result of the "Bulldog" certificate account developed in January 1995 and the "Platinum" money fund account introduced in May 1995. The "Bulldog" account offers interest rates from 25 to 50 basis points above the local market for a term of eighteen months. The "Platinum" money fund account offers tiered rates on a limited transaction account with the highest rate paid on balances of $50,000 and above. Management feels the "Bulldog" certificate and "Platinum" money fund provide an alternative to deposit customers looking to higher risk investments with higher yields than certificates of deposit and money market accounts.

         Total borrowed funds decreased $600,000 from $24.3 million at September 30, 1996 to $23.7 million at September 30, 1997 although the average balance of FHLB advances during fiscal 1997 was $4.5 million higher than in fiscal 1996. The decrease was due to the principal repayment of advances obtained from the Federal Home Loan Bank of Topeka. The increase in deposits provided the Company with the opportunity to reduce the amount of its outstanding advances. Most of the advances obtained from the Federal Home Loan Bank of Topeka were originally used by the Company to invest in loans receivable at a positive spread over the term of the advances.

         Total stockholders' equity decreased approximately $1.5 million from $13.0 million at September 30, 1996 to $11.5 million at September 30, 1997. The decrease was primarily the result of the Company's use of $2.2 million to repurchase 197,963 shares of common stock and dividends of $231,000 paid to stockholders. These decreases were partially offset by the Company's net earnings from operations of $712,000, a fair value adjustment of $90,000 on ESOP shares committed for release, the repayment of employee stock ownership plan ("ESOP") debt of $73,000, common stock options exercised of $47,000, the amortization of unearned stock compensation of $44,000 and unrealized gains on securities available for sale of $26,000, net of deferred taxes.

Non-performing Assets of the Company

         The ratio of non-performing assets to total assets is one indicator of the Company's exposure to credit risk. Non-performing assets of the Company consist of non-accruing loans, accruing loans delinquent 90 days or more, troubled debt restructurings, and foreclosed assets which have been acquired as a result of foreclosure or deed-in-lieu of foreclosure. At March 31, 1998, non-performing assets were approximately $637,000, which represents a decrease of $766,000, or 54.6%, as compared to September 30, 1997. This decrease was due primarily to fifteen loans which had been classified as non-accruing at September 30, 1997, but were less than 90 days delinquent at March 31, 1998 (including one loan totaling $344,000 secured by single-family residence in Texas). In February 1991, the borrowers experienced financial difficulties and filed for protection under the bankruptcy statutes. Pursuant to the plan of reorganization approved by the Bankruptcy Court, the borrowers are required to make additional payments each month to make up the delinquent payments and interest. At March 31, 1998, the borrowers were complying with the terms of the repayment plan. To a lesser extent, the decrease was due to 10 loans which had been classified as accruing delinquent 90 days or more at September 30, 1997, but were less than 90 days delinquent at March 31, 1998 (including one loan totaling $139,000 secured by a single family residence in Texas).

         Included in non-accruing loans at March 31, 1998, were ten loans totaling $528,000 secured by one- to four-family real estate, one loan totaling $21,000 secured by non-residential real estate, and two consumer loans totaling $24,000. All non-accruing loans at March 31, 1998, were located in the Company's primary market area. At March 31, 1998 there were no accruing loans delinquent 90 days or more. At March 31, 1998, the Company's real estate acquired though foreclosure included two single family residences located in the Company's primary market area with a carrying value of $15,000.

         A summary of non-performing assets by category is set forth in the following table:


                                                     March 31,     September 30,
                                                       1998             1997
                                                       ----             ----
                                                       (Dollars In Thousands)
Non-Accruing Loans .............................     $  573           $1,049
Accruing Loans Delinquent
 90 Days or More ...............................         --              292
Trouble Debt Restructurings ....................         49               50
Foreclosed Assets ..............................         15               12
                                                     ------           ------
Total Non-Performing Assets ....................     $  637           $1,403
                                                     ======           ======
Total Non-Performing Assets
 as a Percentage of Total Assets ...............       0.51%            1.25%
                                                     ======           ======

         Management has taken into account its non-performing assets and the composition of the loan portfolio in establishing its allowance for loan losses, which totaled $656,000 at March 31, 1998. See "Business of the Company -- Asset Quality -- Allowance for Loan Losses."

Results of Operations of the Company

         Comparison of Three and Six Months Ended March 31, 1998 and March 31, 1997 for the Company

         General. Net earnings for the six months ended March 31, 1998 were $375,000 as compared to $332,000 for the six months ended March 31, 1997, resulting in an increase of $43,000, or 12.9%. The increase in net earnings was primarily due to increases in net interest income of $215,000 and non-interest income of $7,000. These increases were partially offset by increases in non-interest expense of $97,000 and income tax expense of $83,000.

         Net Interest Income. Net interest income increased $215,000, or 14.52%, for the six months ended March 31, 1998 as compared to the six months ended March 31, 1997. This increase was due primarily to an increase in interest income of $407,000, or 10.25%; offset partially by an increase in interest expense of $192,000, or 7.70%. Interest income increased primarily due to a $7.6 million increase in the average balance of interest-earning assets, and a 22 basis point increase in the average yield on interest-earning assets. The average yield on interest-earning assets increased primarily due to construction loan originations at the Lawrence loan production office which carry higher rates of interest than loans originated in the Company's primary market area. Interest expense increased primarily due to a $7.9 million increase in the average balance of interest-bearing liabilities, offset partially by a 3 basis point decrease in the average rate paid on interest-bearing liabilities. The average rate paid on interest-bearing liabilities decreased primarily due to a $5.1 million increase in the average balance of low cost demand and NOW deposits and, to a lesser extent, a decrease in market interest rates.

         Interest Income. Interest income for the six months ended March 31, 1998, increased to $4,377,000 from $3,970,000 for the six months ended March 31, 1997. This increase was caused primarily by a $7.6 million increase in the average outstanding amount of interest-earning assets during the six months ended March 31, 1998, as compared to the six months ended March 31, 1997; due to the increase in the average balance of loans receivable financed by the increased average balance of savings deposits. The average balance of savings deposits during the six months ended March 31, 1998 was $7.4 million higher than during the six months ended March 31, 1997. To a lesser extent, the increase in interest income was due to an increase in the average yield on interest-earning assets. The average yield on interest-earning assets increased 22 basis points to 7.71% for the six months ended March 31, 1998, from 7.49% for the six months ended March 31, 1997. This increase was caused primarily by increases in yield on the Association's Federal Home Loan Bank stock from 6.48% to 7.75%, loan portfolio from 8.01% to 8.20%, and mortgage-backed securities portfolio from 6.48% to 6.58% for the six months ended March 31, 1998, as compared to the six months ended March 31, 1997. These increases were partially offset by a decrease in the investment securities portfolio yield from 6.61% to 6.34% for the six months ended March 31, 1998, as compared to the six months ended March 31, 1997. The increase in yield on the loan portfolio was primarily due to construction loan originations at the Company's new loan production office in Lawrence, Kansas. These construction loans generally have terms of six months or less and interest rates tied to the prime rate plus a margin.

         Interest Expense. Interest expense for the six months ended March 31, 1998, increased by $192,000 to $2,680,000 as compared to $2,488,000 for the six months ended March 31, 1997. This increase in interest expense was due primarily to a $7.9 million increase in the average outstanding amount of interest-bearing liabilities during the six months ended March 31, 1998 as compared to the six months ended March 31, 1997. This increase was partially offset by a 3 basis point decrease in average interest rates paid on interest-bearing liabilities, caused by decreases in market interest rates. The increase in interest-bearing liabilities was primarily due to a $7.4 million increase in the average outstanding balance of deposits due primarily to new accounts opened at the Coffeyville, Kansas branch office and seasonal deposits from public units.

         Provision for Loan Losses. Based upon management's analysis of established reserves and its ongoing review of the composition of the loan portfolio, including non-performing assets and other loans of concern, there was no provision for losses on loans for the six months ended March 31, 1998 and March 31, 1997. The Company will continue to monitor its allowance for loan losses and make future additions to the allowance through the provision for loan losses as economic and regulatory conditions dictate. However, there can be no assurance that future losses will not exceed estimated amounts or that additional provisions for loan losses will not be required in future periods. In addition, the Company's determinations as to the amount of the allowance for loan losses is subject to review by the regulatory agencies which can order the establishment of additional general or specific allowances.

         Non-interest Income. Non-interest income increased $7,000 to $113,000 during the six months ended March 31, 1998 as compared to $106,000 for the six months ended March 31, 1997. The increase was primarily due to increased checking and deposit account fees as a result of new accounts in the Coffeyville branch. To a lesser extent, the increase was due to increased late charges and other fees associated with mortgage loans.

         Non-interest Expense. Total non-interest expense increased to $1,147,000 for the six months ended March 31, 1998 from $1,050,000 for the six months ended March 31, 1997, an increase of $97,000, or 9.2%. The increase was primarily due to increases in compensation and employee benefits of $59,000, occupancy and equipment of $45,000, and data processing fees of $15,000. These increases were primarily due to the opening of a new loan production office in Lawrence, Kansas, resulting in additional staff, occupancy and equipment, stationery, printing and office supplies expense. To a lesser extent, the increase in compensation expense was the result of normal, annual cost of living increases in salaries and bonuses, and increased compensation expense associated with the Company's ESOP plan due to the increase in the Company's stock price. These increases were partially offset by decreases in federal deposit insurance premiums of $18,000, and other expenses of $3,000.

         Income Tax Expense. Income tax expense was $288,000 for the six months ended March 31, 1998 compared to $205,000 for the six months ended March 31, 1997, an increase of $83,000. This increase was primarily due to an increase in pre-tax earnings during the 1998 period as compared to the 1997 period. The Company's effective tax rates were 43.4% and 38.2% for the six months ended March 31, 1998 and March 31, 1997, respectively. Rates exceed expected rates due primarily to compensation expense associated with the ESOP which is not deductible for income tax purposes.

         Liquidity and Capital Resources. The Company's primary sources of funds are deposits, principal and interest payments on loans and mortgage-backed securities, Federal Home Loan Bank of Topeka advances and funds provided by operations. While scheduled loan and mortgage-backed security repayments and maturity of short-term investments are a relatively predictable source of funds, deposit flows are greatly influenced by general interest rates, economic conditions and competition. Current Office of Thrift Supervision ("OTS") regulations require the Association to maintain cash and eligible investments in an amount equal to at least 4% of the sum of its average daily balance of net withdrawable deposit accounts and borrowings payable in one year or less. Such requirements may be changed from time to time by the OTS to reflect changing economic conditions. Such investments are intended to provide a source of relatively liquid funds upon which the Association may rely, if necessary, to fund deposit withdrawals and other short-term funding needs. As of March 31, 1998, the Association's liquidity ratio was 15.44% as compared to 7.20% at September 30, 1997. This increase was primarily due to an increase in short-term investments funded with public unit deposits. These ratios exceeded the minimum regulatory liquidity requirements on both dates.

         The Company uses its capital resources principally to meet its ongoing commitments, to fund maturing certificates of deposit and deposit withdrawals, to invest, to fund existing and future loan commitments, to maintain liquidity, and to meet operating expenses. At March 31, 1998, the Company had commitments to originate loans totaling $694,000. The Company considers its liquidity and capital resources to be adequate to meet its foreseeable short- and long-term needs. The Company expects to be able to fund or refinance, on a timely basis, its material commitments and long-term liabilities.

         Regulatory  standards impose the following capital  requirements on the
Association: a risk-based capital standard expressed as a percent of risk-adjusted assets, a leverage ratio of core capital to total adjusted assets, and a tangible capital ratio expressed as a percent of total adjusted assets. As of March 31, 1998, the Association exceeded all fully phased-in regulatory capital standards.

         At March 31, 1998, the Association's tangible capital was $9.8 million, or 7.93% of adjusted total assets, which is in excess of the 1.5% requirement by $7.9 million. In addition, at March 31, 1998, the Association had core capital of $9.8 million, or 7.93% of adjusted total assets, which exceeds the 3.0% requirement by $6.1 million. The Association had risk-based capital of $10.4 million at March 31, 1998, or 18.17% of risk-adjusted assets, which exceeds the 8.0% risk-based capital requirements by $5.8 million.

         Under the requirements of federal law, all the federal banking agencies, including the OTS, must revise their risk-based capital requirements to ensure that such requirements account for interest rate risk, concentration of credit risk and the risks of non-traditional activities, and that they reflect the actual performance of and expected loss on multi-family loans.

         The OTS has adopted a final rule that generally requires a savings association with more than normal interest rate risk to deduct from its total capital, for purposes of determining compliance with such requirement, an amount equal to 50% of its interest-rate risk exposure multiplied by the present value of its assets. This exposure is a measure of the potential decline in the net portfolio value of a savings association, greater than 2% of the present value of its assets, based upon a hypothetical 200 basis point increase or decrease in interest rates (whichever results in a greater decline). Net portfolio value is the present value of expected cash flows from assets, liabilities and off-balance sheet contracts. The rule provides for a two-quarter lag between calculating interest rate risk and recognizing any deductions from capital. The OTS has announced that it will delay the effectiveness of the rule until it adopts the process by which savings associations may appeal an interest rate risk deduction determination. The OTS has instructed all savings associations not to take any capital deductions for interest rate risk exposure until notified to do so by the OTS. In addition, any savings association with less than $300 million in assets and a total risk-based capital ratio in excess of 12%, such as the Association, is exempt from this requirement unless the OTS determines otherwise.

Comparison of Fiscal Years Ended September 30, 1997 and September 30, 1996 for the Company

         General. Net earnings for the fiscal year ended September 30, 1997 were $712,000 as compared to $815,000 for the fiscal year ended September 30, 1996, a decrease of $103,000, or 12.6%. The decrease in net earnings was due to decreases in net interest income of $94,000 and income from real estate operations of $60,000. The decrease was also due to a non-recurring $251,000 gain on the sale of FHLMC stock which was recognized in the fiscal year ended September 30, 1996, with no similar activity in the fiscal year ended September 30, 1997. These decreases to net earnings were partially offset by decreases in non-interest expenses of $273,000 and income tax expense of $19,000.

         Net Interest Income. Net interest income decreased $94,000, or 3.02%, for the fiscal year ended September 30, 1997 as compared to the fiscal year ended September 30, 1996. This decrease was due primarily to an increase in interest expense of $390,000, or 8.34%, offset partially by an increase in interest income of $296,000, or 3.81%. Interest expense increased primarily due to a $7.0 million increase in the average balance of interest-bearing liabilities and, to a lesser extent, a 2 basis point increase in the average rate paid on interest-bearing liabilities. Interest income increased primarily due to a $4.2 million increase in the average balance of interest-earning assets, partially offset by a 3 basis point decrease in yield on interest-earning assets.

         Interest Income. Interest income for the fiscal year ended September 30, 1997, increased to $8.1 million from $7.8 million for the fiscal year ended September 30, 1996. This increase resulted primarily from a $4.2 million increase in the average outstanding balance of interest-earning assets (due to the increase in the average balance of loans receivable and investment securities financed with borrowings from the Federal Home Loan Bank of Topeka and increased savings deposits) during the fiscal year ended September 30, 1997, as compared to the fiscal year ended September 30, 1996. These increases were partially offset by a decrease in the average yield on interest-earning assets. The average yield on interest-earning assets decreased 3 basis points to 7.53% during fiscal 1997, from 7.56% during fiscal 1996. This decrease was caused primarily by a decrease in yield on the Company's loans receivable from 8.22% to 7.98% due to new loans being originated at interest rates lower than those currently in the loan portfolio. This decrease was partially offset by an increase in yield on mortgage-backed securities from 6.54% to 6.61% and investment securities from 6.62% to 6.75%.

         Interest Expense. Interest expense for the fiscal year ended September 30, 1997, increased by $400,000 to $5.1 million as compared to $4.7 million for the fiscal year ended September 30, 1996. This increase was primarily the result of a $7.0 million increase in the average outstanding balance of interest-bearing liabilities during the fiscal year ended September 30, 1997 as compared to the fiscal year ended September 30, 1996. To a lesser extent, the increase in interest expense was due to a 2 basis point increase in average interest rates paid on interest-bearing liabilities. The increase in interest-bearing liabilities was primarily due to a $4.5 million increase in the average outstanding amount of advances obtained from the Federal Home Loan Bank of Topeka and a $3.3 million increase in demand and NOW deposits. The advances were used by the Company to invest in loans receivable at a positive spread over the term of the advances.

         Provision for Loan Losses. There was no provision for losses on loans for the fiscal years ended September 30, 1997 and September 30, 1996. Management determined that additional provisions were not necessary based upon their analysis of the established allowance and review of the composition of the loan portfolio. The Company will continue to monitor its allowance for loan losses and make future additions to the allowance through the provision for loan losses as economic and regulatory conditions dictate. However, there can be no assurance that future losses will not exceed estimated amounts or that additional provisions for loan losses will not be required in future periods. In addition, the Company's determinations as to the amount of the allowance for loan losses are subject to review by the regulatory agencies which can order the establishment of additional general or specific allowances.

         Non-interest Income. Non-interest income decreased $302,000 to $280,000 during the fiscal year ended September 30, 1997 as compared to $582,000 for the fiscal year ended September 30, 1996. The decrease was primarily due to a non-recurring $251,000 gain on the sale of FHLMC stock which was recognized in the fiscal year ended September 30, 1996, with no gains on the sale of securities recognized in the fiscal year ended September 30, 1997. To a lesser extent, the decrease was due to a decrease of $60,000 in earnings from real estate operations for the fiscal year ended September 30, 1997 as compared to the fiscal year ended September 30, 1996. Recurring non-interest income generally consists of servicing fees as well as deposit and other types of fees. Non-interest income levels are anticipated to remain stable in the future due to the small number of checking accounts held by the Company.

         Non-interest Expense. Total non-interest expense decreased to $2,111,000 for the fiscal year ended September 30, 1997 from $2,384,000 for the fiscal year ended September 30, 1996, a decrease of $273,000, or 11.4%. The decrease was primarily due to a one-time pre-tax charge of $431,000 during the fiscal year ended September 30, 1996, with no similar charge during the fiscal year ended September 30, 1997. The charge was related to a special assessment of
65.7 basis points on deposits of SAIF-insured institutions as of March 31, 1995, in order to recapitalize the Savings Association Insurance Fund. To a lesser extent, the decrease was due to a reduction in the Company's ongoing deposit insurance premium of $94,000, as a result of the recapitalization of the Savings Association Insurance Fund. These decreases were partially offset by increases in compensation and employee benefits of $146,000, other expenses of $58,000, occupancy and equipment of $37,000, and data processing fees of $12,000. The increase in compensation expense was primarily due to annual increases in salaries and bonuses and expense associated with the Company's ESOP due to the increase in the Company's stock price. In addition, the opening of a new branch office in Coffeyville, Kansas resulted in additional staff, advertising, stationery, printing and office supplies expense.

         Income Tax Expense. Income tax expense was $468,000 for the fiscal year ended September 30, 1997 compared to $487,000 for the fiscal year ended September 30, 1996, a decrease of $19,000. The decrease was primarily the result of a decrease in pre-tax income. The Company's effective tax rates were 39.7% and 37.4% for the fiscal years ended September 30, 1997 and September 30, 1996, respectively.

Average Balances, Interest Rates and Yields of the Company

         The following table presents for the periods indicated the total dollar amount of interest income from average interest-earning assets and related yields, as well as the interest expense on average interest-bearing liabilities, expressed both in dollars and rates. No tax equivalent adjustments were made. All average balances are monthly average balances.
Non-accruing loans have been included in the table as loans carrying a zero yield.

                                                 Six Months Ended March 31,                   Year Ended September 30,
                              ---------------------------------------------------------   ------------------------------
                                            1998                          1997                          1997
                              ----------------------------   --------------------------   ------------------------------
                                 Average  Interest             Average  Interest            Average   Interest
                              Outstanding  Earned/   Yield/  Outstanding Earned/  Yield/  Outstanding  Earned/    Yield/
                                 Balance    Paid      Rate     Balance    Paid     Rate    Balance      Paid      Rate
                                 -------    ----      ----     -------    ----     ----    -------      ----      ----
                                                                 (Dollars in Thousands)
Interest-earning assets:
 Loans receivable(1).........   $ 81,262   $3,333     8.20%    $69,401   $2,779    8.01%   $ 71,188  $  5,684     7.98%
 Mortgage-backed securities..     22,169      729     6.58      27,288      885    6.48      26,137     1,727     6.61
 Investment securities.......      6,304      200     6.34       7,086      234    6.61       7,598       513     6.75
 FHLB stock..................      1,392       54     7.75       1,287       42    6.48       1,314        89     6.79
 Federal funds sold..........      1,850       44     4.79         855       22    5.18         567        34     6.02
 Other earning assets........        545       17     6.33         213        8    5.19         318        22     6.83
                                --------   ------            ---------   ------            -------    -------
  Total earning assets.......    113,522    4,377     7.71     106,130    3,970    7.48     107,122     8,069     7.53
 Non-interest earning assets.      3,079                         2,650                        2,928
                                --------                      --------                     --------
 Total assets................   $116,601                      $108,780                     $110,050
                                ========                      ========                     ========
Interest-bearing liabilities:
 Savings deposits and
   certificates..............  $  53,084    1,419     5.35    $ 50,794    1,361    5.36    $ 51,219     2,745     5.36
 Demand and NOW..............     25,364      525     4.14      20,272      420    4.14      22,019       914     4.15
 FHLB advances...............     24,850      736     5.92      24,333      707    5.81      23,583     1,400     5.93
                               ---------   ------             --------   ------            --------    ------
   Total interest-bearing
    liabilities..............    103,298    2,680     5.19      95,399    2,488    5.22      96,821     5,059     5.22
                                           ------                        ------                        ------
Non-interest-bearing
 liabilities ................      1,805                         1,520                        1,538
                               ---------                      --------                     --------
   Total liabilities.........    105,103                        96,919                       98,359
Equity.......................     11,498                        11,861                       11,691
                               ---------                      --------                     --------
   Total liabilities and
    equity...................   $116,601                      $108,780                     $110,050
                                ========                      ========                     ========
Net interest/spread..........             $ 1,697     2.52%             $ 1,482    2.26%              $3,010      2.31%
                                          =======     ====              =======    ====               ======      ====
Margin.......................                         2.99%                        2.79%                          2.81%
                                                      ====                         ====                           ====
Assets to liabilities........     109.90%                       111.25%                      110.64%
                                ========                       =======                      =======



                                                      Year Ended September 30,
                               -----------------------------------------------------------------
                                               1996                             x1995
                               -------------------------------  --------------------------------
                                 Average    Interest               Average   Interest
                               Outstanding   Earned/    Yield/  Outstanding   Earned/    Yield/
                                 Balance      Paid       Rate      Balance     Paid      Rate
                                 -------      ----       ----      -------     ----      ----
                                                             (Dollars in Thousands)
Interest-earning assets:
 Loans receivable(1).........   $ 63,152    $ 5,190      8.22%    $ 58,628    $ 4,804     8.19%
 Mortgage-backed securities..     29,510      1,930      6.54       29,191      1,939     6.64
 Investment securities.......      7,233        479      6.62        4,977        321     6.45
 FHLB stock..................      1,103         70      6.38        1,028         61     5.93
 Federal funds sold..........      1,434         79      5.53          650         44     6.77
 Other earning assets........        445         25      5.64          275         17     6.18
                                --------                          --------    -------
  Total earning assets.......    102,877      7,773      7.56       94,749      7,186     7.58
 Non-interest earning assets.      1,606                             1,883
                                --------                          --------
 Total assets................   $104,483                          $ 96,632
                                ========                          ========
Interest-bearing liabilities:
 Savings deposits and
   certificates..............   $ 51,950      2,820      5.43     $ 51,019      2,441     4.78
 Demand and NOW..............     18,765        762      4.06       13,508        408     3.02
 FHLB advances...............     19,133      1,087      5.68       17,275      1,003     5.81
                                --------      -----               --------    -------
   Total interest-bearing
    liabilities..............     89,848      4,669      5.20       81,802      3,852     4.71
                                              -----                           -------
Non-interest-bearing
 liabilities ................      1,497                             1,512
                                --------                          --------
   Total liabilities.........     91,345                            83,314
Equity.......................     13,138                            13,318
                                --------                          --------
   Total liabilities and
    equity...................   $104,483                          $ 96,632
                                ========                          ========
Net interest/spread..........                $3,104      2.36%                $3,334     2.87%
                                             ======      ====                 ======     ====
Margin.......................                            3.02%                           3.52%
                                                         ====                            ====
Assets to liabilities........    114.50%                            115.83%
                                =======                           ========

------------
(1) Calculated net of deferred loan fees, loan discounts, loans in process and loss reserves.

Rate/Volume Analysis of Net Interest Income of the Company

         The following schedule presents the dollar amount of changes in interest income and interest expense for major components of interest-earning assets and interest-bearing liabilities. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to (i) changes in volume (i.e., changes in volume multiplied by old rate) and (ii) changes in rate (i.e., changes in rate multiplied by old volume). For purposes of this table, changes attributable to both rate and volume, which cannot be segregated, have been allocated proportionately to the change due to volume and the change due to rate.


                                                           Six Months Ended
                                                                 March 31,         Year Ended September 30  Year Ended September 30,
                                                              1998 vs. 1997              1997 vs. 1996           1996 vs. 1995
                                                       --------------------------  -----------------------  ------------------------
                                                          Increase                   Increase                 Increase
                                                         (Decrease)                 (Decrease)               (Decrease)
                                                           Due to        Total        Due to       Total       Due to       Total
                                                       --------------   Increase   ------------   Increase   ------------  Increase
                                                       Volume    Rate  (Decrease)  Volume  Rate  (Decrease)  Volume  Rate (Decrease)
                                                       ------    ----  ----------  ------  ----  ----------  ------  ----  ---------
                                                                                   (Dollars in Thousands)
Interest-earning assets:
 Loans receivable ..................................   $ 486    $  68    $ 554    $ 645    $(151)   $ 494    $ 372   $  14    $ 386
 Mortgage-backed securities ........................    (169)      13     (156)    (223)      20     (203)      21     (30)      (9)
 Securities ........................................     (25)      (9)     (34)      24       10       34      149       9      158
 FHLB stock ........................................       4        8       12       14        5       19        4       5        9
 Federal funds sold ................................      24       (2)      22      (52)       7      (45)      44      (9)      35
 Other earning assets ..............................       8        1        9       (8)       5       (3)      10      (2)       8
                                                       -----    -----    -----    -----    -----    -----    -----   -----    -----
   Total interest-earning assets ...................   $ 328    $  79      407    $ 400    $(104)     296    $ 600   $ (13)     587
                                                       =====    =====    -----    =====    =====    -----    =====   =====    -----

Interest-bearing liabilities:
 Passbook savings and certificates .................   $  61    $  (3)      58    $ (39)   $ (36)     (75)   $  45   $ 334      379
 NOW and Demand ....................................     105       --      105      135       17      152      188     166      354
 FHLB Advances .....................................      15       14       29      262       51      313      106     (22)      84
                                                       -----    -----    -----    -----    -----    -----    -----   -----    -----

   Total interest-bearing
 liabilities .......................................   $ 181    $  11      192    $ 358    $  32      390    $ 339   $ 478      817
                                                       =====    =====    -----    =====    =====    -----    =====   =====    -----
Net interest income.................................                     $ 215                       $(94)                    $(230)
                                                                         =====                       =====                    ======


         The following table sets forth the weighted average yields on the Company's interest-earning assets, the weighted average interest rates on interest-bearing liabilities and the interest rate spread between the weighted average yields and rates for the Company at the dates indicated. Non-accruing loans have been included in the table as carrying a zero yield.


                                                                         At                   September 30,
                                                                      March 31,      ------------------------------
                                                                        1998         1997         1996        1995
                                                                        ----         ----         ----        ----
Weighted average yield on:
 Loans receivable..........................................             7.87%        7.74%        7.78%       8.13%
 Mortgage-backed securities................................             6.53         6.66         6.53        6.97
 Securities................................................             6.20         6.97         6.68        7.61
 Federal funds sold........................................             5.33         5.28         5.48        5.57
 Other interest-earning assets.............................             5.43         5.22         4.93        5.35
 Combined weighted average yield on interest-earning                                    0         7.             9
    assets.................................................             7.44         7.4            34        7.5

Weighted average rate paid on:
 Passbook Savings and certificates.........................             5.42         5.38         5.38        5.38
 NOW.......................................................             4.21         4.06         4.03        3.78
 FHLB advances.............................................             5.79         6.11         5.65        5.94
 Combined weighted average rate paid on interest-                                       1         5.             3
    bearing liabilities....................................             5.19         5.2            17        5.2

Spread.....................................................             2.25         2.19         2.17        2.36

Asset/Liability Management of the Company

         The matching of assets and liabilities may be analyzed by examining the extent to which they are "interest rate sensitive" and by monitoring an institution's interest rate sensitivity "gap." An asset or liability is said to be interest rate sensitive within a specific time period if it will mature or reprice within that time period. The interest rate sensitivity gap is defined as the difference between the amount of interest-earning assets anticipated, based upon certain assumptions, to mature or reprice within a specific time period and the amount of interest-bearing liabilities anticipated, based upon certain assumptions, to mature or reprice within that same time period. A gap is considered positive when the amount of interest rate sensitive assets exceeds the amount of interest rate sensitive liabilities. A gap is considered negative when the amount of interest rate sensitive liabilities exceeds the amount of interest rate sensitive assets. During a period of rising interest rates, a negative gap would tend to adversely affect operations while a positive gap would tend to benefit operations.

         A primary objective of asset/liability management is to manage interest rate risk. First Federal monitors its asset/liability mix on an ongoing basis and, from time to time, may institute certain changes in its product mix and asset and liability maturities.

         Since the early 1980's, the Company has stressed the origination of adjustable rate residential mortgage loans ("ARMs"), subject to market conditions. In recent periods, the Company has also purchased adjustable-rate mortgage-backed securities. At March 31, 1998, approximately $28.6 million, or 31.1% of the Company's total loans secured by real estate, were ARMs. On the same date, the Company also had $12.3 million in adjustable-rate mortgage-backed securities.

         The Company's ARMs and adjustable-rate mortgage-backed securities adjust to various indices. The Company monitors the mix of indices on its adjustable rate assets and seeks, consistent with market conditions, to achieve a close match in the repricing characteristics of its assets and liabilities.

         To increase the interest rate sensitivity of its assets, the Company has also maintained a relatively high level of short and intermediate-term investment securities and other assets. At March 31, 1998, the Company had $7.7 million of investment securities and interest-bearing deposits maturing or repricing within three years. Finally, the Company has undertaken various marketing programs from time to time over the last decade in order to extend the term of its deposit liabilities. In 1993, the Company introduced a new certificate of deposit program in an attempt to reduce deposit outflows and attract longer term deposits which were being lost as a result of the general decline in market rates of interest. This program offers two certificate products which have 4- and 5-year terms. At March 31, 1998, the Company had approximately $7.8 million in these two certificates.

         In the future, in managing its interest rate sensitivity, the Company intends to continue to stress the origination of ARMs, subject to market conditions, the purchase of adjustable-rate mortgage-backed securities and the maintenance of a relatively high level of short-term securities and other assets.

         Office of Thrift Supervision ("OTS") regulations provide a Net Portfolio Value ("NPV") approach to the quantification of interest rate risk. In essence, this approach calculates the difference between the present value of expected cash flows from assets and the present value of expected cash flows from liabilities, as well as cash flows from off-balance-sheet contracts arising from an assumed 200 basis point increase or decrease in interest rates (whichever results in the greater pro forma decrease in NPV). Under OTS regulations, an institution's "normal" level of interest rate risk in the event of this assumed change in interest rates is a decrease in the institution's NPV in an amount not to exceed 2% of the present value of its assets. Thrift institutions with greater than "normal" interest rate exposure must take a deduction from their total capital available to determine if they meet their risk-based capital requirement. The amount of that deduction is one-half of the difference between (a) the institution's actual calculated exposure to the 200 basis point interest rate change and (b) its "normal" level of exposure, which is 2% of the present value of its assets. Savings associations, such as First Federal, with less than $300 million in assets and a risk-based capital ratio in excess of 12% are exempt from this requirement unless the OTS determines otherwise. The OTS has postponed the implementation of the capital deduction component of this regulation until it completes its analysis of the methods of interest rate risk measurements proposed by the other banking regulators.

         Presented below, as of March 31, 1998, is an analysis of the Association's interest rate risk as measured by changes in NPV for instantaneous and sustained parallel shifts in the yield curve, in 100 basis point increments, up and down 200 basis points and compared to Board policy limits. The table was prepared and furnished to the Association by the Office of Thrift Supervision. Assumptions used in calculating the amounts in this table were determined by the OTS (dollars in thousands):


                                                 Net Portfolio Value
 Change in                                        At March 31, 1998
Interest Rate        Board Limit      ------------------------------------------
(Basis Points)        % Change        $ Amount         $ Change        % Change
--------------        --------        --------         --------        --------
   +200                 -40%           $11,166         $(2,508)           (18)%
   +100                 -25             12,627          (1,047)            (8)
      0                  --             13,674              --             --
   -100                 -25             14,007             334              2
   -200                 -40             13,609             (65)             0


         As indicated in the table above, management has structured its assets and liabilities to minimize its exposure to interest rate risk. In the event of a 200 basis point change in interest rates, the Association would experience a 0% change in NPV in a declining rate environment and an 18% decrease in a rising rate environment. During periods of rising interest rates, the value of monetary assets and liabilities generally decline. Conversely, during periods of falling interest rates, the value of monetary assets and liabilities generally increase. However, the amount of change in value of specific assets and liabilities due to changes in interest rates is not the same in a rising interest rate environment as in a falling interest rate environment (i.e., as indicated above, the amount of value increase under a specific rate decline may not equal the amount of value decrease under an identical upward rate movement).

         Certain shortcomings are inherent in the method of analysis presented in the foregoing table. For example, although certain assets and liabilities may have similar maturities or periods to repricing, they may react in different degrees to changes in market interest rates. Also, the interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types may lag behind changes in market rates. Additionally, certain assets, such as ARMs, have features which restrict changes in interest rates on a short-term basis and over the life of the asset. Further, in the event of a change in interest rates, prepayment and early withdrawal levels would likely deviate significantly from those assumed in calculating the table. Finally, the ability of many borrowers to service their debt may decrease in the event of an interest rate increase. As a result, the actual effect of changing interest rates may differ from that presented in the foregoing table.

Liquidity and Capital Resources of the Company

         The OTS requires minimum levels of liquid assets. At March 31, 1998, OTS regulations required First Federal to maintain an average daily balance of liquid assets (United States Treasury, federal agency, and other investments having maturities of five years or less) equal to at least 4.0% of the sum of its average daily balance of net withdrawable deposit accounts and borrowings payable in one year or less. Such requirements may be changed from time to time by OTS to reflect changing economic conditions. Such investments are intended to provide a source of relatively liquid funds upon which First Federal may rely if necessary to fund deposit withdrawals and other short-term funding needs. First Federal's regulatory liquidity at March 31, 1998 was 15.44%. First Federal normally attempts to maintain liquidity between 7% and 9%.

         The Company's primary sources of funds consist of deposits and loan and mortgage-backed securities repayments. Other potential sources of funds available include borrowings from the Federal Home Loan Bank ("FHLB") of Topeka. The Company uses its liquid resources principally to meet on-going commitments, to fund maturing certificates of deposit and deposit withdrawals, to invest, to fund existing and future loan commitments, to maintain liquidity, and to meet operating expenses. Management believes that loan repayments and other sources of funds will be adequate to meet the Company's foreseeable liquidity needs.

         The Company's primary investing activity is the origination of mortgage loans and the purchase of mortgage-backed and other securities. At March 31, 1998, mortgage loans and mortgage-backed securities accounted for 85.3% of the Company's total assets. The Company has been able to generate sufficient cash through the retail deposit market, its traditional funding source, and through short-term borrowings, to provide the cash utilized in investing activities. A $9.0 million line of credit has also been established with the FHLB of Topeka with an outstanding balance of $0 at March 31, 1998. The line of credit is scheduled to mature on February 5, 1999, and will most likely be renewed for another one year term at that time. The line of credit is subject to various conditions, including the pledging of acceptable collateral. The primary purpose of the line of credit is to serve as a back-up liquidity facility for the Company, however, the Company may from time to time utilize the line of credit to purchase investment securities and fund other commitments.

         Liquidity management is both a daily and long-term responsibility of management. The Company adjusts its investments in liquid assets based upon management's assessment of (i) expected loan demand, (ii) expected deposit flows, (iii) yields available on interest-bearing deposits, and (iv) the objectives of its asset/liability management program. Excess liquidity is invested generally in interest-bearing overnight deposits and other short-term government and agency obligations. If the Company requires additional funds, beyond its internal ability to generate, it has additional borrowing capacity with the FHLB of Topeka.

         The Company anticipates that it will have sufficient funds available to meet current loan commitments. At March 31, 1998, the Company had outstanding commitments to extend credit which amounted to $694,000. The Company is not aware of any trends, events or uncertainties which will have or that are reasonably likely to have a material effect on the Company's liquidity, capital resources or operations.

         Certificates of deposit scheduled to mature in one year or less at March 31, 1998 totaled approximately $30.9 million. Management believes that a significant portion of such deposits will remain with the Company. There can be no assurance, however, that the Company can retain all such deposits. At March 31, 1998, the Company had $27.3 million in advances from the FHLB of Topeka with $6.4 million maturing in one year or less.

         The Financial Institutions Reform, Recovery and Enforcement Act of 1989 ("FIRREA"), among other things, mandated the adoption of new minimum capital requirements that are no less stringent than the minimum capital requirements for national banks. These minimum capital standards generally require the maintenance of regulatory capital sufficient to meet each of three tests: the tangible capital requirement, the core capital requirement, and the risk-based capital requirement. The tangible capital requirement provides for minimum tangible capital (defined as retained earnings less all intangible assets) equal to 1.5% of adjusted total assets. The core capital requirement provides for minimum core capital (tangible capital plus supervisory goodwill) equal to 3.0% of assets. The risk-based capital requirement provides for the maintenance of core capital plus general loss allowances (less a specified percentage of certain equity investments) equal to 8.0% of risk-weighted assets. In computing risk-weighted assets, the Association multiplies the book value of each asset on its balance sheet by a defined risk-weighting factor (e.g., one- to four-family residential loans carry a risk-weighted factor of 50%). Management has reviewed these capital standards and determined that the Association is in compliance with each of the three requirements. As of March 31, 1998, the Association's tangible capital, core capital, and risk-based capital of $9.8 million, $9.8 million, and $10.4 million exceeded the applicable minimum requirements by $7.9 million, $6.1 million, and $5.8 million, respectively.

         The following table sets forth the Association's compliance with such requirements at March 31, 1998.

                                                Association capital level
                     OTS requirement               at March 31, 1998
                    ------------------      ---------------------------------
                     % of                    % of                    Amount
                    Assets      Amount      Assets     Amount       of Excess
                    ------      ------      ------     ------       ---------
Capital standard                         (Dollars in Thousands)
Tangible capital     1.50%      $1,852      7.93%     $ 9,787       $ 7,935
Core capital (1)     3.00        3,705      7.93        9,787         6,082
Risk-based capital   8.00        4,598     18.17       10,443         5,845


-------------
(1)  Based on current core capital requirement of 3%.

         See Note L of Notes to Consolidated Financial Statements of the Company for additional information.

         Management has reviewed the restriction in FIRREA relating to loans to one borrower, qualification as a qualified thrift lender, and other restrictions on lending and investment, and has determined that, based on the Association's capital position and lending and investment policies, these restrictions have not had a material impact on the Association's operations.

Effect of New Accounting Standards

         In June 1997, the Financial Accounting Standards Board "FASB" issued SFAS No. 130, "Reporting Comprehensive Income." This statement establishes standards for reporting and display of comprehensive income and its components (revenue, expenses, gains and losses) in a full set of general-purpose financial statements. This Statement requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. Income tax effects must also be shown. This statement is effective for fiscal years beginning after December 15, 1997. The adoption of SFAS No. 130 relates solely to disclosure provisions and therefore will not have a material impact on the results of operations or financial condition of the Company.

         In June 1997, The FASB issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." SFAS No. 131 establishes standards for the way that public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports issued to shareholders. It also establishes standards for related disclosures about products and services, geographic areas, and major customers. This Statement is effective for financial statements for periods beginning after December 15, 1997. The adoption of SFAS No. 131 relates solely to disclosure provisions and therefore will not have a material impact on the results of operations or financial condition of the Company.

                             BUSINESS OF THE COMPANY

General

         The Company is a Delaware corporation which was formed at the direction of First Federal Savings and Loan Association of Independence ("First Federal" or the "Association") in June 1993 for the purpose of becoming the savings and loan holding company of First Federal. The Company owns all of the outstanding stock of First Federal issued on October 5, 1993 in connection with the completion of First Federal's conversion from the mutual to the stock form of organization (the "Conversion"). The Company issued 727,375 shares of common stock at a price of $10.00 per share in the Conversion. On January 24, 1997, the Common Stock was split two-for-one through the issuance of a 100% stock dividend. At December 31, 1997, the Company had total assets of $113.7 million, and stockholders' equity of $11.4 million.

         First Federal is a federally chartered stock savings and loan association headquartered in Independence, Kansas. First Federal was originally organized in 1905 as a state-chartered savings and loan association and later converted to a federally chartered institution.

         Like all federally chartered savings associations, First Federal's operations are regulated by the OTS. First Federal is a member of the FHLB System and a stockholder in the FHLB of Topeka. The Association is also a member of the SAIF and its deposit accounts are insured up to applicable limits by the FDIC.

         The business of the Association consists primarily of attracting deposits from the general public and using these deposits to originate one- to four-family and multi-family residential mortgage, non-residential mortgage and consumer loans. The Association also invests in mortgage-backed securities which are insured by or guaranteed by federal agencies and other investment securities. See "-- Lending Activities -- Originations, Purchases and Sales of Loans and Mortgage-Backed Securities."

         The principle sources of funds for the Association's lending activities include deposits, amortization and prepayment of loan principal (including mortgage-backed securities), sales or maturities of investment securities, mortgage-backed securities and short-term investments, borrowings and funds provided from operations.

         The  Association's  revenues are derived  principally  from interest on
mortgage   loans  and   mortgage-backed   securities,   interest  on  investment
securities, dividends on FHLB stock and loan origination earnings.

Community Orientation

         First   Federal   has  been,   and   intends  to   continue  to  be,  a
community-oriented financial institution offering a variety of financial services to meet the needs of the communities it serves. The Association attracts deposits from the general public and uses such deposits, together with borrowings and other funds, to originate one- to four-family residential mortgage loans. To a much lesser extent, the Association also originates loans secured by non-residential real estate and consumer loans and a limited amount of loans secured by multi-family real estate. Subject to market conditions and loan demand in its market area, the Association expects to continue to originate the same types of loans it currently offers, which include the origination of a limited number of commercial and multi-family real estate loans secured by property located in its market area. The Association does not intend to originate or purchase interests in commercial or multi-family real estate loans secured by properties located outside of its market area.

Market Area

         Through its offices in Independence and Coffeyville, Kansas, First Federal currently serves primarily Montgomery County, Kansas and, to a lesser extent, Wilson County and the eastern part of Chautauqua County in Kansas. The Association competes in loan originations and in attracting deposits with approximately 10 financial institutions serving its primary market area. The Association estimates its share of the savings market in Montgomery County to be approximately 15%.

         First Federal established a loan production office in Lawrence, Kansas effective October 15, 1997. The office primarily originates construction loans in Lawrence and the surrounding area. Loan approvals are made at the Association's main office with disbursements and collections handled at the loan production office. The office is currently staffed with a loan originator and two processors.

         Independence, Kansas, located in southeastern Kansas, is approximately 110 miles from Wichita, Kansas. Independence is the County Seat of Montgomery County and the location of Independence Community College.

         Montgomery County has a population of approximately 38,000. Although the economy of southeast Kansas is closely tied to the gas, oil and agricultural industries, Montgomery County has attracted a variety of other industries. Major employers in Montgomery County include Automotive Controls Corp., Inc., a manufacturer of electronic and electrical parts, City Publishing Company, a publisher of cross-reference directories, Emerson Electric Co., a manufacturer of small electric motors, Hackney & Sons (Midwest) Inc., a manufacturer of beverage delivery truck bodies, Heartland Cement, a manufacturer of cement and Cessna Aircraft, a manufacturer of single engine airplanes.


Lending Activities

         General. Historically, the Association originated fixed-rate mortgage loans. Since 1982, however, the Association has emphasized, subject to market conditions, the origination and holding of adjustable-rate mortgage ("ARM") loans and loans with shorter terms to maturity than traditional 30-year, fixed-rate loans. Management's strategy has been to increase the percentage of assets in its portfolio with more frequent repricing or shorter maturities. In response to customer demand, however, the Association continues to originate for its loan portfolio fixed-rate mortgages with terms not greater than 30 years.

         The Association's primary focus in lending activities is on the origination of loans secured by first mortgages on owner-occupied, one- to four-family residences. Recently, a significant portion of the Association's lending has been in the form of construction loans. To a much lesser extent, the Association also originates loans secured by non-residential real estate and consumer loans and a limited amount of multi-family real estate loans. See "- Originations, Purchases and Sales of Loans and Mortgage-Backed Securities." At March 31, 1998, the Association's net loan portfolio totaled $85.3 million.

         All  loans  must  be  reviewed  by  a   committee   comprised   of  the
Association's President and three other officers of the Association. The committee has authority to approve loans secured by real estate to any one borrower of up to $500,000. The executive committee has authority to approve loans up to $750,000 which provide for a personal guarantee from the borrower. Loans in excess of this limit require approval of the Board of Directors. All loan approvals made by the loan committee are ratified by the Board of Directors.

         The aggregate amount of loans that the Association is permitted to make under applicable federal regulations to any one borrower, including related entities, is generally equal to the greater of 15% of unimpaired capital and surplus or $500,000. At March 31, 1998, the maximum amount which the Association could have lent to any one borrower and the borrower's related entities was approximately $1.5 million. See " - Regulation - Federal Regulation of Savings Associations."

         Loan Portfolio Composition. The following information sets forth the composition of the Association's loan portfolio in dollar amounts and in percentages (before deductions (or additions) for loans in process, deferred fees and discounts and allowances for losses) as of the dates indicated.


                                                                                       At September 30,
                                           March 31,           -------------------------------------------------------------------
                                             1998                       1997                   1996                   1995
                                    ----------------------     --------------------    ---------------------     -----------------
                                    Amount         Percent      Amount      Percent    Amount        Percent     Amount    Percent
                                    ------         -------      ------      -------    ------        -------     ------    -------
                                                                                           (Dollars in Thousands)
Real Estate Loans
-----------------
 One- to four-family..........      $67,166          73.13%    $64,152       84.30%   $57,353          82.29%   $50,747     82.34%
 Multi-family.................        1,133           1.23       1,164        1.53      1,371           1.97      1,420      2.30
 Non-residential..............        7,538           8.21       7,479        9.83      7,224          10.36      7,454     12.10
 Construction.................       13,317          14.50         764        1.00      1,834           2.63        526      0.85
                                   --------        -------  ----------    --------  ---------       --------  ---------   -------
    Total real estate loans...       89,154          97.07      73,559       96.66     67,782          97.25     60,147     97.59
                                   --------        -------    --------     -------   --------        -------   --------   -------

Consumer Loans:
---------------
 Deposit account..............          408           0.44         350        0.46        364           0.52        314      0.50
 Automobile...................          808           0.88         705        0.93        402           0.58        269      0.44
 Home equity..................          594           0.65         550        0.72        781           1.12        641      1.04
 Home improvement.............          257           0.28         274        0.36        183           0.26        102      0.17
 Other........................          621           0.68         661        0.87        185           0.27        159      0.26
                                 ----------       --------  ----------    -------- ----------       --------  ---------   -------
    Total consumer loans......        2,688           2.93       2,540        3.34      1,915           2.75      1,485      2.41
                                  ---------       --------   ---------    --------  ---------       --------   --------   -------
     Total Loans..............       91,842         100.00%     76,099      100.00%    69,697         100.00%    61,632    100.00%
                                                    ======                  ======                    ======               ======

Less:
-----
 Loans in process.............        5,617                        572                  1,050                       372
 Deferred fees and discounts..          305                        300                    274                       200
 Allowance for losses.........          656                        668                    690                       690
                                 ----------                 ----------             ----------                ----------
 Total loans receivable, net..      $85,264                    $74,559                $67,683                   $60,370
                                    =======                    =======                =======                   =======

         The following table shows the composition of the Association's loan portfolio by fixed- and adjustable-rate categories at the dates indicated.


                                                                                            At September 30,
                                                  March 31,         --------------------------------------------------------------
                                                    1998                     1997                1996                  1995
                                           ---------------------    -------------------    ------------------    -----------------
                                             Amount    Percent      Amount     Percent      Amount    Percent    Amount    Percent
                                             ------    -------      ------     -------      ------    -------    ------    -------
                                                                             (Dollars in Thousands)
Fixed-Rate Loans
 Real estate:
  One- to four-family...................    $41,275        44.94     $37,581      49.38%   $31,231      44.81%   $23,163    37.59%
  Multi-family..........................        662         0.72         683       0.90        871       1.25        821     1.33
  Non-residential.......................      5,315         5.79       5,055       6.64      4,835       6.94      5,304     8.61
  Construction..........................     13,317        14.50         764       1.00         --         --        526     0.85
                                          ---------      -------    --------   --------    -------    -------    -------   ------
    Total fixed-rate real estate loans..     60,569        65.95      44,083      57.92     36,937      53.00     29,814    48.38
 Consumer...............................      2,094         2.28       1,990       2.62      1,437       2.06      1,123     1.82
                                          ---------     --------   ---------   --------    -------    -------    -------   ------
    Total fixed-rate loans..............     62,663        68.23      46,073      60.54     38,374      55.06     30,937    50.20
                                          ---------      -------    --------    -------    -------    =======    -------   ------

Adjustable-Rate Loans
 Real estate:
  One- to four-family...................     25,891        28.19      26,571      34.92     26,122      37.47     27,584    44.75
  Multi-family..........................        471         0.51         481       0.63        500       0.72        599     0.97
  Non-residential.......................      2,223         2.42       2,424       3.19      2,389       3.43      2,150     3.49
  Construction..........................         --           --          --         --      1,834       2.63         --       --
                                          ---------     --------    ----------   ------    -------    -------     ------   ------
     Total adjustable-rate real
      estate loans......................     28,585        31.12      29,476      38.74     30,845      44.25     30,333    49.21
 Consumer...............................        594         0.65         550       0.72        478       0.69        362     0.59
                                          ---------     --------    --------   --------    -------   --------     ------   ------
     Total adjustable-rate loans........     29,179        31.77      30,026      39.46     31,323      44.94     30,695    49.80
                                          ---------      -------    --------    -------   --------    -------     ------   ------

     Total Loans........................     91,842       100.00%     76,099     100.00%    69,697     100.00%    61,632   100.00%
                                                          ======                 ======                ======              ======

Less
 Loans in process.......................      5,617                      572                 1,050                  372
 Deferred fees and discounts............        305                      300                   274                  200
 Allowance for losses...................        656                      668                   690                  690
                                          ---------                 --------                ------                ------

 Total loans receivable, net............    $85,264                  $74,559               $67,683               $60,370
                                            =======                  =======               =======               =======

         The following schedule shows the scheduled contractual maturities of the Association's loan portfolio at March 31, 1998. Mortgages which have adjustable or renegotiable interest rates are shown as repaying in the period during which the contract is due. The schedule does not reflect the effects of possible prepayments or enforcement of due-on-sale clauses.

                                                               Real Estate
                                  ---------------------------------------------------------
                                        One-to      Multi-family, and
                                    Four-Family      Non-Residential         Construction           Consumer            Total
                                  ------------------  -----------------    -----------------    -----------------   ----------------
                                            Weighted           Weighted             Weighted             Weighted           Weighted
                                            Average            Average               Average              Average            Average
                                  Amount      Rate    Amount     Rate       Amount     Rate     Amount     Rate     Amount     Rate
                                  ------      ----    ------     ----       ------     ----     ------     ----     ------     ----
                                                                         (Dollars in Thousands)
Due During Period
Ending March 31,
-----------------
1999(1)....................    $     366      8.45%    $   126      9.00%   $11,878    9.84%    $1,036     9.08%   $13,406     9.74%
2000.......................           68      9.23          69      8.10        868    9.18        291     8.88      1,296     9.06
2001.......................          260      7.61         769      8.92         --      --        339     9.38      1,368     8.79
2002 and 2003..............        1,247      7.88         136      8.76         --      --        757     8.89      2,140     8.29
2004 to 2008...............        6,817      7.86       1,615      8.64         --      --        265     8.65      8,697     8.03
2009 to 2023...............       34,882      7.66       5,809      8.42        374    8.13         --       --     41,065     7.77
2024 and following.........       23,526      7.52         147      8.25        197    7.50         --       --     23,870     7.52
                                 -------               -------              -------             ------             -------
       Total                     $67,166                $8,671              $13,317             $2,688             $91,842
                                 =======                ======              =======             ======             =======

---------
(1)  Includes demand loans, loans having no stated maturity and overdraft loans.

         The total amount of loans due after March 31, 1999, which have a predetermined interest rate is $49.9 million, while the total amount of loans due after such date which have a floating or adjustable interest rate is $28.6 million.

         One- to Four-Family Residential Mortgage Lending. Residential loan originations are generated by the Association's marketing efforts, its present customers, walk-in customers and referrals from real estate brokers and builders. The Association has focused its lending efforts primarily on the origination of loans secured by first mortgages on owner-occupied, single-family residences in its market area. At March 31, 1998, the Association's one- to four-family residential mortgage loans, totaled $67.2 million, or 73.1% of the Association's loan portfolio.

         The Association currently makes adjustable-rate, one- to four-family residential mortgage loans in amounts up to 95% of the appraised value, or selling price, of the security property, whichever is less. For loans with a loan-to-value ratio of 90% or greater, the Association requires private mortgage insurance equal to 20% of the loan value in order to reduce the Association's exposure level. For loans with loan-to-value ratios of greater than 80% but less than 90%, the Association typically requires private mortgage insurance to reduce the Association's exposure. The determination as to whether to obtain such insurance is made on a case-by-case basis, based on a variety of factors including the borrower's payment history, the borrower's length of employment, the quality of the property, the term of the loan and the debt to income ratio of the borrower. At March 31, 1998, the Association had 508 loans totaling $27.4 million with a loan-to-value ratio of greater than 80% but less than 90% and 320 loans totaling $15.4 million with a loan-to-value ratio of 90% or greater.

         The Association currently offers one-year ARM loans at rates determined in accordance with market and competitive factors for a term of up to 30 years. The interest rate charged on ARM loans currently originated by the Association is based upon the one year Constant Maturity Treasury Index. The adjustable-rate loans currently originated by the Association provide for a 1% annual cap and floor, and a 5% lifetime cap on the interest rate adjustment over the rate in effect on the date of origination. The actual interest rate on these adjustable-rate loans may not be reduced below 5% over the life of the loan. The annual and lifetime caps on interest rate increases reduce the extent to which these loans can help protect the Association against interest rate risk. See "Management's Discussion and Analysis of Financial Condition and Results of Operations of the Company - Asset/Liability Management." Approximately 38.8% of the loans secured by one- to four-family real estate originated by the Association during fiscal 1997 were originated with adjustable rates of interest. Approximately 25.7% of the loans secured by one- to four-family real estate originated by the Association during the six months ended March 31, 1998 were originated with adjustable rates of interest. See "- Originations, Purchases and Sales of Loans and Mortgage-Backed Securities."

         Adjustable-rate loans decrease the risks associated with changes in interest rates but involve other risks, primarily because as interest rates rise, the payment by the borrower rises to the extent permitted by the terms of the loan, thereby increasing the potential for default. At the same time, the marketability of the underlying property may be adversely affected by higher interest rates. The Association believes that these risks, which have not had a material adverse effect on the Association to date, are more than outweighed by the benefits received by the Association in offering ARM loans.

         The Association also originates fixed-rate mortgage loans. Fixed-rate loans currently originated by the Association have terms of up to 30 years. Interest rates charged on these fixed-rate loans are competitively priced according to local market conditions.

         In underwriting residential real estate loans, the Association evaluates the borrower's ability to make monthly payments, employment history, credit history and the value of the property securing the loan. Potential borrowers are typically qualified for both adjustable- and fixed-rate loans based upon the initial or stated rate of the loan. Adjustable rate loans increase the risk of default to the extent the interest rate adjusts upward and the borrower is unable to make the payments at the increased rate. Although borrowers on adjustable-rate loans are qualified based upon the initial rate of the loan, if a borrower's debt to income ratios are marginal, the Association will take into consideration the borrower's ability to make future payments in the event the interest rate adjusts upward. Since the size of the Association's average new loan originated is approximately $50,000, management believes increases in interest rates do not generally increase payment amounts to levels that would significantly impair the borrower's ability to make monthly payments.

         An appraisal of the security property is obtained on all loan applications from Board-approved independent fee appraisers. In connection with the origination of residential real estate loans, the Association generally requires that the borrower obtain an opinion from an attorney regarding the title to the property or title insurance and fire and casualty insurance, as well as flood insurance, where applicable, to protect the Association's interest.

         Approximately  $2.4  million,  or  3.6%  of the  Association's  one- to four-family residential mortgage loan portfolio, was purchased by the Association. These loans are primarily secured by property located in Texas and have been in the Association's portfolio for several years. The Association has purchased only a limited amount of one- to four-family residential mortgage loans since 1989. The level of delinquencies in the Association's portfolio of purchased loans secured by one- to four-family residential real estate is consistent with that of the loans originated and retained by the Association.

         The  Association's   residential  mortgage  loans  customarily  include
due-on-sale clauses giving the Association the right to declare the loan immediately due and payable in the event, among other things, the borrower sells or otherwise disposes of the property subject to the mortgage and the loan is not repaid. The Association has enforced due-on-sale clauses in its mortgage contracts for the purpose of increasing its loan portfolio yield. The yield increase is obtained through the authorization of assumptions of existing loans at higher rates of interest and the imposition of assumption fees. One- to four-family real estate loans may be assumed provided home buyers meet the Association's underwriting standards and the loan terms are modified, to the extent necessary, to conform with present yield and maturity requirements.

         Non-Residential/Multi-Family Real Estate Lending. In order to enhance the yield on and decrease the average term to maturity of its assets, the Association has originated and purchased permanent loans and participation interests in loans originated by other lenders secured by non-residential and multi-family real estate. The Association also has a limited amount of loans secured by land. See "Management's Discussion and Analysis of Financial
Condition and Results of Operations of the Company - Asset/Liability Management." At March 31, 1998, the Association had $8.7 million in non-residential/ multi-family real estate loans, representing 9.4% of the Association's loan portfolio.

         Approximately 12.4% of the property securing the Association's non-residential/multi-family (including land) real estate loan portfolio is located outside the Association's primary market area. Many of the properties securing these purchased loans or participations are located in Texas and neighboring states. Some of these areas have experienced adverse economic conditions including a general softening in real estate markets and the local economy, which may result in increased loan delinquencies and loan losses. However, most of the Association's non-residential/multi-family real estate loan portfolio is seasoned and, during the past five years, the Association has had no significant purchases or participations in such loans.

         The table below sets forth, by type of security property, the Association's non-residential/ multi-family real estate loans at March 31, 1998.

                                          Number    Outstanding      Amount
                                           of        Principal   Non-Performing
                                          Loans       Balance    or of Concern
                                          -----       -------    -------------
                                                (Dollars in Thousands)
Multi-family ........................         6        $1,133        $   --
Small business facilities
 and office buildings ...............        44         4,000            21
Health care facility ................        11         1,308            --
Churches ............................         3           186            --
Warehouse/mini-storage ..............         3           325            --
Shopping centers ....................        --            --            --
Hotel/motel .........................         2           735            --
Land ................................        24           984            --
                                         ------        ------        ------
  Total multi-family
   residential and non-
   residential real
   estate loans .....................        93        $8,671        $   21
                                         ======        ======        ======


         Permanent non-residential and multi-family real estate loans originated by the Association generally have terms ranging from 5 to 20 years and up to a 30-year amortization schedule. Rates on permanent loans either (i) adjust (subject, in some cases, to specified interest rate caps) at one year intervals to specified spreads over an index, (ii) float (subject, in some cases, to specified interest rate caps) with changes in a specified prime rate or (iii) carry fixed rates. Under the Association's current loan policy, multi-family/non-residential real estate loans (other than loans to facilitate) are written in amounts of up to 80% of the appraised value of the properties.

         Appraisals on properties securing non-residential and multi-family real estate property loans originated by the Association are performed by an independent appraiser designated by the Association at the time the loan is made. All appraisals on multi-family and non-residential real estate loans are reviewed by the Association's management. In addition, the Association's underwriting procedures generally require verification of the borrower's credit history, income and financial statements, banking relationships, references and income projections for the property. Personal guarantees are generally obtained for all or a portion of the Association's multi-family/non-residential real estate loans. While the Association continues to monitor multi-family/non-residential real estate loans on a regular basis after origination, updated appraisals are not normally obtained after closing unless the Association believes that there are questions regarding the progress of the loan or the value of the collateral.

         At March 31, 1998, the Association had no non-residential/multi-family real estate loans to one borrower, or group of borrowers, which had an existing carrying value in excess of $500,000, except for the loans to five unrelated borrowers or groups of borrowers described below. The first loan is secured by a hotel located in Columbia, Missouri and had an outstanding balance at March 31, 1998 of $693,000. This loan has been current since its inception in June 1991. The other loans in excess of $500,000 at March 31, 1998, included a loan to one borrower totaling $604,000 secured by an apartment building located in Rogers, Arkansas; a loan with an outstanding balance of $523,000 secured by a motel in Independence, Kansas; a loan with an outstanding balance of $541,000 secured by a guest home located in Caney, Kansas; and a loan with an outstanding balance of $721,000 secured by an apartment building located in Gladstone, Missouri. All of these loans were current at March 31, 1998. See " - Regulation - Federal Regulation of Savings Associations."

         Non-residential/multi-family real estate lending affords the Association an opportunity to receive interest at rates higher than that generally available from one- to four-family residential lending. Nevertheless, loans secured by such properties are generally larger and involve a greater degree of risk than one- to four-family residential mortgage loans. Because payments on loans secured by non-residential/multi-family real estate properties are often dependent on the successful operation or management of the properties, repayment of such loans may be subject to adverse conditions in the real estate market or the economy. If the cash flow from the project is reduced (for example, if leases are not obtained or renewed), the borrower's ability to repay the loan may be impaired. The Association has attempted to minimize these risks through its underwriting standards and by lending primarily on existing income-producing properties.

         The Association also generally maintains an escrow account for most of its loans secured by real estate, in order to ensure that the borrower provides funds to cover property taxes in advance of the required payment. These accounts are analyzed annually to confirm that adequate funds are available. For loans which do not include an escrow requirement, an annual review of tax payments is performed by the Association in order to confirm payment. In order to monitor the adequacy of cash flows on income-producing properties, the borrower or lead lender is notified annually, requesting financial information including rental rates and income, maintenance costs and an update of real estate property tax payments.

         Construction   Lending.   The  Association   also  makes  a  number  of
construction loans to builders and individuals for the construction of residences. There were $13.3 million of construction loans outstanding at March 31, 1998.

         Although the Association has offered construction loans for years, it recently expanded its efforts for this type of lending with the opening of its Lawrence, Kansas production office. The majority of the construction loans were originated at the Lawrence, Kansas loan production office. This office is staffed with an originator and two processors, each of whom has substantial experience in construction lending. Construction loans are made to both builders and individuals and generally have terms of six months or less and interest rates tied to the prime rate plus a margin. The borrower pays interest only during the construction period. Residential construction loans are generally underwritten pursuant to the same guidelines used for originating permanent residential loans, and are approved at the Association's headquarters in Independence.

         Construction loans are generally considered to involve a greater degree of risk than permanent one- to four-family residential mortgage loans. Risk of loss on a construction loan depends largely upon the concurrence of the initial estimate of the property's value at completion of construction and the estimated cost (including interest) of construction, as well as the availability of permanent take-out financing. During the construction phase, a number of factors could result in delays and cost overruns. If the estimate of value proves to be inaccurate, the Company may be confronted, at or prior to the maturity of the loan, with a project which, when completed, has a value which is insufficient to ensure full repayment. See "Business of the Company -- lending Activities - Construction Lending." Because of these uncertainties inherent in estimating development and construction costs, it is relatively difficult to evaluate accurately the total loan funds required to complete a project. Also, the funding of loan fees and interest during the construction phase makes the monitoring of the progress of the project particularly important, as customary early warning signals of project difficulties may not be present.

         Consumer Lending. Consumer loans generally have shorter terms to maturity (thus reducing First Federal's exposure to changes in interest rates) and carry higher rates of interest than do one- to four-family residential mortgage loans. In addition, management believes that the offering of consumer loan products helps to expand and create stronger ties to its existing customer base, by increasing the number of customer relationships and providing cross-marketing opportunities. At March 31, 1998, the Association's consumer loan portfolio totaled $2.7 million, or 2.9% of its loan portfolio. Under applicable federal law, the Association is authorized to invest up to 35% of its assets in consumer loans.

         First Federal offers a variety of secured consumer loans, including home equity loans, home improvement loans, auto loans, and loans secured by savings deposits and other consumer collateral. The Association also offers a limited amount of unsecured loans. The Association currently originates all of its consumer loans in its market area. The Association's home equity and home improvement loans comprised approximately 31.7% of the Association's total consumer loan portfolio. These loans are generally originated in amounts, together with the amount of the existing first mortgage, of up to 90% of the appraised value of the property securing the loan. The term to maturity on such loans may be up to seven years. Other consumer loan terms vary according to the type of collateral, length of contract and creditworthiness of the borrower. The Association's consumer loans generally have a fixed rate of interest, except for the home equity lines of credit which adjust based upon changes in the prime rate.

         At March 31, 1998, the Association had $808,000 of automobile loans. The Association's automobile loans are originated as installment loans with a fixed interest rate and terms of up to 60 months. The Association originates automobile loans directly from its existing customers, for both new and used automobiles, and will lend up to 80% of the value of the automobile.

         The Association does not originate any consumer loans on an indirect basis (i.e., where loan contracts are purchased from retailers of goods or services which have extended credit to their customers).

         The underwriting standards employed by the Association for consumer loans include a determination of the applicant's payment history on other debts and an assessment of the ability to meet existing obligations and payments on the proposed loan. Although creditworthiness of the applicant is a primary consideration, the underwriting process also includes a comparison of the value of the security, if any, in relation to the proposed loan amount.

         Consumer loans may entail greater risk than do residential mortgage loans, particularly in the case of consumer loans which are unsecured, such as checking account overdraft privilege loans, or are secured by rapidly depreciable assets, such as automobiles. In such cases, any repossessed collateral for a defaulted consumer loan may not provide an adequate source of repayment of the outstanding loan balance as a result of the greater likelihood of damage, loss or depreciation. In addition, consumer loan collections are dependent on the borrower's continuing financial stability, and thus are more likely to be affected by adverse personal circumstances. Furthermore, the application of various federal and state laws, including bankruptcy and insolvency laws, may limit the amount which can be recovered on such loans. Although the level of delinquencies in the Association's consumer loan portfolio has generally been low (at March 31, 1998, $49,000, or approximately 1.8% of the consumer loan portfolio, was 60 days or more delinquent), there can be no assurance that delinquencies will not increase in the future.

Originations, Purchases and Sales of Loans and Mortgage-Backed Securities

         The Association originates real estate loans through marketing efforts, the Association's customer base, walk-in customers, and referrals from real estate brokers. The Association originates both adjustable-rate and fixed-rate loans. Its ability to originate loans is dependent upon the relative demand for fixed-rate or ARM loans in the origination market, which is affected by the term structure (short-term compared to long-term) of interest rates as well as the current and expected future level of interest rates.

         Historically, the Association has also purchased loans and loan participations, predominantly for non-residential real estate and one- to four-family residential loans. Such purchases have enabled First Federal to offset the relatively low level of loan demand in the Association's principal market areas, to take advantage of favorable lending opportunities in other markets, to diversify its portfolio and to limit origination expenses while generally providing the Association with a higher yield than was available on mortgage-backed securities.

         The Association has underwritten its loan purchases using the same criteria it uses in originating loans. Servicing of purchased loans is generally performed by the seller. At March 31, 1998, approximately $4.2 million of First Federal's loan portfolio was serviced by others. During the year ended September 30, 1997, the Association purchased loans totaling $546,000 secured by non-residential real estate, and none during the six months ended March 31, 1998.

         During recent years, most of the Association's loan purchase opportunities have been at yields that management believed were not sufficiently higher than the yields of comparable mortgage-backed securities that were guaranteed by a Federal agency as to principal and interest (or derived from certificates that were so guaranteed) to offset such credit protection. Accordingly, the Association has recently increased its mortgage-backed securities portfolio rather than loan purchases. See " - Investment Activities - Mortgage-Backed Securities."

         The Association had $2.1 million in loans serviced for others as of March 31, 1998.

         The following table shows the loan origination, purchase, sale and repayment activities of the Association for the periods indicated.


                                                                        Six Months
                                                                           Ended                      Year Ended September 30,
                                                                          March 31,       ------------------------------------------
                                                                            1998             1997            1996             1995
                                                                            ----             ----            ----             ----
                                                                                                    (In Thousands)
Originations by type
--------------------
 Adjustable-rate:
  Real estate - one- to four-family ..............................        $  2,075         $  6,437        $  4,465         $  6,144
                - multi-family ...................................              --               --              --              173
                - non-residential ................................              --              633             614              921
  Consumer - home equity .........................................              --              673             314              469
                                                                          --------         --------        --------         --------
         Total adjustable-rate ...................................           2,075            7,743           5,393            7,707
                                                                          --------         --------        --------         --------
 Fixed-rate:
  Real estate - one- to four-family ..............................           6,006           10,167          14,879            5,886
                - non-residential and land .......................             693            1,492             320              219
                - construction ...................................          11,367               --              --               --
  Consumer - non-real estate .....................................           1,117            1,965           1,429            1,234
                                                                          --------         --------        --------         --------
         Total fixed-rate ........................................          19,183           13,624          16,628            7,339
                                                                          --------         --------        --------         --------
         Total loans originated ..................................          21,258           21,367          22,021           15,046
                                                                          --------         --------        --------         --------
Purchases
  Real estate - non-residential ..................................              --              546              --               --
                 - construction ..................................           4,984               --              --               --
  Mortgage-backed securities (excluding
    REMICs and CMOs) .............................................              --               --           4,660            2,982
                                                                          --------         --------        --------         --------
         Total purchased .........................................           4,984              546           4,660            2,982
                                                                          --------         --------        --------         --------
Sales and Repayments
  Mortgage-backed securities .....................................           2,576            4,412           5,237            3,041
  Transfer of mortgage-backed securities to
    mortgage-backed securities available for sale ................              --               --              --              968
  Principal repayments(1) ........................................          10,499           15,512          13,956           11,854
                                                                          --------         --------        --------         --------
        Total reductions .........................................          13,075           19,924          19,193           15,863
Increase (decrease) in other items, net(2) .......................          (5,088)             375            (730)             287
                                                                          --------         --------        --------         --------
         Net increase ............................................        $  8,079         $  2,364        $  6,758         $  2,452
                                                                          ========         ========        ========         ========

------------
(1)  Includes transfers to real estate acquired through foreclosure.
(2) Consists of loans in process, net deferred origination costs, unamortized discounts and allowance for loan losses.

Asset Quality

    When a borrower fails to make a required payment on a loan, the Association attempts to cause the delinquency to be cured by contacting the borrower. In the case of loans secured by real estate, a computer generated late notice is sent 15 days after the due date. If the delinquency is not cured between the 30th and 60th day, a personal letter is sent to the borrower and if the delinquency is not cured by the 75th day, contact with the borrower is made by phone. Additional written and verbal contacts are made with the borrower to the extent the borrower appears to be cooperative. If the delinquency is not cured or a payment plan arranged by the 90th day, the Association sends a 30-day default letter and, once that period elapses, usually institutes appropriate action to foreclose on the property. Interest income on loans at this point is reduced by the full amount of accrued and uncollected interest. If foreclosed, the property is sold at a sheriff's sale and may be purchased by the Association. Delinquent consumer loans are handled in a similar manner. If these efforts fail to bring the loan current, appropriate action may be taken to collect any loan payment that remains delinquent. The Association's procedures for repossession and sale of consumer collateral are subject to various requirements under Kansas consumer protection laws.

    Real estate acquired by First Federal as a result of foreclosure or by deed in lieu of foreclosure is classified as real estate acquired through foreclosure until it is sold. When property is acquired, it is recorded at the lower of the loan's unpaid principal balance (cost) or fair value less estimated selling expenses at the date of acquisition and any write-down resulting therefrom is charged to the allowance for losses on loans. See Note A of the Notes to Consolidated Financial Statements of the Company. Upon acquisition, all costs incurred in maintaining the property are expensed. However, costs relating to the development and improvement of the property are capitalized to the extent of net realizable value.

    Delinquent Loans. The following table sets forth information concerning delinquent loans at March 31, 1998, in dollar amounts and as a percentage of the Association's loan portfolio. The amounts presented represent the total remaining principal balances of the related loans, rather than the actual payment amounts which are overdue.

                                               Loans Delinquent for:
                                 --------------------------------------------------------      Total Loans Delinquent
                                        60-90 Days                   Over 90 Days                 60 Days or more
                                 --------------------------  ----------------------------  ----------------------------
                                                 Percent of                    Percent of                    Percent of
                                                 Total Loan                    Total Loan                    Total Loan
                                 Number   Amount  Portfolio  Number    Amount   Portfolio  Number    Amount   Portfolio
                                 ------   ------  ---------  ------    ------   ---------  ------    ------   ---------
                                                                  (Dollars in Thousands)
Real Estate:
  One- to four-family......         7      $335      .36%      10     $ 528        .58%      17     $  863        .94%
  Non-residential..........        --        --        --       1        21        .02        1         21        .02
Consumer. . . . . .........         4        25       .03       2        24        .03        6         49        .06
                                 ----     -----     -----    ----     -----      -----     ----     ------       ----
     Total.................        11      $360      .39%      13     $ 573        .63%      24     $  933       1.02%
                                  ===      ====     =====     ====    =====      =====     ====     ======       ====

    The following table sets forth information concerning delinquent loans at September 30, 1997 in dollar amounts and as a percentage of the Association's loan portfolio. The amounts presented represent the total remaining principal balances of the related loans, rather than the actual payment amounts which are overdue.

                                                                    Loans Delinquent for:
                                        -----------------------------------------------------------      Total Loans Delinquent
                                                   60-90 Days                   Over 90 Days                 60 Days or more
                                        -----------------------------  ----------------------------  ----------------------------
                                                           Percent of                    Percent of                    Percent of
                                                           Total Loan                    Total Loan                    Total Loan
                                         Number    Amount   Portfolio  Number    Amount   Portfolio  Number    Amount   Portfolio
                                         ------    ------   ---------  ------    ------   ---------  ------    ------   ---------
                                                                                (Dollars in Thousands)
Real Estate:
  One- to four-family ..............          8     $  235     0.31%      27     $1,211      1.59%      35     $1,446      1.90%
  Non-residential ..................          2        264     0.35        1         98      0.13        3        362      0.48
Consumer ...........................          3         11     0.01        4         32      0.04        7         43      0.05
                                         ------     ------     ----      ---     ------      ----      ---     ------      ----
     Total .........................         13     $  510     0.67%      32     $1,341      1.76%      45     $1,851      2.43%
                                         ======     ======     ====      ===     ======      =====     ===     ======      ====

    Non-Performing Assets. The table below sets forth the amounts and categories of the Association's non-performing assets. Loans are placed on non-accrual status when the collection of principal and/or interest become doubtful. As a matter of policy, the Association does not generally accrue interest on loans past due more than 90 days. For all periods presented, troubled debt restructurings (which involve forgiving a portion of interest or principal on any loans or making loans at a rate materially less than that of market rates) are included in the following table. Real estate acquired through foreclosure includes assets acquired in settlement of loans and reflects the lower of cost or fair value less selling expense.

                                                                                                         September 30,
                                                                           March 31,         ---------------------------------------
                                                                              1998             1997           1996            1995
                                                                              ----             ----           ----            ----
                                                                                                (Dollars in Thousands)
Non-accruing loans:
  One- to four-family ..............................................         $  528          $  919          $  148          $  444
  Non-residential real estate ......................................             21              98              99             100
  Construction .....................................................             --              --              94              --
  Consumer .........................................................             24              32              26              11
                                                                             ------          ------          ------          ------
     Total non-accruing loans ......................................            573           1,049             367             555
Accruing loans delinquent 90 days or more:
  One- to four-family ..............................................             --             292             183             116
Troubled debt restructurings:
  One- to four-family ..............................................             49              50              52              56
                                                                             ------          ------          ------          ------
Total non-performing loans .........................................            622           1,391             602             727
                                                                             ------          ------          ------          ------
Real estate acquired through foreclosure:
  One- to four-family ..............................................             15              12              12              --
  Non-residential real estate ......................................             --              --              --              62
                                                                             ------          ------          ------          ------
     Total real estate acquired through foreclosure ................             15              12              12              62
                                                                             ------          ------          ------          ------
Total non-performing assets ........................................         $  637          $1,403          $  614          $  789
                                                                             ======          ======          ======          ======
Total as a percentage of total assets ..............................            .51%           1.25%           0.57%           0.77%
                                                                             ======          ======          ======          ======


    For the three months ended March 31, 1998, gross interest income which would have been recorded had the non-accruing loans been current in accordance with their original terms amounted to $22,000. The amount included in interest income on such loans was $1,356 for the six months ended March 31, 1998.

    Included in non-accruing loans at March 31, 1998, were ten loans totaling $528,000 secured by one- to four-family real estate, one loan totaling $21,000 secured by non-residential real estate, and two consumer loans totaling $24,000. All non-accruing loans at March 31, 1998 were located in the Company's primary market area. At March 31, 1998, there were no accruing loans delinquent 90 days or more.

    Management has considered loans of concern in establishing the Association's allowance for loan losses.

    Real Estate Acquired Through Foreclosure. At March 31, 1998, the Association's real estate acquired through foreclosure consisted of two single family residences located in the Association's market area with a carrying value of $15,000, which are currently offered for sale.

    Classified Assets. Federal regulations provide for the classification of loans and other assets, such as debt and equity securities considered by the OTS to be of lesser quality, as "substandard," "doubtful" or "loss." An asset is considered "substandard" if it is inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any. "Substandard" assets include those characterized by the "distinct possibility" that the insured institution will sustain "some loss" if the deficiencies are not corrected. Assets classified as "doubtful" have all of the weaknesses inherent in those classified "substandard," with the added characteristic that the weaknesses present make "collection or liquidation in full," on the basis of currently existing facts, conditions, and values, "highly questionable and improbable." Assets classified as "loss" are those considered "uncollectible" and of such little value that their continuance as assets without the establishment of a specific loss reserve is not warranted. Assets which do not currently expose the insured institution to sufficient risk to warrant classification in one of the aforementioned categories but possess weaknesses are placed on a "watch list" by management.

    When an insured institution classifies problem assets as either substandard or doubtful, it may establish general allowances for loan losses in an amount deemed prudent by management. General allowances represent loss allowances which have been established to recognize the inherent risk associated with lending activities, but which, unlike specific allowances, have not been allocated to particular problem assets. When an insured institution classifies problem assets as "loss," it is required either to establish a specific allowance for losses equal to 100% of that portion of the asset so classified or to charge-off such amount. An institution's determination as to the classification of its assets and the amount of its valuation allowances is subject to review by the regulatory authorities, who may order the establishment of additional general or specific loss allowances.

    In connection with the filing of its periodic reports with the OTS and in accordance with its classification of assets policy, the Association regularly reviews the problem loans in its portfolio to determine whether any loans require classification in accordance with applicable regulations. Classified assets of the Association all of which, at March 31, 1998, are included in the table of non-performing assets above or are described under the caption "- Other Loans of Concern" above, were as follows:


                                                          September 30,
                                       March 31,  ------------------------------
                                        1998       1997        1996       1995
                                        ----       ----        ----       ----
                                                      (In Thousands)
Substandard ....................      $  486      $1,261      $  676      $1,003
Doubtful .......................          63          92          95          89
Loss ...........................          --          --          --          --
                                      ------      ------      ------      ------
Total classified assets ........      $  549      $1,353      $  771      $1,092
                                      ======      ======      ======      ======


         Allowance for Loan Losses. The allowance for loan losses is established through a provision for loan losses based on management's evaluation of the risk inherent in its loan portfolio and changes in the nature and volume of its loan activity. Such evaluation, which includes a review of all loans for which full collectibility may not be reasonably assured, considers among other matters, the estimated fair value of the underlying collateral, economic conditions, historical loan loss experience and other factors that warrant recognition in providing for an adequate loan allowance. Although management believes it uses the best information available to make such determinations, future adjustments to the allowance may be necessary, and net earnings could be significantly affected if circumstances differ substantially from the assumptions used in making the initial determinations. At March 31, 1998, the Association had an allowance for loan losses of $656,000.

         The following table sets forth an analysis of the Association's allowance for loan losses at the dates indicated.


                                                                           Six Months
                                                                              Ended                   Year Ended September 30,
                                                                             March 31,        ------------------------------------
                                                                                1998           1997           1996          1995
                                                                                ----           ----           ----          ----
                                                                                             (Dollars In Thousands)
Balance at beginning of period .......................................         $ 668          $ 690          $  690          $ 667
Charge-offs:
  One- to four-family ................................................            12             22              --             15
Recoveries:
  Non-residential real estate ........................................            --             --              --             38
                                                                               -----          -----          ------          -----
  Net charge-offs (recoveries)........................................            12             22              --            (23)
                                                                               -----          -----          ------          -----
Balance at end of period .............................................         $ 656          $ 668          $  690          $ 690
                                                                               =====          =====          ======          =====
Ratio of net charge-offs (recoveries) during the
  period to total loans at end of period .............................          0.02%          0.03%         ---%            (0.04)%
                                                                               =====          =====          ======          =====
Allowance for loan losses to total loans at end of
  period .............................................................          0.77%          0.90%           1.02%          1.14%
                                                                               =====          =====          ======          =====
Allowance for loan losses to non-performing loans at
  end of period ......................................................         105.50%        48.05%         114.62%         94.91%
                                                                               =====          =====          ======          =====


         The distribution of the allowance for losses on loans at the dates indicated is summarized as follows:

                                                                                       September 30,
                                     March 31,         ---------------------------------------------------------------------------
                                       1998                      1997                     1996                    1995
                             ----------------------    -----------------------    ---------------------     ----------------------
                                            Percent                   Percent                  Percent                    Percent
                                            of Loans                  of Loans                 of Loans                   of Loans
                                            in Each                   in Each                  in Each                    in Each
                                            Category                  Category                 Category                   Category
                                            to Total                  to Total                 to Total                   to Total
                              Amount         Loans      Amount         Loans      Amount        Loans       Amount         Loans
                              ------         -----      ------         -----      ------        -----       ------         -----
                                                                            (Dollars in Thousands)
Real Estate:
  One- to four-family .....    $397          73.13%      $391          84.30%      $357          82.29%      $343          82.34%
  Multi-family ............      --           1.23         --           1.53         --           1.97         17           2.30
  Non-residential .........      89           8.21         92           9.83         87          10.36         87          12.10
Construction ..............     135          14.50         --           1.00         11           2.63         --            .85
Consumer ..................      35           2.93         35           3.34         30           2.75          7           2.41
Unallocated ...............      --             --        150             --        205             --        236             --
                               ----         ------       ----         ------       ----         ------       ----         ------
    Total .................    $656         100.00%      $668         100.00%      $690         100.00%      $690         100.00%
                               ====         ======       ====         ======       ====         ======       ====         ======

Investment Activities

         General. First Federal must maintain minimum levels of investments that qualify as liquid assets under OTS regulations. Liquidity may increase or decrease depending upon the availability of funds and comparative yields on investments in relation to the return on loans. Historically, the Association has maintained liquid assets at levels above the minimum requirements imposed by the OTS regulations and at levels believed adequate to meet the requirements of normal operations, including repayments of maturing debt and potential deposit outflows. Cash flow projections are regularly reviewed and updated to assure that adequate liquidity is maintained. At March 31, 1998, the Association's liquidity ratio (liquid assets as a percentage of net withdrawable savings deposits and current borrowings) was 15.44%. See "Management's Discussion and Analysis of Financial Condition and Results of Operations of the Company Liquidity and Capital Resources" and " - Regulation - Liquidity."

         Federally chartered savings institutions have the authority to invest in various types of liquid assets, including United States Treasury obligations, securities of various federal agencies, certain certificates of deposit of insured banks and savings institutions, certain bankers' acceptances, repurchase agreements and federal funds. Subject to various restrictions, federally chartered savings institutions may also invest their assets in commercial paper, investment grade corporate debt securities and mutual funds whose assets conform to the investments that a federally chartered savings institution is otherwise authorized to make directly.

         Generally, the investment policy of the Company is to invest funds among various categories of investments and maturities based upon the Company's asset/liability management policies, investment quality and marketability, liquidity needs and performance objectives.

         Investment Securities. At March 31, 1998, investment securities totaled $8.3 million, or 6.7% of total assets. As of such date, the Association also had a $1.4 million investment in FHLB stock, satisfying its requirement for membership in the FHLB of Topeka. It is the Company's general policy to purchase investment securities which are U.S. Government securities or federal agency obligations or other issues that are rated investment grade or have credit enhancements. At March 31, 1998, the average term to maturity or repricing of the investment portfolio was 2.4 years.

         The following table sets forth the composition of the Company's securities portfolio at the dates indicated.

                                                                                                September 30,
                                                               March 31,      ------------------------------------------------------
                                                                 1998                1997             1996              1995
                                                           ---------------    ----------------    -------------    ----------------
                                                            Book      % of    Book     % of      Book      % of     Book      % of
                                                           Value     Total    Value    Total     Value    Total     Value    Total
                                                           -----     -----    -----    -----     -----    -----     -----    -----
                                                                                            (Dollars in Thousands)
Securities held to maturity:
  Federal agency obligations ...........................   $5,000    51.18%   $3,000   34.56%    $2,000    23.60%   $1,000    11.68%
                                                           ------    -----    ------   ------    ------   ------    ------   ------
Securities available for sale:
  U.S. Government securities ...........................        0     0.00       999   11.51      1,993    23.52     1,997    23.32
  Federal agency obligations ...........................    3,009    30.80     2,985   34.39      2,934    34.62     3,981    46.48
  FHLMC preferred stock ................................       --       --        --      --         --       --       253     2.95
  Other marketable equity securities(1) ................      337     3.45       327    3.77        308     3.63       294     3.43
                                                           ------   ------    ------   ------    ------   ------    ------   ------
     Total securities available for sale ...............    3,346    34.25     4,311   49.67      5,235    61.77     6,525    76.18
                                                           ------   ------    ------   ------    ------   ------    ------   ------
  FHLB stock ...........................................    1,423    14.57     1,369   15.77      1,240    14.63     1,040    12.14
                                                           ------   ------    ------   ------    ------   ------    ------   ------
     Total securities and FHLB stock ...................   $9,769   100.00%   $8,680  100.00%    $8,475   100.00%   $8,565   100.00%
                                                           ======   ======    ======   ======    ======   ======    ======   ======
  Average  remaining  life or term to
   repricing of securities  (excluding  FHLMC
   preferred stock, FHLB stock and other
   marketable equity securities) .......................      4.02 yrs.          4.61 yrs.           5.04 yrs.          4.49 yrs.
Other Interest-Earning Assets:
  Short-term money market investments ..................   $5,507   100.00%   $2,190   100.00%   $1,010   100.00%   $1,745   100.00%
                                                           ======   ======    ======   ======    ======   ======    ======   ======
Average remaining life or term
  to repricing of securities and
  other interest-earning assets
  (excluding FHLB stock, FHLMC
  preferred stock and other
  marketable equity securities) ........................      2.38 yrs.          3.51 yrs.           4.40 yrs.          3.59 yrs.

-----------

(1)  Represents  primarily   investments  in  mutual  funds  investing  in  U.S.
     Government securities and federal agency obligations.

      The composition and maturities of the securities portfolio, excluding FHLB of Topeka stock, are indicated in the following table.


                                                        March 31, 1998
                                          --------------------------------------
                                          Less Than    1 to 5   Total Investment
                                            1 Year      Years      Securities
                                          ----------  ---------  ---------------
                                           Amortized  Amortized  Amortized  Fair
                                             Cost       Cost       Cost    Value
                                             ----       ----       ----    -----
                                                    (Dollars in Thousands)
Held to Maturity:
  Federal agency obligations ............             $5,000    $5,000    $4,961
                                                      ------    ------    ------
     Weighted average yield .............               6.30%     6.30%
                                                      ======    ======
Available for Sale:
  Federal agency obligations ............   $  986    $1,991    $2,977    $3,009
  Other marketable equity securities(1) .      337        --       337       337
                                            ------    ------    ------    ------
     Total investment securities ........   $1,323    $1,991    $3,314    $3,346
                                            ======    ======    ======    ======
     Weighted average yield .............     5.54%     5.86%    5.73%
                                            ======    ======    ======

------------
(1)  Represents  primarily   investments  in  mutual  funds  investing  in  U.S.
     Government securities and federal agency obligations.

      The Company's securities portfolio at March 31, 1998, did not contain securities of any issuer with an aggregate book value in excess of 10% of the Company's stockholders' equity, excluding securities issued by the United States Government, or its agencies.

      The Association's securities portfolio is managed in accordance with a written investment policy adopted by the Board of Directors. Investments may be made by the Association's officers within specified limits and must be approved in advance by the Board of Directors for transactions over certain limits. Effective October 1, 1994, the Company adopted Statement of Financial Accounting Standards No. 115 "Accounting for Certain Investments in Debt and Equity
Securities" ("SFAS No. 115"). SFAS No. 115 requires that securities and mortgage-backed securities be classified as held to maturity, available for sale or trading purposes. Under SFAS No. 115, securities that the Company has the positive intent and ability to hold until maturity are classified as held to maturity and are reported at amortized cost. Securities classified as available for sale are those the Company may sell in response to liquidity needs, for asset/liability management purposes and other reasons and are reported at fair value. Unrealized gains and losses on securities available for sale net of related taxes are reported as a separate component of equity. Trading securities are those which are purchased for sale in the near future and are reported at fair value. Unrealized gains and losses on trading securities are included in earnings. Transfers between categories are accounted for as sales and repurchases at fair value. For any sales or transfers of securities classified as held to maturity, the cost basis, the realized gain or loss, and the circumstances leading to the decision to sell are required to be disclosed. At the time of purchase of new securities, management of the Company makes a determination as to the appropriate classification of securities as available for sale or held to maturity. At March 31, 1998, the Company held no investments for trading purposes, but did hold securities available for sale with an amortized cost and market value of $3.3 million and $3.3 million, respectively.

      Mortgage-Backed Securities. The Association has a portfolio of mortgage-backed securities and has utilized such investments to complement its mortgage lending activities. At March 31, 1998, the Association's mortgage-backed securities totaled $20.9 million. For information regarding the carrying and fair values of First Federal's mortgage-backed securities portfolio, see Note C of the Notes to Consolidated Financial Statements of the Company.

      At March 31, 1998, $12.3 million, or 59.0%, of the Association's mortgage-backed securities carried adjustable-rates of interest. Under the OTS's risk-based capital requirements, Government National Mortgage Association ("GNMA") mortgage-backed securities have a zero percent risk weighting and
Federal   National   Mortgage   Association   ("FNMA"),   FHLMC   and   AA-rated
mortgage-backed securities have a 20% risk weighting, in contrast to the 50% risk weighting carried by one- to four-family performing residential mortgage loans.

      The  following  table  sets  forth  the  contractual   maturities  of  the
mortgage-backed   securities  at  March  31,  1998.  The   Association   had  no
mortgage-based securities available for sale at that date.

                                                                                  Due in                              March 31, 1998
                                                 --------------------------------------------------------------------  ------------
                                                    6 months   6 months    1 to      3 to 5   5 to 10  10 to 20  Over 20
                                                     or Less   to 1 Year  3 Years     Years    Years     Years    Years   Book Value
                                                     -------   ---------  -------     -----    -----     -----    -----   ----------
                                                                                 (In Thousands)
Held to Maturity
Adjustable-Rate Mortgage-Backed
Securities:
  Federal Home Loan Mortgage
     Corporation ................................   $    --   $     --   $     --   $     --   $    --   $   167   $ 5,970   $ 6,137
  Federal National Mortgage
     Association ................................        --         --         --         --        --     1,297     4,895     6,192
                                                    -------   --------   --------   --------   -------   -------   -------   -------
     Total adjustable-rate ......................        --         --         --         --        --     1,464    10,865    12,329
                                                    -------   --------   --------   --------   -------   -------   -------   -------

Fixed-Rate Mortgage-Backed
Securities:
Federal Home Loan Mortgage
   Corporation ..................................        --         --         --         --     2,592     2,769        --     5,361
Federal National Mortgage
   Association ..................................        --         --         --         --     2,068     1,080        --     3,148
Government National Mortgage
   Association ..................................        --         --         --         --        --        --        64        64
                                                    -------   --------   --------   --------   -------   -------   -------   -------
  Total fixed-rate ..............................        --         --         --         --     4,660     3,849        64     8,573
                                                    -------   --------   --------   --------   -------   -------   -------   -------
Total mortgage-backed securities held
    to maturity .................................   $    --   $     --   $     --   $     --   $ 4,660   $ 5,313   $10,929   $20,902
                                                    =======   ========   ========   ========   =======   =======   =======   =======


Sources of Funds

      General. The Company's primary sources of funds are deposits, amortization and repayment of loan principal (including mortgage-backed securities), sales or maturities of investment securities, mortgage-backed securities and short-term investments, borrowings, and funds provided from operations.

      Borrowings may be used on a short-term basis to compensate for seasonal reductions in deposits or deposit inflows at less than projected levels, and have been used in the past on a longer-term basis to support lending activities. The Association had $27.3 million in FHLB advances outstanding at March 31, 1998.

      Deposits. First Federal offers a variety of deposit accounts having a wide range of interest rates and terms. The Association's deposits consist of passbook accounts, NOW accounts, and money market and certificate accounts. The Association relies primarily on advertising, competitive pricing policies and customer service to attract and retain these deposits. First Federal solicits deposits from its market area only and does not use brokers to obtain deposits.

      The flow of deposits is influenced significantly by general economic conditions, changes in money market and prevailing interest rates and competition. The variety of deposit accounts offered by the Association has allowed it to be competitive in obtaining funds and to respond with flexibility to changes in consumer demand. The Association has become more susceptible to short-term fluctuations in deposit flows as customers have become more interest rate conscious. The Association manages the pricing of its deposits in keeping with its asset/liability management and profitability objectives. Based on its experience, the Association believes that its passbook, NOW and non-interest-bearing checking accounts are relatively stable sources of deposits. However, the ability of the Association to attract and maintain certificates of deposit, and the rates paid on these deposits, has been and will continue to be significantly affected by market conditions.

      Effective April 1, 1993, the Association introduced a new certificate of deposit program in an attempt to reduce deposit outflows and attract longer term deposits which were lost as a result of the general decline in market rates of interest. This program offers two new certificate products which have four- and five-year terms. The following table sets forth information regarding the dollar amount and percent of certificates of deposit of this program.

                              At March 31, 1998         % of Total Certificates
                              -----------------         -----------------------
                           (Dollars in Thousands)
Four-Year Certificate......        $1,503                         2.88%
Five-Year Certificate......         6,300                        12.06


      The following table sets forth the dollar amount of savings deposits in the various types of deposit programs offered by the Association for the dates indicated and the rates offered. See Note H of the Notes to Financial Statements of the Company for weighted average nominal rates.


                                                                                             September 30,
                                                  March 31,         ------------------------------------------------------------
                                                    1998                  1997                1996                   1995
                                             -------------------    -----------------   -----------------      -----------------
                                                         Percent              Percent              Percent               Percent
                                                           of                   of                   of                    of
                                              Amount      Total     Amount     Total    Amount      Total      Amount     Total
                                              ------      -----     ------     -----    ------      -----      ------     -----
                                                                             (Dollars In Thousands)
Transactions and Savings Deposits:
----------------------------------
 Passbook Demand (2.85%)..................   $  2,951       3.50%   $2,703      3.54%  $ 2,649       3.82%    $ 2,752       4.05%
 NOW Accounts (2.00-2.50%)................      4,025       4.78     3,763      4.93     3,232       4.66       2,899       4.26
 Money Market Accounts (2.50-5.75%).......     24,939      29.59    20,702     27.13    15,553      22.40      11,694      17.20
                                              -------     ------    ------    ------   -------      -----      ------     ------
   Total Transactions and Savings Deposits     31,915      37.87    27,168     35.60    21,434      30.88      17,345      25.51
                                              -------     ------    ------    ------   -------      -----      ------     ------
Certificates:
-------------
 0.00  -  3.99%...........................         --         --         5      0.01         9       0.01         804       1.18
 4.00  -  4.99%...........................      1,770       2.10     2,189      2.87     4,216       6.07      10,498      15.44
 5.00  -  5.99%...........................     45,786      54.33    39,911     52.30    30,296      43.64      16,882      24.83
 6.00  -  6.99%...........................      4,675       5.55     6,930      9.08    13,367      19.25      22,351      32.87
 7.00%  and over..........................         26       0.03        26      0.03        34       0.05          47       0.07
                                              -------     ------    ------    ------   -------      -----    --------    -------
Total Certificates........................     52,257      62.01    49,061     64.29    47,922      69.02      50,582      74.39
                                              -------     ------    ------    ------   -------      -----      ------     ------
Accrued Interest..........................         96       0.12        82      0.11        70       0.10          70       0.10
                                              -------     ------    ------    ------   -------
Total Deposits............................    $84,268     100.00%  $76,311    100.00%  $69,426     100.00%    $67,997     100.00%
                                              =======     ======   =======    ======   =======     ======     =======     ======


      The following table sets forth the savings flows at the Association during the periods indicated. Net increase refers to the amount of deposits during a period less the amount of withdrawals during the period.

                            Six Months
                              Ended             Year Ended September 30,
                              March 31,   -----------------------------------
                               1998         1997         1996            1995
                               ----         ----         ----            ----
                                        (Dollars In Thousands)
Opening balance ........    $ 76,229      $ 69,356      $ 67,927      $ 64,384
Deposits ...............      51,789        86,304        65,771        61,024
Withdrawals ............     (45,361)      (82,247)      (67,067)      (59,578)
Interest credited ......       1,515         2,816         2,725         2,097
                            --------      --------      --------      --------
Ending balance .........    $ 84,172      $ 76,229      $ 69,356      $ 67,927
                            ========      ========      ========      ========
Net increase ...........    $  7,943      $  6,873      $  1,429      $  3,543
                            ========      ========      ========      ========
Percent increase .......       10.42%         9.91%         2.10%         5.50%
                            ========      ========      ========      ========


      The  following   table  shows  rate  and  maturity   information  for  the
Association's certificates of deposit as of March 31, 1998.

                                  4.00-    5.00-     6.00-       7.00-                Percent
                                  4.99%    5.99%     6.99%       7.99%     Total      of Total
                                  -----    -----     -----       -----     -----      --------
                                                        (Dollars in Thousands)
Certificate accounts
maturing in quarter ending:
---------------------------
June 30, 1998 .............   $   708    $ 5,575    $    13    $    --    $ 6,296       12.05%
September 30, 1998 ........       605      8,909        105         --      9,619       18.41
December 31, 1998 .........       308      5,976        177         --      6,461       12.36
March 31, 1999 ............       149      8,312         36         --      8,497       16.26
June 30, 1999 .............        --      5,773         65         --      5,838       11.17
September 30, 1999 ........        --      7,589        669         --      8,258       15.80
December 31, 1999 .........        --        438        428         --        866        1.66
March 31, 2000 ............        --      1,164        725         26      1,915        3.66
June 30, 2000 .............        --        758        151         --        909        1.74
September 30, 2000 ........        --        641        192         --        833        1.59
December 31, 2000 .........        --         96        572         --        668        1.28
March 31, 2001 ............        --        233         --         --        233         .45
June 30, 2001 .............        --        113         75         --        188         .36
Thereafter ................        --        209      1,467         --      1,676        3.21
                              -------    -------    -------    -------    -------      ------
   Total ..................   $ 1,770    $45,786    $ 4,675    $    26    $52,257      100.00%
                              =======    =======    =======    =======    =======      ======
   Percent of total .......     3.39%      87.61%      8.95%      .05%
                              =======    =======    =======    ======

      The following table indicates the amount of the Association's certificates of deposit and other deposits by time remaining until maturity as of March 31, 1998.

                                                           Maturity
                                     -----------------------------------------------------
                                                    Over            Over
                                     3 Months      3 to 6          6 to 12         Over
                                     or Less       Months           Months       12 Months        Total
                                     -------       ------           ------       ---------        -----
                                                                   (In Thousands)
Certificates of deposit
 less than $100,000 .........        $ 5,440        $ 7,567        $13,518        $20,067        $46,592
Certificates of deposit
 of $100,00 or more .........            200            403            747          1,136          2,486
Public funds(1) .............            656          1,649            694            180          3,179
                                     -------        -------        -------        -------        -------
Total certificates of deposit        $ 6,296        $ 9,619        $14,959        $21,383        $52,257
                                     =======        =======        =======        =======        =======

-----------
(1) Deposits from governmental and other public entities.

      Borrowings. Although deposits are the Company's primary source of funds, the Company's policy has been to utilize borrowings when they are a less costly source of funds or can be invested at a positive rate of return. In addition, the Association has relied upon borrowings for short-term liquidity needs.

      First Federal may obtain advances from the FHLB of Topeka upon the security of certain of its mortgage loans and mortgage-backed securities. Such advances may be made pursuant to several different credit programs, each of which has its own interest rate and range of maturities. At March 31, 1998, the Association had $27.3 million in FHLB advances outstanding.

      The following table sets forth the maximum month-end balance and average balance of the Association's FHLB advances and other borrowings at the dates and for the periods indicated.


                         At and for the
                          Six Months
                            Ended        At and for the Year Ended September 30,
                           March 31,     ---------------------------------------
                             1998           1997          1996           1995
                             ----           ----          ----           ----
                                                (In Thousands)
Maximum Balance:
 FHLB advances .....        $27,300        $25,000        $24,400        $19,900

Average Balance:
 FHLB advances .....        $24,850        $23,583        $19,133        $17,275

      The following table sets forth certain information as to the Association's FHLB advances at the dates indicated.


                      At and for the
                        Six Months
                          Ended           At September 30,
                         March 31,  ----------------------------
                           1998       1997       1996       1995
                           ----       ----       ----       ----
                                    (In Thousands)
FHLB advances ........   $27,300    $23,700    $24,300    $18,800

Weighted average
 interest rate of FHLB
   advances ..........     5.751%     5.930%     5.682%     5.933%

Competition

      First Federal faces strong competition, both in originating real estate and other loans and in attracting deposits. Competition in originating real estate loans comes primarily from commercial banks, credit unions, mortgage bankers and brokers.

      The Association attracts all of its deposits, primarily from Montgomery County where the Association's offices are located; therefore, competition for those deposits is principally from the 10 commercial banks and credit unions located in the same communities. The Association competes for these deposits by offering a variety of deposit accounts at competitive rates and convenient business hours. The Association estimates its share of the savings market in its primary market area to be approximately 15%.

Employees

      At March 31, 1998, the Association had a total of 27 full-time employees and one part-time employee. The Association's employees are not represented by any collective bargaining group. Management considers its employee relations to be good.

Property

         The Company owns its offices located at Myrtle and Sixth in Independence, Kansas and McArthur and Eleventh in Coffeyville, Kansas. The total net book value of the Company's premises and equipment at March 31, 1998, was $1,307,769.

         First Federal established a loan production office in Lawrence, Kansas effective October 15, 1997. The office primarily originates construction loans in Lawrence and the surrounding area. Loan approvals are made at the Association's main office with disbursements and collections handled at the loan production office. The office is currently staffed with a loan originator and two processors.

         The Company maintains depositor and borrower customer files on an on-line basis with the FiServ Data Processing System, Milwaukee, Wisconsin. The net book value of the data processing and computer equipment utilized by the Company at March 31, 1998, was approximately $109,000.

Legal Proceedings

         First Federal is involved as plaintiff or defendant in various legal actions arising in the normal course of their business. While the ultimate outcome of these proceedings cannot be predicted with certainty, it is the opinion of management, after consultation with counsel representing First Federal in the proceedings, that the resolution of these proceedings should not have a material effect on the Company's results of operations. The Company was not involved in any legal proceedings at March 31, 1998.

                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                 CONDITION AND RESULTS OF OPERATIONS OF NEODESHA

General

         Neodesha is a community oriented financial institution engaged primarily in attracting deposits from the general public and using such deposits to originate one- to four-family residential mortgage and, to a lesser extent, non-residential and consumer loans primarily in its market area. Neodesha's revenues are derived principally from interest earned on loans and, to a lesser extent, from interest earned on investments securities. The operations of Neodesha are influenced significantly by general economic conditions and by policies of financial institution regulatory agencies, including the OTS and the FDIC. Neodesha's cost of funds is influenced by interest rates on competing investments and general market interest rates. Lending activities are affected by the demand for financing of real estate and other types of loans, which in turn is affected by the interest rates at which such financings may be offered.

         Neodesha's net interest income is dependent primarily upon the difference or spread between the average yield earned on loans receivable and investments and the average rate paid on deposits, as well as the relative amounts of such assets and liabilities. Neodesha, like other thrift institutions, is subject to interest rate risk to the degree that its interest-bearing liabilities mature or reprice at different times, or on a different basis, than its interest-earning assets.

Financial Condition of Neodesha

         Comparison of March 31, 1998 and September 30, 1997

         Assets. The total assets at March 31, 1998 were $13,679,000 as compared to total assets of $14,155,000 at September 30, 1997. This decrease in assets was primarily a result of a $380,000 decrease in loans.

         Liabilities. Total liabilities at March 31, 1998 were $12,556,000 as compared to $13,063,000 at September 30, 1997. This decrease was primarily attributable to a $789,000 decrease in deposits, partially offset by a $300,000 increase in borrowings.

         Comparison of September 30, 1997 and September 30, 1996

         Assets. As of September 30, 1997, Neodesha's assets totaled $14,155,000 as compared to $14,411,000 as of September 30, 1996. The three largest factors in this $256,000 decrease were a decrease of cash and cash equivalents of $137,000, a decrease in securities holdings of $98,000 and a decrease in loans of $21,000.

         Liabilities.   The   liabilities  as  of  September  30,  1997  totaled
$13,063,000 as compared to $13,396,000 as of September 30,1996. Deposits increased by $156,000 during the year, but this increase was more than offset by a decrease in FHLB advances of $400,000.

Results of Operations of Neodesha

         Neodesha's results of operations depend primarily upon the level of net interest income, which is the difference between the interest income earned on its interest-earning assets such as loans and securities, and the costs of Neodesha's interest-bearing liabilities, primarily deposits and borrowings. Results of operations are also dependent upon the level of Neodesha's noninterest income, including fee income and service charges, and affected by the level of its noninterest expenses, including its general and administrative expenses. Net interest income depends upon the volume of interest-earning assets and interest-bearing liabilities and the interest rate earned or paid on them, respectively.

Comparison of the Six Months Ended March 31, 1997 and March 31, 1998

         General. The net earnings for the six months ended March 31, 1998 were $30,000 as compared to net earnings of $38,000 for the six months ended March 31, 1997. This decrease was due primarily to a decrease in net interest income.

         Net Interest Income. Net interest income for the six months ended March 31, 1998 was $236,000 as compared to $245,000 for the six months ended March 31, 1997. This decrease was due primarily to a reduction in the average balance of interest-earning assets in the fiscal 1998 period.

         Interest Income. Total interest income for the six months ended March 31, 1998 was $508,000, as compared to $519,000 for the six months ended March 31, 1997. This decrease was due to a $316,000 decrease in the average balance of interest-earning assets during the 1998 period, partially offset by a 3 basis point increase in the weighted average yield on interest-earning assets.

         Interest Expense. Total interest expense for the six months ended March 31, 1998 was $271,000 as compared to $274,000 for the six months ended March 31, 1997. This decrease was primarily due to a $364,000 decrease in the average balance of interest-bearing liabilities, partially offset by an 8 basis point increase in the weighted average rate paid on such liabilities.

         Provision of Loan Losses. The loan loss provision was $3,000 for both six month periods ended March 31, 1998 and December 31, 1997.

         Non-Interest Income. The non-interest income for the six months ended March 31, 1998 was $61,000 as compared to the non-interest income for the six months ended March 31, 1997 of $64,000.

         Non-Interest Expense. For the six months ended March 31, 1998, the non-interest expense was $253,000 as compared to $255,000 for the six months ended March 31, 1997. This decrease was due to a decrease in FDIC insurance premiums.

         Income Tax Expense. The income tax expense for the six months ended March 31, 1998 was $11,000 as compared to $13,000 for the six months ended March 31, 1997.

Comparison of Years Ended September 30, 1996 and September 30, 1997

         General. Net earnings for the year ended September 30, 1997 were $77,000 as compared to net earnings for the year ended September 30, 1996 of $3,000. This increase was primarily due to a non-recurring expense of $79,000 related to the SAIF assessment at September 30, 1996.

         Net Interest Income. Net interest income for fiscal 1997 was $486,000 as compared to $474,000 for fiscal 1996. The increase was primarily due to a decrease in interest expense on deposits and FHLB advances.

         Interest Income. Interest income remained stable during the periods with interest income of $1,046,000 in both fiscal 1997 and fiscal 1996.

         Interest Expense. Interest expense during fiscal 1997 was $560,000 compared to $571,000 for fiscal 1996. The decrease was primarily due to a reduction in average deposits and FHLB advances during fiscal 1997, partially offset by a 6 basis point increase in average rates paid on interest-bearing liabilities for the comparative periods.

         Provision for Loan Losses. The provision for loan losses during each of fiscal 1997 and fiscal 1996 was $6,000.

         Non-Interest Income. Non-interest income during fiscal 1997 was $135,000 as compared to $140,000 for fiscal 1996. This decrease was partially due to the sale of Financial Information Trust (FIT), which was a co-op data processor of which Neodesha was a member. All members shared in the sale of FIT to FISERV and Neodesha's share of the proceeds was approximately $10,000, which was received during fiscal 1996.

         Non-Interest Expense. Non-interest expense during fiscal 1997 was $510,000 as compared to non-interest expense during fiscal 1996 of $605,000. The two major components of this decrease were the non-recurring SAIF assessment of $79,000 in fiscal 1996 and the annual FDIC deposit insurance premium decrease of $16,000 from 1996 to 1997.

         Income Tax Expense. Income tax expense during fiscal 1997 was $28,000 as compared to $1,000 for fiscal 1996. This increase was due to an increase in earnings during 1997, as Neodesha paid the SAIF assessment of $79,000 in 1996.

Analysis of Net Interest Income of Neodesha

         Net interest income represents the difference between interest earned on interest-earning assets and interest paid on interest-bearing liabilities. Net interest income depends on the volumes of interest-earning assets and interest-bearing liabilities and the interest rates earned or paid on them.

         The following table presents, for the periods indicated, the total dollar amount of interest income from average interest-earning assets and the resultant yields, as well as the interest expense on average interest-bearing liabilities, expressed both in dollars and rates. No tax equivalent adjustments were made. All average balances are monthly average balances. Non-accruing loans have been included in the table as loans carrying a zero yield.


                                                  Six Months Ended March 31,                    Year Ended September 30,
                                 ---------------------------------------------------------   -----------------------------
                                             1998                          1997                         1997
                                 ---------------------------   ----------------------------  -----------------------------
                                   Average    Interest          Average     Interest          Average    Interest
                                 Outstanding   Earned  Yield/  Outstanding   Earned   Yield/ Outstanding  Earned     Yield/
                                    Balance    Paid     Rate     Balance      Paid     Rate    Balance     Paid       Rate
                                    -------    ----     ----     -------      ----     ----    -------     ----       ----
                                                              (Dollars in Thousands)
Interest-earning assets:
 Loans receivable(1)............    $ 9,267      $408     8.81%   $ 9,430      $417     8.85   $ 9,548   $   843     8.82
 Mortgage-backed securities.....        250         7     5.95        253         8     6.07       253        15     6.07
 Investment securities..........      3,017        84     5.56      3,215        87     5.40     3,199       174     5.45
 FHLB stock.....................        137         5     7.75        128         4     6.50       130         9     6.79
 Interest-bearing deposits......        339         3     1.66        300         3     1.26       317         5     1.55
                                    ------       ----             -------      ----            -------     -----
  Total earning assets..........     13,010       507     7.81     13,326       519     7.77    13,447     1,046     7.78
                                                 ----                          ----                        -----
 Non-interest earning assets....        812                           801                          806
                                    -------                       -------                      -------
 Total assets...................    $13,822                       $14,127                      $14,253
                                    =======                       =======                      =======
Interest-bearing liabilities:
 Savings deposits...............   $  1,762        27     3.03   $  1,783        27     2.99   $ 1,852        56     3.02
 Demand and NOW.................      2,351        29     2.49      2,393        40     3.35     2,431        84     3.46
 MMDA...........................      1,801        36     3.99      1,735        21     2.40     1,743        42     2.39
 Certificates of deposit........      6,190       167     5.39      6,407       172     5.38     6,381       343     5.39
 FHLB  advances.................        467        12     5.31        617        14     4.54       633        35     5.48
                                   --------      ----             -------      ----            -------      ----
   Total interest-bearing
    liabilities ................     12,571       271     4.31     12,935       274     4.23    13,040       560     4.30
                                                 ----                          ----                         ----
Non-interest-bearing liabilities        133                           151                          151
                                   --------                       -------                      -------
   Total liabilities............     12,704                        13,086                       13,191
Equity..........................      1,118                         1,041                        1,062
                                   --------                       -------                      -------
   Total liabilities and equity.    $13,822                       $14,127                      $14,253
                                   ========                       =======                      =======
Net interest/spread.............                 $236     3.49%                $245     3.54%               $486     3.48%
                                                 ====     ====                 ====     ====                ====
Margin..........................                          3.63%                         3.66%                        3.61%
                                                          ====                          ====                         ====
Assets to liabilities...........     103.49%                       103.02%                      103.12%
                                    =======                       =======                      =======


                                                      Year Ended September 30,
                                -----------------------------------------------------------
                                             1996                         1995
                                ----------------------------   ---------------------------
                                 Average     Interest           Average    Interest
                                Outstanding   Earned   Yield/  Outstanding  Earned   Yield/
                                  Balance      Paid      Rate    Balance    Paid     Rate
                                  -------      ----      ----    -------    ----     ----
                                                      (Dollars in Thousands)
Interest-earning assets:
 Loans receivable(1)............ $ 9,250      $830     8.98%   $ 9,047   $  803       8.87%
 Mortgage-backed securities.....     253        15     6.07        253       15       6.08
 Investment securities..........   3,216       173     5.39      3,308      179       5.40
 FHLB stock.....................     122         8     6.40        151        9       6.11
 Interest-bearing deposits......     640        19     2.94        250        3       1.16
                                 -------     -----             -------    -----
  Total earning assets..........  13,481     1,045     7.76     13,009    1,009       7.76
                                             -----                        -----
Non-interest earning assets....     842                           872
                                 -------                       -------
 Total assets................... $14,323                       $13,881
                                 =======                       =======
Interest-bearing liabilities:
 Savings deposits............... $ 1,723        52     3.05    $ 1,771       54       3.06
 Demand and NOW.................   2,304        73     3.17      2,422       63       2.58
 MMDA...........................   1,684        48     2.88      1,832       67       3.65
 Certificates of deposit........   6,650       358     5.38      6,063      275       4.54
 FHLB  advances.................     742        40     5.33        650       37       5.79
                                 -------     -----             -------    -----
   Total interest-bearing
    liabilities ................  13,103       571     4.36     12,738      496       3.90
                                             -----                        -----
Non-interest-bearing liabilities     180                           171
                                 -------                       -------
   Total liabilities............  13,283                        12,909
Equity..........................   1,040                           972
                                 -------                       -------
   Total liabilities and equity. $14,323                       $13,881
                                 =======                       =======
Net interest/spread.............              $474     3.40%               $513       3.86%
                                             =====     ====               =====       ====
Margin..........................                       3.52%                          3.94%
                                                       ====                           ====
Assets to liabilities...........  102.88%                       102.13%
                                 =======                       =======

-------------
(1) Calculated net of deferred loan fees, loan discounts, loans in process and loss reserves.

         The following table presents the weighted average yields earned on loans, securities and other interest-earning assets, and the weighted average rates paid on savings deposits and the resultant interest rate spreads at the dates indicated. Non-accruing loans have been included in the table as carrying a zero yield.


                                                At                September 30,
                                              March 31,   ------------------------
                                                1998      1997      1996      1995
Weighted average yield on:
 Loans receivable ......................        8.79%     8.85%     8.87%     9.06%
 Mortgage-backed securities ............        6.08      6.08      6.08      6.09
 Investment securities .................        5.55      5.49      5.44      5.38
 Other interest-earning assets .........        5.04      7.88      4.91      5.34
   Combined weighted average
    yield on interest-earning
       assets ..........................        7.81      7.98      7.82      7.95

Weighted average rate paid on:
 Passbook Savings ......................        3.01      3.01      3.01      3.01
 NOW ...................................        2.56      2.39      2.33      2.63
 MMDA ..................................        4.00      3.91      3.90      3.85
 Certificate accounts ..................        5.42      5.43      5.42      5.17
 Borrowings ............................        6.28      6.56      6.03      6.65
    Combined weighted average
     rate paid on interest-
     bearing liabilities ...............        4.37      4.25      4.33      4.34

Spread .................................        3.44%     3.73%     3.49%     3.61%

         The following schedule presents the dollar amount of changes in interest income and interest expense for major components of interest-earning assets and interest-bearing liabilities. It distinguishes between the changes related to outstanding balances and that due to the changes in interest rates. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to (i) changes in volume (i.e., changes in volume multiplied by old rate) and (ii) changes in rate (i.e., changes in rate multiplied by old volume). For purposes of this table, changes attributable to both rate and volume, which cannot be segregated, have been allocated proportionately to the change due to volume and the change due to rate.

                                              Six Months Ended
                                                   March 31,                   Year Ended September 30,
                                                 1998 vs. 1997                       1997 vs. 1996
                                       --------------------------------   ----------------------------------
                                            Increase                            Increase
                                           (Decrease)                          (Decrease)
                                              Due to          Total               Due to           Total
                                       -------------------   Increase     ---------------------   Increase
                                        Volume      Rate     (Decrease)    Volume       Rate      (Decrease)
                                        ------      ----     ----------    ------       ----      ----------
                                                            (Dollars in Thousands)
Interest-earning assets:
 Loans receivable...................    $    (7)   $    (2)     $    (9)      $   27    $   (14)     $    13
 Mortgage-backed securities.........          0         (1)          (1)           0          0            0
 Investment securities..............         (4)         1           (3)          (1)         2            1
 FHLB stock.........................          0          1            1            1          0            1
 Interest-bearing deposits..........          0          0            0           (7)        (7)         (14)
                                       ---------   --------     --------   ---------  ----------   ---------
   Total interest-earning assets....    $   (11)  $     (1)         (12)     $    20    $   (19)           1
                                        ========  =========     --------     =======    ========   ---------

Interest-bearing liabilities:
 Savings deposits...................    $     0   $      0            0    $       4    $      0           4
 Demand and NOW.....................         (1)       (10)         (11)           4           7          11
 MMDA...............................          1         14           15            2          (8)         (6)
 Certificates of Deposit............         (5)         0           (5)         (16)          1         (15)
 FHLB advances......................         (3)         1           (2)          (6)          1          (5)
                                      ----------   --------   ----------  ----------    --------  ----------

   Total interest-bearing liabilities  $     (8)    $     5          (3)    $    (12)    $     1         (11)
                                       =========    =======   ----------    ========     =======   ---------

Net interest/spread.................                           $     (9)                             $    12
                                                               =========                             =======

Asset/Liability Management of Neodesha

         The measurement and analysis of the exposure of Neodesha to changes in the interest rate environment is referred to as asset/liability management. In an attempt to manage its exposure to changes in interest rates, management monitors Neodesha's interest rate risk. The Board of Directors meets at least quarterly to review Neodesha's interest rate risk position and profitability. The Board of Directors also reviews Neodesha's portfolio, formulates investment strategies and oversees the timing and implementation of transactions to assure attainment of Neodesha's objectives in the most effective manner.

         In managing its asset/liability mix, Neodesha, depending on the relationship between long- and short-term interest rates, market conditions and consumer preference, often places more emphasis on managing net interest margin than on better matching the interest rate sensitivity of its assets and liabilities in an effort to enhance net interest income. Management believes that the increased net interest income resulting from a mismatch in the maturity of its asset and liability portfolios can, during periods of declining or stable interest rates, provide high enough returns to justify the increased exposure to sudden and unexpected increases in interest rates.

         Neodesha stresses the origination of ARMs in an effort to manage its exposure to changes in interest rates. At March 31, 1998, approximately $5.1 million, or 55.7% of Neodesha's total loan portfolio, was ARMs. In addition, the primary objective of Neodesha's investment strategy is to provide liquidity necessary to meet funding needs as well as to address daily, cyclical and long-term changes in the asset/liability mix, while contributing to profitability by providing a stable flow of dependable earnings. Investments generally include interest-bearing deposits in other federally insured financial institutions, FHLB stock and U.S. Government securities.

         Generally, the investment policy of Neodesha is to invest funds among various categories of investments and maturities based upon Neodesha's need for liquidity, to achieve the proper balance between its desire to minimize risk and maximize yield, to provide collateral for borrowings, and to fulfill Neodesha's asset/liability management policies.

         Neodesha's cost of funds responds to changes in interest rates due to the relatively short-term nature of its deposit portfolio. Consequently, the results of operations are heavily influenced by the levels of short-term interest rates. Neodesha offers a range of maturities on its deposit products at competitive rates and monitors the maturities on an ongoing basis.

         One approach used by management to quantify interest rate risk is the net portfolio value ("NPV") analysis. In essence, this approach calculates the difference between the present value of liabilities, expected cash flows from assets and cash flows from off balance sheet contracts. Under OTS regulations, an institution's "normal" level of interest rate risk in the event of an immediate and sustained 200 basis point change in interest rates is a decrease in the institution's NPV in an amount not exceeding 2% of the present value of its assets. Pursuant to this regulation, thrift institutions with greater than "normal" interest rate exposure must take a deduction from their total capital available to meet their risk-based capital requirement. The amount of that deduction is one-half of the difference between (a) the institution's actual calculated exposure to the 200 basis point interest rate increase or decrease (whichever results in the greater pro forma decrease in NPV) and (b) its "normal" level of exposure which is 2% of the present value of its assets. Savings institutions, however, with less than $300 million in assets and a total capital ratio in excess of 12%, will be exempt from this requirement unless the OTS determines otherwise. The OTS has postponed the implementation of the rule until further notice. Based upon its asset size and capital level at March 31, 1998, Neodesha would qualify for an exemption from this rule.

         The following table sets forth, at March 31, 1998, an analysis of Neodesha's interest rate risk as measured by the estimated changes in NPV resulting from instantaneous and sustained parallel shifts in the yield curve (+/-200 basis points, measured in 100 basis point increments).


                                  Net Portfolio Value
       Change in                   At March 31, 1998
     Interest Rate    ------------------------------------------
     Basis Points)     $ Amount          $ Change       % Change
    ---------------   ----------        ----------     ---------
                         (Dollars in Thousands)
         +200        $   1,355          $   (73)          (5)%
         +100            1,405              (23)          (2)
           --            1,428               --           --
         -100            1,442               14            1
         -200            1,495               67            5


         Certain assumptions utilized in assessing the interest rate risk of thrift institutions were employed in preparing the preceding table. These assumptions relate to interest rates, loan prepayment rates, deposit decay rates, and the market values of certain assets under the various interest rate scenarios. It was also assumed that delinquency rates will not change as a result of changes in interest rates although there can be no assurance that this will be the case. Even if interest rates change in the designated amounts, there can be no assurance that Neodesha's assets and liabilities would perform as set forth above. In addition, a change in U.S. Treasury rates in the designated amounts accompanied by a change in the shape of the Treasury yield curve would cause significantly different changes to the NPV than indicated above.

Liquidity and Capital Resources of Neodesha

         Neodesha's primary sources of funds are deposits, proceeds from principal and interest payments on loans and investment securities. While maturities and scheduled amortization of loans and securities are predictable sources of funds, deposit flows and mortgage prepayments are greatly influenced by general interest rates, economic conditions and competition. Nodesha generally manages the pricing of its deposits to be competitive and increase core deposit relationships.

         Federal regulations require Neodesha to maintain minimum levels of liquid assets. The required percentage has varied from time to time based upon economic conditions and savings flows and is currently 4% of net withdrawable savings deposits and borrowings payable on demand or in one year or less during the preceding calendar month. Liquid assets for purposes of this ratio include cash, certain time deposits, U.S. Government, government agency and corporate securities and other obligations generally having remaining maturities of less than five years. Neodesha has historically maintained its liquidity ratio for regulatory purposes at levels in excess of those required. At March 31, 1998, Neodesha's liquidity ratio for regulatory purposes was 19.09%.

         Neodesha's cash flows are comprised of three primary classifications: cash flows from operating activities, investing activities and financing activities. Cash flows provided by operating activities were $23,000 for the six months ended March 31, 1998, and $66,000 for the year ended September 30, 1997. Net cash from investing activities consisted primarily of disbursements for loan originations and the purchase of investment securities, offset by principal collections on loans and proceeds from maturation of securities. Net cash from financing activities consisted primarily of activity in deposit accounts and borrowings. The net change in deposits was a $790,000 decrease for the six months ended March 31, 1998 and a $156,000 increase for the year ended September 30, 1997.

         Neodesha's most liquid assets are cash and short-term investments. The levels of these assets are dependent on Neodesha's operating, financing, lending and investing activities during any given period. At March 31, 1998, cash and short-term investments totaled $650,000. Neodesha has other sources of liquidity if a need for additional funds arises, including securities maturing within one year and the repayment of loans. Neodesha may also utilize Federal Home Loan Bank advances as a source of funds.

         At March 31, 1998, Neodesha had outstanding commitments to originate loans of $129,000, all of which had adjustable interest rates. These loans are to be secured by properties located in its market area. Neodesha anticipates that it will have sufficient funds available to meet its current loan commitments.

         Liquidity management is both a daily and long-term responsibility of management. Neodesha adjusts its investments in liquid assets based upon management's assessment of (i) expected loan demand, (ii) expected deposit flows, (iii) yields available on interest-earning deposits and investment securities, and (iv) the objectives of its asset/liability management program. Excess liquidity is invested generally in interest-earning overnight deposits and short- and intermediate-term U.S. Government and agency obligations and mortgage-backed securities of short duration. If Neodesha requires funds beyond its ability to generate them internally, it has additional borrowing capacity with the FHLB of Topeka.

         Neodesha is subject to various regulatory capital requirements imposed by the OTS. At March 31, 1998, Neodesha was in compliance with all applicable capital requirements. See "Regulation - Regulatory Capital Requirements."

         Neodesha's  principal  sources of funds are deposits,  amortization and prepayment of loan principal and mortgage-backed securities, maturities of investment securities and operations. While scheduled loan repayments and maturing investments are relatively predictable, deposit flows and early loan repayments are more influenced by interest rates, floors and caps on loan rates, general economic conditions and competition. Neodesha generally manages the pricing of its deposits to be competitive and increase core deposit relationships, but has from time to time decided not to pay deposit rates that are as high as those of its competitors.

Impact of New Accounting Standards

         In June 1997, the Financial Accounting Standards Board "FASB" issued SFAS No. 130, "Reporting Comprehensive Income." This statement establishes standards for reporting and display of comprehensive income and its components (revenue, expenses, gains and losses) in a full set of general-purpose financial statements. This Statement requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. Income tax effects must also be shown. This statement is effective for fiscal years beginning after December 15, 1997. The adoption of SFAS No. 130 relates solely to disclosure provisions and therefore will not have a material impact on the results of operations or financial condition of Neodesha.

         In June 1997, The FASB issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." SFAS No. 131 establishes standards for the way that public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports issued to shareholders. It also establishes standards for related disclosures about products and services, geographic areas, and major customers. This Statement is effective for financial statements for periods beginning after December 15, 1997. The adoption of SFAS No. 131 relates solely to disclosure provisions and therefore will not have a material impact on the results of operations or financial condition of Neodesha.

                              BUSINESS OF NEODESHA

General

         As a community-oriented financial institution, Neodesha seeks to serve the financial needs of the Neodesha, Kansas community. Neodesha's business involves attracting deposits from the general public and using such deposits, together with other funds, to originate primarily one- to four-family residential mortgage loans and, to a lesser extent, consumer and non-residential real estate loans in its market area. Neodesha also invests in U.S. Treasury and other securities.

         Neodesha offers a variety of accounts having a range of interest rates and terms. Neodesha's deposits include passbook savings, NOW, Super NOW and money market accounts and certificates of deposit with terms of three months to 48 months. Neodesha solicits deposits only in its primary market area and does not accept brokered deposits.

Market Area

         Neodesha's office is located in Neodesha, Kansas in the southeast corner of Kansas in Wilson County. Agriculture is the primary industry in Neodesha. In addition, Neodesha is home to an industrial park with such varied businesses as Cobalt Boats, M-E-C Company, Prestige Cabinets, Neodesha Plastics, Airosol Company and Berwind Railway Service Co.

         Wilson County has a population of approximately 10,500. Neodesha estimates its share of the savings market in Wilson County to be less than 10%.

Lending Activities

         General. The principal lending activity of Neodesha is originating for its portfolio adjustable rate ("ARM") and, to a lesser extent, fixed rate mortgage loans secured by one- to four-family residences located primarily in their market area. To a lesser extent, Neodesha also originates consumer and commercial real estate loans in its market area. At March 31, 1998, Neodesha's loans receivable, net totaled $9.1 million. See "- Originations of Loans."

         Loan Portfolio Composition. The following table sets forth the composition of Neodesha's loan portfolio in dollar amounts and in percentages (before deductions (or additions) for loans in process, deferred fees and discounts and allowances for losses) as of the dates indicated.

                                                                                          At September 30,
                                       March 31,            -----------------------------------------------------------------------
                                         1998                      1997                      1996                      1995
                                    -------------------     -------------------      --------------------      --------------------
                                    Amount      Percent     Amount      Percent      Amount       Percent      Amount       Percent
                                    ------      -------     ------      -------      ------       -------      ------       -------
                                                                 (Dollars in Thousands)
Real Estate Loans:
One- to four-family...............   $6,992        76.19%    $7,237      75.70%     $7,455         77.18%      $7,282        79.43%
Multi-family......................       --           --         --         --           5           .05            9          .10
Commercial........................       50          .55         72        .75         105          1.09          196         2.13
Construction or development.......       --           --         --         --          70           .72           --           --
                                    -------        -----     ------      -----      ------         -----       ------        -----
  Total real estate loans.........    7,042        76.74      7,309      76.45       7,635         79.04        7,487        81.66
                                    -------        -----     ------      -----      ------         -----       ------        -----

Consumer loans:
Deposit account...................      116         1.26        123       1.29         142          1.47          153         1.67
Automobile........................    1,797        19.58      1,872      19.58       1,606         16.63        1,261        13.76
Unsecured.........................      110         1.20        118       1.23         109          1.13           79          .86
Other.............................      112         1.22        139       1.45         167          1.73          188         2.05
                                   --------        -----     ------      -----      ------         -----       ------        -----
  Total consumer loans............    2,135        23.26      2,252      23.55       2,024         20.96        1,681        18.34
                                    -------        -----     ------      -----      ------         -----       ------        -----
  Total loans.....................    9,177       100.00%     9,561     100.00%      9,659        100.00%       9,168       100.00%
                                                  ======                ======                    ======                    ======

Less:
Loans in process..................       --                      --                     57                          1
Deferred fees and discounts.......        4                        4                    12                         11
Allowance for losses..............       85                       89                   101                        107
                                    -------                   ------                ------                     ------
  Total loans receivable, net.....   $9,088                   $9,468                $9,489                     $9,049
                                     ======                   ======                ======                     ======

         The following table shows the composition of Neodesha's loan portfolio by fixed- and adjustable-rate categories at the dates indicated.

                                                                                             At September 30,
                                                 March 31,        ---------------------------------------------------------
                                                  1998                  1997                1996               1995
                                           -------------------    ----------------    -----------------   -----------------
                                           Amount      Percent    Amount   Percent    Amount    Percent   Amount    Percent
                                           ------      -------    ------   -------    ------    -------   ------    -------
                                                                       (Dollars in Thousands)
Fixed-Rate Loans:
Real estate:
One- to four-family.................       $1,882       20.51%    $2,162    22.61%    $2,591     26.82%   $2,947      32.14%
Multi-family........................           --          --         --       --          5      0.05         9        .10
Non-residential.....................           50         .54         72      .76        105      1.09       196       2.14
                                           ------       -----     ------    -----     ------    ------    ------     ------
  Total fixed -rate
       real estate loans............        1,932       21.05      2,234    23.37      2,701     27.96     3,152      34.38
Consumer............................        2,135       23.26      2,252    23.55      2,024     20.95     1,681      18.34
                                           ------       -----     ------    -----     ------    ------    ------     ------
  Total fixed-rate loans............        4,067       44.31      4,486    46.92      4,725     48.91     4,833      52.72
                                           ------       -----     ------    -----     ------    ------    ------     ------

Adjustable-Rate Loans
Real estate:
One-to four-family..................        5,110       55.69      5,075    53.08      4,864     50.36     4,335      47.28
Construction........................           --          --         --       --         70      0.73        --         --
  Total adjustable-rate loans.......        5,110       55.69      5,075    53.08      4,934     51.09     4,335      47.28
                                           ------       -----     ------    -----     ------    ------    ------     ------

  Total loans.......................        9,177      100.00%     9,561   100.00%     9,659    100.00%    9,168     100.00%
                                                       ======              ======               ======               ======

Less:
Loans in process....................           --                     --                  57                   1
Deferred fees and discounts.........            4                      4                  12                  11
Allowance for losses................           85                     89                 101                 107
                                           ------                  -----              ------              ------
  Total loans receivable, net.......       $9,088                 $9,468              $9,489              $9,049
                                           ======                 ======              ======              ======

         The following schedule shows the scheduled contractual maturities of Neodesha's loan portfolio at March 31, 1998. Mortgages which have adjustable or renegotiable interest rates are shown as repaying in the period during which the contract is due. The schedule does not reflect the effects of possible prepayments or enforcement of due-on-sale clauses.

                                                          Real Estate
                                          -----------------------------------------
                                                                  Multi-family and
                                            One- to four-family    Non-Residential         Consumer                 Total
                                          ---------------------   ------------------   ------------------     -------------------
                                                       Weighted           Weighted               Weighted                Weighted
                                                        Average            Average                Average                 Average
                                           Amount         Rate    Amount     Rate      Amount       Rate      Amount        Rate
                                           ------         ----    ------     ----      ------       ----      ------        ----
                                                                        (Dollars in Thousands)
     Due During
   Periods Ending
     March 31,
     ---------
1999(1) ..............................     $    6          7.75%    $ 7       7.75%      $524       10.82%    $  537       10.76%
2000 .................................         17          8.53      --         --        287       11.35        304       11.14
2001 .................................         38         10.87      --         --        620       10.50        658       10.51
2002 and 2003 ........................        240          7.99      27       7.75        654        9.42        921        9.23
2004 to 2008 .........................      1,739          9.00      16       7.75         34        9.22      1,789        9.03
2009 to 2023 .........................      4,051          8.51      --         --         16       10.21      4,067        8.37
2024 and following ...................        901          7.87      --         --         --          --        901        7.87
                                           ------                   ---                ------                 ------
   Total .............................     $6,992                   $50                $2,135                 $9,177
                                           ======                   ===                ======                 ======

-----------
(1)  Includes demand loans, loans having no stated maturity and overdraft loans.


         The total amount of loans due after March 31, 1999 which have predetermined interest rates is $3.6 million while the total amount of loans due after such dates which have floating or adjustable interest rates is $5.1 million.

         Under federal law, the aggregate amount of loans that Neodesha is permitted to make to any one borrower or group of related borrowers is generally limited to the greater of $500,000 or 15% of unimpaired capital and surplus (25% if the security for such loan has a "readily ascertainable" value). At March 31, 1998, based on the above, Neodesha's regulatory loans-to-one borrower limit was approximately $500,000. On the same date, Neodesha had no borrowers with outstanding balances in excess of this amount. As of March 31, 1998, the largest dollar amount outstanding or committed to be lent to one borrower, or group of related borrowers, related to a one- to four-family loan totaling $109,000 located in Neodesha. Neodesha's second largest lending relationship was four loans to one borrower secured by real estate located in Neodesha with an aggregate carrying value of $102,000. At March 31, 1998, both loans were performing in accordance with their terms. As of the same date, there were no other loans or lending relationships with carrying values in excess of $100,000.

         All of Neodesha's lending is subject to its written underwriting standards and to loan origination procedures. Decisions on loan applications are made on the basis of detailed applications and property valuations (consistent with Neodesha's appraisal policy). The loan applications are designed primarily to determine the borrower's ability to repay and the more significant items on the application are verified through use of credit reports, financial statements, tax returns or confirmations. All loans originated by Neodesha are approved by the loan committee and ratified by the full Board of Directors.

         Neodesha requires title insurance or other evidence of title on its mortgage loans, as well as fire and extended coverage casualty insurance in amounts at least equal to the principal amount of the loan or the value of improvements on the property, depending on the type of loan. The Association also requires flood insurance to protect the property securing its interest when the property is located in a flood plain.

         One- to Four-Family Residential Real Estate Lending. The cornerstone of Neodesha's lending program is the origination of loans secured by mortgages on owner-occupied one- to four-family residences. Substantially all of Neodesha's one- to four-family residential mortgage originations are secured by properties located in its market area. All mortgage loans currently originated by Neodesha are retained and serviced by it.

         Historically, Neodesha offered fixed-rate mortgage loans with maturities up to 30 years. However, in 1991, Neodesha stopped originating fixed rate loans. As of March 31, 1998, Neodesha had $1.9 million of fixed rate residential mortgage loans. See "- Originations of Loans."

         Neodesha offers ARMs which carry interest rates which adjust annually based on the Home Mortgage Rate published monthly by the FHLB. Such loans may carry terms to maturity of up to 30 years. The ARM loans currently offered by Neodesha provide for an annual interest rate change cap of up to 100 basis point and a lifetime cap generally of 300 basis points over the initial rate. Neodesha's ARMs do not permit negative amortization of principal, and do not contain prepayment penalties. At March 31, 1998, one- to four-family ARMs totaled $5.1 million or 55.69% of Neodesha's total loan portfolio.

         Neodesha will generally lend up to 90% of the lesser of the sales price or appraised value of the security property on owner occupied one- to four-family loans. In underwriting one- to four-family residential real estate loans, Neodesha currently evaluates both the borrower's ability to make principal, interest and escrow payments, the value of the property that will secure the loan and debt to income ratios.

         Residential loans do not currently include prepayment penalties, are non-assumable and do not produce negative amortization. Neodesha originates mortgage loans for its portfolio only.

         Neodesha's residential mortgage loans customarily include due-on-sale clauses giving Neodesha the right to declare the loan immediately due and payable in the event that, among other things, the borrower sells or otherwise disposes of the property subject to the mortgage and the loan is not repaid.

         Non-Residential Real Estate Lending. Occasionally, in order to increase the yield of its loan portfolio and to complement residential lending opportunities, Neodesha originates commercial real estate loans secured by properties in its primary market area. At March 31, 1998, Neodesha had commercial real estate loans totaling $50,000, or 0.54% of Neodesha's total loan portfolio.

         Commercial real estate loans may present a higher level of risk than loans secured by one- to four-family residences. This greater risk is due to several factors, including the concentration of principal in a limited number of loans and borrowers, the effects of general economic conditions on income producing properties and the increased difficulty of evaluating and monitoring these types of loans. While Neodesha has experienced losses on commercial real estate loans in the past, as of March 31, 1998, there were no commercial real estate loans delinquent 90 days or more.

         Consumer Lending. Management believes that offering consumer loan products helps to expand Neodesha's customer base and to create stronger ties to its existing customer base. In addition, because consumer loans generally have shorter terms to maturity and carry higher rates of interest than do residential mortgage loans, they can be valuable asset/liability management tools. Neodesha originates a variety of different types of consumer loans, but primarily automobile and deposit account loans. At March 31, 1998 consumer loans totaled $2.1 million or 23.26% of total loans.

         Consumer loan terms vary according to the type and value of collateral, length of contract and creditworthiness of the borrower. Neodesha primarily originates loans secured by certificates of deposit and automobile loans.
Neodesha's automobile loans are originated as installment loans with a fixed interest rate and terms of up to 60 months for new vehicles and up to 48 months for used vehicles. Neodesha originates its automobile loans directly from its existing customers and will loan up to 100% of the value of the automobile.

         The underwriting standards employed by Neodesha for consumer loans include a determination of the applicant's payment history on other debts and ability to meet existing obligations and payments on the proposed loan. Although creditworthiness of the applicant is of primary consideration, the underwriting process also includes a comparison of the value of the security, if any, in relation to the proposed loan amount. Consumer loans may entail greater credit risk than do residential mortgage loans, particularly in the case of consumer loans which are unsecured or are secured by rapidly depreciable assets, such as automobiles. In such cases, any repossessed collateral for a defaulted consumer loan may not provide an adequate source of repayment of the outstanding loan balance as a result of the greater likelihood of damage, loss or depreciation. In addition, consumer loan collections are dependent on the borrower's continuing financial stability, and thus are more likely to be affected by adverse personal circumstances. Furthermore, the application of various federal and state laws, including bankruptcy and insolvency laws, may limit the amount which can be recovered on such loans.

Originations of Loans

         Real estate loans are originated by Neodesha's staff through referrals from existing customers or real estate agents.

         Neodesha's ability to originate loans is dependent upon customer demand for loans in its market and to a limited extent, various marketing efforts. Demand is affected by both the local economy and the interest rate environment. See "- Market Area." Under current policy, all loans originated by Neodesha are retained in Neodesha's portfolio. See "Management's Discussion and Analysis of Financial Condition and Results of Operations of Neodesha - Asset/Liability Management."

         The following table shows the loan origination, purchase, sale and repayment activities of Neodesha for the periods indicated.

                                                                                   Year Ended September 30,
                                                     March 31,           -----------------------------------------------
                                                       1998                  1997              1996              1995
                                                       ----                  ----              ----              ----
                                                                                  (In Thousands)
Originations by type:
Adjustable rate:
  Real estate - one- to four-family.........         $    350            $   1,159          $   1,518          $   1,106

Fixed rate:
  Consumer - non-real estate................            1,189                2,755              2,361              2,013
                                                      -------             --------           --------           --------
        Total loans originated..............            1,539                3,914              3,879              3,119

Repayments
  Principal repayments (1)..................            1,935                4,012              3,388              3,053
Increase (decrease) in other items, net (2).                3                   77                (51)                43
                                                    ---------             --------           --------           --------
         Net increase (decrease)............        $   (393)             $    (21)          $    440           $    109
                                                    =========             =========          ========           ========

----------
(1)  Includes transfers to real estate acquired through foreclosure.

(2) Consists of loans in process, net deferred origination costs, unamortized discounts and allowance for loan losses.


Delinquencies and Non-Performing Assets

         Delinquency Procedures. When a borrower fails to make a required payment on a loan, Neodesha attempts to cure the delinquency by contacting the borrower. Generally, Neodesha personnel work with the delinquent borrower on a case by case basis to solve the delinquency. Generally, a late notice is sent on all delinquent loans followed by a phone call after the thirtieth day of delinquency. Additional written and verbal contacts may be made with the borrower between 30 and 60 days after the due date. If the loan is contractually delinquent for 90 days, Neodesha may institute appropriate action to foreclose on the property. After 120 days, foreclosure procedures are initiated. If foreclosed, the property is sold at public sale and may be purchased by Neodesha.

         Real estate acquired by Neodesha as a result of foreclosure or by deed in lieu of foreclosure is classified as real estate owned until it is sold. When property is acquired by foreclosure or deed in lieu of foreclosure, it is recorded at the lower of cost or fair value less estimated selling costs. After acquisition, all costs incurred in maintaining the property are expensed. Costs relating to the development and improvement of the property, however, are capitalized.

         Delinquent Loans. The following table sets forth information concerning delinquent loans at March 31, 1998, in dollar amounts and as a percentage of Neodesha's loan portfolio. The amounts presented represent the total remaining principal balances of the related loans, rather than the actual payment amounts which are overdue.

                                            Loans Delinquent for:
                           ----------------------------------------------------------       Total Loans Delinquent
                                  60-90 Days                      Over 90 Days                  60 Days or more
                           ---------------------------  -----------------------------  ------------------------------
                                            Percent of                     Percent of                      Percent of
                                            Total Loan                     Total Loan                      Total Loan
                           Number   Amount   Portfolio   Number   Amount    Portfolio  Number    Amount     Portfolio
                           ------   ------   ---------   ------   ------    ---------  ------    ------     ---------
                                                            (Dollars in Thousands)
Real Estate:
  One- to four-family...        5     $109     1.19%        4    $   93      1.01%       9       $ 202        2.20%
Consumer................        6       22      .24        36        80       .87       42         102        1.11
                            -----    -----     -----    -----    ------      ----    -----        ----        ----
     Total..............       11     $131     1.43%       40     $ 173      1.88%      51       $ 304        3.31%
                             ====     ====     ====     =====    ======      ====    =====       =====        ====


         The following table sets forth information concerning delinquent loans at September 30, 1997, in dollar amounts and as a percentage of Neodesha's loan portfolio. The amounts presented represent the total remaining principal balances of the related loans, rather than the actual payment amounts which are overdue.

                                            Loans Delinquent for:
                          ------------------------------------------------------------       Total Loans Delinquent
                                 60-90 Days                     Over 90 Days                   60 Days or more
                          ----------------------------    ----------------------------  ------------------------------
                                            Percent of                      Percent of                      Percent of
                                            Total Loan                      Total Loan                      Total Loan
                          Number   Amount    Portfolio    Number   Amount    Portfolio   Number   Amount     Portfolio
                          ------   ------    ---------    ------   ------    ---------   ------   ------     ---------
                                                           (Dollars in Thousands)
Real Estate:
  One- to four-family.         2   $   34      .36%         3     $   85       .89%        5      $ 119       1.25%
Consumer..............        13       43      .45         30         72       .75        43        115       1.20
                           -----    -----     ----      -----      -----      ----      ----      -----       -----
     Total............        15   $   77      .81%        33      $ 157      1.64%       48       $234       2.45%
                           =====   ======     =====     =====      =====      ====      ====      =====       =====


         Classification of Assets. Federal regulations require that each savings institution classify its own assets on a regular basis. In addition, in connection with examinations of savings institutions, OTS and FDIC examiners have authority to identify problem assets and, if appropriate, require them to be classified. There are three classifications for problem assets: Substandard, Doubtful and Loss. Substandard assets have one or more defined weaknesses and are characterized by the distinct possibility that Neodesha will sustain some loss if the deficiencies are not corrected. Doubtful assets have the weaknesses of Substandard assets, with the additional characteristics that the weaknesses make collection or liquidation in full on the basis of currently existing facts, conditions and values questionable, and there is a high possibility of loss. An asset classified Loss is considered uncollectible and of such little value that continuance as an asset on the balance sheet of the institution is not warranted. Assets classified as Substandard or Doubtful require the institution to establish prudent general allowances for loan losses. If an asset or portion thereof is classified as a loss, the institution charges off such amount against the loan loss allowance. If an institution does not agree with an examiner's classification of an asset, it may appeal this determination to the District Director of the OTS.

         At March 31, 1998, Neodesha had $125,000 in loans classified as substandard, $9,000 classified as doubtful and no loans classified as loss.

         Non-Performing Assets. The table below sets forth the amounts and categories of Neodesha's non-performing assets. Loans are placed on non-accrual status when the collection of principal and/or interest becomes doubtful. As a matter of policy, Neodesha does not generally accrue interest on loans past due more than 90 days. For all periods presented, Neodesha had no troubled debt restructurings (which involve forgiving a portion of interest or principal on any loans or making loans at a rate materially less than that of the market rates). Repossessed assets includes assets acquired in settlement of loans and reflects the lower of cost or fair value less selling expense.

                                                                               September 30,
                                                   March 31,       -----------------------------------
                                                     1998            1997          1996           1995
                                                     ----            ----          ----           ----
                                                                       (Dollars in Thousands)
Non-accruing loans:
   One- to four-family.....................            $93           $ 85          $ 60         $   89
   Non-residential  real estate............            ---            ---           ---             58
   Consumer................................             80             72            71             39
                                                    ------        -------      --------       --------
       Total non-accruing loans............            173            157           131            186
Real estate acquired through foreclosure...
   One- to four-family.....................            ---            ---           ---             22
   Non-residential.........................            ---            ---           ---              8
  Repossessed assets.......................             22             25           ---              4
                                                    ------        -------      --------      ---------
Total non-performing assets................           $195          $ 182         $ 131          $ 220
                                                      ====          =====         =====          =====
Total as a percentage of total assets......          1.43%          1.29%          .91%          1.59%
                                                     =====           ====        ======          =====


         For the year ended September 30, 1997 and for the six months ended March 31, 1998, gross interest income which would have been recorded had the non-accruing loans been current in accordance with their original terms amounted to $10,000 and $5,000, respectively. The amounts that were included in interest income on such loans were $5,000 and $4,000 for the year ended September 30, 1997, and for the six months ended March 31, 1998, respectively.

         Other Loans of Concern. In addition to the non-performing assets set forth in the table above, as of March 31, 1998, there were no loans with respect to which known information about the possible credit problems of the borrowers or the cash flows of the security properties have caused management to have concerns as to the ability of the borrowers to comply with present loan repayment terms and which may result in the future inclusion of such items in the non-performing asset categories.

         Management considers Neodesha's non-performing and "of concern" assets in establishing its allowance for loan losses.

         The following table sets forth an analysis of Neodesha's allowance for loan losses at the dates indicated.


                                                    Six months ended                Year Ended September 30,
                                                         March 31,          ----------------------------------------
                                                           1998              1997            1996               1995
                                                           ----              ----            ----               ----
                                                                             (Dollars in Thousands)
Balance at beginning of period................             $ 89              $101             $107             $151
Charge-offs:
  One- to four-family.........................               --                --               --              (37)
  Consumer....................................               (9)              (21)             (14)             (13)
Recoveries:
  Consumer....................................                2                 3                2                --
                                                         ------            ------           ------             -----
  Net charge-offs.............................               (7)              (18)             (12)             (50)
Provision for the period......................                3                 6                6                6
                                                         ------            ------           ------             -----
Balance at end of period......................             $ 85             $  89            $ 101            $ 107
                                                           ====             =====            =====             =====
Ratio of net charge-offs during the period to
  average loans outstanding during the period.              .08%              .19%             .13%             .55%
                                                          =====             =====             =====             =====
Allowance for loan losses to total loans at end
   of period..................................             .93%              .93%             1.05%             1.17%
                                                          =====             =====             ====              ====
Allowance for loan losses to non-performing loans
   at end of period...........................           49.13%            56.69%            77.10%            57.53%
                                                         =====             =====             =====             =====


         The distribution of the allowance for losses on loans at the dates indicated is summarized as follows:

                                                                                      September 30,
                                                       ------------------------------------------------------------------------
                                  March 31, 1998             1997                     1996                      1995
                                -------------------    ---------------------     --------------------     ---------------------
                                           Percent                Percent of               Percent of                Percent of
                                           of Loans               Loans in                  Loans in                  Loans in
                                            in Each                  Each                      Each                      Each
                                            Category               Category                  Category                  Category
                                            to Total                to Total                 to Total                  to Total
                                Amount       Loans      Amount       Loans       Amount       Loans        Amount       Loans
                                ------       -----      ------       -----       ------       -----        ------       -----
                                                                     (In Thousands)
Real Estate
   One- to four-family..        $   31       76.19%    $   32        75.70%     $   33       77.18%      $    35       79.43%
   Multi-family.........            --          --         --           --          --         .05            --         .10
   Non-residential......            --         .55         --          .75          --        1.09            --        2.13
   Construction.........            --          --         --           --          --         .72            --          --
Consumer................            24       23.26         24        23.55          10       20.96             8       18.34
Unallocated.............            30          --         33           --          58          --            64          --
                                ------       -----      -----        -----      ------       -----       -------       -----
     Total..............        $   85      100.00%    $   89       100.00%     $  101      100.00%      $   107      100.00%
                                ======      ======     ======       ======      ======      ======       =======      ======


         The allowance for loan losses is established through a provision for loan losses charged to earnings based on management's evaluation of the risk inherent in its entire loan portfolio. Such evaluation, which includes a review of all loans of which full collectibility may not be reasonably assured, considers the market value of the underlying collateral, growth and composition of the loan portfolio, delinquency trends, adverse situations that may affect the borrower's ability to repay, prevailing and projected economic conditions and other factors that warrant recognition in providing for an adequate allowance for loan losses. In determining the general reserves under these policies, historical charge-offs and recoveries, changes in the mix and levels of the various types of loans, net realizable values, the current and prospective loan portfolio and current economic conditions are considered.

         While management believes that it uses the best information available to determine the allowance for loan losses, unforeseen economic and market conditions could result in adjustments to the allowance for loan losses, and net earnings could be significantly affected, if circumstances differ substantially from the assumptions used in making the final determination.

Investment Activities

         General. Neodesha must maintain minimum levels of investments and other assets that qualify as liquid assets under OTS regulations. Liquidity may increase or decrease depending upon the availability of funds and comparative yields on investments in relation to the return on loans. Historically, Neodesha has maintained liquid assets at levels above the minimum requirements imposed by the OTS regulations and above levels believed adequate to meet the requirements of normal operations, including potential deposit outflows. At March 31, 1998, Neodesha's liquidity ratio for regulatory purposes was 19.09%. See "Management's Discussion and Analysis of Financial Condition and Results of Operations of Neodesha - Asset/Liability Management" and "- Liquidity and Capital Resources."

         Generally, the investment policy of Neodesha is to invest funds among categories of investments and maturities based upon the Neodesha's asset/liability management policies, investment quality, loan and deposit volume, liquidity needs and performance objectives. As required by SFAS 115, securities are classified into three categories: trading, held-to-maturity and available-for-sale. Securities that are bought and held principally for the purpose of selling them in the near term are classified as trading securities and are reported at fair value with unrealized gains and losses included in trading account activities in the statement of operations. Securities that Neodesha has the positive intent and ability to hold to maturity are classified as held-to-maturity and reported at amortized cost. All other securities not classified as trading or held-to-maturity are classified as available-for-sale. At March 31, 1998, Neodesha had no securities which were classified as trading and no securities classified as available-for-sale. At March 31, 1998, all of Neodesha's securities were classified as held-to-maturity.

         Securities. Federally chartered savings institutions have the authority to invest in various types of liquid assets, including United States Treasury obligations, securities of various federal agencies, certain certificates of deposit of insured banks and savings institutions, certain bankers' acceptances, repurchase agreements and federal funds. Subject to various restrictions, federally chartered savings institutions may also invest their assets in commercial paper, investment grade corporate debt securities and mutual funds whose assets conform to the investments that a federally chartered savings institution is otherwise authorized to make directly.

         In order to complement its lending activities and to increase its holding of short and medium term assets, Neodesha invests in liquidity investments and in high-quality investments, such as U.S. Treasury and agency obligations. At March 31, 1998, Neodesha's securities portfolio totaled $3.4 million. At March 31, 1998, Neodesha did not own any investment securities of a single issuer which exceeded 10% of Neodesha's retained earnings, other than federal agency obligations. See Notes B and C of the Notes to Financial Statements of Neodesha for additional information regarding Neodesha's securities portfolio.

         The following table sets forth the composition of the Association's securities portfolio at the dates indicated.

                                                                                           September 30,
                                                 March 31,        ---------------------------------------------------------
                                                   1998             1997                      1996               1995
                                             -----------------    -----------------    ----------------    ----------------
                                             Book       % of       Book       % of      Book      % of      Book      % of
                                             Value      Total      Value      Total     Value     Total     Value     Total
                                             -----      -----      -----      -----     -----     -----     -----     -----
                                                                             (Dollars in Thousands)
Securities held-to-maturity:
  US Treasury...........................     $ 898       26.44%     $ 897    25.60%   $1,097     30.52%    $1,098      30.61%
  Federal agency obligations............     1,517       44.67      1,617    46.15     1,516     42.18      1,516      42.26
  Municipals............................       603       17.76        603    17.21       602     16.75        602      16.79
  Mortgage-backed securities:...........       237         7.01       253     7.22       253      7.04        253       7.05
                                            ------      -------    ------    -----    ------    ------     ------      -----
     Total securities held to maturity..     3,256        95.88     3,370    96.18     3,468     96.49      3,469      96.71
  FHLB stock............................       140         4.12       134     3.82       126      3.51        118       3.29
                                            ------     --------   -------    -----    ------    ------     ------      -----
     Total securities and FHLB stock....    $3,396       100.00%   $3,504   100.00%   $3,594    100.00%    $3,587     100.00%
                                            ======       ======    ======   ======    ======    ======     ======     ======
  Average remaining life or term to
  repricing of securities (excluding
  FHLB stock)...........................         2.00 years            2.12 years        2.67 years         3.54 years
Other Interest-Earning Assets:
  Interest-bearing deposits:............   $   467       100.00%   $  423   100.00%   $  519   100.00%    $  382     100.00%
                                           =======       ======    ======   ======    ======   ======     ======     ======


         The composition and maturities of the securities portfolio, excluding FHLB of Topeka stock, are indicated in the following table.

                                                                          March 31, 1998
                                         ---------------------------------------------------------------------------
                                         Less Than        1 to 5           5 to 10             Total Investment
                                          1 Year           Years            Years                 Securities
                                         ---------       ---------        ---------       --------------------------
                                         Amortized       Amortized        Amortized       Amortized
                                            Cost            Cost             Cost            Cost         Fair Value
                                            ----            ----             ----            ----         ----------
                                                                     (Dollars in Thousands)
Held to Maturity:
  U.S. Treasury....................       $    698          $   200         $    --         $   898        $   899
  Federal agency obligations.......            500            1,017              --           1,517          1,527
  Municipals.......................             --              410             193             603            604
                                          --------         --------         -------         -------        -------
     Total investment securities...        $ 1,198           $1,627         $    193        $ 3,018         $3,030
                                          ========           ======         ========        =======         ======
     Weighted average yield........           5.42%            5.70%            4.55%          5.48%
                                          ========           ======         ========        =======


Sources of Funds

         General. Neodesha's primary sources of funds are deposits, payments (including prepayments) of loan principal, interest earned on loans and securities, repayments of securities, borrowings and funds provided from operations.

         Deposits. Neodesha offers deposit accounts having a wide range of interest rates and terms. Neodesha's deposits consist of passbook, NOW, money market and various certificate accounts. Neodesha relies primarily on competitive pricing and customer service to attract and retain these deposits. Neodesha's customers may access their accounts through Neodesha's main office. Neodesha only solicits deposits in its market area and does not currently use brokers to obtain deposits.

         Neodesha has attempted to be competitive in obtaining funds and to respond with flexibility to changes in consumer demand. As a result, as customers have become more interest rate conscious, Neodesha has become more susceptible to short-term fluctuations in deposit flows.

         Neodesha intends to utilize customer service and marketing initiatives in an effort to maintain the volume of such deposits. However, there can be no assurance as to whether Neodesha will be able to maintain or increase its core deposits in the future.

         The following table sets forth the savings flows at Neodesha during the periods indicated. Net increase refers to the amount of deposits during a period less the amount of withdrawals during the period.

                                                        Six Months
                                                            Ended                                  Year Ended September 30,
                                                           March 31,            ----------------------------------------------------
                                                             1998                  1997                 1996                1995
                                                             ----                  ----                 ----                ----
                                                                                     (Dollars in Thousands)
Opening balance ................................           $ 12,854             $ 12,698             $ 11,673             $ 12,742
Deposits .......................................             18,056               44,637               43,553               40,035
Withdrawals ....................................            (19,001)             (44,854)             (42,887)             (41,480)
Interest credited ..............................                156                  373                  359                  376
                                                           --------             --------             --------             --------
Ending balance .................................           $ 12,065             $ 12,854             $ 12,698             $ 11,673
                                                           ========             ========             ========             ========
Net increase (decrease) ........................           $   (789)            $    156             $  1,025             $ (1,069)
                                                           ========             ========             ========             ========
Percent increase (decrease) ....................              (6.14)%               1.23%                8.78%               (8.39)%
                                                           ========             ========             ========             ========


         The following table sets forth the dollar amount of savings deposits in the various types of deposit programs offered by Neodesha for the dates indicated and the rates offered. See Note G of the Notes to the Financial Statements of Neodesha for weighted average nominal rates.

                                                                                            September 30,
                                           March 31,         -----------------------------------------------------------------------
                                             1998                    1997                   1996                    1995
                                    ----------------------   ---------------------   ---------------------  ----------------------
                                                   Percent                 Percent                 Percent                 Percent
                                                     of                      of                      of                      of
                                     Amount         Total    Amount         Total    Amount         Total   Amount          Total
                                     ------         -----    ------         -----    ------         -----   ------          -----
                                                                                      (Dollars in Thousands)
Transactions and Savings Deposits
Passbook Demand (3.00%)........     $ 1,806          14.96% $ 2,000          15.55% $ 1,778         13.98% $ 1,754          15.01%
NOW Accounts (2.75-3.25%)......       2,302          19.07    2,453          19.07    2,549         20.05    2,286          19.56
Money Market Accounts
     (2.75-3.50%)..............       1,733          14.35    2,074          16.12    1,623         12.77    1,741          14.90
                                   --------         ------   ------         ------    -----        ------   ------         ------
Total Transactions and Savings
     Deposits..................       5,841          48.38    6,527          50.74    5,950         46.80    5,781          49.47
                                   --------         ------   ------         ------    -----        ------   ------         ------
Certificates:
0.00 - 3.99%...................          --             --       --             --       --            --       74            .63
4.00 - 4.99%...................         819           6.78    1,395          10.85    2,164         17.02    1,808          15.47
5.00 - 5.99%...................       4,041          33.47    3,045          23.67    2,540         19.98    3,038          26.00
6.00 - 6.99%...................       1,364          11.30    1,887          14.67    2,044         16.08      972           8.32
                                   --------         ------  -------         ------   ------         -----   ------        -------
Total Certificates.............       6,224          51.55    6,327          49.19    6,748         53.08    5,892          50.42
                                   --------         ------  -------         ------   ------        ------   ------         ------
Accrued Interest...............           8           0.07        9           0.07       15          0.12       13           0.11
                                   ---------       ------- --------        -------   ------        ------  -------        -------
Total Deposits.................     $12,073         100.00% $12,863         100.00% $12,713        100.00% $11,686         100.00%
                                    =======         ======  =======         ======  =======        ======  =======         ======

         The following table shows rate and maturity information for Neodesha's certificates of deposit as of March 31, 1998.


Certificate accounts         4.00-      5.00-      6.00-              Percent of
maturing in quarter ending:  4.99%      5.00%      6.99%   Total        Total
---------------------------  -----      -----      -----   -----        -----
                                         (Dollars in Thousands)
June 30, 1998 ........    $  517     $  480     $  195     $1,192        19.15%
September 30, 1998 ...       302        939        434      1,675        26.92
December 31, 1998 ....        --        340         82        422         6.78
March 31, 1999 .......        --        813         11        824        13.24
June 30, 1999 ........        --        287         17        304         4.88
September 30, 1999 ...        --        283         30        313         5.03
December 31, 1999 ....        --        203        223        426         6.84
March 31, 2000 .......        --         75        373        448         7.20
June 30, 2000 ........        --        111         --        111         1.78
September 30, 2000 ...        --        327         --        327         5.25
December 31, 2000 ....        --         32         --         32          .52
March 31, 2001 .......        --         22         --         22          .35
June 30, 2001 ........        --         11         --         11          .18
Thereafter ...........        --        117         --        117         1.88
                          ------     ------     ------     ------       ------
Total ................    $  819     $4,040     $1,365     $6,224       100.00%
                          ======     ======     ======     ======       ======
Percent of total .....     13.16%     64.93%     21.91%
                          ======     ======     ======


       The following table indicates the amount of Neodesha's certificates of deposit and other deposits by time remaining until maturity as of March 31, 1998.

                                                                                           Maturity
                                                                    ---------------------------------------------------
                                                                                     Over          Over
                                                                    3 Months        3 to 6        6 to 12       Over
                                                                     or Less        Months        Months      12 Months       Total
                                                                     -------        ------        ------      ---------       -----
                                                                                               (In Thousands)
Certificates of deposit less than $100,000 ...................        $  892        $  961        $1,246        $1,710        $4,809
Certificates of deposit $100,000 or more .....................           100           314            --           401           815
Public funds(1) ..............................................           200           400            --            --           600
                                                                      ------        ------        ------        ------        ------
     Total certificates of deposit ...........................        $1,192        $1,675        $1,246        $2,111        $6,224
                                                                      ======        ======        ======        ======        ======

-------
(1)  Deposits from governmental and other public entities.

       For additional information regarding the composition of Neodesha's deposits, see Note G of the Notes to Financial Statements of Neodesha.

       Borrowings. Neodesha's other available sources of funds include advances from the FHLB of Topeka and other borrowings. As a member of the FHLB of Topeka, the Association is required to own capital stock in the FHLB of Topeka and is authorized to apply for advances from the FHLB of Topeka. Each FHLB credit program has its own interest rate, which may be fixed or variable, and range of maturities. The FHLB of Topeka may prescribe the acceptable uses for these advances, as well as limitations on the size of the advances and repayment provisions. See Note H of the Notes to Financial Statements of Neodesha.

       The following table sets forth the maximum month-end balance and average balance of Neodesha's FHLB advances and other borrowings at and for the dates indicated.

                             At and for the Six Months   At and for the Year Ended September 30,
                                  ended March 31,        ---------------------------------------
                                        1998                1997           1996           1995
                                        ----                ----           ----           ----
                                                     (Dollars in Thousands)
Maximum Balance:
  FHLB Advances.............           $ 600              $1,100          $1,100        $   950

Average Balance:
  FHLB Advances.............           $ 467             $   633          $  742        $   650


       The following table sets fort certain information as to Neodesha's FHLB advances at the dates indicated.

                                                                            September 30,
                                          March 31,           -------------------------------------------
                                            1998               1997               1996               1995
                                           ------             ------             ------             -----
                                                               (Dollars in Thousands)
FHLB advances.......................        $400               $100               $500               $950

Weighted average interest rate of
   FHLB advances....................        6.28%              6.56%              6.03%              6.65%


Subsidiary Activities

       As a federally chartered savings and loan association, Neodesha is permitted by OTS regulations to invest up to 2% of its assets in the stock of, or loans to, service corporation subsidiaries, and may invest an additional 1% of its assets in service corporations where such additional funds are used for inner-city or community development purposes. In addition to investments in service corporations, federal institutions are permitted to invest an unlimited amount in operating subsidiaries engaged solely in activities which a federal savings association may engage in directly. At March 31, 1998, Neodesha did not have any subsidiaries.

Competition

       Neodesha faces strong competition both in originating real estate loans and in attracting deposits. Competition in originating loans comes primarily from commercial banks, credit unions, mortgage bankers and other savings institutions, which also make loans secured by real estate located in Neodesha's market area. Neodesha competes for loans principally on the basis of the interest rates and loan fees it charges, the types of loans it originates and the quality of services it provides to borrowers.

       Competition for deposits is principally from commercial banks, credit unions, mutual funds, securities firms and other savings institutions located in the same communities. The ability of Neodesha to attract and retain deposits depends on providing an investment opportunity that satisfies the requirements of investors as to rate of return, liquidity, risk, convenient locations and other factors. Neodesha competes for these deposits by offering competitive rates, convenient business hours and a customer oriented staff.

Employees

       At March 31, 1998, Neodesha had a total of 8 employees. None of Neodesha's employees are represented by any collective bargaining agreement. Management considers its employee relations to be good.

Properties

       Neodesha believes that its current facilities are adequate to meet its present and foreseeable future needs.

       Neodesha's depositor and borrower customer files are maintained by an independent data processing company. The net book value of the data processing and computer equipment utilized by Neodesha at March 31, 1998 was approximately $50,000.

Legal Proceedings

       From time to time, Neodesha is involved as plaintiff or defendant in various legal proceedings arising in the normal course of its business. While the ultimate outcome of these various legal proceedings cannot be predicted with certainty, it is the opinion of management that the resolution of these legal actions should not have a material effect on the Holding Company's and Neodesha's financial position or results of operations.


                                   REGULATION

       General. First Federal and Neodesha are federally chartered savings and loan associations, the deposits of which are federally insured and backed by the full faith and credit of the United States Government. Accordingly, First Federal and Neodesha are subject to broad federal regulation and oversight extending to all its operations. First Federal and Neodesha are members of the FHLB of Topeka and are subject to certain limited regulation by the Federal Reserve Board. As the savings and loan holding company of First Federal, the Company also is subject to federal regulation and oversight. The purpose of the regulation of the Company and other holding companies is to protect subsidiary savings associations. First Federal and Neodesha are members of SAIF, which together with the BIF are the two deposit insurance funds administered by the FDIC, and the deposits of First Federal are insured by the FDIC. As a result, the FDIC has certain regulatory and examination authority over First Federal.

       Certain of these regulatory requirements and restrictions are discussed below or elsewhere in this document.

       Federal Regulation of Savings Associations. The OTS has extensive authority over the operations of savings associations. As part of this authority, First Federal is required to file periodic reports with the OTS and is subject to periodic examinations by the OTS and the FDIC. The last regular OTS and FDIC examinations of First Federal and Neodesha were commenced as of July 1996 and October 1992, and June 1997 and June 1990, respectively. Under agency scheduling guidelines, it is likely that another examination will be initiated in the near future. When these examinations are conducted by the OTS and the FDIC, the examiners may require First Federal or Neodesha to provide for higher general or specific loan loss reserves. All savings associations are subject to a semi-annual assessment, based upon the savings association's total assets, to fund the operations of the OTS. First Federal's and Neodesha's OTS assessment for the fiscal year ended September 30, 1997, was $33,415 and $4,997, respectively.

       The OTS also has extensive enforcement authority over all savings institutions and their holding companies, including First Federal, Neodesha and the Company. This enforcement authority includes, among other things, the ability to assess civil money penalties, to issue cease-and-desist or removal orders and to initiate injunctive actions. In general, these enforcement actions may be initiated for violations of laws and regulations and unsafe or unsound practices. Other actions or inactions may provide the basis for enforcement action, including misleading or untimely reports filed with the OTS. Except under certain circumstances, public disclosure of final enforcement actions by the OTS is required.

       In addition, the investment, lending and branching authority of First Federal and Neodesha is prescribed by federal laws, and they are prohibited from engaging in any activities not permitted by such laws. For instance, no savings institution may invest in non-investment grade corporate debt securities. In addition, the permissible level of investment by federal associations in loans secured by non-residential real property may not exceed 400% of total capital, except with approval of the OTS. Federal savings associations are also generally authorized to branch nationwide. First Federal and Neodesha are in compliance with the noted restrictions.

       First Federal's and Neodesha's general permissible lending limit for loans-to-one-borrower is equal to the greater of $500,000 or 15% of unimpaired capital and surplus (except for loans fully secured by certain readily marketable collateral, in which case this limit is increased to 25% of unimpaired capital and surplus). At March 31, 1998, First

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Federal's and Neodesha's  lending limit under this restriction was approximately
$1.5 million, and $500,000, respectively. At March 31, 1998, the Association and Neodesha had no loans in excess of their loans-to-one borrower limits.

       The OTS, as well as the other federal banking agencies, has adopted guidelines establishing safety and soundness standards on such matters as loan underwriting and documentation, asset quality, earnings standards, internal controls and audit systems, interest rate risk exposure and compensation and other employee benefits. Any institution which fails to comply with these standards must submit a compliance plan. A failure to submit a plan or to comply with an approved plan will subject the institution to further enforcement action.

       Insurance of Accounts and Regulation by the FDIC. First Federal and Neodesha are members of the SAIF, which is administered by the FDIC. Deposits are insured up to applicable limits by the FDIC and such insurance is backed by the full faith and credit of the United States Government. As insurer, the FDIC imposes deposit insurance premiums and is authorized to conduct examinations of and to require reporting by FDIC-insured institutions. It also may prohibit any FDIC-insured institution from engaging in any activity the FDIC determines by regulation or order to pose a serious risk to the SAIF or the BIF. The FDIC also has the authority to initiate enforcement actions against savings associations, after giving the OTS an opportunity to take such action, and may terminate the deposit insurance if it determines that the institution has engaged in unsafe or unsound practices, or is in an unsafe or unsound condition.

       The FDIC's deposit insurance premiums are assessed through a risk-based system under which all insured depository institutions are placed into one of nine categories and assessed insurance premiums based upon their level of capital and supervisory evaluation. Under the system, institutions classified as well capitalized (i.e., a core capital ratio of at least 5%, a ratio of Tier 1 or core capital to risk-weighted assets ("Tier 1 risk-based capital") of at least 6% and a risk-based capital ratio of at least 10%) and considered healthy pay the lowest premium while institutions that are less than adequately capitalized (i.e., core or Tier 1 risk-based capital ratios of less than 4% or a risk-based capital ratio of less than 8%) and considered of substantial supervisory concern pay the highest premium. Risk classification of all insured institutions will be made by the FDIC for each semi-annual assessment period.

       The FDIC is authorized to increase assessment rates, on a semiannual basis, if it determines that the reserve ratio of the SAIF will be less than the designated reserve ratio of 1.25% of SAIF-insured deposits. In setting these increased assessments, the FDIC must seek to restore the reserve ratio to that designated reserve level, or such higher reserve ratio as established by the FDIC. The FDIC may also impose special assessments on SAIF members to repay amounts borrowed from the United States Treasury or for any other reason deemed necessary by the FDIC.

       Regulatory Capital Requirements. Federally insured savings associations, such as First Federal and Neodesha, are required to maintain a minimum level of regulatory capital. The OTS has established capital standards, including a tangible capital requirement, a leverage ratio (or core capital) requirement and a risk-based capital requirement applicable to such savings associations. These capital requirements must be generally as stringent as the comparable capital requirements for national banks. The OTS is also authorized to impose capital requirements in excess of these standards on individual associations on a case by case basis.

       The capital regulations require tangible capital of at least 1.5% of adjusted total assets (as defined by regulation). Tangible capital generally includes common stockholders' equity and retained earnings, and certain noncumulative perpetual preferred stock and related earnings. In addition, all intangible assets, other than a limited amount of purchased mortgage servicing rights, must be deducted from tangible capital. At March 31, 1998, neither the Association nor Neodesha had any intangible assets.

       The OTS regulations establish special capitalization requirements for savings associations that own subsidiaries. In determining compliance with the capital requirements, all subsidiaries engaged solely in activities permissible for national banks or engaged in certain other activities solely as agent for its customers are "includable" subsidiaries that are consolidated for capital purposes in proportion to the association's level of ownership. For excludable subsidiaries, the debt and equity investments in such subsidiaries are deducted from assets and capital. At March 31, 1998, neither the Association nor Neodesha had any subsidiaries.


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       At March 31, 1998, First Federal had tangible capital of $9.8 million, or
7.93% of adjusted total assets, which is approximately $7.9 million above the minimum requirement of 1.50% of adjusted total assets in effect on that date. At March 31, 1998, Neodesha had tangible capital of $1.1 million, or 8.20% of adjusted total assets, which is approximately $919,00 above the minimum requirement of 1.5% of adjusted total assets in effect on that date.

       The capital standards also require core capital equal to at least 3% of adjusted total assets. Core capital generally consists of tangible capital plus certain intangible assets, including a limited amount of purchased credit card relationships. As a result of the prompt corrective action provisions discussed below, however, a savings association must maintain a core capital ratio of at least 4% to be considered adequately capitalized unless its supervisory condition is such to allow it to maintain a 3% ratio. At March 31, 1998, First Federal and Neodesha each had no intangibles which were subject to these tests.

       At March 31, 1998, First Federal had core capital equal to $9.8 million, or 7.93% of adjusted total assets, which is $6.1 million above the minimum leverage ratio requirement of 3% in effect on that date. At that date, Neodesha had core capital equal to $1.1 million or 8.20% of adjusted total assets, which is $714,000 above the minium leverage ratio requirement of 3% in effect on that date.

       The OTS risk-based requirement requires savings associations to have total capital of at least 8% of risk-weighted assets. Total capital consists of core capital, as defined above, and supplementary capital. Supplementary capital consists of certain permanent and maturing capital instruments that do not qualify as core capital and general valuation loan and lease loss allowances up to a maximum of 1.25% of risk-weighted assets. Supplementary capital may be used to satisfy the risk-based requirement only to the extent of core capital. The OTS is also authorized to require a savings association to maintain an additional amount of total capital to account for concentration of credit risk and the risk of non-traditional activities. At March 31, 1998, First Federal and Neodesha had no capital instruments that qualify as supplementary capital and $656,000 and $85,000 of general loss reserves, respectively, of which neither was in excess of 1.25% of risk-weighted assets, respectively.

       Certain exclusions from capital and assets are required to be made for the purpose of calculating total capital. Such exclusions consist of equity investments (as defined by regulation) and that portion of land loans and non-residential construction loans in excess of an 80% loan-to-value ratio and reciprocal holdings of qualifying capital instruments. First Federal and Neodesha had no such exclusions from capital and assets at March 31, 1998.

       In determining the amount of risk-weighted assets, all assets, including certain off-balance sheet items, will be multiplied by a risk weight, ranging from 0% to 100%, based on the risk inherent in the type of asset. For example, the OTS has assigned a risk weight of 50% for prudently underwritten permanent one- to four-family first lien mortgage loans not more than 90 days delinquent and having a loan to value ratio of not more than 80% at origination unless insured to such ratio by an insurer approved by the FNMA or FHLMC.

       OTS regulations also require that every savings association with more than normal interest rate risk exposure to deduct from its total capital, for purposes of determining compliance with such requirement, an amount equal to 50% of its interest-rate risk exposure multiplied by the present value of its assets. This exposure is a measure of the potential decline in the net portfolio value of a savings association, greater than 2% of the present value of its assets, based upon a hypothetical 200 basis point increase or decrease in interest rates (whichever results in a greater decline). Net portfolio value is the present value of expected cash flows from assets, liabilities and off-balance sheet contracts. The rule will not become effective until the OTS evaluates the process by which savings associations may appeal an interest rate risk deduction determination. It is uncertain as to when this evaluation may be completed. Any savings association with less than $300 million in assets and a total capital ratio in excess of 12%, such as the Association and Neodesha, is exempt from this requirement unless the OTS determines otherwise.

       On March 31, 1998, First Federal had total risk-based capital of $10.4 million (including $9.8 million in core capital and $656,000 in qualifying supplementary capital) and risk-weighted assets of $57.5 million; or total capital of 18.17% of risk-weighted assets. This amount was $5.8 million above the 8% requirement in effect on that date.


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       On March 31, 1998,  Neodesha had total risk-based capital of $1.2 million
(including $1.1 million in core capital and $85,000 in qualifying supplementary capital) and risk-weighted assets of $7.0 million; or total capital of 17.3% of risk-weighted assets. This amount was $651,000 above the 8% requirement in effect on that date.

       The OTS and the FDIC are authorized and, under certain circumstances required, to take certain actions against savings associations that fail to meet their capital requirements. The OTS is generally required to take action to restrict the activities of an "undercapitalized association" (generally defined to be one with less than either a 4% core capital ratio, a 4% Tier 1 risked-based capital ratio or an 8% risk-based capital ratio). Any such association must submit a capital restoration plan and until such plan is approved by the OTS may not increase its assets, acquire another institution, establish a branch or engage in any new activities, and generally may not make capital distributions. The OTS is authorized to impose the additional restrictions that are applicable to significantly undercapitalized associations.

       As a condition to the approval of the capital restoration plan, any company controlling an undercapitalized association must agree that it will enter into a limited capital maintenance guarantee with respect to the institution's achievement of its capital requirements.

       Any savings association that fails to comply with its capital plan or is "significantly undercapitalized" (i.e., Tier 1 risk-based or core capital ratios of less than 3% or a risk-based capital ratio of less than 6%) must be made subject to one or more of additional specified actions and operating restrictions which may cover all aspects of its operations and include a forced merger or acquisition of the association. An association that becomes "critically undercapitalized" (i.e., a tangible capital ratio of 2% or less) is subject to further mandatory restrictions on its activities in addition to those applicable to significantly undercapitalized associations. In addition, the OTS must appoint a receiver (or conservator with the concurrence of the FDIC) for a savings association, with certain limited exceptions, within 90 days after it becomes critically undercapitalized. Any undercapitalized association is also subject to the general enforcement authority of the OTS and the FDIC, including the appointment of a conservator or receiver.

       The OTS is also generally authorized to reclassify an association into a lower capital category and impose the restrictions applicable to such category if the institution is engaged in unsafe or unsound practices or is in an unsafe or unsound condition.

       The imposition by the OTS or the FDIC of any of these measures on First Federal may have a substantial adverse effect on First Federal's operations and profitability and the value of the Company's common stock. Company shareholders do not have preemptive rights, and therefore, if the Company is directed by the OTS or the FDIC to issue additional shares of common stock, such issuance may result in the dilution in the percentage of ownership of the Company's shareholders.

       Limitations on Dividends and Other Capital Distributions. OTS regulations impose various restrictions on savings associations with respect to their ability to make distributions of capital, which include dividends, stock redemptions or repurchases, cash-out mergers and other transactions charged to the capital account. OTS regulations also prohibit a savings association from declaring or paying any dividends or from repurchasing any of its stock if, as a result, the regulatory capital of the association would be reduced below the amount required to be maintained for the liquidation account established in connection with its mutual to stock conversion.

       Generally, savings associations, such as First Federal and Neodesha, that before and after the proposed distribution meet their capital requirements, may make capital distributions during any calendar year equal to the greater of 100% of net income for the year-to-date plus 50% of the amount by which the lesser of the association's tangible, core or risk-based capital exceeds its capital requirement for such capital component, as measured at the beginning of the calendar year, or 75% of its net income for the most recent four quarter period. However, an association deemed to be in need of more than normal supervision by the OTS may have its dividend authority restricted by the OTS. The Company may be paid dividends in accordance with this general authority.

       Savings associations proposing to make any capital distribution need only submit written notice to the OTS 30 days prior to such distribution. Savings associations that do not, or would not meet their current minimum capital requirements following a proposed capital distribution, however, must obtain OTS approval prior to making such

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distribution.  The OTS may object to the distribution  during that 30-day period notice based on safety and soundness concerns. See "- Regulatory Capital Requirements."

       The OTS has proposed regulations that would revise the current capital distribution restrictions. Under the proposal a savings association may make a capital distribution without notice to the OTS (unless it is a subsidiary of a holding company) provided that it has a CAMEL 1 or 2 rating, is not of supervisory concern, and would remain adequately capitalized (as defined in the OTS prompt corrective action regulations) following the proposed distribution. Savings associations that would remain adequately capitalized following the proposed distribution but do not meet the other noted requirements must notify the OTS 30 days prior to declaring a capital distribution. The OTS stated it will generally regard as permissible that amount of capital distributions that do not exceed 50% of the institution's excess regulatory capital plus net income to date during the calendar year. A savings association may not make a capital distribution without prior approval of the OTS and the FDIC if it is undercapitalized before, or as a result of, such a distribution. As under the current rule, the OTS may object to a capital distribution if it would constitute an unsafe or unsound practice. No assurance may be given as to whether or in what form the regulations may be adopted.

       Liquidity. All savings associations, including First Federal and Neodesha, are required to maintain an average daily balance of liquid assets equal to a certain percentage of the sum of its average daily balance of net withdrawable deposit accounts and borrowings payable in one year or less. For a discussion of what the Association and Neodesha include in liquid assets, see "Management's Discussion and Analysis of Financial Condition and Results of Operations of the Company - Liquidity and Capital Resources." This liquid asset ratio requirement may vary from time to time (between 4% and 10%) depending upon economic conditions and savings flows of all savings associations. At the present time, the minimum liquid asset ratio is 4%. At March 31, 1998, First Federal and Neodesha were both in compliance with this requirement, with liquid asset ratios of 15.44% and 19.09%, respectively.

       Accounting. An OTS policy statement applicable to all savings associations clarifies and re-emphasizes that the investment activities of a savings association must be in compliance with approved and documented investment policies and strategies, and must be accounted for in accordance with generally accepted accounting principles ("GAAP"). Under the policy statement, management must support its classification of and accounting for loans and securities (i.e., whether held for investment, sale or trading) with appropriate documentation. First Federal and Neodesha are in compliance with these amended rules.

       OTS accounting regulations, which may be made more stringent than GAAP by the OTS, require that transactions be reported in a manner that best reflects their underlying economic substance and inherent risk and that financial reports must incorporate any other accounting regulations or orders prescribed by the OTS.

       Qualified Thrift Lender Test. All savings associations, including First Federal and Neodesha, are required to meet a qualified thrift lender ("QTL") test to avoid certain restrictions on their operations. This test requires a savings association to have at least 65% of its portfolio assets (as defined by regulation) in qualified thrift investments on a monthly average for nine out of every 12 months on a rolling basis. As an alternative, the savings association may maintain 60% of its assets in those assets specified in Section 7701(a)(19) of the Internal Revenue Code. Under either test, such assets primarily consist of residential housing related loans and investments. At March 31, 1998, First Federal and Neodesha met the test and have always met the test since its effectiveness. At March 31, 1998, First Federal's and Neodesha's QTL percentage was 89.8% and 91.6%, respectively.

       Any savings association that fails to meet the QTL test must convert to a national bank charter, unless it requalifies as a QTL and thereafter remains a QTL. If an association does not requalify and converts to a national bank charter, it must remain SAIF-insured until the FDIC permits it to transfer to the BIF. If such an association has not yet requalified or converted to a national bank, its new investments and activities are limited to those permissible for both a savings association and a national bank, and it is limited to national bank branching rights in its home state. In addition, the association is immediately ineligible to receive any new FHLB borrowings and is subject to national bank limits for payment of dividends. If such association has not requalified or converted to a national bank within three years after the failure, it must divest of all investments and cease all activities not permissible for a national bank. In addition, it must repay promptly any outstanding FHLB borrowings, which may result in prepayment penalties. If any association that fails the QTL test is controlled by a holding company, then within one year after the failure, the holding

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company  must  register  as a bank  holding  company  and become  subject to all restrictions on bank holding companies. See "- Holding Company Regulation."

       Community Reinvestment Act. Under the Community Reinvestment Act ("CRA"), every FDIC insured institution has a continuing and affirmative obligation consistent with safe and sound banking practices to help meet the credit needs of its entire community, including low and moderate income neighborhoods. The CRA does not establish specific lending requirements or programs for financial institutions nor does it limit an institution's discretion to develop the types of products and services that it believes are best suited to its particular community, consistent with the CRA. The CRA requires the OTS, in connection with the examination of First Federal and Neodesha, to assess the institution's record of meeting the credit needs of its community and to take such record into account in its evaluation of certain applications, such as a merger or the establishment of a branch, by First Federal and Neodesha. An unsatisfactory rating may be used as the basis for the denial of an application by the OTS.

       The federal banking agencies, including the OTS, have recently revised the CRA regulations and the methodology for determining an institution's compliance with the CRA. Due to the heightened attention being given to the CRA in the past few years, the Association and Neodesha may be required to devote additional funds for investment and lending in its local community. The Association was last examined for CRA compliance in September 1995 and received a rating of satisfactory. Neodesha was last examined for CRA compliance in April 1996 and received a rating of satisfactory.

       Transactions with Affiliates. Generally, transactions between a savings association or its subsidiaries and its affiliates are required to be on terms as favorable to the association as transactions with non-affiliates. In addition, certain of these transactions, such as loans to an affiliate, are restricted to a percentage of the association's capital. Affiliates of First Federal include the Company and any company which is under common control with First Federal. In addition, a savings association may not lend to any affiliate engaged in activities not permissible for a bank holding company or acquire the securities of most affiliates. First Federal's subsidiaries are not deemed affiliates; however, the OTS has the discretion to treat subsidiaries of savings associations as affiliates on a case by case basis.

       Certain transactions with directors, officers or controlling persons are also subject to conflict of interest regulations enforced by the OTS. These conflict of interest regulations and other statutes also impose restrictions on loans to such persons and their related interests. Among other things, such loans must be made on terms substantially the same as for loans to unaffiliated individuals.

       Holding Company Regulation. The Company is a unitary savings and loan holding company subject to regulatory oversight by the OTS. As such, the Company is required to register and file reports with the OTS and is subject to regulation and examination by the OTS. In addition, the OTS has enforcement authority over the Company and its non-savings association subsidiaries which also permits the OTS to restrict or prohibit activities that are determined to be a serious risk to the subsidiary savings association.

       As a unitary savings and loan holding company, the Company generally is not subject to activity restrictions. If the Company acquires control of another savings association as a separate subsidiary, it would become a multiple savings and loan holding company, and the activities of the Company and any of its subsidiaries (other than the Association or any other SAIF-insured savings association) would become subject to such restrictions, unless such other associations each qualify as a QTL and were acquired in a supervisory acquisition.

       If First Federal fails the QTL test, the Company must obtain the approval of the OTS prior to continuing after such failure, directly or through its other subsidiaries, any business activity other than those approved for multiple savings and loan holding companies or their subsidiaries. In addition, within one year of such failure the Company must register as, and will become subject to, the restrictions applicable to bank holding companies. The activities authorized for a bank holding company are more limited than are the activities authorized for a unitary or multiple savings and loan holding company. See "- Qualified Thrift Lender Test."

       The Company must obtain approval from the OTS before acquiring control of any other SAIF-insured association. Such acquisitions are generally prohibited if they result in a multiple savings and loan holding company controlling savings associations in more than one state. However, such interstate acquisitions are permitted based on specific state authorization or in a supervisory acquisition of a failing savings association.

       Federal Securities Law. The stock of the Company is registered with the SEC under the Exchange Act. The Company is subject to the information, proxy solicitation, insider trading restrictions and other requirements of the SEC under the Exchange Act.

       Company stock held by persons who are affiliates (generally officers, directors and principal stockholders) of the Company may not be resold without registration or unless sold in accordance with certain resale restrictions. If the Company meets specified current public information requirements, each affiliate of the Company is able to sell in the public market, without registration, a limited number of shares in any three-month period.

       Federal Reserve System. The Federal Reserve Board requires all depository institutions to maintain non-interest bearing reserves at specified levels against their transaction accounts (primarily checking, NOW and Super NOW checking accounts). At March 31, 1998, First Federal and Neodesha were in compliance with these reserve requirements. The balances maintained to meet the reserve requirements imposed by the Federal Reserve Board may be used to satisfy liquidity requirements that may be imposed by the OTS. See "- Liquidity."

       Savings associations are authorized to borrow from the Federal Reserve Bank "discount window," but Federal Reserve Board regulations require associations to exhaust other reasonable alternative sources of funds, including FHLB borrowings, before borrowing from the Federal Reserve Bank.

       Federal Home Loan Bank System. First Federal and Neodesha are members of the FHLB of Topeka, which is one of 12 regional FHLBs that administers the home financing credit function of savings associations. Each FHLB serves as a reserve or central bank for its members within its assigned region. It is funded primarily from proceeds derived from the sale of consolidated obligations of the FHLB System. It makes loans to members (i.e., advances) in accordance with policies and procedures, established by the board of directors of the FHLB, which are subject to the oversight of the Federal Housing Finance Board. All advances from the FHLB are required to be fully secured by sufficient collateral as determined by the FHLB. In addition, all long-term advances are required to provide funds for residential home financing.

       As members, First Federal and Neodesha are required to purchase and maintain stock in the FHLB of Topeka. At March 31, 1998, First Federal and Neodesha had $1.4 million and $140,000, respectively, in FHLB stock, which was in compliance with this requirement. In past years, First Federal and Neodesha have received substantial dividends on their FHLB stock. Over the past five fiscal years such dividends have averaged 6.56% and such dividends were 6.84% for fiscal year 1997.

       Under federal law, the FHLBs are required to provide funds for the resolution of troubled savings associations and to contribute to low- and moderately priced housing programs through direct loans or interest subsidies on advances targeted for community investment and low- and moderate-income housing projects. These contributions have affected adversely the level of FHLB dividends paid and could continue to do so in the future. These contributions could also have an adverse effect on the value of FHLB stock in the future. A reduction in value of FHLB stock may result in a corresponding reduction in capital.

       For the fiscal year ended September 30, 1997, dividends paid by the FHLB of Topeka to First Federal and Neodesha totaled $89,181 and $8,600, which constitute an $18,783 and $1,000 increase, respectively, over the amount of dividends received in fiscal year 1996.

       Federal Taxation. Savings associations such as the Association and Neodesha that met certain definitional tests relating to the composition of assets and other conditions prescribed by the Internal Revenue Code of 1986, as amended (the "Code"), were permitted to establish reserves for bad debts and to make annual additions thereto which could, within specified formula limits, be taken as a deduction in computing taxable income for federal income tax purposes for taxable years beginning prior to January 1, 1997. The amount of the bad debt reserve deduction for "non-qualifying loans" was computed under the experience method. The amount of the bad debt reserve deduction for "qualifying real property loans" (generally loans secured by improved real estate) could be computed under either the experience method or the percentage of taxable income method (based on an annual election).

       Under the experience method, the bad debt reserve deduction was an amount determined under a formula based generally upon the bad debts actually sustained by the savings association over a period of years.

       The percentage of specially computed taxable income that was used to compute a savings association's bad debt reserve deduction under the percentage of taxable income method (the "percentage bad debt deduction") was 8%. The percentage bad debt deduction thus computed was reduced by the amount permitted as a deduction for non-qualifying loans under the experience method. The availability of the percentage of taxable income method permitted qualifying savings associations to be taxed at a lower effective federal income tax rate than that applicable to corporations generally (approximately 31.3% assuming the maximum percentage bad debt deduction).

       Under the percentage of taxable income method, the percentage bad debt deduction could not exceed the amount necessary to increase the balance in the reserve for "qualifying real property loans" to an amount equal to 6% of such loans outstanding at the end of the taxable year or the greater of (i) the amount deductible under the experience method or (ii) the amount which when added to the bad debt deduction for "non-qualifying loans" equaled the amount by which 12% of the amount comprising savings accounts at year end exceeded the sum of surplus, undivided profits and reserves at the beginning of the year.

       In August 1996, legislation was enacted that repeals the above-described reserve method of accounting (including the percentage of taxable income method) used by many thrift institutions to calculate their bad debt reserve for federal income tax purposes. Thrift institutions with $500 million or less in assets may, however, continue to use the experience method. As a result, First Federal must recapture that portion of the reserve that exceeds the amount that could have been taken under the experience method for post-1987 tax years. Neodesha does not have an excess reserve subject to this provision and no recapture is required The legislation also requires thrifts to account for bad debts for federal income tax purposes on the same basis as commercial banks for tax years beginning after December 31, 1995. The recapture will occur over a six-year period commencing with the year ended September 30, 1997. The legislation also requires thrift institutions to account for bad debts for federal income tax purposes on the same basis as commercial banks for tax years beginning after December 31, 1995.

       In addition to the regular income tax, corporations, including savings associations such as the Association, generally are subject to a minimum tax. An alternative minimum tax is imposed at a minimum tax rate of 20% on alternative minimum taxable income, which is the sum of a corporation's regular taxable income (with certain adjustments) and tax preference items, less any available exemption. The alternative minimum tax is imposed to the extent it exceeds the corporation's regular income tax and net operating losses can offset no more than 90% of alternative minimum taxable income. For taxable years beginning after 1986 and before 1997, corporations, including savings associations such as First Federal and Neodesha, are also subject to an environmental tax equal to
 .12% of the excess of alternative minimum taxable income for the taxable year (determined without regard to net operating losses and the deduction for the environmental tax) over $2 million.

       To the extent earnings appropriated to a savings association's bad debt reserves for "qualifying real property loans" and deducted for federal income tax purposes exceed the allowable amount of such reserves computed under the experience method and to the extent of the association's supplemental reserves for losses on loans ("Excess"), such Excess may not, without adverse tax
consequences,   be  utilized  for  the  payment  of  cash   dividends  or  other
distributions to a shareholder (including distributions on redemption, dissolution or liquidation) or for any other purpose (except to absorb bad debt losses). As of September 30, 1997, the Association's and Neodesha's Excess for tax purposes totaled approximately $2.5 million and $47,000, respectively.

       The Company and the Association file consolidated federal income tax returns on a fiscal year basis using the accrual method of accounting. Thrift institutions, such as the Association, that file federal income tax returns as part of a consolidated group are required by applicable Treasury regulations to reduce their taxable income for purposes of computing the percentage bad debt deduction for losses attributable to activities of the non-savings association members of the consolidated group that are functionally related to the activities of the savings association member.

       Neither the Company nor Neodesha has been audited by the Internal Revenue Service for the last 10 years and both have federal income tax returns which are open and subject to audit for the years 1994 through 1996. In the opinion of their respective managements, any examination of still open returns would not result in a deficiency which could have a material adverse effect on the financial condition of the Company or Neodesha.

       Kansas Taxation. The Company and Association file separate Kansas income and Kansas privilege tax returns on a fiscal year basis using the accrual method of accounting.

       Kansas law permits savings and loan associations to deduct from net income, a reserve established for the sole purpose of meeting or absorbing losses, in the amount of five percent of such net income determined without the benefit of such deduction, or, in the alternative, a reasonable addition to a reserve for losses based on past experiences. The Kansas privilege tax is computed on the basis of 4.5% of taxable income, plus 2.25% of taxable income in excess of $25,000 for tax years commencing prior to January 1, 1998. For years commencing on or after January 1, 1998, the Kansas privilege tax is computed on the basis of 2.5% of taxable income, plus 2.25% of taxable income in excess of $25,000.

       Neither the Company nor Neodesha has been audited by the Kansas Department of Revenue for the last ten years and both have Kansas privilege tax returns which are open and subject to audit for the years 1994 through 1996. In the opinion of their respective managements, any examination of such open returns would not result in a deficiency which could have a material adverse effect on the financial condition of the Company or Neodesha.

         Delaware Taxation. As a Delaware holding company, the Company is exempted from Delaware corporate income tax but is required to file an annual report with and pay an annual fee to the State of Delaware. The Company is also subject to an annual franchise tax imposed by the State of Delaware.

       For additional information regarding taxation, see Note K of the Notes to the Consolidated Financial Statements of the Company and Note I of the Financial Statements of Neodesha.

                VOTING SECURITIES AND PRINCIPAL HOLDINGS THEREOF

       As of March 31, 1998, First Independence had 955,693 shares of Common Stock issued and outstanding. No persons other than those listed below are known by management to own beneficially more than 5% of the outstanding shares of the Company's Common Stock.

                                                                                         Shares                Percent
                                                                                      Beneficially               of
                               Beneficial Owner                                         Owned(1)                Class
                               ----------------                                         --------                -----
First Independence Corporation Employee Stock Ownership Plan
Myrtle and Sixth Streets
Independence, Kansas  67301                                                             101,832(2)              10.66
John Hancock Mutual Life Insurance Company
John Hancock Place
P.O. Box 111
Boston, Massachusetts  02117                                                             71,000(3)               7.43
Athena Capital Management, Inc.
621 E. Germantown Pike
Plymouth Valley, Pennsylvania 19401                                                      78,236(4)               8.19
Jeffrey Gendell
31 West 52nd Street
17th Floor
New York, New York 10019                                                                 97,800(7)              10.23
Larry G. Spencer
President, Chief Executive Officer and Director
901 Birdie Drive
Independence, Kansas  67301                                                              68,975(5)               7.00

Directors and executive officers as a group (10 persons)                                260,680(6)              24.60

-----------------------

(1)  Reflects a two-for-one stock split which occurred in fiscal 1997.

(2) The amount reported represents shares held by the Employee Stock Ownership Plan (the "ESOP"), 58,190 of which have been allocated to accounts of participants. First Bankers Trust Company, Quincy, Illinois, the trustee of the ESOP, may be deemed to beneficially own the shares held by the ESOP which have not been allocated to the accounts of participants.

(3) As reported by John Hancock Mutual Life Insurance Company ("John Hancock") and certain of John Hancock's subsidiaries, including John Hancock Advisors, Inc. ("JHA"), a registered investment adviser, and John Hancock Freedom Regional Bank Fund ("JHFRBF") in an amended Schedule 13G dated February 2, 1996. JHA reported sole voting and investment power with respect to the 35,500 shares held through JHFRBF.

(4) As reported by Athena Capital Management, Inc. in a Schedule 13G dated January 26, 1998. Athena Capital Management, Inc., a registered investment adviser, reported sole voting and investment power with respect to 836 shares of the Common Stock and shared voting and investment power with respect to 77,400 shares of the Common Stock.

(5) Includes 26,256 shares held directly, 600 shares held solely by Mr. Spencer's spouse, 600 shares held by minor children of Mr. Spencer, 3,492 shares awarded under the Company's Recognition and Retention Plan (the "RRP") which have not vested and over which shares Mr. Spencer has sole voting but no dispositive power, 8,933 shares allocated to Mr. Spencer's account under the ESOP and 29,094 shares subject to options granted to Mr. Spencer under the 1993 Stock Option and Incentive Plan (the "Stock Option Plan"), which are exercisable within 60 days of the date hereof.

(6) Includes shares held directly, as well as shares held jointly with family members, shares held in retirement accounts, held in a fiduciary capacity or by certain family members, with respect to which shares the listed individuals or group members may be deemed to have sole or shared voting and/or investment power. This amount includes the shares held by Larry G. Spencer and listed separately on this table. This amount also includes an aggregate of 103,844 shares subject to options granted under the Stock Option Plan, 26,868 shares allocated to the accounts of participants under the ESOP, as well as an aggregate of 7,860 shares awarded under the RRP to the group members which have not vested and over which such persons have sole voting but no dispositive power.

(7) As reported by Jeffrey L. Gendell, in a Schedule 13D dated January 9, 1998. Mr. Gendell serves as the Managing Member of Tontine Management, L.L.C. and Tontine Overseas Associates, LTD. The principal business of Tontine Management is serving as general partner to Tontine Financial Partners, L.P. and to Tontine Partners, L.P., an affiliated private investment limited partnership. Tontine Financial Partners, L.P. reported shared voting and investment power with respect to 72,800 shares of the Common Stock. Tontine Overseas Associates, L.L.C. reported shared voting and investment power with respect to 25,000 shares of the Common Stock.


                            MANAGEMENT OF THE COMPANY

General

         The Company's Board of Directors currently consists of seven members. Except for Directors Strecker and Smith, who have served on the Board since January 1994, each of the current directors of the Company has served in such capacity since its incorporation in June 1993. The Board is divided into three classes, each of which contains approximately one-third of the Board. Approximately one-third of the Board is elected annually. Directors of the Company are generally elected to serve for a three-year period or until their respective successors are elected and qualified.

                                                                                                            Shares of
                                                                                                             Common
                                                                                                  Term        Stock       Percent
                                                                                    Director       to      Beneficially      of
          Name             Age      Position(s) Held in the Company                 Since(1)     Expire      Owned(2)       Class
          ----             ---      -------------------------------                 --------     ------      --------       -----
William T. Newkirk II      41             Director                                     1992       2001       9,818(3)         (4)
Joseph M. Smith            52             Director                                     1993       2001       5,878(5)         (4)
Larry G. Spencer           50             President, Chief Executive Officer and
                                          Director                                     1993       2000      68,975(6)       6.85%
Harold L. Swearingen       60             Director                                     1992       2000       9,418(7)         (4)
Donald E. Aitken           71             Chairman of the Board                        1968       1999      28,818(8)       2.93
John T. Updegraff          70             Vice Chairman of the Board                   1979       1999      14,518(9)       1.48
Lavern W. Strecker         56             Director                                     1993       1999      6,118(10)         (4)

-------------
(1)  Includes service as a director of the Association.
(2) Reflects a two-for-one stock split which occurred in fiscal 1997. Amounts include shares held directly and jointly with family members, as well as shares which are held in retirement accounts, or held by certain members of the named individuals' families, or held by trusts of which the named individual is a trustee or substantial beneficiary, with respect to which shares the respective directors may be deemed to have sole or shared voting and/or investment power. Amounts also include 29,094 and 5,818 shares subject to options granted under the Stock Option Plan to Mr. Spencer and each non-employee director, respectively, (except Mr. Swearingen, who has 5,658 remaining options) which were exercisable within 60 days of the Record Date.
(3) Includes 4,000 shares held directly and 5,818 shares subject to options, as described in footnote 2.
(4)  Less than 1.0%.
(5) Includes 60 shares held jointly with Mr. Smith's spouse and 5,818 shares subject to options, as described in footnote 2.
(6) See footnote 7 under "Voting Securities and Certain Holders Thereof" for information regarding Mr. Spencer's stock ownership.
(7) Amount includes 3,360 shares held in a trust of which Mr. Swearingen is a trustee, 400 shares held by children of Mr. Swearingen and 5,658 shares subject to options, as described in footnote 2.
(8) Includes 5,360 shares held through an IRA, 13,060 shares held jointly with Mr. Aitken's spouse, 1,580 shares held by Mr. Aitken's spouse, 3,000 shares held by children of Mr. Aitken and 5,818 shares subject to options, as described in footnote 2.
(9) Includes 7,500 shares held through an IRA, 900 shares held jointly by Mr. and Mrs. Updegraff and certain family members, 300 shares held in custodial accounts for the benefit of Mr. Updegraff's grandchildren and 5,818 shares subject to options, as described in footnote 2.
(10) Represents 300 shares held in a trust, for the benefit of Mr. Strecker's wife, for which Mr. Strecker is a co-trustee, and 5,818 shares subject to options, as described in footnote 2.

         The principal occupation of each director of the Company is set forth below. All directors have held their present position for at least five years unless otherwise indicated.

         William T. Newkirk II. Mr. Newkirk is an insurance agent with the Newkirk, Dennis & Buckles Insurance Co. located in Independence, Kansas. Mr. Newkirk has been in the insurance business for 18 years.

         Joseph M. Smith. Mr. Smith is currently the County Extension Agent-Agriculture and Coordinator with the Montgomery County Extension Council. Mr. Smith has been employed by the Montgomery County Extension Council for the past 24 years.

         Larry G. Spencer. Mr. Spencer is President and Chief Executive Officer of the Company and the Association. Mr. Spencer has been employed by the Association since 1974 and has held a variety of positions including Executive Vice President. Mr. Spencer was promoted to his present position in 1990. Mr. Spencer received a degree in Business Administration from Pittsburgh State University and served in the U.S. Army for three years. He has served on the board of the Chamber of Commerce, Main Street, the Independence Community College Endowment Association and the Community Chest and is presently a member of the board of Junior Achievement, Hartland Community Bankers, USD#446 Endowment Association, Independence Food Bank and Independence Industries. He is also a member of the Rotary Club.

         Harold L. Swearingen. Prior to his retirement in 1992, Mr. Swearingen was employed as a telecommunications manager by ARCO Pipe Line Company, Independence, Kansas. Mr. Swearingen had been employed by Atlantic Richfield Co. and its subsidiaries since 1960. He is a graduate of Kansas State University (Manhattan). Mr. Swearingen is a member of the Institute of Electrical and Electronic Engineers.

         Donald E. Aitken. Mr. Aitken is currently retired. Prior to his retirement in 1996, he was the manager of City Publishing Co., Inc., a publishing company located in Independence, Kansas, a position he had held for 29 years.

         John T. Updegraff. Mr. Updegraff is currently retired. Prior to his retirement in 1990, Mr. Updegraff was Vice President and Senior Counsel for ARCO Pipe Line Company, a wholly owned subsidiary of Atlantic Richfield Company, located in Independence, Kansas, a position he had held for 15 years.

         Lavern W. Strecker. Mr. Strecker is currently retired. Prior to his retirement in 1992, Mr. Strecker was employed by ARCO Pipe Line Company for 26 years with his last position being Manager of Accounting and Control.

Meetings and Committees of the Board of Directors

         Meetings and Committees of the Company. Meetings of the Company's Board of Directors are generally held on a quarterly basis. The Board of Directors met five times during fiscal 1997. During fiscal 1997, no incumbent director of the Company attended fewer than 75% of the aggregate of the total number of Board meetings and the total number of meetings held by the committees of the Board of Directors on which he served.

         The Board of Directors of the Company has standing Executive, Audit and Compensation Committees.

         The Executive Committee is comprised of Chairman Aitken and Directors Strecker and Updegraff, with Director Newkirk serving as an alternate. The Executive Committee meets on an as needed basis and exercises the power of the Board of Directors between Board meetings to the extent permitted by Delaware law. This committee did not meet during fiscal 1997.

         The Audit Committee recommends independent auditors to the Board, reviews the results of the auditors' services, reviews with management and the internal auditors the systems of internal control and internal audit reports and assures that the books and records of the Company are kept in accordance with applicable accounting principles and standards. The members of the Audit Committee are Chairman Aitken and Directors Strecker and Updegraff. During the fiscal year ended September 30, 1997, this committee did not meet; however, the entire Board of Directors performed its function during fiscal 1997.

         The Compensation Committee is composed of Chairman Aitken and Directors Strecker and Updegraff. This Committee is responsible for administering the Stock Option Plan and RRP and also reviews compensation and benefit matters. This committee did not meet during the fiscal year ended September 30, 1997.

         The entire Board of Directors acts as a nominating committee for selecting nominees for election as directors. While the Board of Directors of the Company will consider nominees recommended by stockholders, the Board has not actively solicited such nominations. Pursuant to the Company's Bylaws, nominations by stockholders must be delivered in writing to the Secretary of the Company at least 30 days before the date of the Meeting.

         Meetings and Committees of the Association. The Association's Board of Directors meets monthly and may have additional special meetings upon the written request of the Chairman of the Board or at least three directors. The Board of Directors met 13 times during the fiscal year ended September 30, 1997. During fiscal 1997, no incumbent director of the Association attended fewer than 75% of the aggregate of the total number of Board meetings and the total number of meetings held by the committees of the Board of Directors on which he served.

         The Association has standing Executive, Investment/Interest Rate Risk, Loan and Asset Review Committees.

         The Association's Executive Committee exercises the powers of the full Board of Directors between board meetings, except that this committee does not have the authority of the board to amend the charter or bylaws, adopt a plan of merger, consolidation, dissolution, or provide for the disposition of all or substantially all of the property and assets of the Association. The Executive Committee also serves as the Association's Audit Committee and selects the Association's independent accountants and meets with the accountants to discuss the scope and to review the results of the annual audit. The Executive Committee is composed of Chairman Aitken and Directors Strecker and Updegraff, with Director Newkirk serving as an alternate. The Executive Committee met two times during the fiscal year ended September 30, 1997.

         The Investment/Interest Rate Risk Committee is comprised of Director Spencer, Senior Vice President and Senior Loan Officer Gary L. Overfield and Vice President and Chief Financial Officer James B. Mitchell. The Investment Committee is responsible for the formulation of the Association's strategy and monitoring its investment performance and implementation of the Association's interest rate risk management strategy. This committee met four times during fiscal 1997.

         The Loan Committee is composed of Director Spencer, Mr. Overfield, Vice President and Asset Manager Jim L. Clubine and Vice President Gregg S. Webster. This committee meets weekly to evaluate and approve all loan applications. During fiscal 1997, this committee met 52 times.

         The Asset Review Committee is comprised of Director Spencer, Messrs. Overfield, Clubine and Webster and Ms. Lori L. Kelley, an Assistant Vice President of the Association. This committee identifies and reviews the Association's problem assets. This committee met four times during fiscal 1997.

Director Compensation

         The Company's directors are not paid fees for their service in such capacity. Directors of the Association are paid a fee of $500 per month plus $500 per special Association Board meeting and $300 per Association Executive Committee meeting attended. With the exception of the Association's Executive Committee, no fee is paid for membership on the Association's committees.

Executive Officers of the Company

         The following table sets forth certain information with respect to each of the executive officers of the Company.


      NAME               AGE(1)               POSITION(S) HELD
      ----               ------               ----------------
Larry G. Spencer          50        President and Chief Executive Officer
Gary L. Overfield         46        Senior Vice President and Secretary
James B. Mitchell         43        Vice President and Chief Financial Officer

----------------
(1)  At March 31, 1998.


Executive Officers of the Association

         The following table sets forth certain information with respect to each of the executive officers of the Association.


      NAME          AGE(1)                  POSITION(S) HELD
      ----          ------                  ----------------
Larry G. Spencer      50    President and Chief Executive Officer and Director
Gary L. Overfield     46    Senior Vice President, and Secretary and Chief
                            Loan Officer
Jim L. Clubine        45    Vice President and Asset Manager
James B. Mitchell     43    Vice President and Chief Financial Officer
----------------
(1)  At March 31, 1998.


         Larry G. Spencer. Mr. Spencer is President and Chief Executive Officer of the Association. Mr. Spencer has been employed by First Federal since 1974 and has held a variety of positions including Executive Vice President. Mr. Spencer was promoted to his present position in 1990. Mr. Spencer received a degree in Business Administration from Pittsburgh State University and served in the U.S. Army for three years. He has served on the board of the Chamber of Commerce, Main Street, the Independence Community College Endowment Association and the Community Chest and is presently a member of the board of Junior Achievement, Heartland Community Bankers, USD #446 Endowment Association, Independence Food Bank, and Independence Industries. He is also a member of the Rotary Club.

         Gary L. Overfield. Mr. Overfield is Senior Vice President, Secretary and Chief Loan Officer of the Association, a position he has held since 1990.
Mr. Overfield has been employed by First Federal since 1976 and has held a variety of positions including Vice President and Loan Officer from 1985 to 1990. Mr. Overfield is a graduate of Pittsburgh State University. He is currently licensed by the State of Kansas as a Life and Accident and Health Insurance agent. He was a member of the Board of Directors and previous Secretary of the Independence Rotary Club, a youth coach for the Independence Recreation Commission, previous Treasurer for the local chapter of Duck's Unlimited, and previous Director and Treasurer for the Independence Chamber of Commerce.

         Jim L. Clubine. Mr. Clubine is Vice President and Asset Manager, a position he has held since 1990. Prior to joining First Federal, he was employed as Branch Manager by MidAmerica Federal of Parsons, Kansas from 1979 to 1990. Mr. Clubine is a member of Independence Chamber of Commerce (Ambassador Club), Mercy Hospital Foundation Fund Raising Committee, Eisenhower Site Council team, Chairman of the Airport Advisory Board, Carnival Chairman for Neewolah, and a member of the Rotary Club and served on the board of the Chamber of Commerce, Community Chest and Junior Achievement. He was a Previous Chairman of the March of Dimes. Mr. Clubine is a graduate of Kansas State University.

         James B. Mitchell. Mr. Mitchell is Vice President and Chief Financial Officer of the Association, a position he has held since March 1992. Prior to joining First Federal, he was employed by Eureka Savings Bank, Eureka,

Kansas, in the capacity of Strategic Asset Manager from 1988 to 1991 and Chief Financial Officer from 1991 to 1992. From 1976 to 1988, Mr. Mitchell was Chief Financial Officer for Peoples Savings and Loan, Parsons, Kansas. Mr. Mitchell has an accounting degree from Pittsburgh State University.

Executive Compensation

         The Company has not paid any compensation to its executive officers since its formation. The Company does not presently anticipate paying any compensation to such persons until it becomes actively involved in the operation or acquisition of businesses other than the Association.

         The following table sets forth information regarding compensation paid by the Company and the Association to their Chief Executive Officer for services rendered during the fiscal year ended September 30, 1997. No other executive officer made $100,000 or more during the fiscal year ended September 30, 1997.


======================================================================================================================
                                              SUMMARY COMPENSATION TABLE
======================================================================================================================
                                                                            Long-Term Compensation
                                                                            ----------------------
                         Annual Compensation(1)                                       Awards
----------------------------------------------------------------------------------------------------------------------
                                                                            Restricted
                                                                              Stock        Options/      All Other
                                                     Salary      Bonus       Award(s)        SARs       Compensation
       Name and Principal Position         Year      ($)(2)       ($)          ($)            (#)           ($)
----------------------------------------------------------------------------------------------------------------------
Larry G. Spencer, President and Chief      1997     $99,837      $9,184          $  ---         ---       $11,119(3)
   Executive Officer                       1996      89,434       8,919             ---         ---        11,185
                                           1995      83,542       9,593             ---         ---        11,643
======================================================================================================================

-----------------------
(1) Pursuant to Securities and Exchange Commission rules, perquisites equal to the lesser of either $50,000 or 10% of salary and bonus are excluded from the table above.
(2) Includes directors' fees of $5,575, $4,800 and $5,400 during fiscal 1997, 1996 and 1995, respectively.
(3) Includes the dollar value of 2,141 shares allocated to Mr. Spencer's account under the ESOP and excess group life insurance premiums of $414 paid by the Association.

      No stock appreciation rights ("SARs") were granted during fiscal 1997. The following table sets forth certain information concerning the number and value of unexercised stock options held by the Company's Chief Executive Officer at September 30, 1997. No options were exercised during fiscal 1997.


====================================================================================================================
                   AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FY-END OPTION/SAR VALUES
--------------------------------------------------------------------------------------------------------------------
                                                           Number of Securities             Value of Unexercised
                                                          Underlying Unexercised         In-the-Money Options/SARs
                                                        Options/SARs at FY-End (#)            at FY-End ($)(1)
                                                       -------------------------------------------------------------
                     Shares Acquired      Value
        Name         on Exercise (#)   Realized ($)    Exercisable    Unexercisable     Exercisable    Unexercisable
--------------------------------------------------------------------------------------------------------------------
Larry G. Spencer           N/A             N/A            29,094           N/A            $276,393          N/A
====================================================================================================================

--------------------

(1) Represents the aggregate market value (market price of the Common Stock less the exercise price) of the option granted based upon the average of the bid and asked prices of $14.50 per share of the Common Stock on September 30, 1997.

Employment Agreements

      The Association has entered into employment agreements with Mr. Spencer and two other executive officers. The employment agreements are designed to assist the Association in maintaining a stable and competent management team upon which the continued success of the Association depends. These agreements were filed with, and approved by, the Office of Thrift Supervision ("OTS") as part of the Association's application for conversion from mutual to stock form. The employment agreements provide for annual base salary in an amount not less than the employee's current salary and an initial term of three years. Each agreement provides for extensions of one year, in addition to the then-remaining term under the agreement, on each anniversary of the effective date of the agreement, subject to a formal performance evaluation performed by disinterested members of the Board of Directors of the Association. The agreements provide for termination upon the employee's death, for cause or in certain events specified by OTS regulations. The employment agreements are also terminable by the employee upon 90 days' notice to the Association.

      The employment agreements provide for payment to the employee of his salary for the remainder of the term of the agreement, plus up to 299% of the employee's base compensation, in the event there is a "change in control" of the Association where employment terminates involuntarily in connection with such change in control or within twelve months thereafter. This termination payment is subject to reduction by the amount of all other compensation to the employee deemed for purposes of the Internal Revenue Code of 1986, as amended (the "Code") to be contingent on a "change in control," and may not exceed three times the employee's average annual compensation over the most recent five year period or be non-deductible by the Association for federal income tax purposes. For the purposes of the employment agreements, a "change in control" is defined as any event which would require the filing of an application for acquisition of control or notice of change in control pursuant to 12 C.F.R. ss. 574.3 or 574.4. Such events are generally triggered prior to the acquisition or control of 10% of the Common Stock. The agreements also guarantee participation in an equitable manner in employee benefits applicable to executive personnel.

Certain Transactions

      The Association has followed a policy of granting consumer loans and loans secured by the borrower's personal residence to officers, directors and employees. Loans to employees, executive officers and directors are made in the ordinary course of business and on the same terms and conditions, including interest rates and collateral, as those of comparable transactions prevailing at the time with other persons, in accordance with the Association's underwriting guidelines, and do not involve more than the normal risk of collectibility or present other unfavorable features, which is consistent with current federal requirements. Loans to executive officers and directors must be approved by a majority of the disinterested directors and loans to other officers and employees must be approved by the Association's loan committee.

                             MANAGEMENT OF NEODESHA

Directors and Executive Officers of Neodesha

      Prior to the Conversion, the direction and control of Neodesha, as a mutual savings institution, was vested in its Board of Directors. Upon conversion of Neodesha to stock form, each of the directors of Neodesha will continue to serve as a director until consummation of the acquisition. The Board of Directors of Neodesha currently consists of six members. Each director of Neodesha has served as such at least since 1990. The directors serve three-year staggered terms so that approximately one-third of the directors are elected at each annual meeting of members.

      The following table sets forth certain information regarding the directors of Neodesha.

                                                                                            Director          Term
           Name                  Position(s) Held With Neodesha             Age(1)           Since           Expires
--------------------------------------------------------------------------------------------------------------------
JoVonnah Boecker           Chairman of the Board                              50              1990            1999
Patrick Porter             Director                                           58              1982            2001
Loren Peck                 Director                                           69              1979            2000
Jerry Webster              Director                                           59              1983            1999
Doug Buckles               Director                                           46              1988            2001
Richard Stewart            Director                                           57              1976            2000

------------
(1)   At December 31, 1997


      The business experience of each director for at least the past five years is set forth below.

         JoVonnah Boecker. Ms. Boecker is the City Clerk of Neodesha, a position she has held for approximately 18 years.

         Patrick Porter. Mr. Porter is a pharmacist and owner of the Porter Drug Store located in Neodesha, Kansas.

         Loren Peck. Mr. Peck is a semi-retired associate of the Loran Fawcett Funeral Home located in Neodesha, Kansas. Mr. Peck has been affiliated with the funeral home for more than 35 years.

         Jerry Webster. Mr. Webster is a retired superintendent of the Neodesha school system.

         Doug Buckles. Mr. Buckles is an insurance agent and owner of an insurance agency located in Neodesha, Kansas. He is also a partner with the Newkirk, Dennis Buckles Insurance Agency of Independence, Kansas.

         Richard Stewart. Mr. Stewart is the former owner of a lumber yard located in Neodesha, Kansas. Currently, he is employed with Woods Lumber of Independence, Kansas.

Meetings and Committees of Board of Directors

         Neodesha. Neodesha's Board of Directors meets on a monthly basis. The Board of Directors met 12 times during the fiscal year ended September 30, 1997. During fiscal 1997, no director of Neodesha attended fewer than 75% of the aggregate of the total number of Board meetings and the total number of meetings held by the committees of the Board of Directors on which he served.

         Neodesha has standing Executive, Loan and Asset Liability Committees.

         The Executive Committee provides oversight of Board-related matters in-between regularly scheduled Board Meetings. The Executive Committee is comprised of the entire Board of Directors. This committee met approximately 40 times during calendar 1998.

      The Loan Committee is comprised of the entire Board of Directors, and approves all real estate loans and consumer loans. This committee met 40 times during fiscal 1998.

      The Asset Liability Committee is comprised of the entire Board of Directors. This committee met 6 times during fiscal 1998.

Director Compensation

      Directors of Neodesha are paid $75 per board meeting. Directors do not receive any additional compensation for committee meetings attended.

Executive Officers who are not Directors

         Franklin C. Miller, age 52. Mr. Miller has been President of Neodesha since 1986. In his capacity as President, Mr. Miller oversees the day-to-day operations of Neodesha.

         Diane K. Holmquist, age 48. Ms. Holmquist is currently serving as Vice President and Secretary of Neodesha, a position she has held since 1984. In her capacity as such, she is primarily responsible for real estate lending.

Executive Compensation

      The following table sets forth information concerning the compensation accrued for services in all capacities to Neodesha for the fiscal year ended September 30, 1997 for the President. No executive officer's aggregate annual compensation (salary plus bonus) exceeded $100,000 in fiscal 1997.


====================================================================================================================================
                                                    Summary Compensation Table
------------------------------------------------------------------------------------------------------------------------------------
                                                                                            Long Term
                                               Annual Compensation (1)                 Compensation Awards
                                      ----------------------------------------------------------------------------------------------
                                                                                                                      All Other
                                                                   Other Annual      Restricted Stock    Options/   Compensation
Name and Principal Position   Year    Salary ($)      Bonus ($)    Compensation ($)      Award ($)       SARs (#)        ($)
------------------------------------------------------------------------------------------------------------------------------------
Frank Miller, President       1997     49,169           4,097          6,085              N/A               N/A         ---
====================================================================================================================================

--------------

(1) In accordance with the transitional provisions applicable to the revised rules on executive officer and director compensation disclosure adopted by the SEC, as informally interpreted by the SEC's Staff, Summary Compensation information is excluded for the fiscal years ended September 30, 1996 and 1995.

Employment Agreement

         The Plan provides for a three year employment agreement between the Association and Mr. Miller. The employment agreement provides for annual base salary in an amount not less than the employee's current salary and a term of three years. The agreement provides, among other things, for participation in an equitable manner in employee benefits available to Association employees at equivalent levels. In addition, the contract provides Mr. Miller with the use of a car during the term of the agreement. The agreement also provides for termination upon the employee's death, for cause or in certain events specified by OTS regulation. The employment agreement is also terminable by the employee upon 90 days' notice to the Association.

         The employment agreement provides for payment to the employee of his salary for the remainder of the term of the agreement, plus up to 299% of the employee's base compensation, in the event there is a "change in control" of the Association where employment terminates involuntarily in connection with such change in control or within twelve months thereafter. This termination payment is subject to reduction by the amount of all other compensation to the employee deemed for purposes of the Internal Revenue Code of 1986, as amended (the "Code") to be contingent on a "change in control," and may not exceed three times the employee's average annual compensation over the most recent five year period or be non-deductible by the Association for federal income tax purposes. For the purposes of the employment agreements, a "change in control" is defined as any event which would require the filing of an application for acquisition of control or notice of change in control pursuant to 12 C.F.R. ss. 574.3 or 574.4. Such events are generally triggered prior to the acquisition or control of 10% of the Common Stock. The agreements also guarantee participation in a equitable manner in employee benefits applicable to executive personnel. See also "The Merger Conversion -- Business Purposes."

Benefit Plans

         Neodesha currently provides insurance benefits to its employees, including health insurance, subject to certain deductibles and copayments.

Certain Transactions

         Neodesha follows a policy of granting its loans to its directors, officers and employees. The loans to executive officers and directors are made in the ordinary course of business and on the same terms and conditions as those of comparable transactions prevailing at the time, in accordance with Neodesha's underwriting guidelines and do not involve more than the normal risk of collectibility or present other unfavorable terms. Loans to all directors and executive officers and their associates, including outstanding balances and commitments totaled $46,000 at March 31, 1998, which was 4.1% of Neodesha's retained earnings at that date. At March 31, 1998, there were no loans to any single director, executive officer or their affiliates made at preferential rates or terms which in the aggregate exceeded $60,000 during the three years ended March 31, 1998.


                   RESTRICTIONS ON ACQUISITIONS OF THE COMPANY

         As discussed below, federal and Delaware law and the Company's certificate of incorporation include certain provisions to protect the interests of the Company and its stockholders from hostile takeovers which the Board of Directors of the Company believe would not be in the best interests of the Company, the Association or the Company's stockholders. The following description of certain of these provisions is general and not necessarily complete, with respect to provisions contained in the Company's certificate of incorporation and bylaws. Reference should be made in each case to the document in question, each of which is part of Neodesha's and the Company's application to the OTS and the Company's Registration Statement filed with the SEC. See "Additional Information."

Provisions of the Company's Certificate of Incorporation and Bylaws

         Directors. Certain provisions of the Company's certificate of incorporation and bylaws may impede changes in majority control of the Board of Directors. The Company's certificate of incorporation provides that the Board of Directors of the Company will be divided into three classes, with directors in each class elected for three-year staggered terms. Thus, it would take two annual elections to replace a majority of the Company's Board. The certificate of incorporation provides that any vacancy occurring in the Board of Directors, including a vacancy created by an increase in the number of directors, shall be filled for the remainder of the unexpired term by a majority vote of the directors then in office. Finally, the bylaws impose certain notice and information requirements in connection with the nomination by stockholders of candidates for election to the Board of Directors or the proposal by stockholders of business to be acted upon at an annual meeting of stockholders.

         The certificate of incorporation provides that a director may only be removed for cause by the affirmative vote of a majority of the directors then in office and the affirmative vote of 80% of the shares eligible to vote at a duly constituted meeting of the stockholders called for that purpose.

         Restrictions on Call of Special Meetings. The certificate of incorporation of the Company provides that a special meeting of stockholders may be called at any time but only by the chairman of the board, the president or a majority of the directors then in office. Stockholders are not authorized to call a special meeting.

         Absence  of   Cumulative   Voting.   The   Company's   certificate   of
incorporation does not provide for cumulative voting rights in the election of directors.

         Authorization of Preferred Stock. The certificate of incorporation of the Company authorizes 500,000 shares of serial preferred stock, par value $.01 per share. The Company is authorized to issue preferred stock from time to time in one or more series subject to applicable provisions of law, and the Board of Directors is authorized to fix the designations, powers, preferences and relative participating, optional and other special rights of such shares, including voting rights (which could be multiple or as a separate class) and conversion rights. In the event of a proposed merger, tender offer or other attempt to gain control of the Company that the Board of Directors does not approve, it might be possible for the Board of Directors to authorize the issuance of a series of preferred stock with rights and preferences that would impede the completion of such a transaction. If the Company issued any preferred stock which disparately reduced the voting rights of the Common Stock within the meaning of Rule 19c-4 under the Exchange Act, the Company Common Stock could be required to be delisted from the Nasdaq System. An effect of the possible issuance of preferred stock, therefore, may be to deter a future takeover attempt. The Board of Directors has no present plans or understandings for the issuance of any preferred stock and does not intend to issue any preferred stock except on terms which the Board of Directors deems to be in the best interests of the Company and its stockholders.

         Limitation on Voting Rights. The certificate of incorporation of the Company provides that in no event shall any record owner of any outstanding Common Stock which is beneficially owned, directly or indirectly, by a person who beneficially owns in excess of 10% of the then outstanding shares of Common Stock (the "Limit"), be entitled or permitted to any vote in respect of the shares held in excess of the Limit. This limitation would not inhibit any person from soliciting (or voting) proxies from other beneficial owners for more than 10% of the Common Stock or from voting such proxies. Beneficial ownership is to be determined pursuant to Rule 13d-3 of the General Rules and Regulations of the Exchange Act, and in any event includes shares beneficially owned by any affiliate of such person, shares which such person or his affiliates (as defined in the certificate of incorporation) have the right to acquire upon the exercise of conversion rights or options and shares as to which such person and his affiliates have or share investment or voting power but shall not include shares beneficially owned by directors, officers and employees of the Association or the Company. This provision will be enforced by the Board of Directors to limit the voting rights of persons beneficially owning more than 10% of the stock and thus could be utilized in a proxy contest or other solicitation to defeat a proposal that is desired by a majority of the stockholders.

         Procedures for Certain Business Combinations. The Company's certificate of incorporation requires that certain business combinations between the Company (or any majority-owned subsidiary thereof) and a 10% or more stockholder either
(i) be approved by at least 80% of the total number of outstanding voting shares of the Company or (ii) approved by a majority of the continuing Board of Directors (i.e., persons serving prior to the 10% stockholder becoming such) or
(iii) involve consideration per share generally equal to that paid by such 10% stockholder when the block of stock was acquired.

         Amendment to Certificate of Incorporation and Bylaws. Amendments to the Company's certificate of incorporation must be approved by a two-thirds vote of the Company's Board of Directors and also by a majority of the outstanding shares of the Company's voting stock, provided, however, that approval by 80% of the outstanding voting stock is generally required for certain provisions (i.e., provisions relating to number, classification, election and removal of directors; amendment of bylaws; call of special stockholder meetings; offers to acquire and acquisitions of control; certain business combinations; stockholder action without a meeting; and amendments to provisions relating to the foregoing in the certificate of incorporation).

         The bylaws of the Company may be amended by either a majority vote of the Board of Directors or at least 80% of the total votes eligible to be voted at a duly constituted meeting of stockholders.

         Purpose and Takeover Defensive Effects of the Company's Certificate of Incorporation and Bylaws. The Board of Directors of the Company believes that the provisions described above are prudent and reduce the Company's vulnerability to takeover attempts and certain other transactions which have not been negotiated with and approved by its Board of Directors. The Board of Directors believes these provisions are in the best interest of the Company and its stockholders. In the judgment of the Board of Directors, the Company's Board will be in the best position to determine the true value of the Company and to negotiate more effectively for what may be in the best interests of its stockholders. Accordingly, the Board of Directors believes that it is in the best interests of the Company and its stockholders to encourage potential acquirors to negotiate directly with the Board of Directors of the Company and that these provisions will encourage such negotiations and discourage hostile takeover attempts. It is also the view of the Board of Directors that these provisions should not discourage persons from proposing a merger or other transaction at prices reflective of the true value of the Company and which is in the best interests of all stockholders.

         Attempts to take over financial institutions and their holding companies have recently become increasingly common. Takeover attempts which have not been negotiated with and approved by the Board of Directors present to stockholders the risk of a takeover on terms which may be less favorable than might otherwise be available. A transaction which is negotiated and approved by the Board of Directors, on the other hand, can be carefully planned and undertaken at an opportune time in order to obtain maximum value for the Company and its stockholders, with due consideration given to matters such as the management and business of the acquiring corporation and maximum strategic development of the Company's assets.

         An unsolicited takeover proposal can seriously disrupt the business and management of a corporation and cause it great expense. Although a tender offer or other takeover attempt may be made at a price substantially above then current market prices, such offers are sometimes made for less than all of the outstanding shares of a target company. As a result, stockholders may be presented with the alternative of partially liquidating their investment at a time that may be disadvantageous, or retaining their investment in an enterprise which is under different management and whose objectives may not be similar to those of the remaining stockholders. The concentration of control, which could result from a tender offer or other takeover attempt, could also deprive the Company's remaining stockholders of the benefits of certain protective provisions of the Exchange Act, if the number of beneficial owners becomes less than the 300 required for Exchange Act registration.

         Despite the belief of the Company as to the benefits to stockholders of these provisions of the Company's certificate of incorporation and bylaws, these provisions may also have the effect of discouraging a future takeover attempt which would not be approved by the Company's Board, but pursuant to which stockholders may receive a substantial premium for their shares over then current market prices. As a result, stockholders who might desire to participate in such a transaction may not have any opportunity to do so. Such provisions will also render the removal of the Company's Board of Directors and of management more difficult. The Board will enforce the voting limitation provisions of the charter in proxy solicitations and accordingly could utilize these provisions to defeat proposals that are favored by a majority of the stockholders. The Boards of Directors of the Company, however, have concluded that the potential benefits outweigh the possible disadvantages.

         Pursuant to applicable law, at any annual or special meeting of its stockholders, the Company may adopt additional charter provisions regarding the acquisition of its equity securities that would be permitted to a Delaware corporation. The Company does not presently intend to propose the adoption of further restrictions on the acquisition of the Company's equity securities.

Other Restrictions on Acquisitions of Stock

         Delaware Anti-Takeover Statute. The Delaware General Corporation Law (the "DGCL") provides that buyers who acquire more than 15% of the outstanding stock of a Delaware corporation, such as the Company, are prohibited from completing a hostile takeover of such corporation for three years. However, the takeover can be completed if (i) the buyer, while acquiring the 15% interest, acquires at least 85% of the corporation's outstanding stock (the 85% requirement excludes shares held by directors who are also officers and certain shares held under employee stock plans), or (ii) the takeover is approved by the target corporation's board of directors and two-thirds of the shares of outstanding stock of the corporation (excluding shares held by the bidder).

         However, these provisions of the DGCL do not apply to Delaware corporations with less than 2,000 stockholders or which do not have voting stock listed on a national exchange or listed for quotation with a registered national securities association. The Company is currently listed on the Nasdaq Stock Market.

         Federal Regulation. A federal regulation prohibits any person prior to the completion of a merger conversion from transferring, or entering into any agreement or understanding to transfer, the legal or beneficial ownership of the subscription rights issued under a plan of merger conversion or the stock to be issued upon their exercise. This regulation also prohibits any person prior to the completion of a merger conversion from offering, or making an announcement of an offer or intent to make an offer, to purchase such subscription rights or stock.

         Federal law provides that no company, "directly or indirectly or acting in concert with one or more persons, or through one or more subsidiaries, or through one or more transactions," may acquire "control" of a savings association at any time without the prior approval of the OTS. In addition, federal regulations require that, prior to obtaining control of a savings association, a person, other than a company, must give 60 days' prior notice to the OTS and have received no OTS objection to such acquisition of control. Any company that acquires such control becomes a "savings and loan holding company" subject to registration, examination and regulation as a savings and loan holding company. Under federal law (as well as the regulations referred to below) the term "savings association" includes state and federally chartered SAIF-insured institutions and federally chartered savings banks whose accounts are insured by the FDIC's BIF and holding companies thereof.

         Control, as defined under federal law, in general means ownership, control of or holding irrevocable proxies representing more than 25% of any class of voting stock, control in any manner of the election of a majority of a savings association's directors, or a determination by the OTS that the acquiror has the power to direct, or directly or indirectly to exercise a controlling influence over, the management or policies of the institution. Acquisition of more than 10% of any class of a savings association's voting stock, if the acquiror also is subject to any one of eight "control factors," constitutes a rebuttable determination of control under the OTS regulations. Such control factors include the acquiror being one of the two largest stockholders. The determination of control may be rebutted by submission to the OTS, prior to the acquisition of stock or the occurrence of any other circumstances giving rise to such determination, of a statement setting forth facts and circumstances which would support a finding that no control relationship will exist and containing certain undertakings. The OTS regulations provide that persons or companies which acquire beneficial ownership exceeding 10% or more of any class of a savings association's stock must file with the OTS a certification that the holder is not in control of such institution, is not subject to a rebuttable determination of control and will take no action which would result in a determination or rebuttable determination of control without prior notice to or approval of the OTS, as applicable.

                          DESCRIPTION OF CAPITAL STOCK

         The 3,000,000 shares of capital stock authorized by the Company certificate of incorporation are divided into two classes consisting of 2,500,000 shares of common stock (par value $.01 per share) and 500,000 shares of serial preferred stock (par value $.01 per share).

         Each share of the common stock has the same relative rights and is identical in all respects with each other share of the common stock. The common stock of the Company represents non-withdrawable capital, is not of an insurable type and is not insured by the SAIF.

         Under Delaware law, the holders of the common stock possess exclusive voting power in the Company. Each stockholder is entitled to one vote for each share held on all matters voted upon by stockholders. If the Company issues preferred stock subsequent to the Merger Conversion, holders of the preferred stock may also possess voting rights.

         In the unlikely event of the liquidation or dissolution of the Company, the holders of the common stock will be entitled to receive -- after payment or provision for payment of all debts and liabilities of the Company (including all deposits in the Resulting Institution and accrued interest thereon) -- all assets of the Company available for distribution, in cash or in kind. See "The Merger Conversion - Effects on Depositors and Borrowers of Neodesha - Liquidation Rights." If preferred stock is issued subsequent to the Merger Conversion, the holders thereof may have a priority over the holders of common stock in the event of liquidation or dissolution.

         Holders of the common stock are not entitled to preemptive rights with respect to any shares which may be issued. The common stock is not subject to call for redemption, and, upon receipt by the Company of the full purchase price therefor, each share of the common stock will be validly issued, fully paid and nonassessable.

         The Board of Directors of the Company is authorized to issue preferred stock in series and to fix and state the voting powers, designations, preferences and relative, participating, optional or other special rights of the shares of each such series and the qualifications, limitations and restrictions thereof. Preferred stock may rank prior to the common stock as to dividend rights, liquidation preferences, or both, and may have full or limited voting rights. The holders of preferred stock may be entitled to vote as a separate class or series under certain circumstances, regardless of any other voting rights which such holders may have.

         Except as discussed above, the Company has no present plans for the issuance of the additional authorized shares of common stock or for the issuance of any shares of preferred stock. In the future, the authorized but unissued and unreserved shares of common stock will be available for general corporate purposes, including but not limited to possible issuance as stock dividends or stock splits, in future mergers or acquisitions, in a future underwritten or other public offering, or under an employee stock ownership plan. The authorized but unissued shares of preferred stock will similarly be available for issuance in future mergers or acquisitions, in a future underwritten public offering or private placement or for other general corporate purposes. Except as described above or as otherwise required to approve the transaction in which the additional authorized shares of common stock or authorized shares of preferred stock would be issued, no stockholder approval will be required for the issuance of these shares. Accordingly, the Board of Directors of the Company, without stockholder approval, can issue preferred stock with voting and conversion rights which could adversely affect the voting power of the holders of common stock.

         As of May 4, 1998, the Company had 957,319 shares of issued and outstanding capital stock. The Company's Common Stock is quoted on the Nasdaq SmallCap Market under the symbol "FFSL." See "Common Stock Prices and Dividends."

         See "Restrictions on Acquisitions of Stock and Related Takeover Defensive Provisions - Provisions of the Company's Certificate of Incorporation and Bylaws" for a description of certain provisions of the Company's certificate of incorporation and bylaws which may affect the ability of the Company's stockholders to participate in certain transactions relating to acquisitions of control of the Company. Also, see "Common Stock Prices and Dividends" for a description of certain matters relating to the possible future payment of dividends on the Company's common stock.

         The Company's stock transfer agent and registrar is Registrar and Transfer Company, Cranford, New Jersey.


                                 LEGAL OPINIONS

         The validity of the issuance of the Common Stock and the federal income tax consequences of the Merger Conversion will be passed upon for Neodesha and the Company by the firm of Silver, Freedman & Taff, L.L.P. (a limited liability partnership including professional corporations), 7th Floor, East Tower, 1100 New York Avenue, N.W., Washington, D.C. Matters of Kansas tax law will be passed upon for the Company by Grant Thornton, LLP, 100 N. Broadway, Suite 800, Wichita, Kansas. Silver, Freedman & Taff, L.L.P. and Grant Thornton, LLP, have consented to the references herein to their opinions. Trident has been represented in the Merger Conversion by Elias, Matz, Tiernan & Herrick, 734 15th Street, N.W., Washington, D.C.


                                     EXPERTS

         The Consolidated Financial Statements of the Company and the Financial statements of Neodesha as of September 30, 1997 and 1996 and for each of the years in the two year period ended September 30, 1997 included in this Prospectus have been audited by Grant Thornton, LLP, independent auditors, as indicated in their reports which are included herein, and have been so included in reliance upon such reports, given upon their authority as experts in accounting and auditing.

         Ferguson has consented to the inclusion herein of the summary of its letter to Neodesha setting forth its opinion as to the estimated pro forma market value of Neodesha as converted and to the reference to its opinion that subscription rights received by Eligible Account Holders, Supplemental Eligible Account Holders and other eligible subscribers do not have any economic value.


                             ADDITIONAL INFORMATION

         The Company has filed with the SEC a Registration Statement under the Securities Act with respect to the Common Stock offered hereby. As permitted by the rules and regulations of the SEC, this Prospectus does not contain all the information set forth in the Registration Statement. However, the prospectus does contain a description of the material provisions of the documents contained therein. Such information can be examined without charge at the public reference facilities of the SEC located at 450 Fifth Street, NW, Washington, DC 20549, and copies of such material can be obtained from the SEC at prescribed rates. In addition, the SEC maintains a Web site. The address of the SEC's Web site is "http://www.sec.gov." The statements contained herein as to the contents of any contract or other document filed as an exhibit to the Registration Statement are, of necessity, brief descriptions thereof which describe only the material provisions of such documents; each such statement is qualified by reference to such contract or document.

         Neodesha has filed an Application for Approval of Merger Conversion with the OTS with respect to the Merger Conversion. Pursuant to the rules and regulations of the OTS, this Prospectus omits certain information contained in that application. The application may be examined at the principal offices of the OTS, 1700 G Street, N.W., Washington, D.C. 20552, at the Midwest Regional Office of the OTS, 122 W. John Carpenter Freeway, Suite 600, Irving, Texas 75039, without charge.

         The Common Stock is registered with the SEC under Section 12(g) of the Exchange Act. The Company is subject to the informational requirements of the Exchange Act in accordance therewith files reports and other information with the SEC. The holders of the Company's Common Stock are and will continue to be subject to the reporting requirements and restrictions on stock purchases and sales by directors, officers and greater than 10% stockholders and certain other requirements of the Exchange Act. Under the Plan, the Company has undertaken that it will not terminate such registration for a period of at least three years following the Merger Conversion.

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


Board of Directors
First Independence Corporation and Subsidiary

We have audited the accompanying consolidated balance sheets of First Independence Corporation and Subsidiary as of September 30, 1997 and 1996, and the related consolidated statements of earnings, stockholders' equity and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of First Independence Corporation and Subsidiary as of September 30, 1997 and 1996, and the consolidated results of their operations and their consolidated cash flows for the years then ended in conformity with generally accepted accounting principles.




Wichita, Kansas
October 24, 1997

                  First Independence Corporation and Subsidiary

                           CONSOLIDATED BALANCE SHEETS


                                     ASSETS

                                                                         September 30,
                                                     March 31,    ---------------------------
                                                       1998           1997           1996
                                                   ------------   ------------   ------------
                                                    (Unaudited)
Cash and due from banks .......................... $    869,625   $    961,350   $    753,134
Federal funds sold ...............................    5,300,000      1,600,000        400,000
Other interest-bearing deposits ..................      207,117        589,877        610,295
                                                   ------------   ------------   ------------
    Cash and cash equivalents ....................    6,376,742      3,151,227      1,763,429

Investment securities held to maturity
  (estimated fair value $4,960,950 at March 31,
  1998; $2,996,300 at September 30, 1997;
  $1,970,980 at September 30, 1996) ..............    5,000,000      3,000,000      2,000,000
Investment securities available for sale .........    3,346,443      4,311,406      5,235,073
Mortgage-backed securities held to maturity
  (estimated fair value $21,093,661 at March 31,
  1998; $23,748,569 at September 30, 1997;
  $27,873,630 at September 30, 1996) .............   20,902,199     23,527,689     28,039,314
Mortgage-backed securities available for sale ....           --        471,618        659,207
Loans receivable .................................   85,263,856     74,558,783     67,682,920
Premises and equipment ...........................    1,307,769      1,297,500        910,813
Federal Home Loan Bank stock, at cost ............    1,422,800      1,368,900      1,239,500
Accrued interest receivable ......................      736,675        712,298        667,920
Real estate acquired through foreclosure .........       15,320         12,131         11,845
Deferred income taxes ............................           --             --        173,904
Other ............................................      122,179        111,107        155,304
                                                   ------------   ------------   ------------
                                                   $124,493,983   $112,522,659   $108,539,229
                                                   ============   ============   ============

The accompanying notes are an integral part of these statements.

                      LIABILITIES AND STOCKHOLDERS' EQUITY

                                                                         September 30,
                                                     March 31,    ---------------------------
                                                       1998           1997           1996
                                                   ------------   ------------   ------------
                                                    (Unaudited)
Deposits ......................................... $ 84,171,855   $ 76,229,176   $ 69,356,422
Advances from borrowers for taxes and
  insurance ......................................      733,076        693,069        678,072
Checks issued in excess of cash items ............      280,881             --        492,627
Deferred income taxes ............................       85,815         34,048             --
Advances from Federal Home Loan Bank .............   27,300,000     23,700,000     24,300,000
Accrued expenses and other .......................      368,649        337,085        709,599
                                                   ------------   ------------   ------------
      Total liabilities ..........................  112,940,276    100,993,378     95,536,720

Stockholders' equity
  Preferred stock, $.01 par value, 500,000 shares
    authorized; none issued ......................           --             --             --
  Common stock, $.01 par value, 2,500,000 shares
    authorized; 1,498,392 shares issued in 1998
    and 1997 and 749,196 shares issued in 1996 ...       14,984         14,984          7,492
  Additional paid-in capital .....................    7,188,447      7,122,744      7,053,143
  Retained earnings--substantially restricted ....    9,689,322      9,441,054      8,960,098
  Unrealized gain (loss) on securities available
    for sale, net of related taxes ...............       19,955         15,112        (11,293)
  Required contributions for shares acquired by
    Employee Stock Ownership Plan (ESOP) .........     (181,843)      (218,212)      (290,949)
  Unearned stock compensation--recognition and
    retention plan (RRP) .........................      (21,812)       (43,634)       (87,278)
  Treasury stock, 542,699 shares at March 31,
    1998, 520,059 shares at September 30, 1997
    and 331,550 shares at September 30, 1996--
    at cost ......................................   (5,155,346)    (4,802,767)    (2,628,704)
                                                   ------------   ------------   ------------
      Total stockholders' equity .................   11,553,707     11,529,281     13,002,509
                                                   ------------   ------------   ------------
                                                   $124,493,983   $112,522,659   $108,539,229
                                                   ============   ============   ============

                  First Independence Corporation and Subsidiary

                       CONSOLIDATED STATEMENTS OF EARNINGS


                                                Six months ended            Year ended
                                                    March 31               September 30,
                                            -----------------------   -----------------------
                                               1998         1997         1997         1996
                                            ----------   ----------   ----------   ----------
                                                  (Unaudited)
Interest income
  Loans .................................   $3,332,484   $2,778,864   $5,684,053   $5,189,361
  Mortgage-backed securities ............      728,843      884,811    1,726,754    1,929,927
  Investment securities .................      199,976      234,081      513,223      478,990
  Interest-bearing deposits and other ...      115,505       72,161      145,016      174,825
                                            ----------   ----------   ----------   ----------
    Total interest income ...............    4,376,808    3,969,917    8,069,046    7,773,103

Interest expense
  Deposits ..............................    1,944,157    1,781,023    3,659,320    3,581,799
  Borrowed funds ........................      735,448      706,940    1,399,263    1,087,249
                                            ----------   ----------   ----------   ----------
    Total interest expense ..............    2,679,605    2,487,963    5,058,583    4,669,048
                                            ----------   ----------   ----------   ----------

Net interest income .....................    1,697,203    1,481,954    3,010,463    3,104,055

Other income
  Service charges .......................       75,976       83,445      199,459      178,949
  Real estate operations ................       (1,003)       1,412       34,179       94,199
  Other .................................       38,049       21,021       46,795       58,292
  Gain on sale of investment securities .           --           --           --      250,945
                                            ----------   ----------   ----------   ----------
                                               113,022      105,878      280,433      582,385

General, administrative and other expense
  Employee compensation and benefits ....      659,977      600,983    1,239,516    1,093,509
  Occupancy and equipment ...............      117,677       73,435      167,944      131,172
  Data processing fees ..................       90,177       75,364      150,896      138,659
  Federal deposit insurance premiums ....       23,831       42,216       65,626      591,677
  Other operating .......................      255,236      258,145      487,516      429,304
                                            ----------   ----------   ----------   ----------
                                             1,146,898    1,050,143    2,111,498    2,384,321
                                            ----------   ----------   ----------   ----------
Earnings before income taxes ............      663,327      537,689    1,179,398    1,302,119
Income tax expense ......................      288,091      205,415      467,718      486,826
                                            ----------   ----------   ----------   ----------
    NET EARNINGS ........................   $  375,236   $  332,274   $  711,680   $  815,293
                                            ==========   ==========   ==========   ==========
Earnings per share
  Basic .................................         $.41         $.33         $.73         $.72
  Diluted ...............................          .38          .31          .68          .68

The accompanying notes are an integral part of these statements.

                  First Independence Corporation and Subsidiary

                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                 Six months ended March 31, 1998 (unaudited) and
                     years ended September 30, 1997 and 1996

                                                                      Unrealized
                                                                         gain     Required
                                                                       (loss) on   contri-     Unearned
                                                                      securities   butions      stock
                                               Additional              available  for shares   compen-
                                       Common    paid-in    Retained   for sale,   acquired     sation     Treasury
                                       stock     capital    earnings      net      by ESOP      --RRP        stock         Total
                                      -------  ----------  ----------  ---------  ---------   ---------   -----------   -----------
Balance at October 1, 1995 .......... $ 7,492  $6,998,314  $8,358,681  $ 176,580  $(363,686)  $(130,922)  $(1,446,524)  $13,599,935
Net earnings for the year ended
  September 30, 1996 ................      --          --     815,293         --         --          --            --       815,293
Cash dividends of $.188 per share ...      --          --    (213,876)        --         --          --            --      (213,876)
Common stock options exercised ......      --      (5,250)         --         --         --          --        25,250        20,000
Depreciation of securities available
  for sale ..........................      --          --          --   (187,873)        --          --            --      (187,873)
ESOP loan repayments ................      --          --          --         --     72,737          --            --        72,737
Fair value adjustment on ESOP
  shares committed for release ......      --      60,079          --         --         --          --            --        60,079
Amortization of unearned stock
  compensation ......................      --          --          --         --         --      43,644            --        43,644
Purchase of 125,846 shares of
  treasury stock ....................      --          --          --         --         --          --    (1,207,430)   (1,207,430)
                                      -------  ----------  ----------  ---------  ---------   ---------   -----------   -----------
Balance at September 30, 1996 .......   7,492   7,053,143   8,960,098    (11,293)  (290,949)    (87,278)   (2,628,704)   13,002,509

Net earnings for the year ended
  September 30, 1997 ................      --          --     711,680         --         --          --            --       711,680
Cash dividends of $.238 per share ...      --          --    (230,724)        --         --          --            --      (230,724)
Common stock options exercised ......      --     (12,499)         --         --         --          --        59,769        47,270
Appreciation of securities available
  for sale ..........................      --          --          --     26,405         --          --            --        26,405
ESOP loan repayments ................      --          --          --         --     72,737          --            --        72,737
Fair value adjustment on ESOP
  shares committed for release ......      --      89,592          --         --         --          --            --        89,592
Amortization of unearned stock
  compensation ......................      --          --          --         --         --      43,644            --        43,644
Purchase of 197,963 shares of
  treasury stock ....................      --          --          --         --         --          --    (2,233,832)   (2,233,832)
Two-for-one stock split .............   7,492      (7,492)         --         --         --          --            --            --
                                      -------  ----------  ----------  ---------  ---------   ---------   -----------   -----------
Balance at September 30, 1997 .......  14,984   7,122,744   9,441,054     15,112   (218,212)    (43,634)   (4,802,767)   11,529,281

                  First Independence Corporation and Subsidiary

                 Six months ended March 31, 1998 (unaudited) and
                     years ended September 30, 1997 and 1996

                                                                      Unrealized
                                                                         gain     Required
                                                                       (loss) on   contri-     Unearned
                                                                      securities   butions      stock
                                               Additional              available  for shares   compen-
                                       Common    paid-in    Retained   for sale,   acquired     sation     Treasury
                                       stock     capital    earnings      net      by ESOP      --RRP        stock         Total
                                      -------  ----------  ----------  ---------  ---------   ---------   -----------   -----------
Net earnings for the six months
  ended March 31, 1998 (unaudited) .. $    --  $       --  $  375,236  $      --  $      --   $      --   $        --   $   375,236
Cash dividends of $.1375 per share ..      --          --    (126,968)        --         --          --            --      (126,968)
Common stock options exercised ......      --      (2,558)         --         --         --          --        11,858         9,300
Appreciation of securities available
  for sale ..........................      --          --          --      4,843         --          --            --         4,843
ESOP loan repayments ................      --          --          --         --     36,369          --            --        36,369
Fair value adjustment on ESOP
  shares committed for release ......      --      68,261          --         --         --          --            --        68,261
Amortization of unearned stock
  compensation ......................      --          --          --         --         --      21,822            --        21,822
Purchase of 24,500 shares of
  treasury stock ....................      --          --          --         --         --          --      (364,437)     (364,437)
                                      -------  ----------  ----------  ---------  ---------   ---------   -----------   -----------
Balance at March 31, 1998
  (unaudited) ....................... $14,984  $7,188,447  $9,689,322  $  19,955  $(181,843)  $ (21,812)  $(5,155,346)  $11,553,707
                                      =======  ==========  ==========  =========  =========   =========   ===========   ===========


The accompanying notes are an integral part of these statements.

                  First Independence Corporation and Subsidiary

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                           Six months ended               Year ended
                                                               March 31,                 September 30,
                                                       -------------------------   -------------------------
                                                           1998          1997          1997          1996
                                                       -----------   -----------   -----------   -----------
                                                              (Unaudited)

Cash flows from operating activities
  Net earnings ......................................  $   375,236   $   332,274   $   711,680   $   815,293
  Adjustments to reconcile net earnings to net cash
    provided by operating activities
      Depreciation ..................................       52,893        37,406        84,077        55,895
      Amortization of premiums and discounts on
        investments and mortgage-backed securities ..       37,309        65,717        88,993       106,967
      Gain on sale of investment securities .........           --            --            --      (250,945)
      Amortization of deferred loan origination fees       (74,853)      (30,784)      (60,988)      (64,119)
      Amortization of expense related to employee
        benefit plans ...............................      126,452        97,286       205,973       176,460
      Gain on sale of real estate acquired
        through foreclosure .........................       (2,499)         (436)      (41,216)     (111,956)
      Deferred income taxes .........................       48,807        15,809       191,768       (38,769)
      Other .........................................           --            --           229         3,402
      Increase (decrease) in cash due to changes in
        Accrued interest receivable .................      (24,377)       (4,796)      (44,378)      (49,482)
        Other assets ................................      (67,281)       39,357        22,957        (4,829)
        Accrued expenses and other liabilities ......      (51,343)     (547,535)     (369,995)      503,251
        Income taxes payable ........................      139,268       140,820        50,864      (123,286)
                                                       -----------   -----------   -----------   -----------
          Net cash provided by operating activities .      559,612       145,118       839,964     1,017,882

Cash flows from investing activities
  Proceeds from sale of available for sale securities           --            --            --       263,145
  Proceeds from maturities and repayment of
    securities
      Available for sale ............................    1,466,371     2,075,706     2,188,741     3,167,307
      Held to maturity ..............................    5,576,007     3,074,425     6,412,465     5,236,916
  Purchase of securities
      Available for sale ............................      (63,705)   (1,097,163)   (1,154,129)   (2,217,489)
      Held to maturity ..............................   (5,000,000)   (2,000,000)   (3,000,000)   (5,790,535)
  Net increase in loans .............................  (10,631,244)   (2,566,948)   (6,830,223)   (7,215,690)
  Capital expenditures ..............................      (63,162)     (407,445)     (470,993)     (308,867)
  Proceeds from sale of real estate acquired
    through foreclosure .............................          174        10,194        24,136        37,669
  Other .............................................           --            --            --         2,219
                                                       -----------   -----------   -----------   -----------
          Net cash used in investing activities .....   (8,715,559)     (911,231)   (2,830,003)   (6,825,325)

                  First Independence Corporation and Subsidiary

                                                           Six months ended               Year ended
                                                               March 31,                 September 30,
                                                       -------------------------   -------------------------
                                                           1998          1997          1997          1996
                                                       -----------   -----------   -----------   -----------
                                                              (Unaudited)

Cash flows from financing activities
  Net increase in deposits ..........................  $ 7,942,679   $ 4,784,477   $ 6,872,754   $ 1,429,794
  Net increase (decrease) in advances from
    borrowers for taxes and insurance ...............       40,007        (3,998)       14,996      (564,868)
  Net increase (decrease) in checks issued in
    excess of cash items ............................      280,881      (267,374)     (492,627)      492,627
  Advances from Federal Home Loan Bank ..............   15,500,000     9,800,000    17,500,000    20,900,000
  Repayment of Federal Home Loan Bank advances ......  (11,900,000)  (11,600,000)  (18,100,000)  (15,400,000)
  Cash dividends paid ...............................     (126,968)     (112,683)     (230,724)     (213,876)
  Purchase of treasury stock ........................     (364,437)   (1,860,978)   (2,233,832)   (1,207,430)
  Stock options exercised ...........................        9,300        38,180        47,270        20,000
                                                       -----------   -----------   -----------   -----------
    Net cash provided by financing activities .......   11,381,462       777,624     3,377,837     5,456,247
                                                       -----------   -----------   -----------   -----------
Net increase (decrease) in cash and
  cash equivalents ..................................    3,225,515        11,511     1,387,798      (351,196)
Cash and cash equivalents at beginning of period ....    3,151,227     1,763,429     1,763,429     2,114,625
                                                       -----------   -----------   -----------   -----------
Cash and cash equivalents at end of period ..........  $ 6,376,742   $ 1,774,940   $ 3,151,227   $ 1,763,429
                                                       ===========   ===========   ===========   ===========
Supplemental disclosures of cash flow information
  Cash paid during the period for
    Income taxes ....................................  $   148,823   $    64,595   $   225,086   $   648,881
    Interest ........................................    2,642,896     2,480,221     4,935,024     4,669,113

  Noncash investing and financing activities
    Transfer from loans to real estate acquired
      through foreclosure ...........................       56,574         8,781        88,772        11,845
    Issuance of loans receivable in connection
      with the sale of real estate acquired
      through foreclosure ...........................       55,550            --        51,600        45,000

The accompanying notes are an integral part of these statements.

                  First Independence Corporation and Subsidiary

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                     March 31, 1998 and 1997 (unaudited) and
                           September 30, 1997 and 1996


NOTE A -- SUMMARY OF ACCOUNTING POLICIES

First Independence Corporation (the "Corporation") is a savings and loan holding company whose activities are primarily limited to holding the stock of First Federal Savings and Loan Association of Independence (the "Association"). Future references to the Corporation or the Association are utilized herein as the context requires. The Association conducts a general banking business in southeastern Kansas which consists of attracting deposits from the general public and applying those funds to the origination of loans for residential, consumer and nonresidential purposes and the purchase of investment and mortgage-backed securities. The Association's profitability is significantly dependent on net interest income, which is the difference between interest income generated from interest-earning assets (i.e., loans and investments) and the interest expense paid on interest-bearing liabilities (i.e., customer deposits and borrowed funds). Net interest income is affected by the relative amount of interest-earning assets and interest-bearing liabilities and the interest received or paid on these balances. The level of interest rates paid or received by the Association can be significantly influenced by a number of environmental factors, such as governmental monetary policy, that are outside of management's control.

The consolidated financial information presented herein has been prepared in accordance with generally accepted accounting principles (GAAP) and general accounting practices within the financial services industry. In preparing consolidated financial statements in accordance with GAAP, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the reporting period. Actual results could differ from such estimates.

The financial statements as of March 31, 1998, and for the six-month periods ended March 31, 1998 and 1997 are unaudited. In the opinion of management, all adjustments, consisting only of normal recurring accruals, necessary for a fair presentation of financial position and results of operations have been made.

The following is a summary of the Corporation's significant accounting policies which have been consistently applied in the preparation of the accompanying consolidated financial statements.

1.   Principles of consolidation
     ---------------------------

The consolidated financial statements include the accounts of First Independence Corporation and its wholly-owned subsidiary, First Federal Savings and Loan Association of Independence. All significant intercompany balances and transactions have been eliminated.

                  First Independence Corporation and Subsidiary

                     March 31, 1998 and 1997 (unaudited) and
                           September 30, 1997 and 1996


NOTE A -- SUMMARY OF ACCOUNTING POLICIES -- Continued


2.   Cash equivalents
     ----------------

For purposes of reporting cash flows, cash and cash equivalents include cash, due from banks, federal funds sold and other overnight deposits.


3.   Investment securities and mortgage-backed securities
     ----------------------------------------------------

Investment securities and mortgage-backed securities are classified in three categories and accounted for as follows: (a) debt securities that the Corporation has the positive intent and ability to hold to maturity are classified as held-to-maturity securities and reported at amortized cost, (b) debt and equity securities that are bought and held principally for the purpose of selling them in the near term are classified as trading securities and reported at fair value, with unrealized gains and losses included in earnings and (c) debt and equity securities not classified as either held-to-maturity securities or trading securities are classified as available for sale securities and reported at fair value, with unrealized gains and losses excluded from earnings and reported in a separate component of stockholders' equity.

Premiums and discounts on investment securities are amortized to operations over the term of the security using the level yield method. Premiums and discounts on mortgage-backed securities are amortized and accreted to operations using the level yield method over the estimated life of the underlying loans collateralizing the securities. Gains and losses on the sale of securities designated as available for sale are recorded using the specific identification method.


4.   Loans receivable
     ----------------

Loans receivable that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off are reported at their outstanding principal balance, adjusted for any charge-offs, the allowance for loan losses, unearned discounts and net deferred loan origination fees.

The allowance for loan losses is increased by charges to operations and decreased by charge-offs (net of recoveries). Management's periodic evaluation of the adequacy of the allowance is based on the Association's past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower's ability to repay, estimated value of any underlying collateral and current economic conditions.

                  First Independence Corporation and Subsidiary

                     March 31, 1998 and 1997 (unaudited) and
                           September 30, 1997 and 1996


NOTE A -- SUMMARY OF ACCOUNTING POLICIES -- Continued


Specific reserves are established for any impaired nonresidential loan for which the recorded investment in the loan exceeds the measured value of the loan. Loans subject to impairment valuation are defined as nonaccrual loans or any other loan where it is probable that all amounts due according to the contractual terms will not be collected, exclusive of smaller balance homogenous loans such as home equity, consumer and 1-4 family residential real estate loans. The values of loans subject to impairment valuation are determined based on the present value of expected future cash flows, the market price of the loans, or the fair values of the underlying collateral if the loan is collateral dependent.

Uncollectible interest on loans that are contractually past due is charged off or an allowance is established based on management's periodic evaluation. The allowance is established by a charge to interest income equal to all interest previously accrued. Income is subsequently recognized only to the extent cash payments are received until, in management's judgment, the borrower's ability to make periodic interest and principal payments is back to normal, in which case the loan is returned to accrual status. If the collection of principal in whole or in part is in doubt, all payments received on nonaccrual loans are credited to principal until such doubt is eliminated.


5.   Loan origination fees and related costs
     ---------------------------------------

Loan origination fees received, net of certain direct origination costs are deferred on a loan-by-loan basis and amortized to interest income using the interest method, giving effect to actual loan prepayments. Loan origination costs are considered to be direct costs attributable to originating a loan.


6.   Real estate acquired through foreclosure
     ----------------------------------------

Real estate properties acquired through, or in lieu of, loan foreclosure are to be sold and are initially recorded at fair value at the date of foreclosure establishing a new cost basis. After foreclosure, valuations are periodically performed by management and the real estate is carried at the lower of carrying amount or fair value less cost to sell. Revenue and expenses from operations and changes in the valuation allowance are included in real estate operations.


7.   Premises and equipment
     ----------------------

Premises and equipment are carried at cost less accumulated depreciation. Depreciation is included in occupancy and equipment expense and is provided by the straight-line method over the following estimated useful lives:

                                                              Years
                                                              -----
     Building ...........................................      8-50
     Furniture, fixtures and equipment ..................      5-20
     Automobiles ........................................         5

                  First Independence Corporation and Subsidiary

                     March 31, 1998 and 1997 (unaudited) and
                           September 30, 1997 and 1996


NOTE A -- SUMMARY OF ACCOUNTING POLICIES -- Continued


The costs of maintenance and repairs are charged to operations as incurred. The costs of significant additions, renewals and betterments to depreciable properties are capitalized and depreciated over the remaining or extended estimated useful lives of the properties. Gains and losses on disposition of property and equipment are included in operations.


8.   Employee stock ownership plan
     -----------------------------

The Corporation sponsors a leveraged employee stock ownership plan (ESOP). The ESOP holds company stock which serves as collateral for the ESOP debt. As shares are released from collateral, the Corporation reports compensation expense equal to the current market price of the shares, and the shares become outstanding for earnings-per-share ("EPS") computations. Dividends on released and allocated ESOP shares are recorded as a reduction of retained earnings; dividends on unallocated ESOP shares are recorded as compensation cost.


9.   Stock-based compensation
     ------------------------

The Company uses the intrinsic value based method of accounting for stock options. Under the intrinsic method, compensation cost for stock options is measured as the excess, if any, of the quoted market price of the Company's stock over the excise price at the measurement date.


10.  Income taxes
     ------------

First Independence Corporation and its subsidiary file a consolidated federal income tax return. Deferred tax assets and liabilities are determined based on the differences between the financial accounting and tax basis of assets and liabilities. Deferred tax assets or liabilities at the end of each period are determined using the currently enacted tax rate expected to apply to taxable income in the periods in which the deferred tax asset or liability is expected to be settled or realized.


11.  Earnings per share
     ------------------

Basic earnings per share is computed by dividing net earnings by the weighted average number of common shares outstanding during the periods.

                  First Independence Corporation and Subsidiary

                     March 31, 1998 and 1997 (unaudited) and
                           September 30, 1997 and 1996


NOTE A -- SUMMARY OF ACCOUNTING POLICIES -- Continued


Diluted earnings per share is computed by dividing net earnings by the weighted average number of common shares outstanding during the period plus the common share equivalents related to outstanding stock options. Weighted average common shares outstanding and diluted shares deemed outstanding were as follows:

                                       Six months ended         Year ended
                                           March 31,           September 30,
                                     -------------------   ---------------------
                                       1998       1997        1997        1996
                                     -------   ---------   ---------   ---------
                                         (Unaudited)
Weighted average common
  shares outstanding .............   924,407   1,014,119     980,858   1,136,610
Common share equivalents related
  to outstanding stock options ...    71,193      63,819      70,658      54,762
                                     -------   ---------   ---------   ---------
Adjusted weighted average common
  shares deemed to be outstanding    995,600   1,077,938   1,051,516   1,191,372
                                     =======   =========   =========   =========

Common shares outstanding exclude unallocated and uncommitted shares held by the ESOP trust.


12.  Common stock split
     ------------------

On December 18, 1996, the Corporation's Board of Directors announced a two-for-one stock split effected in the form of a stock dividend to stockholders of record as of January 10, 1997. All references in the financial statements to number of shares, per share amounts and market prices of the Corporation's common stock have been retroactively restated to reflect the increased number of common shares outstanding.


NOTE B -- INVESTMENT SECURITIES

The amortized cost, gross unrealized gains, gross unrealized losses and estimated fair value of investment securities are as follows:

                                          March 31, 1998 (unaudited)
                               -------------------------------------------------
                                               Gross        Gross      Estimated
                                Amortized   unrealized   unrealized      fair
    Held to maturity              cost         gains       losses        value
    ----------------           ----------   ----------   ----------   ----------
U.S. Government agency
  obligations ................ $5,000,000     $    --      $39,050    $4,960,950
                               ==========     =======      =======    ==========
    Available for sale
    ------------------
Intermediate term liquidity
  portfolio .................. $  336,823     $   621      $    --    $  337,444
U.S. Government agency
  obligations ................  2,977,435      31,564           --     3,008,999
                               ----------     -------      -------    ----------
                               $3,314,258     $32,185      $    --    $3,346,443
                               ==========     =======      =======    ==========

                  First Independence Corporation and Subsidiary

                     March 31, 1998 and 1997 (unaudited) and
                           September 30, 1997 and 1996


NOTE B -- INVESTMENT SECURITIES -- Continued


                                               September 30, 1997
                               -------------------------------------------------
                                               Gross        Gross      Estimated
                                Amortized   unrealized   unrealized      fair
    Held to maturity              cost         gains       losses        value
    ----------------           ----------   ----------   ----------   ----------
U.S. Government agency
  obligations ................ $3,000,000     $ 2,860      $ 6,560    $2,996,300
                               ==========     =======      =======    ==========
    Available for sale
    ------------------
Intermediate term liquidity
  portfolio .................. $  327,017     $   639      $    --    $  327,656
U.S. Government agency
  obligations ................  3,961,757      29,213        7,220     3,983,750
                               ----------     -------      -------    ----------
                               $4,288,774     $29,852      $ 7,220    $4,311,406
                               ==========     =======      =======    ==========


                                               September 30, 1996
                               -------------------------------------------------
                                               Gross        Gross      Estimated
                                Amortized   unrealized   unrealized      fair
    Held to maturity              cost         gains       losses        value
    ----------------           ----------   ----------   ----------   ----------
U.S. Government agency
  obligations ................ $2,000,000     $    --      $29,020    $1,970,980
                               ==========     =======      =======    ==========
    Available for sale
    ------------------
Intermediate term liquidity
  portfolio .................. $  308,102     $    --      $   579    $  307,523
U.S. Government agency
  obligations ................  4,934,938      29,016       36,404     4,927,550
                               ----------     -------      -------    ----------
                               $5,243,040     $29,016      $36,983    $5,235,073
                               ==========     =======      =======    ==========

The amortized cost and estimated fair value of U.S. Government and agency obligations at September 30, 1997, by term to maturity are as follows:

                                                                  Estimated
                                                   Amortized        fair
         Held to maturity                            cost           value
         ----------------                         ----------     ----------
     Due in two to five years .................   $1,000,000     $1,001,250
     Due in five to ten years .................    2,000,000      1,995,050
                                                  ----------     ----------
                                                  $3,000,000     $2,996,300
                                                  ==========     ==========

                  First Independence Corporation and Subsidiary

                     March 31, 1998 and 1997 (unaudited) and
                           September 30, 1997 and 1996


NOTE B -- INVESTMENT SECURITIES -- Continued

                                                                  Estimated
                                                   Amortized        fair
         Available for sale                          cost           value
         ------------------                       ----------     ----------
     Due in one year or less ..................   $  993,777     $  998,750
     Due in one to two years ..................      978,149        995,000
     Due in two to five years .................    1,989,831      1,990,000
                                                  ----------     ----------
                                                  $3,961,757     $3,983,750
                                                  ==========     ==========

During the year ended September 30, 1996 the Association sold FHLMC stock designated as available for sale for total proceeds of $263,145 realizing a gain of $250,945.

The intermediate term liquidity portfolio does not have a contractual due date.

Investment securities with a fair value of $993,440 at September 30, 1997 were pledged to secure government deposits.


NOTE C -- MORTGAGE-BACKED SECURITIES

The amortized cost, gross unrealized gains, gross unrealized losses and estimated fair value of mortgage-backed securities are summarized as follows:

                                           March 31, 1998 (unaudited)
                                ------------------------------------------------
                                                Gross       Gross     Estimated
                                 Amortized   unrealized  unrealized      fair
    Held to maturity                cost        gains      losses       value
    ----------------            -----------  ----------  ----------  -----------
GNMA certificates ............  $    63,519   $  5,989    $     --   $    69,508
FHLMC certificates ...........    8,216,103     81,794      15,931     8,281,966
FNMA certificates ............    5,542,879    120,511      22,725     5,640,665
Collateralized mortgage
  obligations ................    7,079,698     39,923      18,099     7,101,522
                                -----------   --------    --------   -----------
                                $20,902,199   $248,217    $ 56,755   $21,093,661
                                ===========   ========    ========   ===========

                  First Independence Corporation and Subsidiary

                     March 31, 1998 and 1997 (unaudited) and
                           September 30, 1997 and 1996


NOTE C -- MORTGAGE-BACKED SECURITIES -- Continued


                                               September 30, 1997
                                ------------------------------------------------
                                                Gross       Gross     Estimated
                                 Amortized   unrealized  unrealized      fair
    Held to maturity                cost        gains      losses       value
    ----------------            -----------  ----------  ----------  -----------
GNMA certificates ............  $    88,687   $  8,094    $     --   $    96,781
FHLMC certificates ...........    8,304,231    145,519      10,514     8,439,236
FNMA certificates ............    6,535,590    154,284      29,048     6,660,826
Collateralized mortgage
  obligations ................    8,599,181     64,924     112,379     8,551,726
                                -----------   --------    --------   -----------
                                $23,527,689   $372,821    $151,941   $23,748,569
                                ===========   ========    ========   ===========
    Available for sale
    ------------------
FHLMC certificates ...........  $   469,874   $  1,744    $     --   $   471,618
                                ===========   ========    ========   ===========


                                               September 30, 1996
                                ------------------------------------------------
                                                Gross       Gross     Estimated
                                 Amortized   unrealized  unrealized      fair
    Held to maturity                cost        gains      losses       value
    ----------------            -----------  ----------  ----------  -----------
GNMA certificates ............  $   122,921   $ 10,687    $     --   $   133,608
FHLMC certificates ...........   10,066,669     60,422      62,866    10,064,225
FNMA certificates ............    8,912,022    118,258      47,439     8,982,841
Collateralized mortgage
  obligations ................    8,937,702         --     244,746     8,692,956
                                -----------   --------    --------   -----------
                                $28,039,314   $189,367    $355,051   $27,873,630
                                ===========   ========    ========   ===========
    Available for sale
    ------------------
FHLMC certificates ...........  $   669,454   $     --    $ 10,247   $   659,207
                                ===========   ========    ========   ===========

Mortgage-backed securities generally mature ratably over the 30-year term of the underlying loans collateralizing the securities. Expected maturities on mortgage-backed securities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                  First Independence Corporation and Subsidiary

                     March 31, 1998 and 1997 (unaudited) and
                           September 30, 1997 and 1996


NOTE C -- MORTGAGE-BACKED SECURITIES -- Continued


Mortgage-backed securities with a fair value of $16,055,495, $13,295,170 and $11,005,909 at March 31, 1998, September 30, 1997 and 1996, respectively, are pledged to secure government and other deposits.


NOTE D -- LOANS RECEIVABLE

Loans receivable are summarized as follows:

                                                           September 30,
                                       March 31,   ----------------------------
                                        1998           1997             1996
                                        ----           ----             ----
                                    (Unaudited)
First mortgage loans
 Secured by one-to-four
  family residences ............   $ 67,166,512    $ 64,152,604    $ 57,352,844
 Secured by multi-family
  residences ...................      1,132,658       1,164,442       1,370,715
 Nonresidential ................      7,537,343       7,478,908       7,223,602
 Construction ..................     13,317,376         763,712       1,833,750
                                   ------------    ------------    ------------
  Total first mortgage loans ...     89,153,889      73,559,666      67,780,911
Consumer and other loans
 Savings .......................        407,968         349,531         364,011
 Automobile ....................        808,379         704,519         402,592
 Home equity and second
  mortgages ....................        593,799         550,008         781,199
 Unsecured home improvement ....        257,178         274,267         183,630
 Other .........................        620,719         661,209         184,723
                                   ------------    ------------    ------------
  Total consumer and other loans      2,688,043       2,539,534       1,916,155
Less
 Allowance for loan losses .....       (655,745)       (668,185)       (690,009)
 Loans in process ..............     (5,617,371)       (571,808)     (1,050,012)
 Unearned discounts ............         (2,619)         (2,726)         (2,929)
 Deferred loan origination fees        (302,341)       (297,698)       (271,196)
                                   ------------    ------------    ------------
                                     (6,578,076)     (1,540,417)     (2,014,146)
                                   ------------    ------------    ------------
    Net loans receivable .......   $ 85,263,856    $ 74,558,783    $ 67,682,920
                                   ============    ============    ============

                  First Independence Corporation and Subsidiary

                     March 31, 1998 and 1997 (unaudited) and
                           September 30, 1997 and 1996


NOTE D - LOANS RECEIVABLE - Continued

Activity in the allowance for loan losses is summarized as follows:

                                    Six months ended            Year ended
                                        March 31,              September 30,
                                 ---------------------    ----------------------
                                    1998        1997        1997         1996
                                    ----        ----        ----         ----
                                      (Unaudited)
Balance at beginning of period   $ 668,185    $ 690,009   $ 690,009    $ 690,009
Loans charged off ............     (12,440)          --     (21,824)          --
                                 ---------    ---------   ---------    ---------
Balance at end of period .....   $ 655,745    $ 690,009   $ 668,185    $ 690,009
                                 =========    =========   =========    =========



The Association's lending efforts have historically focused on one-to-four family residential real estate loans, which comprise approximately 73%, 84% and 82% of the total loan portfolio at March 31, 1998, September 30, 1997 and 1996, respectively. Approximately 4%, 4% and 5% of the Association's one-to-four family residential real estate loans are secured by properties located outside of the primary lending area of Montgomery and surrounding Kansas counties at March 31, 1998, September 30, 1997 and 1996, respectively. Generally, such loans have been underwritten on the basis of 80% to 90% loan-to-value ratio or mortgage insurance was required. The Association, as with any lending institution, is subject to the risk that real estate values could deteriorate in its primary lending area thereby impairing collateral values. Management believes, however, that real estate values in the Association's primary lending area are currently stable or increasing.

Approximately 9%, 11% and 12% of the loan portfolio is comprised of nonresidential and multi-family real estate loans with approximately 12%, 13% and 20% of this total collateralized by properties located outside the Association's primary lending area at March 31, 1998, September 30, 1997 and 1996, respectively. During the six months ended March 31, 1998 the Association began originating construction loans at its new loan production office in Lawrence, Kansas. These construction loans generally have terms of six months or less with permanent financing provided by other lenders.

Loans serviced under a County Mortgage Revenue Bond totaled $1,275,551, $1,471,229 and $1,606,982 at March 31, 1998, September 30, 1997 and 1996,
respectively.

In the normal course of business, the Association makes loans to directors, executive officers and related entities. An analysis of aggregate loan activity with this group is as follows:


                                                 Six months
                                                    ended          Year ended
                                                   March 31,       September 30,
                                                     1998               1997
                                                     ----               ----
                                                 (Unaudited)
Loans outstanding at
 beginning of period ...................          $ 527,884           $ 563,082
    New loans ..........................             48,500              37,528
    Repayments .........................            (46,083)            (72,726)
                                                  ---------           ---------
Loans outstanding at
 end of period .........................          $ 530,301           $ 527,884
                                                  =========           =========

                  First Independence Corporation and Subsidiary

                     March 31, 1998 and 1997 (unaudited) and
                           September 30, 1997 and 1996


NOTE D - LOANS RECEIVABLE - Continued

Loan impairment is measured by estimating the expected future cash flows and discounting them at the respective effective interest rate or by valuing the underlying collateral. The recorded investment in these loans and the valuation allowance for losses related to loan impairment are as follows:


                                                               September 30,
                                               March 31,   ---------------------
                                                1998         1997         1996
                                                ----         ----         ----
                                            (Unaudited)
Principal amount of impaired loans ......     $199,511     $206,691     $210,309
Less valuation allowance ................       62,511       69,691       73,309
                                              --------     --------     --------
                                              $137,000     $137,000     $137,000
                                              ========     ========     ========

The Association has provided an allowance for loan losses on all impaired loans. Interest income of $5,502, $5,527, $9,537 and $17,267 was recognized and collected on impaired loans during the six months ended March 31, 1998 and 1997 and the years ended September 30, 1997 and 1996, respectively.

Nonaccrual  loans totaled  $572,455,  $1,049,367 and $366,832 at March 31, 1998,
September 30, 1997 and 1996, respectively. Interest income that would have been recorded under the original terms of such loans approximated $22,000, $17,000, $40,000 and $20,000 for the six months ended March 31, 1998 and 1997 and the years ended September 30, 1997 and 1996, respectively. Interest income that was recorded was insignificant for all periods presented. The Association is not committed to make additional loans to borrowers whose loans have been modified.


NOTE E - ACCRUED INTEREST RECEIVABLE

Accrued interest receivable is summarized as follows:

                                                              September 30,
                                            March 31,    -----------------------
                                              1998          1997         1996
                                              ----          ----         ----
                                          (Unaudited)
Loans receivable .....................      $531,265      $450,257      $404,266
Mortgage-backed securities ...........       121,746       171,729       205,389
Investment securities ................        83,664        90,312        58,265
                                            --------      --------      --------
                                            $736,675      $712,298      $667,920
                                            ========      ========      ========

                  First Independence Corporation and Subsidiary

                     March 31, 1998 and 1997 (unaudited) and
                           September 30, 1997 and 1996


NOTE F - PREMISES AND EQUIPMENT

Premises and equipment are summarized as follows:

                                                             September 30,
                                           March 31,    ------------------------
                                              1998         1997           1996
                                              ----         ----           ----
                                         (Unaudited)
Land..................................    $   74,958    $   74,958    $   74,958
Building .............................     1,306,679     1,281,916       923,518
Furniture, fixtures and equipment ....       420,407       383,148       307,821
Automobiles ..........................        43,579        43,579        38,729
                                          ----------    ----------    ----------
                                           1,845,623     1,783,601     1,345,026
Less accumulated depreciation ........       537,854       486,101       434,213
                                          ----------    ----------    ----------
                                          $1,307,769    $1,297,500    $  910,813
                                          ==========    ==========    ==========


NOTE G - REAL ESTATE OPERATIONS

A summary of real estate operations is as follows:

                                   Six months ended            Year ended
                                        March 31,             September 30,
                                ----------------------   ----------------------
                                  1998          1997        1997         1996
                                  ----          ----        ----         ----
                                      (Unaudited)
Net gain on sale of real
 estate acquired through
 foreclosure ................   $   2,499    $     436   $  41,216    $ 111,956
Net operating income
 (expense) ..................      (3,502)         976      (7,037)     (17,757)
                                ---------    ---------   ---------    ---------
Income (expense) from
 real estate operations .....   $  (1,003)   $   1,412   $  34,179    $  94,199
                                =========    =========   =========    =========

Real estate operations of the Association consist primarily of paying property taxes and general maintenance expenses on the properties held.

                  First Independence Corporation and Subsidiary

                     March 31, 1998 and 1997 (unaudited) and
                           September 30, 1997 and 1996

NOTE H - DEPOSITS

Interest-bearing deposits are summarized as follows:


                                        Weighted                                                        September 30,
                                         average                                   -------------------------------------------------
                                          rate at           March 31, 1998                   1997                       1996
                                         March 31,    -------------------------    ----------------------    -----------------------
                                          1998          Amount          Percent       Amount      Percent       Amount       Percent
                                          ----          ------          -------       ------      -------       ------       -------
                                       (Unaudited)    (Unaudited)
NOW accounts .........................    2.05%       $ 2,166,518         2.57%    $ 2,058,500      2.70%    $ 1,631,512      2.35%
First Super NOW accounts .............    2.21          1,858,017         2.21       1,704,678      2.24       1,600,400      2.31
First Money Fund accounts ............    4.63         24,939,413        29.63      20,702,177     27.15      15,552,973     22.43
                                                      -----------       ------     -----------    ------     -----------    ------
      Total demand deposits ..........    4.19         28,963,948        34.41      24,465,355     32.09      18,784,885     27.09
Passbook savings accounts ............    2.89          2,950,487         3.51       2,702,740      3.55       2,649,720      3.82
Certificates of deposit
   3.00% to 3.99% ....................      --                 --           --           4,539       .01           8,565       .01
   4.00% to 4.99% ....................    4.78          1,769,782         2.10       2,189,277      2.87       4,216,378      6.08
   5.00% to 5.99% ....................    5.64         45,786,217        54.40      39,910,696     52.36      30,296,166     43.68
   6.00% to 6.99% ....................    6.28          4,674,963         5.55       6,930,530      9.09      13,366,636     19.27
   7.00% to 7.99% ....................    7.00             26,458          .03          26,039       .03          25,241       .04
   8.00% to 8.99% ....................      --                 --           --              --        --           8,831       .01
                                                      -----------       ------     -----------    ------     -----------    ------
Total certificates of deposit ........    5.67         52,257,420        62.08      49,061,081     64.36      47,921,817     69.09
                                                      -----------       ------     -----------    ------     -----------    ------
 Total deposits ......................    5.06        $84,171,855       100.00%    $76,229,176    100.00%    $69,356,422    100.00%
                                                      ===========       ======     ===========    ======     ===========    ======

                  First Independence Corporation and Subsidiary

                     March 31, 1998 and 1997 (unaudited) and
                           September 30, 1997 and 1996


NOTE H - DEPOSITS - Continued

The aggregate amount of certificates of deposit and savings with a minimum denomination of $100,000 was $5,664,218, $3,844,877 and $2,489,514 at March 31,
1998 and September 30, 1997 and 1996, respectively.

Scheduled maturities of certificates of deposit are as follows:


   March 31, 1998
   --------------
   (Unaudited)
                                   Less than               One to               Three to
                                   one year              three years           five years                Total
                                   --------              -----------           ----------                -----
   4.00% to 4.99%             $       1,769,782      $             --       $            --        $      1,769,782
   5.00% to 5.99%                    28,772,717             16,691,141               322,359             45,786,217
   6.00% to 6.99%                     3,132,733              1,542,230                   --               4,674,963
   7.00% to 7.99%                           --                  26,458                   --                  26,458
                              -----------------      -----------------      ----------------       ----------------
                              $      33,675,232      $      18,259,829      $        322,359       $     52,257,420
                              =================      =================      ================       ================

   September 30, 1997
   ------------------
                                   Less than               One to               Three to
                                   one year              three years           five years                Total
                                   --------              -----------           ----------                -----
   3.00% to 3.99%             $           4,539      $             --       $            --        $          4,539
   4.00% to 4.99%                     1,734,025                455,252                   --               2,189,277
   5.00% to 5.99%                    23,918,436             15,493,876               498,384             39,910,696
   6.00% to 6.99%                     2,351,745              2,411,600             2,167,185              6,930,530
   7.00% to 7.99%                           --                  26,039                   --                  26,039
                              -----------------      -----------------      ----------------       ----------------
                              $      28,008,745      $      18,386,767      $      2,665,569       $     49,061,081
                              =================      =================      ================       ================

   September 30, 1996
   ------------------
                                   Less than               One to               Three to
                                   one year              three years           five years                Total
                                   --------              -----------           ----------                -----
   3.00% to 3.99%             $           8,565      $             --       $            --        $          8,565
   4.00% to 4.99%                     3,420,783                795,595                   --               4,216,378
   5.00% to 5.99%                    19,637,400              9,795,294               863,472             30,296,166
   6.00% to 6.99%                     7,903,547              3,068,176             2,394,913             13,366,636
   7.00% to 7.99%                           --                     --                 25,241                 25,241
   8.00% to 8.99%                         8,831                    --                    --                   8,831
                              -----------------      -----------------      ----------------       ----------------
                              $      30,979,126      $      13,659,065      $      3,283,626       $     47,921,817
                              =================      =================      ================       ================

                  First Independence Corporation and Subsidiary

                     March 31, 1998 and 1997 (unaudited) and
                           September 30, 1997 and 1996


NOTE H - DEPOSITS - Continued

Interest expense on deposits is summarized as follows:


                                                   Six months
                                                      ended                                   Year ended
                                                      March 31,                              September 30,
                                        -----------------------------------     -----------------------------------
                                              1998                 1997             1997                 1996
                                              ----                 ----             ----                 ----
                                                     (Unaudited)
   Certificates of deposit              $     1,418,829     $     1,361,386     $     2,745,188    $      2,819,977
   NOW accounts                                 505,456             402,297             878,302             730,627
   Demand deposits                               19,872              17,340              35,830              31,195
                                        ---------------     ---------------     ---------------    ----------------
                                        $     1,944,157     $     1,781,023     $     3,659,320    $      3,581,799
                                        ===============     ===============     ===============    ================


NOTE I - ADVANCES FROM FEDERAL HOME LOAN BANK

Advances from the Federal Home Loan Bank consist of the following:


                                                                               September 30,
                           March 31,                ----------------------------------------------------------------
                             1998                                 1997                               1996
                -------------------------------     -----------------------------     ------------------------------
                    Rates              Amount          Rates             Amount          Rates            Amount
                    -----              ------          -----             ------          -----            ------
Variable
 rates          5.71% - 6.00%       $ 4,400,000     5.67% - 6.00%    $  8,400,000     5.40% - 5.75%    $ 10,600,000
Fixed rates     4.87  - 7.06         22,900,000     4.92  - 7.06       15,300,000     4.92  - 7.06       13,700,000
                                  -------------                    --------------                   ---------------
                                  $  27,300,000                    $   23,700,000                   $    24,300,000
                                  =============                    ==============                   ===============



The Company has a line of credit with the Federal Home Loan Bank totaling $9,000,000. There were no borrowings on this line at March 31, 1998.

Aggregate maturities for the years following September 30, 1997 are as follows:

           1998                                  $      12,800,000
           1999                                          2,900,000
           2001                                          3,000,000
           2002                                          5,000,000
                                                 -----------------
                                                 $      23,700,000
                                                 =================

Assets of the Association are subject to a blanket pledge agreement to collateralize the advances.

                  First Independence Corporation and Subsidiary

                     March 31, 1998 and 1997 (unaudited) and
                           September 30, 1997 and 1996


NOTE J - EMPLOYEE BENEFITS

The Corporation sponsors a leveraged employee stock ownership plan ("ESOP") that covers all full-time employees. All employees of the Corporation are eligible to participate in the ESOP after they attain age 21 and complete one year of service during which they work at least 1,000 hours. The Corporation makes annual contributions to the ESOP equal to the ESOP's debt service. All dividends received by the ESOP are credited to the employee's stock ownership account. The unallocated ESOP shares are pledged as collateral for its debt. As the debt is repaid, shares are released from collateral and allocated to active employees, based on the proportion of debt service paid in the year. Accordingly, unpaid ESOP debt is reflected as a deduction from stockholders' equity. ESOP compensation expense was $110,358 and $81,440 for the six months ended March 31, 1998 and 1997 and $174,215 and $145,360 for the years ended September 30, 1997 and 1996, respectively.

The ESOP shares were as follows:

                                                       March 31,   September 30,
                                                         1998           1997
                                                         ----           ----
                                                      (Unaudited)
Allocated shares .............................           65,464        58,190
Unreleased shares ............................           36,368        43,642
                                                       --------      --------
    Total ESOP shares ........................          101,832       101,832
                                                       ========      ========
Fair value of unreleased shares ..............         $531,882      $610,988
                                                       ========      ========

Additionally, the Corporation has a Recognition and Retention Plan (RRP) as a means of providing directors and certain key employees of the Association with an ownership interest in a manner designed to compensate such directors and key employees for services to the Corporation. During fiscal 1994 the RRP purchased 43,642 shares of common stock. Such shares are earned and allocated ratably to participants over five years. Expense under the RRP totaled $21,822 for each of the six months ended March 31, 1998 and 1997 and $43,644 for each of the years ended September 30, 1997 and 1996.

The Company has adopted a Stock Option and Incentive Plan (SOP) for designated participants. The SOP provides for up to 145,474 shares of common stock to be issued to participants. The option price of any options granted may not be less than the market value of the common stock on the date of the grant and unless otherwise specified, the options expire ten years from the date of the grant. A summary of the Company's stock option plan as of March 31, 1998 and September 30, 1997 and 1996 and changes during the periods ended as of those dates is presented below:

                  First Independence Corporation and Subsidiary

                     March 31, 1998 and 1997 (unaudited) and
                           September 30, 1997 and 1996

NOTE J - EMPLOYEE BENEFITS - Continued

                                                                      Weighted
                                                                       average
                                                                       exercise
                                                             Shares     price
                                                             ------   ---------
Outstanding at October 1, 1995 ......................       125,276   $  5.14
    Exercised .......................................         4,000      5.00
                                                            -------
Outstanding at September 30, 1996 ...................       121,276      5.14
    Exercised .......................................         9,454      5.00
                                                            -------
Outstanding at September 30,1997 ....................       111,822      5.15
   Issued ...........................................         1,000     14.62
   Exercised ........................................         1,860      5.00
                                                            -------
Outstanding at March 31, 1998 (unaudited) ...........       110,962      5.24
                                                            =======


All options outstanding at September 30, 1997 were exercisable and can be summarized as follows:

                                      Exercise                 Remaining
               Shares                  price                      life
               ------                 --------                 ---------
               98,186                $  5.00                6 years
               11,636                   6.19                6 years 4 months
                2,000                   6.69                6 years 10 months
              -------
              111,822
              =======

The Association participates in a defined benefit multi-employer pension plan. Substantially all employees are eligible and benefits are based on the employee's salary and years of service. No contribution was made or required to be made by the Association for any of the periods presented due to the plan's overfunded status. Separate actuarial disclosure information is not available due to the plan being a multi-employer pension plan.


NOTE K - INCOME TAXES

Income tax expense consists of the following:

                               Six months                     Year ended
                              ended March 31,                September 30,
                         ------------------------      -------------------------
                            1998          1997           1997           1996
                            ----          ----           ----           ----
                               (Unaudited)
Current ...........      $ 239,284      $ 189,606      $ 275,950      $ 525,595
Deferred ..........         48,807         15,809        191,768        (38,769)
                         ---------      ---------      ---------      ---------
                         $ 288,091      $ 205,415      $ 467,718      $ 486,826
                         =========      =========      =========      =========

                  First Independence Corporation and Subsidiary

                     March 31, 1998 and 1997 (unaudited) and
                           September 30, 1997 and 1996


NOTE K - INCOME TAXES - Continued

Reconciliation of income tax expense computed at the federal statutory rate of 34% and income tax expense is as follows:

                                   Six months ended            Year ended
                                       March 31,              September 30,
                                ---------------------    -----------------------
                                  1998        1997         1997          1996
                                  ----        ----         ----          ----
                                     (Unaudited)
Income tax expense at
 statutory rate ............   $ 225,531    $ 182,814    $ 400,995    $ 442,720
Kansas privilege tax,
 net of federal tax
 benefit ...................      33,708       27,741       52,542       51,434
State contribution credit ..     (16,635)     (14,438)     (28,875)     (28,875)
Nondeductible ESOP
 fair value adjustment .....      23,209       13,292       30,461       20,427
Other ......................      22,278       (3,994)      12,595        1,120
                               ---------    ---------    ---------    ---------
                               $ 288,091    $ 205,415    $ 467,718    $ 486,826
                               =========    =========    =========    =========


The tax effects of temporary differences that give rise to deferred tax assets and liabilities are as follows:

                                                              September 30,
                                               March 31,  ----------------------
                                                1998         1997        1996
                                                ----         ----        ----
                                             (Unaudited)
Deferred tax assets
 Allowance for loan losses ...............   $ 238,800    $ 241,667    $ 226,927
 SAIF recapitalization assessment ........          --           --      171,156
 Accrued bonuses .........................       9,530        8,327        7,138
 State contribution credit ...............          --       18,924       28,875
 Other ...................................       2,781        5,780        4,710
                                             ---------    ---------    ---------
     Total deferred tax assets ...........     251,111      274,698      438,806
                                             ---------    ---------    ---------
Deferred tax liabilities
 Securities available for sale ...........      27,522       23,393       20,232
 Depreciation of property and equipment ..      34,924       34,622       29,191
 Federal Home Loan Bank stock dividends ..     274,480      250,731      215,479
                                             ---------    ---------    ---------
     Total deferred tax liabilities ......     336,926      308,746      264,902
                                             ---------    ---------    ---------
     Net deferred tax asset (liability) ..   $ (85,815)   $ (34,048)   $ 173,904
                                             =========    =========    =========

                  First Independence Corporation and Subsidiary

                     March 31, 1998 and 1997 (unaudited) and
                           September 30, 1997 and 1996


NOTE K - INCOME TAXES - Continued

The Association was allowed a special bad debt deduction based on a percentage of earnings, generally limited to 8% of otherwise taxable income and subject to certain limitations based on aggregate loans and savings account balances at the end of the year. This percentage of earnings bad debt deduction had accumulated to approximately $2.7 million as of March 31, 1998. If the amounts that qualify as deductions for federal income tax purposes are later used for purposes other than for bad debt losses, including distributions in liquidation, such distributions will be subject to federal income taxes at the then current corporate income tax rate. The approximate amount of unrecognized deferred tax liability relating to the cumulative bad debt deduction is $850,000 at March 31, 1998. See Note M for additional information regarding future percentage of earnings bad debt deductions.


NOTE L - STOCKHOLDERS' EQUITY AND REGULATORY CAPITAL

The Association is subject to various regulatory capital requirements administered by the Office of Thrift Supervision (OTS). Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Association's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Association must meet specific capital guidelines that involve quantitative measures of the Association's assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. The Association's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Association to maintain minimum amounts and ratios (set forth in the table below) of total risk-based and Tier 1 capital to risk-weighted assets and of Tier 1 (core) capital and tangible capital to adjusted total assets. Management believes, as of March 31, 1998, that the Association meets all capital adequacy requirements to which it is subject.

As of March 31, 1998, the most recent notification from the OTS categorized the Association as well capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since that notification that management believes have changed the Association's category. To be categorized as well capitalized the Association must maintain minimum total risk-based, Tier 1 risk-based and Tier 1 (core) ratios as set forth in the table below.

                  First Independence Corporation and Subsidiary

                     March 31, 1998 and 1997 (unaudited) and
                           September 30, 1997 and 1996


NOTE L - STOCKHOLDERS' EQUITY AND REGULATORY CAPITAL - Continued


                                                                     For capital                   To be well capitalized under
                                          Actual                  adequacy purposes             prompt corrective action provisions
                                    -----------------    -----------------------------------    -----------------------------------
                                    Amount      Ratio     Amount             Ratio              Amount             Ratio
                                    ------      -----     ------             -----              ------             -----
As of March 31, 1998 (unaudited)
   Total risk-based capital      $  10,443      18.2%   $  4,598     greater or equal to 8.0% $  5,748     greater or equal to 10.0%
   Tier 1 risk-based capital         9,787      17.0       2,299     greater or equal to 4.0     3,449     greater or equal to  6.0
   Tier 1 (core) capital             9,787       7.9       3,705     greater or equal to 3.0     6,175     greater or equal to  5.0
   Tangible capital                  9,787       7.9       1,852     greater or equal to 1.5        --                           --


                                                                       For capital                 To be well capitalized under
                                         Actual                     adequacy purposes           prompt corrective action provisions
                                   ------------------     ----------------------------------    -----------------------------------
                                    Amount      Ratio     Amount             Ratio              Amount             Ratio
                                    ------      -----     ------             -----              ------             -----
As of September 30, 1997
   Total risk-based capital      $   9,989      19.5%   $  4,093     greater or equal to 8.0% $  5,116     greater or equal to 10.0%
   Tier 1 risk-based capital         9,349      18.3       2,046     greater or equal to 4.0     3,069     greater or equal to  6.0
   Tier 1 (core) capital             9,349       8.4       3,333     greater or equal to 3.0     5,555     greater or equal to  5.0
   Tangible capital                  9,349       8.4       1,666     greater or equal to 1.5        --                           --


                                                                       For capital                 To be well capitalized under
                                         Actual                     adequacy purposes           prompt corrective action provisions
                                   ------------------     ----------------------------------    -----------------------------------
                                    Amount      Ratio     Amount             Ratio              Amount             Ratio
                                    ------      -----     ------             -----              ------             -----
As of September 30, 1996
    Total risk-based capital     $  11,129      23.8%   $  3,746     greater or equal to 8.0% $  4,682     greater or equal to 10.0%
    Tier 1 risk-based capital       10,542      22.5       1,873     greater or equal to 4.0     2,809     greater or equal to   6.0
    Tier 1 (core) capital           10,542       9.9       3,204     greater or equal to 3.0     5,339     greater or equal to   5.0
    Tangible capital                10,542       9.9       1,602     greater or equal to 1.5        --                            --



Regulations of the OTS impose limitations on the payment of dividends and other capital distributions by savings associations. Under such regulations a savings association that immediately prior to and on a pro forma basis, after giving effect to a proposed capital distribution, has total capital (as defined by OTS regulation) that is equal to or greater than the amount of its fully phased-in capital requirement is generally permitted without OTS approval (but subsequent to 30 days prior notice to the OTS of the planned dividend) to make capital distributions during a calendar year in the amount of up to the greater of (1) 100% of its net earnings to date during the year plus an amount equal to one-half of the amount by which its total capital to assets ratio exceeded its fully phased-in capital to assets ratio at the beginning of the year or (2) 75% of its net income for the most recent four quarters. Pursuant to such OTS dividend regulations, the Association had the ability to pay dividends of approximately $3,200,000 to First Independence Corporation at March 31, 1998.

                  First Independence Corporation and Subsidiary

                     March 31, 1998 and 1997 (unaudited) and
                           September 30, 1997 and 1996


NOTE M - RECENT LEGISLATIVE DEVELOPMENTS

The deposit accounts of the Association and other savings associations are insured by the FDIC in the Savings Association Insurance Fund ("SAIF"). The reserves of the SAIF were below the level required by law, because a significant portion of the assessments paid into the fund were used to pay the cost of prior thrift failures. The deposit accounts of commercial banks are insured by the FDIC in the Bank Insurance Fund ("BIF"), except to the extent such banks have acquired SAIF deposits. The reserves of the BIF met the level required by law in May 1995. As a result of the respective reserve levels of the funds, deposit insurance assessments paid by healthy savings associations exceeded those paid by healthy commercial banks by approximately $.19 per $100 in deposits in 1995. In 1996 and 1997, no BIF assessments were required for healthy commercial banks except for a $2,000 minimum fee.

Legislation was enacted to recapitalize the SAIF that provides for a special assessment totaling $.657 per $100 of SAIF deposits held at March 31, 1995, in order to increase SAIF reserves to the level required by law. The Association had $65.7 million in deposits at March 31, 1995, resulting in an assessment of approximately $431,000, or $260,000 after tax, which was charged to operations in the fourth quarter of fiscal 1996.

A component of the recapitalization plan provides for the merger of the SAIF and BIF on January 1, 1999. However, the SAIF recapitalization legislation currently provides for an elimination of the thrift charter or of the separate federal regulation of thrifts prior to the merger of the deposit insurance funds. As a result, the Association would be regulated as a bank under federal laws which would subject it to the more restrictive activity limits imposed on national banks. Under separate legislation related to the recapitalization plan, the Association is required to recapture as taxable income approximately $115,000 of its bad debt reserve, which represents the post-1987 additions to the reserve and will be unable to utilize the percentage of earnings method to compute its reserve in the future. The Association has provided deferred taxes for this amount and will be permitted to amortize the recapture of its bad debt reserve over six years.


NOTE N - COMMITMENTS

The Association is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers including commitments to extend credit. Such commitments involve, to varying degrees, elements of credit and interest-rate risk in excess of the amount recognized in the consolidated balance sheets. The contract or notional amounts of the commitments reflect the extent of the Association's involvement in such financial instruments.

                  First Independence Corporation and Subsidiary

                     March 31, 1998 and 1997 (unaudited) and
                           September 30, 1997 and 1996


NOTE N - COMMITMENTS - Continued

The Association's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit is represented by the contractual notional amount of those instruments. The Association uses the same credit policies in making commitments and conditional obligations as those utilized for on-balance sheet instruments. The Association's commitments to extend credit at March 31, 1998 include loans in process as disclosed in Note D and first mortgage loans with fixed rates ranging from 7.00% to 7.5% aggregating $501,025 and $193,440 of variable rate loans at 6.5%. Collateral for loans in process and commitments are the same as for other Association loans. The commitment period is generally for forty-five days.


NOTE O - ACQUISITION

On February 18, 1998, the Boards of Directors of the Corporation and The Neodesha Savings and Loan Association, FSA (Neodesha) adopted a Plan of Merger Conversion. Pursuant to the Plan, Neodesha will combine with the Association and through the conversion of Neodesha from a mutual savings and loan association to a stock savings and loan association and the simultaneous merger of Neodesha into the Association. The transaction is subject to approval by regulatory authorities.

Pursuant to the conversion merger transaction the Corporation will issue new common shares with a fair value equal to the appraised value of Neodesha. The appraised value of Neodesha is currently anticipated to range from $1,530,000 to $2,070,000.

At the date of conversion, the merged association will establish a liquidation account equal to the amount of retained earnings contained in the offering circular. The liquidation account will be maintained for the benefit of the merged association's eligible savings account holders who maintain deposit accounts in the Association after conversion.

In the event of a complete liquidation (and only in such event), each eligible savings account holder will be entitled to receive a pro rata liquidation distribution from the liquidation account in the amount of the then current adjusted balance of deposit accounts held, before any liquidation distribution may be made with respect to common stock. Except for the repurchase of stock and payment of dividends, the existence of the liquidation account will not restrict the use or application of such retained earnings by the Association.

Subsequent to consummation of the transaction, the Association may not declare or pay a cash dividend on or repurchase any of its common stock, if the effect thereof would cause stockholders' equity to be reduced below either the amount required for the combined liquidation accounts or the regulatory capital requirements for insured institutions.

                  First Independence Corporation and Subsidiary

                     March 31, 1998 and 1997 (unaudited) and
                           September 30, 1997 and 1996


NOTE P - FAIR VALUE OF FINANCIAL INSTRUMENTS

The following methods and assumptions were used to estimate the fair value of each class of financial instruments.

Cash and cash equivalents: The balance sheet carrying amounts for cash and short-term instruments approximate the estimated fair values of such assets.

Investment securities and mortgage-backed securities: Fair values for investment securities and mortgage-backed securities are based on quoted market prices, if available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments.

Loans receivable: For variable rate loans that reprice frequently and which entail no significant change in credit risk, fair values are based on the carrying values. The estimated fair values of fixed rate loans are estimated based on discounted cash flow analyses using prepayment assumptions and interest rates currently offered for loans with similar terms to borrowers of similar credit quality. Nonperforming loans have not been discounted. The carrying amount of accrued interest receivable approximates its fair value.

Commitments to extend credit: No premium or discount was ascribed to loan commitments because when funded virtually all funding will be at current market rates.

Federal Home Loan Bank stock: The balance sheet carrying amount approximates the stocks fair value.

Deposit liabilities: The fair values estimated for demand deposits, NOW accounts, savings and certain types of money market accounts are, by definition, equal to the amount payable on demand at the reporting date (i.e., their carrying amounts). The carrying amounts of variable rate, fixed-term money market accounts and certificates of deposit approximate their fair values at the reporting date. Fair values of fixed rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered to a schedule of aggregated expected monthly time deposit maturities. The carrying amount of accrued interest payable approximates its fair value.

Advances from Federal Home Loan Bank: For variable rate advances fair values are considered equal to their carrying values. The estimated fair value of fixed rate advances are estimated based on discounted cash flow analysis using interest rates currently offered for advances with similar terms.

                  First Independence Corporation and Subsidiary

                     March 31, 1998 and 1997 (unaudited) and
                           September 30, 1997 and 1996


NOTE P - FAIR VALUE OF FINANCIAL INSTRUMENTS - Continued

The following table provides summary information on the fair value of financial instruments. Such information does not purport to represent the aggregate net fair value of the Company. Further, the fair value estimates are based on various assumptions, methodologies and subjective considerations, which vary widely among different financial institutions and which are subject to change. The carrying amounts are the amounts at which the financial instruments are reported in the consolidated financial statements.

                                                       March 31, 1998
                                               ---------------------------------
                                                          (Unaudited)
                                                 Carrying             Estimated
                                                 amount of           fair value
                                                 assets and        of assets and
                                               (liabilities)       (liabilities)
                                               -------------       -------------
Cash and cash equivalents ..............       $  6,376,742        $  6,376,742
Investment securities
 available for sale ....................          3,346,443           3,346,443
Investment securities
 held to maturity ......................          5,000,000           4,960,950
Mortgage-backed securities
 held to maturity ......................         20,902,199          21,093,661
Loans ..................................         85,919,601          86,769,718
Federal Home Loan Bank stock ...........          1,422,800           1,422,800
Deposits ...............................        (84,171,855)        (83,959,552)
Advances from Federal
 Home Loan Bank ........................        (27,300,000)        (27,351,895)


                                                               1997
                                               ---------------------------------
                                                 Carrying            Estimated
                                                 amount of           fair value
                                                 assets and        of assets and
                                               (liabilities)       (liabilities)
                                               -------------       -------------
Cash and cash equivalents ..............       $  3,151,227        $  3,151,227
Investment securities
 available for sale ....................          4,311,406           4,311,406
Investment securities
 held to maturity ......................          3,000,000           2,996,300
Mortgage-backed securities
 available for sale ....................            471,618             471,618
Mortgage-backed securities
 held to maturity ......................         23,527,689          23,748,569
Loans ..................................         75,226,968          75,929,533
Federal Home Loan Bank stock ...........          1,368,900           1,368,900
Deposits ...............................        (76,229,176)        (75,926,401)
Advances from Federal
 Home Loan Bank ........................        (23,700,000)        (23,736,269)

                  First Independence Corporation and Subsidiary

                     March 31, 1998 and 1997 (unaudited) and
                           September 30, 1997 and 1996


NOTE P - FAIR VALUE OF FINANCIAL INSTRUMENTS - Continued

                                                              1996
                                               ---------------------------------
                                                 Carrying            Estimated
                                                 amount of           fair value
                                                 assets and        of assets and
                                               (liabilities)       (liabilities)
                                               -------------       -------------
Cash and cash equivalents ..............       $  1,763,429        $  1,763,429
Investment securities
 available for sale ....................          5,235,073           5,235,073
Investment securities
 held to maturity ......................          2,000,000           1,970,980
Mortgage-backed securities
 available for sale ....................            659,207             659,207
Mortgage-backed securities
 held to maturity ......................         28,039,314          27,873,630
Loans ..................................         68,372,929          67,768,345
Federal Home Loan Bank stock ...........          1,239,500           1,239,500
Deposits ...............................        (69,356,422)        (68,999,524)
Advances from Federal
 Home Loan Bank ........................        (24,300,000)        (24,204,628)

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


Board of Directors
The Neodesha Savings and Loan Association, FSA

We have audited the accompanying balance sheets of The Neodesha Savings and Loan Association, FSA as of September 30, 1997 and 1996, and the related statements of earnings, retained earnings and cash flows for the years then ended. These financial statements are the responsibility of the Association's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of The Neodesha Savings and Loan
Association, FSA as of September 30, 1997 and 1996, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.




Wichita, Kansas
April 3, 1998

                 The Neodesha Savings and Loan Association, FSA

                                 BALANCE SHEETS

                                     ASSETS

                                                                                                                September 30,
                                                                               March 31,              ------------------------------
                                                                                 1998                    1997                 1996
                                                                                 ----                    ----                 ----
                                                                             (Unaudited)
Cash and due from banks                                                  $         650,484    $         635,237    $         772,095
Investment securities held to maturity (estimated
   fair value $3,029,696 at March 31, 1998;
   $3,116,637 at September 30, 1997;
   $3,168,720 at September 30, 1996)                                             3,018,273            3,116,975            3,215,380
Mortgage-backed securities held to maturity
   (estimated fair value $234,444 at March 31, 1998;
   $248,950 at September 30 ,1997;
   $245,325 at September 30, 1996)                                                 237,651              252,598              252,674
Loans receivable                                                                 9,088,127            9,467,986            9,489,296
Premises and equipment                                                             375,536              383,884              399,326
Federal Home Loan Bank stock, at cost                                              139,500              134,300              125,700
Accrued interest receivable                                                        120,051              124,832              127,719
Repossessed assets                                                                  22,305               24,533                   --
Other                                                                               26,812               15,075               28,904
                                                                         -----------------    -----------------    -----------------
                                                                         $      13,678,739    $      14,155,420    $      14,411,094
                                                                         =================    =================    =================


                        LIABILITIES AND RETAINED EARNINGS

Deposits                                                                 $      12,064,758    $      12,854,278    $      12,698,322
Advances from borrowers for taxes and
   insurance                                                                        48,857               47,638               65,768
Advances from Federal Home Loan Bank                                               400,000              100,000              500,000
Accrued expenses and other                                                          42,786               61,224              131,694
                                                                         -----------------    -----------------    -----------------

               Total liabilities                                                12,556,401           13,063,140           13,395,784

Retained earnings (substantially restricted)                                     1,122,338            1,092,280            1,015,310
                                                                         -----------------    -----------------      ---------------

                                                                         $      13,678,739    $      14,155,420      $    14,411,094
                                                                         =================    =================      ===============


The accompanying notes are an integral part of these statements.

                 The Neodesha Savings and Loan Association, FSA

                             STATEMENTS OF EARNINGS

                                                                      Six months ended                          Year ended
                                                                          March 31,                            September 30,
                                                               --------------------------------     --------------------------------
                                                                      1998              1997               1997               1996
                                                                      ----              ----               ----               ----
                                                                           (Unaudited)
Interest income
   Loans                                                       $     408,181     $      417,126     $      842,621     $     830,180
   Investment securities                                              89,125             90,963            183,129           181,257
   Mortgage-backed securities                                          7,438              7,682             15,362            15,366
   Interest-bearing deposits and other                                 2,826              3,048              4,904            18,802
                                                               -------------      -------------     --------------     -------------
      Total interest income                                          507,570            518,819          1,046,016         1,045,605

Interest expense
   Deposits                                                          258,796            259,857            525,789           531,698
   Borrowed funds                                                     12,387             14,001             34,678            39,528
                                                               -------------      -------------     --------------     -------------
      Total interest expense                                         271,183            273,858            560,467           571,226
                                                               -------------      -------------    ---------------     -------------

Net interest income                                                  236,387            244,961            485,549           474,379
Provision for loan losses                                              3,000              3,000              6,000             6,000
                                                               -------------      -------------    ---------------     -------------
Net interest income after provision for loan
   losses                                                            233,387            241,961            479,549           468,379

Other income
   Service charges                                                    57,242             57,842            119,886           120,388
   Other                                                               3,646              5,933             15,315            19,734
                                                               -------------      -------------    ---------------     -------------
                                                                      60,888             63,775            135,201           140,122

General, administrative and other expense
   Employee compensation and benefits                                131,480            127,833            254,264           248,426
   Occupancy and equipment                                            31,561             29,114             62,102            65,479
   Data processing fees                                               17,471             16,233             33,564            35,666
   Federal deposit insurance premiums                                  6,514             10,393             16,787           111,577
   Other operating                                                    66,191             71,656            143,336           143,889
                                                               -------------      -------------    ---------------     -------------
                                                                     253,217            255,229            510,053           605,037
                                                               -------------      -------------    ---------------     -------------

Earnings before income taxes                                          41,058             50,507            104,697             3,464
Income tax expense                                                    11,000             13,000             27,727               654
                                                               -------------      -------------    ---------------     -------------
               NET EARNINGS                                    $      30,058      $      37,507    $        76,970     $       2,810
                                                               =============      =============    ===============     =============

The accompanying notes are an integral part of these statements.

                 The Neodesha Savings and Loan Association, FSA

                         STATEMENT OF RETAINED EARNINGS


Balance at October 1, 1995                             $      1,012,500

Net earnings for the year ended September 30, 1996                2,810
                                                       ----------------

Balance at September 30, 1996                                 1,015,310

Net earnings for the year ended September 30, 1997               76,970
                                                       ----------------

Balance at September 30, 1997                                 1,092,280

Net earnings for the six months ended March 31,
   1998 (unaudited)                                              30,058
                                                       ----------------

Balance at March 31, 1998 (unaudited)                  $      1,122,338
                                                       ================


The accompanying notes are an integral part of this statement.

                 The Neodesha Savings and Loan Association, FSA

                            STATEMENTS OF CASH FLOWS

                                                                      Six months ended                         Year ended
                                                                          March 31,                           September 30,
                                                               ------------------------------      -------------------------------
                                                                      1998             1997               1997               1996
                                                                      ----             ----               ----               ----
                                                                         (Unaudited)
Cash flows from operating activities
   Net earnings                                                $      30,058      $    37,507      $      76,970       $     2,810
   Adjustments to reconcile net earnings to net cash
      provided by operating activities
         Depreciation                                                 14,741           14,973             30,495            30,946
         Provision for loan losses                                     3,000            3,000              6,000             6,000
         Amortization of premiums and discounts on
            investments and mortgage-backed securities                   482              638                965             1,220
         Deferred income taxes                                          (259)             228              1,905            (1,785)
         Loss on sale of repossessed assets                               --               --              5,274             6,730
         Increase (decrease) in cash due to changes in
            Accrued interest receivable                                4,781            9,160              2,887            (3,617)
            Other assets                                             (11,737)          (1,606)            12,953            18,610
            Accrued expenses and other liabilities                   (18,179)         (89,004)           (71,499)           78,958
                                                               -------------      -----------      -------------     -------------
               Net cash provided by (used in)
                   operating activities                               22,887          (25,104)            65,950           139,872

Cash flows from investing activities
   Proceeds from maturities and repayment of
      held-to-maturity securities                                    113,167               --            400,000           200,000
   Purchase of held-to-maturity securities                                --               --           (302,484)         (200,313)
   Purchase of Federal Home Loan Bank stock                           (5,200)          (4,000)            (8,600)           (7,600)
   Net (increase) decrease in loans                                  379,087         (231,691)           (15,997)         (446,441)
   Capital expenditures                                               (6,393)          (2,829)           (15,053)          (39,720)
   Proceeds from sale of repossessed assets                               --               --              1,500            30,755
                                                               -------------      -----------    ---------------     -------------
         Net cash provided by (used in)
            investing activities                                     480,661         (238,520)            59,366          (463,319)

Cash flows from financing activities
   Net increase (decrease) in deposits                              (789,520)        (477,477)           155,956         1,025,887
   Net increase (decrease) in advances from
      borrowers for taxes and insurance                                1,219          (23,656)           (18,130)          (39,028)
   Net increase (decrease) in Federal Home
      Loan Bank advances                                             300,000          600,000           (400,000)         (450,000)
                                                               -------------      -----------      -------------     -------------
         Net cash provided by (used in)
            financing activities                                    (488,301)          98,867           (262,174)          536,859
                                                               -------------      -----------      -------------     -------------
Net increase (decrease) in cash and
   cash equivalents                                                   15,247         (164,757)          (136,858)          213,412
Cash and cash equivalents at beginning of period                     635,237          772,095            772,095           558,683
                                                               -------------      -----------      -------------     -------------

Cash and cash equivalents at end of period                     $     650,484      $   607,338      $     635,237        $  772,095
                                                               =============      ===========      =============        ==========

                                       5

                                 The Neodesha Savings and Loan Association, FSA

                                                                      Six months ended                         Year ended
                                                                          March 31,                           September 30,
                                                                ------------------------------      -----------------------------
                                                                      1998             1997               1997               1996
                                                                      ----             ----               ----               ----
                                                                         (Unaudited)
Supplemental disclosures of cash flow information

   Cash paid during the period for

      Income taxes                                             $      19,915      $          --    $            --      $      2,642
      Interest                                                       272,075            280,536            566,352           568,759

   Noncash investing and financing activities
      Transfer from loans to real estate acquired
         through foreclosure                                           2,522             26,825             41,838                --
      Issuance of loans receivable in connection with
         the sale of real estate acquired through
         foreclosure                                                      --                 --             10,531            34,377


The accompanying notes are an integral part of these statements.

                 The Neodesha Savings and Loan Association, FSA

                          NOTES TO FINANCIAL STATEMENTS

                     March 31, 1998 and 1997 (unaudited) and
                           September 30, 1997 and 1996


NOTE A - SUMMARY OF ACCOUNTING POLICIES

     The Neodesha Savings and Loan Association, FSA (the "Association") conducts a general banking business in southeastern Kansas which consists of attracting deposits from the general public and applying those funds to the origination of loans for residential, consumer and nonresidential purposes and the purchase of investment and mortgage-backed securities. The Association's profitability is significantly dependent on net interest income, which is the difference between interest income generated from interest-earning assets (i.e., loans and investments) and the interest expense paid on interest-bearing liabilities (i.e., customer deposits and borrowed funds). Net interest income is affected by the relative amount of interest-earning assets and interest-bearing liabilities and the interest received or paid on these balances. The level of interest rates paid or received by the Association can be significantly influenced by a number of environmental factors, such as governmental monetary policy, that are outside of management's control.

     The financial information presented herein has been prepared in accordance with generally accepted accounting principles (GAAP) and general accounting practices within the financial services industry. In preparing financial statements in accordance with GAAP, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the reporting period. Actual results could differ from such estimates.

     The financial statements as of March 31, 1998, and for the six-month periods ended March 31, 1998 and 1997 are unaudited. In the opinion of management, all adjustments, consisting only of normal recurring accruals, necessary for a fair presentation of financial position and results of operations have been made.

     The following is a summary of the Association's significant accounting policies which have been consistently applied in the preparation of the accompanying financial statements.

     1. Cash equivalents

     For purposes of reporting cash flows, cash and cash equivalents include cash, due from banks, and other interest-bearing deposits.

     2. Investment securities and mortgage-backed securities

     Investment securities and mortgage-backed securities are classified as held-to-maturity securities as the Association has the positive intent and ability to hold the securities to maturity. Held-to-maturity securities are reported at amortized cost.

                 The Neodesha Savings and Loan Association, FSA

                     March 31, 1998 and 1997 (unaudited) and
                           September 30, 1997 and 1996


NOTE A - SUMMARY OF ACCOUNTING POLICIES - Continued

     Premiums and discounts on investment securities are amortized to operations over the term of the security using the level yield method. Premiums and discounts on mortgage-backed securities are amortized and accreted to operations using the level yield method over the estimated life of the underlying loans collateralizing the securities.

     3. Loans receivable

     Loans receivable that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off are reported at their outstanding principal balance, adjusted for any charge-offs, the allowance for loan losses, unearned discounts and net deferred loan origination fees.

     The allowance for loan losses is increased by charges to operations and decreased by charge-offs (net of recoveries). Management's periodic evaluation of the adequacy of the allowance is based on the Association's past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower's ability to repay, estimated value of any underlying collateral and current economic conditions.

     Specific reserves are established for any impaired nonresidential loan for which the recorded investment in the loan exceeds the measured value of the loan. Loans subject to impairment valuation are defined as nonaccrual loans or any other loan where it is probable that all amounts due according to the contractual terms will not be collected, exclusive of smaller balance homogenous loans such as home equity, consumer and 1-4 family residential real estate loans. The values of loans subject to impairment valuation are determined based on the present value of expected future cash flows, the market price of the loans, or the fair values of the underlying collateral if the loan is collateral dependent.

     Uncollectible interest on loans that are contractually past due is charged off or an allowance is established based on management's periodic evaluation. The allowance is established by a charge to interest income equal to all interest previously accrued. Income is subsequently recognized only to the extent cash payments are received until, in management's judgment, the borrower's ability to make periodic interest and principal payments is back to normal, in which case the loan is returned to accrual status. If the collection of principal in whole or in part is in doubt, all payments received on nonaccrual loans are credited to principal until such doubt is eliminated.

                 The Neodesha Savings and Loan Association, FSA

                     March 31, 1998 and 1997 (unaudited) and
                           September 30, 1997 and 1996


NOTE A - SUMMARY OF ACCOUNTING POLICIES - Continued

     4. Real estate acquired through foreclosure

     Real estate properties acquired through, or in lieu of, loan foreclosure are to be sold and are initially recorded at fair value at the date of foreclosure establishing a new cost basis. After foreclosure, valuations are periodically performed by management and the real estate is carried at the lower of carrying amount or fair value less cost to sell.

     5. Premises and equipment

     Premises and equipment are carried at cost less accumulated depreciation. Depreciation is included in occupancy and equipment expense and is provided by the straight-line method over the following estimated useful lives:

                                                               Years
                                                               -----
           Building                                            15-45
           Furniture, fixtures and equipment                     5-7
           Automobile                                              5

     The costs of maintenance and repairs are charged to operations as incurred. The costs of significant additions, renewals and betterments to depreciable properties are capitalized and depreciated over the remaining or extended estimated useful lives of the properties. Gains and losses on disposition of property and equipment are included in operations.

     6. Income taxes

     Deferred tax assets and liabilities are determined based on the differences between the financial accounting and tax basis of assets and liabilities. Deferred tax assets or liabilities at the end of each period are determined using the currently enacted tax rate expected to apply to taxable income in the periods in which the deferred tax asset or liability is expected to be settled or realized.

                 The Neodesha Savings and Loan Association, FSA

                     March 31, 1998 and 1997 (unaudited) and
                           September 30, 1997 and 1996


NOTE B - INVESTMENT SECURITIES

     The amortized cost, gross unrealized gains, gross unrealized losses and estimated fair value of held-to-maturity investment securities are as follows:

                                          March 31, 1998 (unaudited)
                               -------------------------------------------------
                                               Gross        Gross      Estimated
                                Amortized   unrealized   unrealized      fair
                                  cost         gains       losses        value
                               ----------   ----------   ----------   ----------
U.S. Government agency
  obligations ................ $2,414,701     $13,078      $ 2,179    $2,425,600
Obligations of states and
  political subdivisions .....    603,572       1,072          548       604,096
                               ----------     -------      -------    ----------
                               $3,018,273     $14,150      $ 2,727    $3,029,696
                               ==========     =======      =======    ==========


                                               September 30, 1997
                               -------------------------------------------------
                                               Gross        Gross      Estimated
                                Amortized   unrealized   unrealized      fair
                                  cost         gains       losses        value
                               ----------   ----------   ----------   ----------
U.S. Government agency
  obligations ................ $2,513,864     $ 8,718      $ 4,679    $2,517,903
Obligations of states and
  political subdivisions .....    603,111          16        4,393       598,734
                               ----------     -------      -------    ----------
                               $3,116,975     $ 8,734      $ 9,072    $3,116,637
                               ==========     =======      =======    ==========


                                               September 30, 1996
                               -------------------------------------------------
                                               Gross        Gross      Estimated
                                Amortized   unrealized   unrealized      fair
                                  cost         gains       losses        value
                               ----------   ----------   ----------   ----------
U.S. Government agency
  obligations ................ $2,613,030     $ 3,699      $29,442    $2,587,287
Obligations of states and
  political subdivisions .....    602,350          --       20,917       581,433
                               ----------     -------      -------    ----------
                               $3,215,380     $ 3,699      $50,359    $3,168,720
                               ==========     =======      =======    ==========

                 The Neodesha Savings and Loan Association, FSA

                     March 31, 1998 and 1997 (unaudited) and
                           September 30, 1997 and 1996


NOTE B - INVESTMENT SECURITIES - Continued


     The amortized cost and estimated fair value of investment securities at September 30, 1997, by contractual maturities are shown below. Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                                  Estimated
                                                   Amortized        fair
         Held to maturity                            cost           value
         ----------------                         ----------     ----------
     Due in one year or less ..................   $  899,917     $  899,621
     Due in two to five years .................    2,024,218      2,027,296
     Due after five years .....................      192,840        189,720
                                                  ----------     ----------
                                                  $3,116,975     $3,116,637
                                                  ==========     ==========

     Investment securities with a fair value of $1,325,557, $1,721,868 and $1,477,253 at March 31, 1998, September 30, 1997 and 1996, respectively, were pledged to secure government and other public deposits.


NOTE C - MORTGAGE-BACKED SECURITIES

     The amortized cost, gross unrealized gains, gross unrealized losses and estimated fair value of held-to-maturity mortgage-backed securities are summarized as follows:

                                                  Gross       Gross    Estimated
                                    Amortized  unrealized  unrealized    fair
                                      cost        gains      losses      value
                                   ----------  ----------  ----------  ---------
Collateralized mortgage obligations
  March 31, 1998 (unaudited) ...... $237,651     $   --      $3,207     $234,444
  September 30, 1997 ..............  252,598         --       3,648      248,950
  September 30, 1996 ..............  252,674         --       7,349      245,325

     Mortgage-backed securities generally mature ratably over the 30-year term of the underlying loans collateralizing the securities. Expected maturities on mortgage-backed securities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                 The Neodesha Savings and Loan Association, FSA

                     March 31, 1998 and 1997 (unaudited) and
                           September 30, 1997 and 1996


NOTE D - LOANS RECEIVABLE

     Loans receivable are summarized as follows:

                                                              September 30,
                                             March 31,   ----------------------
                                               1998         1997        1996
                                            -----------     ----        ----
                                            (Unaudited)
     First mortgage loans
       Secured by one-to-four family
         residences .......................  $6,992,641  $7,237,089  $7,455,070
       Secured by multi-family residences .        --          --         5,029
       Nonresidential .....................      49,917      72,328     105,392
       Construction .......................        --          --        70,000
                                             ----------  ----------  ----------
         Total first mortgage loans .......   7,042,558   7,309,417   7,635,491

     Consumer and other loans
       Savings ............................     115,990     123,254     142,200
       Automobile .........................   1,797,388   1,871,580   1,606,000
       Unsecured term .....................     109,575     118,108     108,890
       Other ..............................     111,895     138,569     167,122
                                             ----------  ----------  ----------
         Total consumer and other loans ...   2,134,848   2,251,511   2,024,212

     Less
       Allowance for loan losses ..........     (84,572)    (88,954)   (101,324)
       Loans in process ...................        --          --       (57,092)
       Unearned discounts .................      (4,707)     (3,988)    (11,991)
                                             ----------  ----------  ----------
                                                (89,279)    (92,942)   (170,407)
                                             ----------  ----------  ----------
         Net loans receivable .............  $9,088,127  $9,467,986  $9,489,296
                                             ==========  ==========  ==========


    Activity in the allowance for loan losses is summarized as follows:

                                        Six months ended        Year ended
                                            March 31,          September 30,
                                       ------------------   -------------------
                                         1998      1997       1997       1996
                                         ----      ----       ----       ----
                                           (Unaudited)

Balance at beginning of period ......  $88,954   $101,324   $101,324   $107,410
Provision charged to operations .....    3,000      3,000      6,000      6,000
Loans charged off, net ..............   (7,382)   (10,851)   (18,370)   (12,086)
                                       -------   --------   --------   --------
Balance at end of period ............  $84,572   $ 93,473   $ 88,954   $101,324
                                       =======   ========   ========   ========

                 The Neodesha Savings and Loan Association, FSA

                     March 31, 1998 and 1997 (unaudited) and
                           September 30, 1997 and 1996


NOTE D - LOANS RECEIVABLE - Continued

     The Association's lending efforts have historically focused on one-to-four family residential real estate loans, which comprise approximately 76%, 76% and 77% of the total loan portfolio at March 31, 1998 and September 30, 1997 and 1996, respectively. Approximately 16%, 17% and 19% at March 31, 1998 and September 30, 1997 and 1996, respectively, of the Association's one-to-four family residential real estate loans are secured by properties located outside of the primary lending area of Wilson and surrounding Kansas counties. Generally, such loans have been underwritten on the basis of 80% to 90% loan-to-value ratio. The Association, as with any lending institution, is subject to the risk that real estate values could deteriorate in its primary lending area thereby impairing collateral values. Management believes, however, that real estate values in the Association's primary lending area are currently stable or increasing.

     Approximately 24%, 24% and 23% at March 31, 1998 and September 30, 1997 and 1996, respectively, of the loan portfolio is comprised of consumer and other nonresidential loans.

     In the normal course of business, the Association makes loans to directors, executive officers and related entities. An analysis of aggregate loan activity with this group is as follows:

                                                      Six months
                                                         ended      Year ended
                                                       March 31,   September 30,
                                                          1998          1997
                                                      -----------  -------------
                                                      (Unaudited)

     Loans outstanding at beginning of period .......   $41,940      $ 31,377
       New loans ....................................     6,273        29,889
       Repayments ...................................    (2,210)      (19,326)
                                                        -------      --------
     Loans outstanding at end of period .............   $46,003      $ 41,940
                                                        =======      ========

     The Association has no impaired loans which are not included in smaller balance homogeneous home equity, consumer and 1-4 family residential real estate loans. Nonaccrual loans totaled $173,030, $156,989 and $131,249 at March 31, 1998 and September 30, 1997 and 1996, respectively. Interest income that would have been recorded under the original terms of such loans approximated $5,200, $5,300, $9,900 and $8,600 for the six months ended March 31, 1998 and 1997 and the years ended September 30, 1997 and 1996, respectively. Interest income that was recorded was insignificant for all periods presented. The Association is not committed to make additional loans to borrowers whose loans have been modified.

                 The Neodesha Savings and Loan Association, FSA

                     March 31, 1998 and 1997 (unaudited) and
                           September 30, 1997 and 1996


NOTE E - ACCRUED INTEREST RECEIVABLE

     Accrued interest receivable is summarized as follows:

                                                              September 30,
                                              March 31,   ---------------------
                                                1998         1997        1996
                                             -----------     ----        ----
                                             (Unaudited)

     Loans receivable ......................  $  68,717   $  71,656   $  77,809
     Investment securities .................     50,124      51,889      48,624
     Mortgage-backed securities ............      1,210       1,287       1,286
                                              ---------   ---------   ---------
                                              $ 120,051   $ 124,832   $ 127,719
                                              =========   =========   =========


NOTE F - PREMISES AND EQUIPMENT

     Premises and equipment are summarized as follows:

                                                              September 30,
                                              March 31,   ---------------------
                                                1998         1997        1996
                                             -----------     ----        ----
                                             (Unaudited)

     Land ..................................  $  67,121   $  67,121   $  67,121
     Building ..............................    402,031     398,586     389,711
     Furniture, fixtures and equipment .....    236,363     233,414     227,237
     Automobile ............................     25,436      25,436      25,436
                                              ---------   ---------   ---------
                                                730,951     724,557     709,505
     Less accumulated depreciation .........   (355,415)   (340,673)   (310,179)
                                              ---------   ---------   ---------
                                              $ 375,536   $ 383,884   $ 399,326
                                              =========   =========   =========

                 The Neodesha Savings and Loan Association, FSA

                     March 31, 1998 and 1997 (unaudited) and
                           September 30, 1997 and 1996


NOTE G - DEPOSITS

     Deposits are summarized as follows:

                                      Weighted                                         September 30,
                                       average                          ------------------------------------------
                                       rate at       March 31, 1998             1997                  1996
                                      March 31,   --------------------  --------------------  --------------------
                                         1998        Amount    Percent     Amount    Percent     Amount    Percent
                                     -----------     ------    -------     ------    -------     ------    -------
                                     (Unaudited)       (Unaudited)
Noninterest-bearing .................     --%     $   260,591    2.16%  $   448,753    3.49%  $   511,085    4.03%
NOW accounts ........................   2.75        1,553,901   12.88     1,440,289   11.20     1,484,231   11.69
Super NOW accounts ..................   3.23          487,383    4.04       563,740    4.39       554,140    4.36
Money market accounts ...............   4.00        1,732,764   14.36     2,074,067   16.14     1,623,114   12.78
                                        ----      -----------  ------   -----------  ------   -----------  ------
    Total demand deposits ...........   3.17        4,034,639   33.44     4,526,849   35.22     4,172,570   32.86

Passbook savings accounts ...........   3.00        1,806,445   14.97     2,000,521   15.56     1,777,783   14.00

Certificates of deposit
  4.00% to 4.99% ....................   4.68          818,855    6.79     1,395,349   10.85     2,163,632   17.04
  5.00% to 5.99% ....................   5.29        4,040,307   33.49     3,044,573   23.69     2,540,390   20.00
  6.00% to 6.99% ....................   6.23        1,364,512   11.31     1,886,986   14.68     2,043,947   16.10
                                        ----      -----------  ------   -----------  ------   -----------  ------
    Total certificates of deposit ...   5.42        6,223,674   51.59     6,326,908   49.22     6,747,969   53.14
                                        ----      -----------  ------   -----------  ------   -----------  ------
    Total deposits ..................   4.31%     $12,064,758  100.00%  $12,854,278  100.00%  $12,698,322  100.00%
                                        ====      ===========  ======   ===========  ======   ===========  ======

                 The Neodesha Savings and Loan Association, FSA

                     March 31, 1998 and 1997 (unaudited) and
                           September 30, 1997 and 1996


NOTE G - DEPOSITS - Continued

     The aggregate amount of certificates of deposit and savings with a minimum denomination of $100,000 was $1,414,683, $1,312,324 and $1,326,272 at March
     31, 1998 and September 30, 1997 and 1996, respectively.

     Scheduled maturities of certificates of deposit are as follows:

     March 31, 1998 (unaudited)
     --------------------------
                                  Less than    One to      Three to
                                   one year  three years  five years     Total
                                  ---------  -----------  ----------     -----
     4.00% to 4.99% ...........  $  818,855   $       --   $     --   $  818,855
     5.00% to 5.99% ...........   2,572,475    1,340,299    127,534    4,040,308
     6.00% to 6.99% ...........     721,651      642,860         --    1,364,511
                                 ----------   ----------   --------   ----------
                                 $4,112,981   $1,983,159   $127,534   $6,223,674
                                 ==========   ==========   ========   ==========

     September 30, 1997
     ------------------
                                  Less than    One to      Three to
                                   one year  three years  five years     Total
                                  ---------  -----------  ----------     -----
     4.00% to 4.99% ...........  $1,395,349   $       --   $     --   $1,395,349
     5.00% to 5.99% ...........   1,846,962    1,164,262     33,349    3,044,573
     6.00% to 6.99% ...........   1,254,166      632,820         --    1,886,986
                                 ----------   ----------   --------   ----------
                                 $4,496,477   $1,797,082   $ 33,349   $6,326,908
                                 ==========   ==========   ========   ==========

     September 30, 1996
     ------------------
                                  Less than    One to      Three to
                                   one year  three years  five years     Total
                                  ---------  -----------  ----------     -----
     4.00% to 4.99% ...........  $2,034,797   $  128,835   $     --   $2,163,632
     5.00% to 5.99% ...........   1,708,281      750,110     81,999    2,540,390
     6.00% to 6.99% ...........     195,676    1,359,742    488,529    2,043,947
                                 ----------   ----------   --------   ----------
                                 $3,938,754   $2,238,687   $570,528   $6,747,969
                                 ==========   ==========   ========   ==========

                 The Neodesha Savings and Loan Association, FSA

                     March 31, 1998 and 1997 (unaudited) and
                           September 30, 1997 and 1996


NOTE G - DEPOSITS - Continued

     Interest expense on deposits is summarized as follows:

                                        Six months ended        Year ended
                                            March 31,          September 30,
                                       ------------------   -------------------
                                         1998      1997       1997       1996
                                         ----      ----       ----       ----
                                           (Unaudited)

     Certificates of deposit ........  $166,796  $172,222   $344,253   $357,796
     NOW accounts ...................    65,310    60,955     55,836     52,510
     Demand deposits ................    26,690    26,680    125,700    121,392
                                       --------  --------   --------   --------
                                       $258,796  $259,857   $525,789   $531,698
                                       ========  ========   ========   ========


NOTE H - ADVANCES FROM FEDERAL HOME LOAN BANK

     Advances from the Federal Home Loan Bank consist of the following:

                                                    Rate       Amount
                                                    ----       ------
     March 31, 1998 ...........................     6.28%     $400,000
     September 30, 1997 .......................     6.56       100,000
     September 30, 1996 .......................     6.03       500,000

     Advances from the Federal Home Loan Bank are on a renewable line of credit with a maximum borrowing amount of $2,638,000 at March 31, 1998 and September 30, 1997, and $2,474,000 at September 30, 1996. The line matures July 15, 1998. Interest is due monthly at a rate which varies with the New York Federal Funds rate. Assets of the Association are subject to a blanket pledge agreement to collateralize the advances.


 NOTE I - INCOME TAXES

     Income tax expense consists of the following:

                                        Six months ended        Year ended
                                            March 31,          September 30,
                                       -----------------    ------------------
                                         1998      1997       1997       1996
                                         ----      ----       ----       ----
                                           (Unaudited)

     Current ........................  $11,259   $12,772    $25,822    $ 2,439
     Deferred .......................     (259)      228      1,905     (1,785)
                                       -------   -------    -------    -------
                                       $11,000   $13,000    $27,727    $   654
                                       =======   =======    =======    =======

                 The Neodesha Savings and Loan Association, FSA

                     March 31, 1998 and 1997 (unaudited) and
                           September 30, 1997 and 1996


NOTE I - INCOME TAXES - Continued

     Reconciliation of income tax expense computed at the federal statutory rate of 34% and income tax expense is as follows:

                                          Six months ended       Year ended
                                              March 31,         September 30,
                                         -----------------   ------------------
                                           1998      1997      1997       1996
                                           ----      ----      ----       ----
                                             (Unaudited)
     Income tax expense at
       statutory rate .................  $13,960   $17,172   $ 32,456    $1,178
     Kansas privilege tax, net of
       federal tax benefit ............    1,827     2,248      4,664       154
     Effective rate differential ......   (5,875)   (5,850)   (11,750)     (658)
     Other ............................    1,088      (570)     2,357       (20)
                                         -------   -------   --------    ------
                                         $11,000   $13,000   $ 27,727    $  654
                                         =======   =======   ========    ======


     The tax effects of temporary differences that give rise to deferred tax assets and liabilities are as follows:

                                                                 September 30,
                                                   March 31,   -----------------
                                                     1998        1997      1996
                                                  -----------    ----      ----
                                                  (Unaudited)
     Deferred tax assets
       Allowance for loan losses ...............    $25,372    $25,786   $26,497
       Depreciation of property and equipment ..      2,738      2,738       645
       Other ...................................      4,780      2,547     3,254
                                                    -------    -------   -------
         Total deferred tax assets .............     32,890     31,071    30,396

     Deferred tax liabilities
       Federal Home Loan Bank stock dividends ..     33,660     32,100    29,520
                                                    -------    -------   -------
         Net deferred tax asset (liability) ....    $  (770)   $(1,029)  $   876
                                                    =======    =======   =======

                 The Neodesha Savings and Loan Association, FSA

                     March 31, 1998 and 1997 (unaudited) and
                           September 30, 1997 and 1996


NOTE I - INCOME TAXES - Continued

     The Association was allowed a special bad debt deduction based on a percentage of earnings, generally limited to 8% of otherwise taxable income and subject to certain limitations based on aggregate loans and savings account balances at the end of the year. This percentage of earnings bad debt deduction had accumulated to approximately $328,600 as of March 31, 1998. If the amounts that qualify as deductions for federal income tax purposes are later used for purposes other than for bad debt losses, including distributions in liquidation, such distributions will be subject to federal income taxes at the then current corporate income tax rate. The approximate amount of unrecognized deferred tax liability relating to the cumulative bad debt deduction is $110,000 at March 31, 1998.


NOTE J - STOCKHOLDERS' EQUITY AND REGULATORY CAPITAL

     The Association is subject to various regulatory capital requirements administered by the Office of Thrift Supervision (OTS). Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Association's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Association must meet specific capital guidelines that involve quantitative measures of the Association's assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. The Association's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

     Quantitative measures established by regulation to ensure capital adequacy require the Association to maintain minimum amounts and ratios (set forth in the table below) of total risk-based and Tier 1 capital to risk-weighted assets and of Tier 1 (core) capital and tangible capital to adjusted total assets. Management believes, as of March 31, 1998, that the Association meets all capital adequacy requirements to which it is subject.

                 The Neodesha Savings and Loan Association, FSA

                     March 31, 1998 and 1997 (unaudited) and
                           September 30, 1997 and 1996


NOTE J - STOCKHOLDERS' EQUITY AND REGULATORY CAPITAL - Continued

     As of March 31, 1998, the most recent notification from the OTS categorized the Association as well capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since that notification that management believes have changed the Association's category. To be categorized as well capitalized the Association must maintain minimum total risk-based, Tier 1 risk-based and Tier 1 (core) ratios as set forth in the table below.

                                                                                                  To be well capitalized under
                                         Actual            For capital adequacy purposes      prompt corrective action provisions
                                   ------------------   ----------------------------------    -----------------------------------
                                     Amount    Ratio     Amount             Ratio              Amount             Ratio
                                     ------    -----     ------             -----              ------             -----
As of March 31, 1998 (unaudited)
  Total risk-based capital ......  $1,209,000   17.3%   $558,000   greater or equal to 8.0%   $698,000   greater or equal to 10.0%
  Tier 1 risk-based capital .....   1,124,000   16.1     279,000   greater or equal to 4.0     419,000   greater or equal to  6.0
  Tier 1 (core) capital .........   1,124,000    8.2     410,000   greater or equal to 3.0     684,000   greater or equal to  5.0
  Tangible capital ..............   1,124,000    8.2     205,000   greater or equal to 1.5          --                         --


                                                                                                  To be well capitalized under
                                         Actual            For capital adequacy purposes      prompt corrective action provisions
                                   ------------------   ----------------------------------    -----------------------------------
                                     Amount    Ratio     Amount             Ratio              Amount             Ratio
                                     ------    -----     ------             -----              ------             -----
As of September 30, 1997
  Total risk-based capital ......  $1,181,000   16.4%   $577,000   greater or equal to 8.0%   $722,000   greater or equal to 10.0%
  Tier 1 risk-based capital .....   1,092,000   15.1     289,000   greater or equal to 4.0     433,000   greater or equal to  6.0
  Tier 1 (core) capital .........   1,092,000    7.7     425,000   greater or equal to 3.0     708,000   greater or equal to  5.0
  Tangible capital ..............   1,092,000    7.7     212,000   greater or equal to 1.5          --                         --


                                                                                                  To be well capitalized under
                                         Actual            For capital adequacy purposes      prompt corrective action provisions
                                   ------------------   ----------------------------------    -----------------------------------
                                     Amount    Ratio     Amount             Ratio              Amount             Ratio
                                     ------    -----     ------             -----              ------             -----
As of September 30, 1996
  Total risk-based capital ......  $1,106,000   15.3%   $578,000   greater or equal to 8.0%   $722,000   greater or equal to 10.0%
  Tier 1 risk-based capital .....   1,015,000   14.1     289,000   greater or equal to 4.0     433,000   greater or equal to  6.0
  Tier 1 (core) capital .........   1,015,000    7.0     432,000   greater or equal to 3.0     721,000   greater or equal to  5.0
  Tangible capital ..............   1,015,000    7.0     216,000   greater or equal to 1.5          --                         --

                 The Neodesha Savings and Loan Association, FSA

                     March 31, 1998 and 1997 (unaudited) and
                           September 30, 1997 and 1996


NOTE K - RECENT LEGISLATIVE DEVELOPMENTS

     The deposit accounts of the Association and other savings associations are insured by the FDIC in the Savings Association Insurance Fund ("SAIF"). The reserves of the SAIF were below the level required by law, because a significant portion of the assessments paid into the fund were used to pay the cost of prior thrift failures. The deposit accounts of commercial banks are insured by the FDIC in the Bank Insurance Fund ("BIF"), except to the extent such banks have acquired SAIF deposits. The reserves of the BIF met the level required by law in May 1995. As a result of the respective reserve levels of the funds, deposit insurance assessments paid by healthy savings associations exceeded those paid by healthy commercial banks by approximately $.19 per $100 in deposits in 1995. In 1996 and 1997, no BIF assessments were required for healthy commercial banks except for a $2,000 minimum fee.

     Legislation was enacted to recapitalize the SAIF that provides for a special assessment totaling $.657 per $100 of SAIF deposits held at March 31, 1995, in order to increase SAIF reserves to the level required by law. The Association had $12.0 million in deposits at March 31, 1995, resulting in an assessment of approximately $79,000, or $55,000 after tax, which was charged to operations in the fourth quarter of fiscal 1996.

     A component of the recapitalization plan provides for the merger of the SAIF and BIF on January 1, 1999. However, the SAIF recapitalization legislation currently provides for an elimination of the thrift charter or of the separate federal regulation of thrifts prior to the merger of the deposit insurance funds. As a result, the Association would be regulated as a bank under federal laws which would subject it to the more restrictive activity limits imposed on national banks.


NOTE L - COMMITMENTS

     The Association is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers including commitments to extend credit. Such commitments involve, to varying degrees, elements of credit and interest-rate risk in excess of the amount recognized in the balance sheets. The contract or notional amounts of the commitments reflect the extent of the Association's involvement in such financial instruments.

     The Association's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit is represented by the contractual notional amount of those instruments. The Association uses the same credit policies in making commitments and conditional obligations as those utilized for on-balance-sheet instruments. The Association's commitments to extend credit at March 31, 1998 include first mortgage loans with variable rates of 7.62% to 7.96% totaling $128,400.

                 The Neodesha Savings and Loan Association, FSA

                     March 31, 1998 and 1997 (unaudited) and
                           September 30, 1997 and 1996


NOTE M - MERGER/CONVERSION

     On February 18, 1998, the Boards of Directors of The Neodesha Savings and Loan Association, FSA (Neodesha) and First Independence Corporation and its subsidiary, First Federal Savings and Loan Association of Independence, adopted a Plan of Merger Conversion. Pursuant to the Plan, Neodesha will combine with First Federal Savings and Loan through the conversion of Neodesha from a mutual savings and loan association to a stock savings and loan association and the simultaneous merger of Neodesha into First Federal Savings and Loan. The transaction is subject to approval by regulatory authorities.

     Pursuant to the conversion merger transaction First Independence Corporation will issue new common shares with a fair value equal to the appraised value of Neodesha. The appraised value of Neodesha is currently anticipated to range from $1,530,000 to $2,070,000.

     At the date of conversion, the merged association will establish a liquidation account equal to the amount of retained earnings contained in the offering circular. The liquidation account will be maintained for the benefit of the merged association's eligible savings account holders who maintain deposit accounts in First Federal Savings and Loan after conversion.

     In the event of a complete liquidation (and only in such event), each eligible savings account holder will be entitled to receive a pro rata liquidation distribution from the liquidation account in the amount of the then current adjusted balance of deposit accounts held, before any liquidation distribution may be made with respect to common stock. Except for the repurchase of stock and payment of dividends, the existence of the liquidation account will not restrict the use or application of such retained earnings by the First Federal Savings and Loan.

     Subsequent to consummation of the transaction, the First Federal Savings and Loan may not declare or pay a cash dividend on or repurchase any of its common stock, if the effect thereof would cause stockholders' equity to be reduced below either the amount required for the combined liquidation accounts or the regulatory capital requirements for insured institutions.


NOTE N - FAIR VALUE OF FINANCIAL INSTRUMENTS

     The following methods and assumptions were used to estimate the fair value of each class of financial instruments at March 31, 1998 and September 30, 1997 and 1996.

                 The Neodesha Savings and Loan Association, FSA

                     March 31, 1998 and 1997 (unaudited) and
                           September 30, 1997 and 1996


NOTE N - FAIR VALUE OF FINANCIAL INSTRUMENTS - CONTINUED

     Cash and cash equivalents: The balance sheet carrying amounts for cash and short-term instruments approximate the estimated fair values of such assets.

     Investment securities and mortgage-backed securities: Fair values for investment securities and mortgage-backed securities are based on quoted market prices, if available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments.

     Loans receivable: For variable rate loans that reprice frequently and which entail no significant change in credit risk, fair values are based on the carrying values. The estimated fair values of fixed rate loans are estimated based on discounted cash flow analyses using prepayment assumptions and interest rates currently offered for loans with similar terms to borrowers of similar credit quality. Nonperforming loans have not been discounted. The carrying amount of accrued interest receivable approximates its fair value.

     Commitments to extend credit: No premium or discount was ascribed to loan commitments because when funded virtually all funding will be at current market rates.

     Federal  Home  Loan  Bank  stock:   The  balance  sheet   carrying   amount
     approximates the stocks fair value.

     Deposit liabilities: The fair values estimated for demand deposits, NOW accounts, savings and certain types of money market accounts are, by definition, equal to the amount payable on demand at the reporting date (i.e., their carrying amounts). The carrying amounts of variable rate, fixed-term money market accounts and certificates of deposit approximate their fair values at the reporting date. Fair values of fixed rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered to a schedule of aggregated expected monthly time deposit maturities. The carrying amount of accrued interest payable approximates its fair value.

     Advances from Federal Home Loan Bank: Variable rate advances fair values are considered equal to their carrying values.

                 The Neodesha Savings and Loan Association, FSA

                     March 31, 1998 and 1997 (unaudited) and
                           September 30, 1997 and 1996


NOTE N - FAIR VALUE OF FINANCIAL INSTRUMENTS - Continued

     The following table provides summary information on the fair value of financial instruments. Such information does not purport to represent the aggregate net fair value of the Association. Further, the fair value estimates are based on various assumptions, methodologies and subjective considerations, which vary widely among different financial institutions and which are subject to change. The carrying amounts are the amounts at which the financial instruments are reported in the financial statements.

                                                     March 31, 1998 (unaudited)
                                                    ----------------------------
                                                       Carrying      Estimated
                                                      amount of      fair value
                                                      assets and   of assets and
                                                    (liabilities)  (liabilities)
                                                    -------------  -------------
     Cash and cash equivalents .................... $    650,484   $    650,484
     Investment securities held to maturity .......    3,018,273      3,029,699
     Mortgage-backed securities held to maturity ..      237,651        234,444
     Loans ........................................    9,172,699      9,262,923
     Federal Home Loan Bank stock .................      139,500        139,500
     Deposits .....................................  (12,064,758)   (12,073,870)
     Advances from Federal Home Loan Bank .........     (400,000)      (400,000)


                                                         September 30, 1997
                                                    ----------------------------
                                                       Carrying      Estimated
                                                      amount of      fair value
                                                      assets and   of assets and
                                                    (liabilities)  (liabilities)
                                                    -------------  -------------
     Cash and cash equivalents .................... $    635,237   $    635,237
     Investment securities held to maturity .......    3,116,975      3,116,637
     Mortgage-backed securities held to maturity ..      252,598        248,950
     Loans ........................................    9,556,940      9,639,390
     Federal Home Loan Bank stock .................      134,300        134,300
     Deposits .....................................  (12,854,278)   (12,856,144)
     Advances from Federal Home Loan Bank .........     (100,000)      (100,000)

                 The Neodesha Savings and Loan Association, FSA

                     March 31, 1998 and 1997 (unaudited) and
                           September 30, 1997 and 1996


NOTE N - FAIR VALUE OF FINANCIAL INSTRUMENTS - Continued


                                                         September 30, 1996
                                                    ----------------------------
                                                       Carrying      Estimated
                                                      amount of      fair value
                                                      assets and   of assets and
                                                    (liabilities)  (liabilities)
                                                    -------------  -------------
     Cash and cash equivalents .................... $    772,095   $    772,095
     Investment securities held to maturity .......    3,215,380      3,168,720
     Mortgage-backed securities held to maturity ..      252,674        245,325
     Loans ........................................    9,590,620      9,675,574
     Federal Home Loan Bank stock .................      125,700        125,700
     Deposits .....................................  (12,698,322)   (12,714,492)
     Advances from Federal Home Loan Bank .........     (500,000)      (500,000)

      No person has been authorized to give any information or to make any representation other than as contained in this Prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by First Independence Corporation. This Prospectus does not constitute an offer to sell or the solicitation of an offer to buy any security other than the shares of Common Stock offered hereby to any person in any jurisdiction in which such offer or solicitation is not authorized, or in which the person making such offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this Prospectus nor any sale hereunder shall, under any circumstances, create any implication that information herein is correct as of any time subsequent to the date hereof.


                               Table of Contents

                                                                            Page
                                                                            ----











Until the later of ___________, 1998 or 25 days after the commencement of the Offering, all dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a Prospectus. This is in addition to the obligation of dealers to deliver a Prospectus when acting as under writers and with respect to their unsold allotments or subscriptions.



                               First Independence
                                   Corporation









                                 185,590 Shares
                                 of Common Stock
                              (Anticipated Maximum)


                                   PROSPECTUS



                               Trident Securities,
                                      Inc.



                            _______________ ___, 1998

THESE SECURITIES ARE NOT DEPOSITS OR ACCOUNTS AND ARE NOT FEDERALLY INSURED OR GUARANTEED

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


Item 24. Indemnification of Directors and Officers

         Article Eleventh of the Holding Company's Certificate of Incorporation provides for indemnification of directors and officers of the Holding Company against any and all liabilities, judgments, fines and reasonable settlements, costs, expenses and attorneys' fees incurred in any actual, threatened or potential proceeding, except to the extent that such indemnification is limited by Delaware law and such law cannot be varied by contract or bylaw. Article Eleventh also provides for the authority to purchase insurance with respect thereto.

         Section 145 of the General Corporation Law of the State of Delaware authorizes a corporation's Board of Directors to grant indemnity under certain circumstances to directors and officers, when made, or threatened to be made, parties to certain proceedings by reason of such status with the corporation, against judgments, fines, settlements and expenses, including attorneys' fees. In addition, under certain circumstances such persons may be indemnified against expenses actually and reasonably incurred in defense of a proceeding by or on behalf of the corporation. Similarly, the corporation, under certain circumstances, is authorized to indemnify directors and officers of other corporations or enterprises who are serving as such at the request of the corporation, when such persons are made, or threatened to be made, parties to certain proceedings by reason of such status, against judgments, fines, settlements and expenses, including attorneys' fees; and under certain circumstances, such persons may be indemnified against expenses actually and reasonably incurred in connection with the defense or settlement of a proceeding by or in the right of such other corporation or enterprise. Indemnification is permitted where such person (i) was acting in good faith; (ii) was acting in a manner he reasonably believed to be in or not opposed to the best interests of the corporation or other corporation or enterprise, as appropriate; (iii) with respect to a criminal proceeding, has no reasonable cause to believe his conduct was unlawful; and (iv) was not adjudged to be liable to the corporation or other corporation or enterprise (unless the court where the proceeding was brought determines that such person is fairly and reasonably entitled to indemnity).

         Unless ordered by a court, indemnification may be made only following a determination that such indemnification is permissible because the person being indemnified has met the requisite standard of conduct. Such determination may be made (i) by the Board of Directors of the Holding Company by a majority vote of a quorum consisting of directors not at the time parties to such proceeding; or
(ii) if such a quorum cannot be obtained or the quorum so directs, then by independent legal counsel in a written opinion; or (iii) by the stockholders.

         Section 145 also permits expenses incurred by directors and officers in defending a proceeding to be paid by the corporation in advance of the final disposition of such proceedings upon the receipt of an undertaking by the director or officer to repay such amount if it is ultimately determined that he is not entitled to be indemnified by the corporation against such expenses.

Item 25. Other Expenses of Issuance and Distribution

         Set forth below is an estimate of the amount of fees and expenses (other than underwriting discounts and commissions) to be incurred in connection with the issuance of the shares.

Counsel fees and expenses.............................................. $150,000
Accounting fees and expenses...........................................   60,000
Appraisal and business plan  preparation fees and expenses.............   30,000
Conversion Agent fees and expenses.....................................   10,000
Underwriting fees(1) (including financial advisory fee and expenses)...   85,000
Underwriter's counsel fees and expenses................................   47,500
Printing, postage and mailing..........................................   30,000
Registration and Filing Fees...........................................   15,000
Blue Sky fees and expenses.............................................    6,000
Stock Transfer Agent and Certificates..................................    6,000
Other expenses(1)......................................................   10,500
                                                                        --------
     TOTAL............................................................. $450,000
                                                                        ========
------------------
(1)  Based on maximum of Estimated Valuation Range.

Item 26. Recent Sales of Unregistered Securities

         The Registrant is newly incorporated, solely for the purpose of acting as the holding company of The Neodesha Savings & Loan Association, F.S.A., pursuant to the Plan of Conversion (filed as Exhibit 2 herein), and no sales of its securities have occurred to date.

Item 27. Exhibits and Financial Statement Schedules

(a) Exhibits:

1.1   Letter Agreement Regarding Marketing Agent
1.2   Form of Agency Agreement(1)
2.1   Plan of Merger Conversion
2.2   Agreement and Plan of Merger and Reorganization
3.1   Certificate of Incorporation of the Holding Company(2)
3.2   Bylaws of the Holding Company(2)
4     Form of Stock Certificate of the Holding Company(2)
5     Opinion of Silver, Freedman & Taff, L.L.P. with Respect to Legality of Stock
8.1 Form of Opinion of Silver, Freedman & Taff, L.L.P. with respect to Federal income tax consequences of the Merger Conversion
8.2   Form of Opinion of Grant Thornton with respect to Kansas
         income tax consequences of the Merger Conversion
10.1  1994 Stock Option and Incentive Plan(3)
10.2  Recognition and Retention Plan(3)
10.3  Employment Agreements(3)
10.4  Employment Agreement with Franklin C. Miller
21    Subsidiaries of the Registrant(3)
23.1  Consent of Silver, Freedman & Taff, L.L.P.
23.2  Consent of Grant Thornton
23.3  Consent of Ferguson & Company
24    Power of Attorney (set forth on signature page)
27    Financial Data Schedule
99.1  Appraisal(1)
99.2  Stock Order Form and Order Form Instructions(1)
99.3  Certification(1)
99.4  Question and Answer Brochure
99.5  Advertising, Training and Community Informational Meeting
         Materials
99.6  Letter of Appraiser with respect to Subscription Rights

-----------
1    To be filed supplementally or by amendment.
2 Filed as exhibits to the Company's Form S-1 registration statement filed on June 22, 1994 (File No. 33-64812) pursuant to Section 5 of the Securities Act of 1933. All of such previously filed documents are hereby incorporated herein by reference in accordance with Item 601 of Regulation S-B.
3 Filed as an exhibit to the Company's Annual Report on Form 10-KSB filed on December 29, 1994 (File No. 0-22184) pursuant to the Securities Exchange Act of 1934.

Item 28. Undertakings

         The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

           (i) To include any Prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

         (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

             (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

             (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and it will be governed by the final adjudication of such issue.

         The undersigned Registrant hereby undertakes that:

         (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

         (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


         In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB- 2 and authorized this Registration Statement to be signed on its behalf by the undersigned, in the City of Independence, State of Kansas, on July 1, 1998.


                                           FIRST INDEPENDENCE CORPORATION



                                           By: /s/ Larry G. Spencer
                                               ---------------------------------
                                               Larry G. Spencer, President and
                                               Chief Executive Officer
                                               (Duly Authorized Representative)


         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Larry G. Spencer his true and lawful attorneys-in-fact and agents, with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all said attorneys-in-fact and agents or their substitutes or substitute may lawfully do or cause to be done by virtue hereof.

         In accordance with the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

/s/ Larry G. Spencer                     /s/ Gary L. Overfield
------------------------------           ---------------------------------------
    Larry G. Spencer                         Gary L. Overfield
    President, Chief Executive               Senior Vice President and Secretary
      Officer and Director

July 1, 1998                             July 1, 1998
------------------------------           ---------------------------------------


/s/ James B. Mitchel                     /s/ Donald E. Aitker
------------------------------           ---------------------------------------
    James B. Mitchel                         Donald E. Aitker
    Vice President and Chief                 Director
      Financial Officer

July 1, 1998                             July 1, 1998
------------------------------           ---------------------------------------


/s/ John T. Updegraff                    /s/ William T. Newkirk, II
------------------------------           ---------------------------------------
    John T. Updegraff                        William T. Newkirk, II
    Vice Chairman of the Board               Director

July 1, 1998                             July 1, 1998
------------------------------           ---------------------------------------


/s/ Joseph M. Smith                      /s/ Harold L. Swearinsen
------------------------------           ---------------------------------------
    Joseph M. Smith                          Harold L. Swearinsen
    Director                                 Director

July 1, 1998                             July 1, 1998
------------------------------           ---------------------------------------


/s/ Lavern W. Strecker
------------------------------
    Lavern W. Strecker
    Director

July 1, 1998
------------------------------